As filed with the Securities and Exchange Commission on October 8, 2010

Registration No. 333-168370

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

CHINA PACKAGING GROUP INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	2650 (Primary Standard Industrial Classification Code Number)	26-1559574 (I.R.S. Employer Identification No.)

No. 2 Beitang Road
Xiaoshan Economic and Technological Development Zone
Hangzhou, Zhejiang Province 311215
People's Republic of China
(86) 571-82838805
 (Address and telephone number of principal executive offices)

CT Corporation System
111 Eighth Avenue
New York, NY 10011
Telephone (212) 894-8940
 (Names, addresses and telephone numbers of agents for service)

Copies to:

Louis A. Bevilacqua, Esq. Joseph W.K. Chan, Esq. Woon-Wah Siu, Esq. Pillsbury Winthrop Shaw Pittman LLP 2300 N Street, N.W. Washington, D.C. 20037 (202) 663-8000	S. Eugene Buttrill III, Esq. DLA Piper Hong Kong 17th Floor, Edinburgh Tower The Landmark 15 Queen's Road Central Hong Kong (852) 2103-0811

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement, as determined by market conditions and other factors.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement contains two prospectuses, as set forth below.

•
Public Offering Prospectus.  A prospectus, or the Public Offering Prospectus, to be used for the public offering of up to            shares of common stock by us (in addition to common stock that may be sold upon exercise of the underwriters' over-allotment option) through the underwriters named on the cover page of the Public Offering Prospectus.

•
Resale Prospectus.  A prospectus, or the Resale Prospectus, to be used for the resale by selling stockholders of 1,456,311 shares of common stock.

The Resale Prospectus is substantively identical to the Public Offering Prospectus, except for the following major items:

•
they contain different outside and inside front covers;

•
they contain different Offering sections in the Prospectus Summary section beginning on page 1 and 1A respectively;

•
they contain different Use of Proceeds sections on page 39 and 2A respectively;

•
the Capitalization and Dilution sections on page 41 and page 42, respectively, of the Public Offering Prospectus are deleted from the Resale Prospectus;

•
a Selling Stockholders section is included in the Resale Prospectus beginning on page 3A;

•
references in the Public Offering Prospectus to the Resale Prospectus will be deleted from the Resale Prospectus;

•
the Underwriting section from the Public Offering Prospectus on page 119 is deleted from the Resale Prospectus and a Plan of Distribution is inserted in its place;

•
the Legal Matters section in the Resale Prospectus on page 7A deletes the reference to counsel for the underwriters; and

•
the outside back cover of the Public Offering Prospectus is different from the outside back cover of the Resale Prospectus.

We have included in this Registration Statement, after the financial statements, a set of alternate pages to reflect the foregoing differences of the Resale Prospectus as compared to the Public Offering Prospectus.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated October 8, 2010

    Shares

CHINA PACKAGING GROUP INC.

Common Stock
$            per share

We are offering            shares of our common stock.

Our common stock is quoted on the OTC Bulletin Board and trades under the symbol "CPAK." The last reported market price of our common stock on October 7, 2010 was $7.40 per share. We anticipate that the offering price per share of our common stock will be between $            and $            . There is a limited market for our common stock, and the shares are being offered in anticipation of development of a secondary trading market. We have applied to list our common stock on The NASDAQ Global Market under the symbol "CPGI."

Investing in our common stock involves risks that are described in the "Risk Factors" section beginning on page 11 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to China Packaging Group Inc.	$	$

The underwriters may also purchase up to            additional shares of common stock from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers in the offering against payment in New York, New York on or about                  , 2010.

Oppenheimer & Co.

The date of this prospectus is                  , 2010.

i

Conventions used in this Prospectus

Except as otherwise indicated by the context, in this prospectus:

•
"BVI" refers to the British Virgin Islands;

•
"CAGR" refers to compound annual growth rate;

•
"China," "Chinese" and the "PRC," refer to the People's Republic of China, excluding Hong Kong, Macau and Taiwan;

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"China Packaging," "the Company," "we," "us," or "our," refers to the combined business of China Packaging Group Inc., its wholly-owned subsidiaries, Evercharm, Great Shengda, and Shengda Color, and its 75%-owned subsidiary, Hangzhou Shengming, but do not include the stockholders of China Packaging Group Inc.;

•
"Evercharm" refers to Evercharm Holdings Limited, a BVI company and our direct, wholly owned subsidiary, and/or its direct and indirect subsidiaries, as the case may be;

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"Exchange Act" refers to the Securities Exchange Act of 1934, as amended;

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"GAAP" or "U.S. GAAP" refers to generally accepted accounting principles in the United States;

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"Great Shengda" refers to Zhejiang Great Shengda Packaging Co., Ltd., a PRC company and our indirect, wholly-owned subsidiary;

•
"Hangzhou Shengming" refers to Hangzhou Shengming Paper Co., Ltd., a PRC corporation and our indirect, 75%-owned subsidiary;

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"PRC Subsidiaries" refers to our Chinese operating subsidiaries Great Shengda, Shengda Color and Hangzhou Shengming;

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"RMB" refers to Renminbi, the legal currency of China;

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"SEC" refers to the United States Securities and Exchange Commission;

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"Securities Act" refers to the Securities Act of 1933, as amended;

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"SD Group" refers to Shengda Group Co., Ltd.;

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"Shengda Color" refers to Zhejiang Shengda Color Pre-printing Co., Ltd., a PRC corporation and our indirect, wholly-owned subsidiary;

•
"Shengda Holdings" refers to Shengda (Group) Holdings Limited, an Island of Bermuda company;

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"tonne" denotes a metric ton;

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"U.S. dollar," "$" and "US$" refer to the legal currency of the United States;

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"YRD" refers to the Yangtze River Delta Economic Zone, which includes Shanghai, Zhejiang Province and Jiangsu Province; and

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"Zhejiang New Shengda" refers to Zhejiang New Shengda Packaging Co., Ltd., a PRC dormant company that sold to Great Shengda the assets that form the basis of our operation.

This prospectus contains statistical data related to China's paper packaging industry that we obtained from various government and private publications, including reports from or the website of the China Packaging Federation (www.cpta.org.cn), China Paper Association (www.chinappi.org), China National Bureau of Statistics (www.stats.gov.cn), Development Research Centre of the State Council of China

ii

(www.drcnet.com.cn), General Administration of Customs of China (www.customs.gov.cn), Ministry of Industry and Information Technology (www.miit.gov.cn), and S&P Consulting (www.cu-market.com.cn).

In particular, this prospectus contains statistical data extracted from an industry report and a ranking issued by China Packaging Federation. The industry report, titled China Paper Packaging Industry Report and issued in April 2009, and the ranking, issued in November 2009, are provided by the Federation to its members for free, or can be purchased at market price. This prospectus also refers statistical data to a market research report issued by S&P Consulting Co., Ltd., an independent PRC market research firm. The S&P report, publicly issued in June 2010, is titled 2010 China Corrugated Paper Carton Packaging Industry Market Research Report. The report was not specifically prepared for us and was purchased at market price.

We have not independently verified the data in these reports. Statistical data in these publications also include projections based on a number of assumptions. If any one or more of the assumptions underlying the statistical data turns out to be incorrect, actual results may differ from the projections based on these assumptions.

iii

PROSPECTUS SUMMARY

The items in the following summary are described in more detail later in this prospectus. Therefore, you should also read the more detailed information set out in this prospectus, including the financial statements, the notes thereto and matters set forth under "Risk Factors."

The Company

Overview of Our Business

We are a leading paper packaging company in China. We are principally engaged in the design, manufacturing and sale of corrugated paperboards and flexo-printed and color-printed paper cartons in a variety of sizes and strengths. Based on the 2009 sales revenues of corrugated paper packaging, we are one of the largest domestic paper packaging manufacturers in China and the largest in the YRD, which includes Shanghai, Zhejiang Province and Jiangsu Province, according to a research report by an independent market research company, S&P Consulting. Based on a comprehensive set of criteria, including sales revenue, product quality, R&D and operational records, we were ranked first among the ten large-sized domestic paper packaging companies in China by the China Packaging Federation in 2009.

We provide paper packaging solutions to a wide variety of industries, including food, beverage, cigarette, household appliance, consumer electronics, pharmaceuticals, chemicals, machinery and other consumer and industrial sectors. Our major products are single-layer paper cartons for food, drinks and medicine, double-layer paper cartons for garments, chemicals, furniture, refrigerators and air-conditioners, and triple-layer paper cartons for electrical machinery, motorcycles, and other heavy-duty products. Our maximum annual production capacity of corrugated paperboards is approximately 438 million square meters as of June 30, 2010, and our sales volume in 2009 reached 307 million square meters with an annual production capacity of 408 million square meters in 2009.

Our production facilities are strategically located in the YRD, a manufacturing center in China, thus putting us in close proximity to a large number of paper carton customers. Due to the weight and bulk of paper products and the consequent high shipping costs, paper packaging companies are generally limited to servicing a geographic radius from their production site, usually between 300 and 500 kilometers, within which they can compete economically. As the leading paper packaging manufacturer in the YRD, we are well positioned to capitalize on the fast-growing demand for paper cartons driven by the concentration and success of the manufacturing companies in the region.

Our senior management has been involved in the paperboards and paper cartons business since 1999. We benefit from the industry connections and experience of our senior management, which enable us to develop a broad base of reputable customers, including some of the Fortune 500 companies and Top 500 Chinese enterprises. Our major customers include Hangzhou Wahaha Group Co., Ltd., Nongfu Spring Co., Ltd., Hangzhou Cigarette Company, Samsung's Chinese subsidiary Suzhou Samsung Electrical Co., Ltd. and Panasonic's Chinese subsidiary Hangzhou Panasonic Home Electrical Appliance Company. We have developed long-term relationships with and loyalty from our customers, many of which have been with us for over five years.

Our growth has also been strengthened by our strong R&D team, which consists of 30 research professionals. In addition to conducting our own R&D work, we also enter into collaborative agreements with reputable academic and research institutions for R&D projects. For example, we have worked with Zhejiang University, China Packaging Federation and Zhejiang Province Paper Packaging Industry Technology Centre. Our current collaborative partners include Zhejiang Sci-Tech University and Zhejiang University of Technology and Science. We have been granted nine patents by the Intellectual Property Office of China.

Our total revenues for the six months ended June 30, 2010 were approximately $60.9 million, an increase of $15.9 million, or 35.3%, compared to total revenues of $45.0 million for the six months ended June 30, 2009. Our total revenues for 2009 were $94.7 million, an increase of $2.4 million, or 2.6%, compared to total revenues of $92.3 million for 2008. Our net income for the six months ended June 30, 2010 was approximately $9.7 million, an increase of $4.1 million, or 72.3%, from approximately $5.6 million for the first six months of 2009. Our net income for 2009 was approximately $12.4 million, an increase of $3.0 million, or 31.9%, compared to net income of approximately $9.4 million for 2008.

Our Industry

  The Paper Packaging Market in China

China's packaging industry has grown steadily since the mid-1980s with one of the highest growth rates in the international packaging market. According to China Packaging Federation, the Chinese packaging market grew at a CAGR of approximately 20% from 2004 to 2009 and reached over RMB 1.0 trillion (approximately $147.5 billion) in 2009. China was the second largest packaging market in the world in 2008. China's paper packaging industry accounts for approximately 40% of the total packaging industry, making it the largest subsector. Total paper packaging production value in 2009 was approximately RMB 400.0 billion (approximately $59.0 billion). According to Development Research Centre of the State Council, total production volume of paper products grew at a CAGR of 20.3% from 2005 to 2009, reaching 39.2 million tonnes in 2009.

Corrugated packaging is the largest subsector of the paper packaging industry in China. According to China National Bureau of Statistics, corrugated paper cartons production in China constituted over 55% of the total production of paper products in 2009. The production volume of corrugated paper cartons in China grew to 21.8 million tonnes in 2009 from 10.6 million tonnes in 2005, representing a CAGR of 19.8%. China has produced 12.7 million tonnes of corrugated paper cartons in the first six months of 2010, representing a year-on-year growth of 28.8%. According to S&P Consulting, total Chinese market demand for corrugated paper cartons reached 36.7 billion square meters with total sales revenue of RMB 154.9 million (approximately $22.8 billion) in 2009.

Compared to other countries, current per capita paper packaging consumption in China is very low. According to China Packaging Federation, each person in China consumes on average 55 kg of paper packaging annually, which is one-sixth of that of the United States, one-fifth of Japan, a quarter of Europe and half of India. With per capita paper packaging consumption far below other large economies in the world, the Chinese paper packaging industry has considerable potential for sustainable growth. According to S&P Consulting, the production volume of corrugated paper cartons will grow to 39.2 million tonnes in 2013, representing a CAGR of 15.9% from 2009, and the market demand will grow to 62.6 billion square meters in 2013, representing a CAGR of 14.2% from 2009. According to China Packaging Federation, China is expected to overtake the United States as the largest corrugated market by 2013.

  Demand for Our Products

The main customers of the paper packaging industry are consumer and industrial goods manufacturers that use corrugated paper cartons for packaging and shipping of their products, including food and beverage, home appliances, IT and electronics, daily necessities, pharmaceuticals, chemicals and machinery. Catalyzed by the high growth in per capita disposable income and a series of favorable government policies, retail sales of consumer goods in China have grown rapidly and reached RMB 12.5 trillion (approximately $1.9 trillion) in 2009, representing a CAGR of over 16.1% from 2004, according to China National Bureau of Statistics. The continued robust growth in the retail sales of consumer goods has significant positive impacts on the demand for corrugated packaging products.

The Chinese corrugated carton market benefits from the country being a manufacturing hub and a powerful exporter of the world, as corrugated paper cartons are usually used as the container to package export goods. Exports from China were negatively impacted by the global financial crisis in 2008 but have shown positive year-on-year growth since the last quarter of 2009 based on the data published by General Administration of Customs of China. Exports grew at a year-on-year rate of 0.1% in the last quarter of 2009, compared to a 20.2% contraction in the third quarter of 2009, while the year-on-year growth of exports climbed to 28.8% in the first quarter of 2010. The recovery of the export sector is expected to help drive the demand for corrugated cartons in China.

Other trends in our industry expected to impact our growth include customer migration toward paper as a more environmentally-responsible packaging material than glass, metal, or wood; government policies designed to encourage domestic consumption of customer goods; increasing competition for high-quality, low-cost packaging; and greater consolidation of paper packaging suppliers.

  Paper Packaging Market in East China

Our subsidiaries in Xiaoshan (which is part of the Greater Hangzhou Area) are located in the YRD of East China, which is the most affluent region amongst six major regions in China with the highest per capita GDP. The YRD consists of three areas, namely Shanghai, Jiangsu Province and Zhejiang Province, all ranked among top five in China in terms of per capita GDP. The high per capita GDP will lead to strong purchasing power for various products, which in turn generates more demand for corrugated cartons within the region.

According to China National Bureau of Statistics, East China is the largest corrugated carton-producing region of China, representing 46.9% of the total corrugated carton production in 2009. East China produced 10.2 million tonnes of corrugated paper cartons in 2009, representing a CAGR of 19.0% from 2005. YRD produced 6.2 million tonnes, accounting for 28.6% of China's total corrugated carton production, with a CAGR of 16.6% from 2005. Zhejiang Province and Jiangsu Province were the second and third largest provinces for corrugated carton production, only behind Guangdong Province. According to China Packaging Federation, currently there are approximately 400 corrugated production lines in each of Zhejiang Province and Jiangsu Province, and approximately 130 corrugated production lines in Shanghai.

Our Competitive Strengths

We believe that the following strengths enable us to compete effectively and to capitalize on growth in the paper packaging industry in China:

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A leading PRC paper packaging company with a strong reputation.  We are a leading manufacturer of corrugated paperboards and paper cartons in China. Based on the 2009 sales revenues of corrugated paper packaging, we are one of the largest domestic paper packaging manufacturers in China and the largest in the YRD according to S&P Consulting. Based on a comprehensive set of criteria, including sales revenue, product quality, R&D and operational records, we were ranked first among the ten large-sized domestic paper packaging companies in China by the China Packaging Federation in 2009. In 2006, Great Shengda was awarded the "China Packaging Leading Enterprise Award" by the China Packaging Technology Association (the predecessor of China Packaging Federation) and was also named the "Development and Production Base of Paper

  Packaging in the PRC" by the State Economic and Trade Commission and China Packaging Federation.

•
Strategic location in the Yangtze River Delta Economic Zone.  We are strategically located in the YRD, an important manufacturing base in China that accounted for approximately 20% of China's GDP in 2008. Due to its concentration of manufacturing companies, high GDP growth and robust demand for packaging products, the region is becoming an increasingly important market for the paper packaging industry in China. We are well positioned to capitalize on the fast-growing paper carton demand from this region. The weight and bulk of paper products result in significant shipping costs from the production site to the customers. Paper packaging companies, therefore, generally limit their sales area to within 300 to 500 kilometers of their manufacturing facilities. We believe this geographic limitation will continue to be an entry barrier for competitors from other regions.

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Established long-term relationships with reputable customers in diversified end markets.  We have been servicing YRD since 1999 and have established an extensive customer base in a wide variety of industries, including food, beverage, cigarette, household appliance, consumer electronics, pharmaceuticals, chemicals, machinery, and other consumer and industrial goods. We believe this wide range of end markets reflects the strength of our experience and reputation as a qualified paper carton producer, as well as the broad range of available markets for our products. Many of our customers are Fortune 500 companies and PRC's Top 500 enterprises, and we believe we are well positioned to benefit from our established customer relationships. Furthermore, we have entered into strategic alliance agreements with ten customers, including our three major customers, Hangzhou Wahaha Group Co., Ltd., Nongfu Spring Co., Ltd. and Hangzhou Cigarette Company, and become their preferred supplier.

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Advanced production facilities and stringent quality control.  Our three operating subsidiaries, Great Shengda, Shengda Color and Hangzhou Shengming, boast state-of-the-art manufacturing facilities with a total gross production area of over 190,000 square meters. We continually invest in our production capabilities and furnish our facilities with advanced equipment. Our products have been ISO9001:2000/GB/T 19001-2000 accredited since July 2008, and our environmental control system has been ISO14001:2004 accredited since July 2008.

•
Strong research and development capabilities.  We have an experienced research and development team of 30 professionals. The team has successfully developed new products and technologies, which have led to nine patents and one pending patent application. We also work with reputable academic and research institutions to undertake specific research and development projects. For example, we have worked with Zhejiang University, China Packaging Federation and Zhejiang Province Paper Packaging Industry Technology Centre. Our current collaborative partners include Zhejiang Sci-Tech University and Zhejiang University of Technology and Science.

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Experienced and capable management team.  Our management team is led by our Chairman, Nengbin Fang, and our CEO, Daliang Teng, who have been instrumental in spearheading our growth. Mr. Fang has 21 years of experience in the paper packaging industry, and has received several prestigious awards such as "China Prominent Packaging Entrepreneur," "Asia Brand Innovation Personality" and "Hangzhou Labor Model." Mr. Teng has 20 years of experience in the paper packaging industry, with extensive experience in R&D and product management.

Our Growth Strategy

Our goal is to become the largest vertically integrated paper packaging company in China through the following strategies:

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Integrate upstream through acquisition of a paper manufacturing company.  Currently, we do not manufacture Kraft paper and corrugating medium and purchase these materials from PRC suppliers. We are actively exploring opportunities to acquire a paper manufacturing company with an annual capacity of 250,000 to 300,000 tonnes to achieve vertical integration of our production process. As raw paper constitutes approximately 70% of our cost of goods sold, we expect such vertical integration will enable us to more effectively manage our production costs and control the supply and the quality of our raw materials.

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Continue to expand our paperboard and paper carton production capacity with a focus on color printing capabilities.  We plan to increase our production capacity through potential acquisition or installation of new production lines, or both, to meet the expected increase in the demand for our products. We foresee industry consolidation and believe that we are well positioned to benefit from such market trend. We believe we are in a position to acquire distressed competitors with working capital difficulties to expand our production capacity. In addition, as consumers place greater emphasis on product image and packaging, we plan to significantly increase our color printing capacity to cater to this market trend. This will also help improve our margin profile as color-printed paper cartons have higher gross margins than flexo-printed cartons.

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Increase our market share by expanding our sales network and customer service. We believe that the paper packaging industry in the YRD has substantial growth potential. In order to penetrate the key markets within the YRD, we plan to set up a processing factory and warehouse in Suzhou. We plan to attract new customers and increase our market share by increasing our existing sales and marketing activities and strengthening our customer service within and outside of the YRD. We plan to strengthen our customer service network by establishing two customer service centers, one in Nanjing, Jiangsu to enhance the sales in the North of Jiangsu province and one in Wuhu, Anhui to tap into the potential market outside the YRD.

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Strengthen our research and development capabilities, expand our product portfolio and improve our production efficiency.  In order to maintain our competitiveness, we will continue to strengthen our research and development capabilities through staff training, equipment upgrade and collaborative programs. We will focus our research and development efforts on the expansion of our product portfolio to meet the changing needs of our customers and the growing demands for packaging products. Moreover, we intend to develop technologies that would help us improve production efficiency and product quality while lowering production costs.

Our Corporate History and Background

We were incorporated in the State of Nevada on March 16, 2007 as a web-based service provider offering an online service where health practitioners (such as chiropractors, dentists, massage therapists, occupational therapists and counselors) could purchase products and services to improve their work and home lives, including books, CDs, clothing, and accessories geared towards the needs of these practitioners. However, we did not engage in any operations and were dormant from our inception until our reverse acquisition of Evercharm on April 8, 2010.

On April 8, 2010, we completed a reverse acquisition transaction through a share exchange with Evercharm and its sole shareholder, Shengda Holdings, whereby we acquired 100% of the issued and outstanding capital stock of Evercharm in exchange for 27,600,000 shares of our common stock, which constituted 92% of our issued and outstanding shares on a fully-diluted basis immediately after the consummation of the reverse acquisition. As a result of the reverse acquisition, Evercharm became our wholly-owned subsidiary and Shengda Holdings, the former shareholder of Evercharm, became our controlling stockholder. The share exchange transaction with Evercharm was treated as a reverse acquisition, with Evercharm as the accounting acquirer and China Packaging as the acquired party.

Subsequently on May 10, 2010, Shengda Holdings distributed the shares of the Company it received in the reverse acquisition to the family of Nengbin Fang, our Chairman, and certain other individuals. As a result, members of the Fang family own approximately 66.76% of our common stock.

Through our ownership of Evercharm and its PRC operating subsidiaries, Great Shengda, Shengda Color and Hangzhou Shengming, we design, manufacturer and sell paper cartons and offer packaging solutions to principally consumer and industrial goods manufacturing companies in China. Prior to the formation of Great Shengda, Zhejiang New Shengda operated our paper packaging business. Since 1999, the business had been managed under the leadership of Nengbin Fang, Zhejiang New Shengda's then general manager and currently our Chairman. In 2004 when Great Shengda was incorporated, Zhejiang New Shengda transferred all of its paper packaging assets to Great Shengda and became a dormant company, and Mr. Fang became the Chairman of Great Shengda to continue to manage the business.

On April 29, 2010, we completed a private placement of shares of our common stock with a group of accredited investors, including Envision Capital Partners as lead investor. Pursuant to a securities purchase agreement with the investors, or the Securities Purchase Agreement, we issued to the investors an aggregate of 1,456,311 shares at a price per share of $3.43 for aggregate gross proceeds of approximately $5.0 million. See "History and Corporate Structure," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Securities" elsewhere in this prospectus for a detailed description of the reverse acquisition, the private placement transaction and the rights associated with the shares issued in the private placement transaction.

Our Corporate Structure

All of our business operations are conducted through our Chinese subsidiaries. We have entered into a share transfer agreement dated July 1, 2010 with Cheng Loong (Hangzhou) Investment Co., Ltd. to acquire the remaining 25% equity interest in Hangzhou Shengming. The chart below presents our corporate structure prior to the consummation of the share transfer agreement:

Office Location

Our principal business office is located in China at No. 2 Beitang Road, Xiaoshan Economic and Technological Development Zone, Hangzhou, Zhejiang Province 311215. The telephone number at our executive offices is (86) 571-82838805. We maintain a website at http://www.cnpti.com that contains information about our company, but that information is not part of this prospectus.

The Offering

Common stock offered(1)	shares ( shares, if the underwriters exercise the over-allotment option)
Common stock outstanding prior to the offering(2)	31,456,311 shares
Common stock outstanding after the offering	shares ( shares, if the underwriters exercise the over-allotment option)
Offering price	$ to $ per share (estimate)
Use of proceeds

Assuming an offer price of $            , the midpoint of the range set forth on the cover page of this prospectus, proceeds from this offering will be $                        . We intend to use (1) approximately $40 to 45 million of the net proceeds from this offering to acquire a paper manufacturing company; (2) approximately $5 to 10 million to acquire one or more paper packaging companies; and (3) any remaining balance for upgrading existing equipment, purchasing new equipment, working capital and general corporate purposes. See "Use of Proceeds" on page 37 for more information on the use of proceeds.

Over-allotment option	We have granted the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to additional shares to cover over-allotments, if any.
Lock-up agreement

All of our officers, directors and certain stockholders have agreed that, for 180 days after this offering, they will be subject to a Lock-up Agreement prohibiting any sales or hedging transactions of our securities owned by them. See "Underwriting" below.

Trading market and symbol	We have applied to list our common stock on The NASDAQ Global Market under the symbol "CPGI."
Risk factors	See "Risk Factors" and other information included in this prospectus for a discussion of the risks you should carefully consider before deciding to invest in our common stock.

(1)
We are also concurrently registering for resale under a separate Resale Prospectus 1,456,311 shares of common stock. None of these securities registered under the Resale Prospectus are being offered by us, and we will not receive any proceeds from the sale of these shares.

(2)
As of October 7, 2010.

Summary Consolidated Financial Information

You should read the following selected historical financial information in conjunction with our consolidated financial statements and related notes and the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" below. The selected consolidated statement of operations data and balance sheet data for the periods ended and as of June 30, 2009 and 2010 are derived from the unaudited consolidated financial statements of China Packaging for such periods and the selected consolidated statement of operations data for fiscal years ended December 31, 2007, 2008 and 2009 and balance sheet data as of December 31, 2008 and 2009 are derived from the audited consolidated financial statements of China Packaging included elsewhere in this prospectus.

The unaudited consolidated financial statements for the periods ended June 30, 2009 and 2010 and the audited consolidated financial statements for the fiscal years ended December 31, 2007, 2008, and 2009 are prepared and presented in accordance with U.S. GAAP. The selected financial data information is only a summary and should be read in conjunction with the historical consolidated financial statements and related notes of China Packaging contained elsewhere herein. Our historical financial statements are not necessarily indicative of our future performance.

	Fiscal Year Ended December 31,			Six Months Ended June 30,
U.S. dollars, except shares	2007	2008	2009	2009	2010
				(Unaudited)	(Unaudited)
Statements of Operations Data
Revenues	$79,116,893	$92,289,406	$94,664,477	$45,008,666	$60,911,671
Cost of goods sold	59,593,160	68,834,379	69,227,722	33,195,306	43,598,999

Gross profit	19,523,733	23,455,027	25,436,755	11,813,360	17,312,672

Operating expenses
Selling expenses	5,796,808	7,102,250	6,986,769	3,304,650	2,193,232
General and administrative expenses	3,910,042	4,769,220	4,157,667	1,995,376	2,465,631

	9,706,850	11,871,470	11,144,436	5,300,026	4,658,863

Other income (expenses)
Interest income	504,778	621,454	620,039	325,766	382,794
Interest expense	(901,384)	(995,707)	(856,618)	(419,578)	(285,999)

	(396,606)	(374,253)	(236,579)	(93,812)	96,795

Income before tax expense and noncontrolling interest	9,420,277	11,209,304	14,055,740	6,419,522	12,750,604
Income tax expense	1,194,505	1,836,315	1,698,064	781,526	3,034,276

Net income	8,225,772	9,372,989	12,357,676	5,637,996	9,716,328
Less: net income attributable to noncontrolling interest	(322,809)	(422,159)	(205,776)	(86,720)	(415,279)

Net income attributable to China Packaging common stockholders	$7,902,963	$8,950,830	$12,151,900	$5,551,276	$9,301,049

Basic and diluted earnings per share(1)	$0.29	$0.32	$0.44	$0.20	$0.32

Weighted-average number of shares outstanding—basic and diluted(1)	27,600,000	27,600,000	27,600,000	27,600,000	29,194,958

Cash dividends declared per share	$0.35	$0.24	$—	$—	$—

(1)
These data have been retrospectively adjusted giving effect to the reverse merger between China Packaging and Evercharm, completed on April 8, 2010. More information about the reverse merger is disclosed in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments—Reverse Merger" and in our Consolidated Financial Statements.

	As of December 31,		As of June 30,
	2008	2009	2010
			(Unaudited)
Balance Sheet Data
Cash and cash equivalents	$6,856,250	$12,695,444	$18,724,271
Total assets	59,145,089	65,655,775	82,770,167
Total liabilities	36,719,865	31,554,582	34,866,031
Total equity	22,425,224	34,101,193	47,904,136

RISK FACTORS

The common stock being offered by us is highly speculative in nature, involves a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in our common stock. Before purchasing any of our common stock, you should carefully consider the following factors relating to our business and prospects. You should pay particular attention to the fact that we conduct all of our operations in China and are governed by a legal and regulatory environment that in some respects differs significantly from the environment that may prevail in the U.S. and other countries. If any of the following risks actually occurs, our business, financial condition or operating results will suffer, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

We may not be able to sustain our rapid growth, and the continuation of rapid growth may strain our resources.

Our business has grown and evolved rapidly since our establishment as demonstrated by our growth in revenue from approximately $79.1 million in 2007 to $94.7 million in 2009 and from approximately $45.0 million for the six months ended June 30, 2009 to $60.9 million for the six months ended June 30, 2010. Our net income has grown from approximately $7.9 million in 2007 to $12.2 million in 2009 and from approximately $5.6 million for the six months ended June 30, 2009 to $9.7 million for the six months ended June 30, 2010. We may not be able to achieve similar growth in future periods. Therefore, our historical operating results may not provide a meaningful basis for evaluating our business, financial performance and prospects in the future. Our ability to achieve satisfactory operating results at higher sales volumes is unproven. In addition, our rapid expansion could significantly strain our resources, management and operational infrastructure, which could impair our ability to meet increased demand for our products and hurt our business results. You should not rely on our past results or our historical rate of growth as an indication of our future performance.

We are vulnerable to shortages in raw paper supply and electricity, and fluctuations in raw paper prices.

The main raw material used in manufacturing our paper cartons is raw paper. The cost of raw paper constituted approximately 67.4%, 69.4% and 70.0% of our cost of goods sold for 2009, 2008 and 2007, respectively, and 69.2% and 68.2% for the six months ended June 30, 2010 and 2009, respectively. We source our raw paper in China.

In order to ensure timely delivery of quality products to our customers at competitive prices, we need to obtain sufficient quantities of quality raw materials at acceptable prices in a timely manner. We also require a significant amount of electricity in order to maintain our operations. We have not experienced any significant shortage in raw material supply or electricity thus far. There is no assurance that we will be able to obtain sufficient quantities of raw materials of acceptable quality from our suppliers at acceptable prices in a timely manner or that we will not suffer from electricity shortages in the future.

Furthermore, as raw paper is a commodity, we are vulnerable to the risk of rising raw paper prices, which are determined by demand and supply conditions in the global and the PRC markets. Should there be any significant increases in the price of raw paper, and if we are unable to pass on such increases in costs to our customers or find alternative suppliers who are able to supply us raw paper at reasonable prices, our business and profitability would be adversely affected.

We may be adversely affected by a significant or prolonged economic downturn in the level of consumer spending in the industries and markets served by our customers.

Our business is affected by the number of orders that we are able to secure from our customers, which is determined by the level of business activity of our customers. The level of business activity of our customers is in turn determined by the level of consumer spending in the markets our customers serve.

We sell most of our products to consumer goods manufacturers in the YRD. Certain of these customers produce consumer goods for overseas markets, in addition to the PRC market. Any significant or prolonged decline of the PRC economy or economy of such other markets will affect consumers' disposable income and consumer spending in these markets, and lead to a decrease in demand for consumer products. To the extent that such decrease in demand for consumer products translates into a decline in the demand for paper packaging products such as our paper cartons, our performance will be adversely affected.

A large percentage of our sales revenue is derived from sales to a limited number of customers, and our business will suffer if sales to these customers decline.

Sales to our three major customers, Hangzhou Wahaha Group Co., Ltd, Nongfu Spring Co., Ltd. and Hangzhou Cigarette Company, accounted in aggregate for approximately 17.0%, 19.1% and 19.4% of our revenue for 2009, 2008 and 2007, respectively, and approximately 14.4% and 19.9% of our revenue for the six months ended June 30, 2010 and 2009, respectively.

Our ability to retain these major customers is important to our continued success. There is, however, no assurance that these customers will continue to purchase our products at the current levels in the future. There is also no assurance that we will be able to decrease our dependence on these major customers over time. In the event that these major customers cease or reduce significantly their purchase of our products and we are unable to obtain substitute orders of comparable size, there will be a material adverse impact on our financial performance and position.

Our customers are principally located within a 500 kilometer radius from our manufacturing plant. Due to the cost of transportation and the need for timely delivery, serving customers situated outside that radius is less attractive economically for us. If we lose our major customers, we may not be able to replace these accounts with customers within the 500 kilometer radius. If we have to service accounts outside that radius, our cost may increase, thereby affecting our margins adversely.

The continuing consolidation of our customer base may intensify pricing pressures and may negatively affect our financial performance.

Over the last few years, many of our large customers have acquired, or been acquired by, companies with similar or complementary product lines. This consolidation has increased the concentration of our largest customers, and resulted in increased pricing pressures from our customers. The continuing consolidation of our customer base may negatively affect our financial performance.

We may be unable to execute our growth plans or effectively manage our expansion.

We plan to grow externally by acquiring complementary businesses. We also plan to grow organically by increasing purchase commitments from existing clients and further penetrating existing markets. These expansion plans may strain our financial resources. They may also overstretch our management personnel and require us to restructure our management structure. We may be unsuccessful in the timely or cost-efficient expansion of our production capacity to meet anticipated increase in the demand for our products. Expansion projects may not be constructed within the anticipated timetable or within budget. Any material delay in completing such projects, or any substantial increase in costs or quality issues in connection with them, could materially and adversely affect our business, financial condition and results of operations, or result in a loss of business opportunities.

To accommodate our growth pursuant to our strategies, we will need to expand, train, manage and motivate our workforce, and effectively manage our relationships with our customers and suppliers. We will also need to expand capital resources and dedicate personnel to implement and upgrade our accounting, operational and internal management systems and to enhance our record keeping and contract tracking system. All of these endeavors will require substantial management effort and skills and the incurrence of additional expenditures. We cannot assure you that we will be able to efficiently or effectively implement our growth strategies and manage the growth of our operations, and any failure to do so may limit our future growth and hamper our business strategy.

We may require additional funding for our growth plans, and such funding may result in a dilution of your investment, limit our ability to pay dividends or otherwise restrict our business operations.

We attempted to estimate our funding requirements in order to implement our growth plans. Our growth plans include growth through acquisitions. Although the proceeds from this offering, if successful, should be sufficient for us to implement our near term acquisition strategy, we may require additional capital in order to successfully operate businesses that we acquire.

If the costs of implementing our growth plans, including the cost of operating businesses that we acquire, should exceed these estimates significantly, or if we come across opportunities to grow through expansion plans which cannot be predicted at this time, and funds generated from our operations prove insufficient for such purposes, we may need to raise additional funds.

We may raise additional funds by issuing equity, equity-linked securities or debt securities or by borrowing from banks or other resources. We cannot ensure that we will be able to obtain any additional financing on terms that are acceptable to us, or at all. If we fail to obtain additional financing on acceptable terms, we will not be able to implement such plans fully. Even if we succeed in obtaining financing, such financing may be accompanied by conditions that limit our ability to pay dividends or require us to seek lenders' consent for payment of dividends, or restrict our freedom to operate our business by requiring lender's consent for certain corporate actions. See "—Risks Related to Doing Business in China—Covenants in certain PRC loan agreements entered into by Great Shengda restrict our ability to engage in or enter into a variety of transactions, which may cause disruption to our business operations and have a material adverse effect on our business operations."

Additional funding from debt financings may make it more difficult for us to operate our business because we would need to make principal and interest payments on the indebtedness and may be obligated to abide by restrictive covenants contained in the debt financing agreements. Further, if we raise additional funds by issuing new shares, any stockholders unable or unwilling to participate in such fund raising may suffer dilution in their investment.

Our acquisition and investment in other businesses may be unsuccessful.

We intend to selectively pursue strategic acquisition and investment opportunities which complement or enhance our current businesses with new product lines or expand our customer base at the appropriate time. However, we may encounter strong competition during the acquisition or investment process and we may fail to select or value targets appropriately, which may result in our experiencing difficulty in completing such acquisitions or investments at reasonable cost, or at all. Even if an acquisition or investment is successful, we may have to allocate additional capital and human resources to implement the integration of the new line of business. There is no assurance that we can successfully obtain or renew licenses or national or local government approvals for operating new lines of business or successfully integrate newly acquired businesses or do so within a reasonable period of time or that the acquired businesses will generate the expected economic benefits.

One of our growth strategies is to expand our customer base by entering markets in regions outside the YRD. We may face various challenges when entering into markets in other regions. For example, we will have to understand and adjust to local business practices; the transportation infrastructure in other regions may not be as developed as the YRD, which may result in higher costs; and we may encounter difficulty in obtaining or renewing licenses and government approvals.

Furthermore, our experience in serving customers in the YRD may not be applicable in other parts of China. We cannot assure you that we will be able to leverage our experience in the YRD to expand into other parts of China. In our entry into new markets, we may face competition from paper packaging companies with established experience or presence in the geographical areas in which we plan to expand and from other paper packaging companies with similar expansion targets, in addition to the uncertainties discussed in the three preceding risk factors. There is no assurance that we will have similar success in regions outside the YRD. Our failure to manage any of our planned expansion or acquisitions may have a material adverse effect on our business, financial condition and results of operations.

Our certificates, permits, and licenses related to our operations are subject to governmental control and renewal, and failure to obtain or renew such certificates, permits, and licenses will cause all or part of our operations to be terminated.

Our operations require licenses, permits and, in some cases, renewals of these licenses and permits from various governmental authorities in the PRC. Our ability to obtain, maintain, or renew such licenses and permits on acceptable terms is subject to change, as, among other things, the regulations and policies of applicable governmental authorities may change.

Each of Great Shengda, Hangzhou Shengming and Shengda Color holds a printing license for decorative printing on packages. These printing licenses are valid until December 31, 2012, and are renewable at the end of their terms by application to the relevant authorities. If our printing licenses are revoked or suspended or we are unable to renew a printing license for any reason, we cannot assure you that our business operations will not be stopped and, correspondingly, our financial performance would be adversely affected.

We depend heavily on key personnel, and loss of key employees and senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our senior management and key technical personnel, including our Chairman, Nengbin Fang, and our Chief Executive Officer, Daliang Teng, both of whom have a long history with the Company. Turnover in our senior management could significantly deplete institutional knowledge held by our existing senior management team and impair our operations. If we lose a key employee, or if a key employee fails to perform in his or her current position, our business could suffer. We face competition for personnel from other companies in our industry and from other organizations. Competition for these individuals could cause us to offer higher compensation and other benefits in order to attract and retain key employees, which could materially and adversely affect our results of operations. In addition, the process of hiring qualified personnel is often lengthy. If our recruitment and retention efforts are unsuccessful in the future, it may be more difficult for us to execute our business strategies.

In addition, if any of these key personnel joins a competitor or forms a competing company, we may lose some of our customers. We have entered into confidentiality and non-competition agreements with all of our key personnel. However, if any disputes arise between these key personnel and us, it is not clear, in light of uncertainties associated with the PRC legal system, what the court decision will be and the extent to which the court decision could be enforced in China, where all of these key personnel reside and hold most of their assets. See "—Risks Related to Doing Business in China—Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us."

Any future litigation could have a material adverse impact on our results of operations, financial condition and liquidity, particularly since we do not currently have director and officer insurance ("D&O insurance"). Our lack of D&O insurance may also make it difficult for us to retain and attract talented and skilled directors and officers to serve our Company.

From time to time we may be subject to litigation, including potential stockholder derivative actions. Risks associated with legal liability are difficult to assess and quantify, and their existence and magnitude can remain unknown for significant periods of time. We currently do not have D&O insurance to cover such risk exposure for our directors and officers. Our bylaws require us to indemnify our current and past directors and officers from reasonable expenses related to the defense of any action arising from their service to our Company. Without D&O insurance, we would be obligated to cover all such expenses for our directors or officers, which may be substantial. Such expenditure could have a material adverse effect on our results of operation, financial condition and liquidity. Further, our lack of D&O insurance may make it difficult for us to retain and attract talented and skilled directors and officers to serve our Company, which could adversely affect our business.

We may be unable to adequately safeguard our intellectual property or we may face claims that may be costly to resolve or that limit our ability to use such intellectual property in the future.

Our business is materially dependent on our intellectual property. Our technical know-how is the result of our research and development efforts, which we believe to be proprietary and unique. We have obtained nine patents of utility models and have applied for a tenth patent. We cannot, however, assure you that we will be able to prevent third parties from infringing our intellectual property rights and utilize our patented technology. Further, third parties may assert infringement claims against us with respect to our intellectual property or attempt to invalidate our patents; we cannot assure you that such claims will not be successful. Even if we succeed in establishing or protecting our intellectual property rights, we could incur substantial costs and divert significant management resources in enforcing our right or defending any claims. If any party succeeds in asserting a claim against us relating to a disputed intellectual property, we may need to obtain licenses to continue to use the relevant design or technology. We cannot assure you that we will be able to obtain these licenses on commercially reasonable terms, if at all. Failure to obtain the necessary licenses or other rights could cause our business results to suffer. We rely upon a combination of trade secrets, non-disclosure and other contractual agreements with our employees, as well as limitation of access to and distribution of our intellectual property, in our efforts to protect intellectual property. However, our efforts in this regard may be inadequate to deter misappropriation of our proprietary information or we may be unable to detect unauthorized use and take appropriate steps to enforce our rights. Policing unauthorized use of our intellectual property is difficult, and there can be no assurance that the steps taken by us will be successful. If litigation is necessary to safeguard our intellectual property rights, or to determine the validity and scope of the proprietary rights of others, we could incur substantial costs and diversion of our resources, which may have a material adverse effect on our business, financial condition, operating results or future prospects.

Infringement of our Shengda trademark may hurt our business.

Our Shengda trademark is protected through trademark registration in the PRC. Although we do not use the trademark on the cartons we produce, which usually have the trademarks or brand-names of our customers, we have built a significant amount of goodwill around our Shengda trademark among our customers and in the industry. If third parties infringe upon our Shengda trademark by unlawfully passing off their products as our products or imitating or using our Shengda trademark, we may face considerable difficulties and costly litigation in order to fully protect our rights in the trademark. A even more serious consequence may be damage to our reputation as a manufacturer of quality products. Our brand, reputation and sales volume may be materially and adversely affected by an infringement of our trademark.

Our facilities and inventory may be affected by fire or natural calamities. Our operations are also subject to the risk of power outage, equipment failure or labor disturbances and other business interruptions. We have limited insurance coverage and do not carry any business interruption insurance.

A fire, floods or other natural calamity may result in significant damage to our production facilities and inventory. Our operations are subject to risks of various business interruptions, including power outage, equipment failure or disturbances that resulted from labor unrest. If we are unable to obtain timely replacements of damaged inventory or equipment, or if we are unable to find an acceptable contract manufacturer in the event our production facilities are damaged by a catastrophic event, then major disruptions to our production would result which would have significant adverse effect on our operations and financial results. For example, it would take us about four months to replace our German BHS2800 paperboard production line if that line were significantly damaged. During that time, our production would be significantly hampered and our revenues would diminish significantly. Our property insurance may not be sufficient to cover damages to our production facilities, and we do not carry any business interruption insurance covering lost profits as a result of the disruption to our production.

We have limited insurance coverage and do not carry any third-party liability insurance or insurance that covers the risk of loss of our products in shipment.

If any of our products are defective, then we may be subject to product liability claims or we may have to engage in a product recall. Our employees or independent third parties may suffer injury from accidents at our facilities. We do not carry any product liability with respect to our products or third-party liability insurance to cover claims pertaining to personal injury or property or environmental damages arising from defects in our products, product recalls or accidents on our property. We only have limited insurance coverage for property and machinery damage. Our existing insurance coverage may not be sufficient to cover all the risks associated with our business. As a result, we may be required to pay for losses, damages and liabilities, including those caused by natural disasters and other events beyond our control, out of our own funds, which could have a material adverse effect on our business, financial condition and results of operations.

Furthermore, under the shipping terms of some of our customer contracts, we bear the risk of loss in the shipment of our products. We do not insure this risk. While we believe that the transportation companies that we use carry adequate insurance or are sufficiently solvent to cover any loss in shipment, there can be no assurance that we will be adequately reimbursed upon the loss of a significant amount of our products.

Aside from impairing our financial performance, any slowdown or interruption in our production processes could negatively affect our brand.

We manufacture or assemble our products at our facilities in Hangzhou, Zhejiang, China. Our manufacturing operations are complicated and integrated, involving the coordination of raw materials sourced from third parties, internal production processes and external distribution processes. While these operations are modified on a regular basis to improve manufacturing and distribution efficiency and flexibility, we may experience difficulties in coordinating the various aspects of our manufacturing processes, thereby causing downtime and delays. We have also been steadily increasing our production capacity. However, we may not be able to obtain enough resources in time to operate our facilities at the same or higher capacity and to increase our production volume. Any interruptions in our production could result in our inability to produce our products, which would reduce our sales revenue and earnings for the affected period. If there is a stoppage in production at any of our facilities, even if only temporary, or delays in delivery times to our customers, our business and reputation could be severely affected. Any significant delays in deliveries to our customers could lead to increased returns or cancellations and cause us to lose future sales. We currently do not have business interruption insurance to offset these potential losses, delays and risks so a material interruption of our business operations could severely damage our business.

Inability to maintain our competitiveness would adversely affect our financial performance.

We operate in a competitive environment and face competition from existing competitors and new market entrants. Companies in our industry compete with each other on quality of products, production capacity, pricing, brand name, timely delivery and customer service. Some of our competitors are large, vertically integrated companies that have greater financial and other resources and greater manufacturing economics of scale, compared to our company.

Competition in the products we manufacture could increase if our competitors begin to price their products more attractively in order to gain market share, or develop or acquire technology to reduce their cost of production.

Furthermore, our industry is currently very fragmented, with a large number of small manufacturers serving local customers. Although this provides opportunities for us to grow externally, other competitors may have the same growth strategy and may be able to execute their growth strategy more speedily than we can, thereby gaining market share at our expense.

There is no assurance that we will be able to compete successfully in the future. Any failure by us to remain competitive would adversely affect our financial performance.

We became a public company by means of a reverse merger with a public shell company, and as a result we are subject to the risks associated with the prior activities of the public company.

Additional risks may exist because we became public through a reverse merger with a public shell company that did not have significant operations or assets prior to the time of the reverse merger. Prior to April 8, 2010, the date that we completed the reverse acquisition of Evercharm, our corporate name was Healthplace Corporation. When we operated as Healthplace Corporation through the date of the reverse acquisition, we were a public shell company, and our business plan was to become a web-based service provider offering an online service where health practitioners (such as chiropractors, dentists, massage therapists, occupational therapists and counselors) could purchase products and services to improve their work and home lives, including books, CDs, clothing, and accessories geared towards the needs of these practitioners. As a shell company we had no significant business operations and generated nominal revenues. We may require the cooperation or assistance of persons or organizations, such as auditors, previously associated with the public shell company to resolve future matters relating to the business and operations of the shell company that could be costly or difficult to secure. In addition, we may be exposed to undisclosed liabilities and incur losses, damages or other costs as a result of the prior operations of the shell company.

We are exposed to credit risks of our customers.

Our financial position, profitability and cash flows are dependent to a large extent on the creditworthiness of our customers and their ability to pay us on a timely basis. We have strict internal control on sales and collection of receivables. Our sales managers assess the background, reputation and liquidity of potential customers before granting credit, and the sales managers and sales directors analyze, on a monthly basis, receivables balances and aging of customer accounts. Most of our customers are Fortune 500 companies or the top 500 Chinese companies and have good credit reputation. Nevertheless, if there is deterioration in the creditworthiness of our customers, our profitability and cash flows will be adversely affected.

We typically grant our customers credit periods ranging from 30 to 90 days. For 2007, 2008 and 2009, our accounts receivable turnover days were 47 days, 59 days and 71 days, respectively. We have strict internal control on collection of receivables, but receivable turnover days increased in 2008 and 2009 because we granted longer credit terms to our customers in order to maintain and develop sales level during the global financial crisis that started in the summer of 2008. If any future event derails the economic growth in China or undermines the confidence in or puts further strains on the world financial system, we may have to extend longer credit periods or our customers may become less creditworthy, which may materially adversely affect our financial condition.

Certain of our existing stockholders have substantial influence over our company, and their interests may not be aligned with the interests of our other stockholders.

Wuxiao Fang, his son, Nengbin Fang, and his daughter, Congyi Fang, together own approximately 66.76% of our common stock prior to this offering, and approximately        % of our common stock following this offering, assuming no exercise of the underwriters' over-allotment option to purchase additional share of common stock from us. As a result, they have significant influence over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions, while their interest may not always align with the interest of other stockholders. The concentration of ownership may also have the effect of discouraging, delaying or preventing a future change of control, which could deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our shares.

Our independent auditors have identified material weaknesses in our internal control over financial reporting. If we fail to develop or maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential stockholders could lose confidence in our financial reporting, which would harm the trading price of our common stock.

Companies that file reports with the SEC, including us, are subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Section 404 requires management to establish and maintain a system of internal control over financial reporting and annual reports on Form 10-K filed under the Exchange Act to contain a report from management assessing the effectiveness of a company's internal control over financial reporting. Separately, under Section 404, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, public companies that are large accelerated or accelerated filers must include in their annual reports on Form 10-K an attestation report of their regular auditors attesting to and reporting on management's assessment of internal control over financial reporting. Non-accelerated filers and smaller reporting companies are not required to include an attestation report of their auditors in annual reports.

We were a smaller reporting company for purposes of our annual report for fiscal 2009. We will be a non-accelerated filer for purposes of our annual report on Form 10-K for this fiscal year and, consequently, will not be required to include an attestation report of our auditor in such annual report.

After this offering, we expect that we likely will become an accelerated filer. Accordingly, we expect that we will be required to include an attestation report of our auditors in our annual report on Form 10-K for the fiscal year ending December 31, 2011.

In connection with the audit of our consolidated financial statements for the years ended December 31, 2009, 2008 and 2007, our independent auditors noted the following material weaknesses: (1) we have insufficient resources to prevent us from properly performing financial reporting functions and that we do not have sufficient personnel with an appropriate level of competency in the application of U.S. GAAP; and (2) we have not established an audit committee and do not have a fully functioning internal audit department to support our internal control structure.

We intend to undertake remedial measures, which measures will take time to implement and test, recommended by our independent auditors to address these material weaknesses. Further, there can be no assurance that such measures will be sufficient to remedy the material weaknesses identified or that additional material weaknesses or other control or significant deficiencies will not be identified in the future. If we continue to experience material weaknesses in our internal controls or fail to maintain or implement required new or improved controls, such circumstances could cause us to fail to meet our periodic reporting obligations or result in material misstatements in our financial statements, or adversely affect the results of periodic management evaluations and, if required, annual auditor attestation reports. Each of the foregoing results could cause investors to lose confidence in our reported financial information and lead to a decline in our stock price.

Environmental compliance and remediation could result in substantially increased capital requirements and operating costs, which could adversely affect our business.

We are subject to PRC laws and regulations relating to the protection of the environment. These laws continue to evolve and are becoming increasingly stringent. The ultimate impact of complying with such laws and regulations is not always clearly known or determinable because regulations under some of these laws have not yet been promulgated or are undergoing revision. Our business and operating results could be materially and adversely affected if we were required to increase expenditures to comply with any new environmental regulations applicable to our operations.

If we are found liable for violation of environmental regulations, our business, reputation, financial condition and results of operations may be adversely affected and, our permits and licenses may be suspended or revoked by Chinese regulatory authorities.

Our operations are subject to various risks associated with our use, handling, storage and disposal of hazardous materials, some of which are corrosive and flammable. If we are found liable for contamination, injury to employees or others, or other harms related to our use, handling, storage and disposal of hazardous materials, our business, reputation, financial condition and results of operations may be adversely affected.

We use, handle, store and dispose of hazardous materials in our operation; therefore, we are required to maintain necessary filings with the local competent authority and we have made such filings with the local safety supervision authority as required by law. However, any future failure to maintain or update effective filings with the local safety supervision authority may subject us to monetary fines or suspension or revocation of licenses or permits. In addition, in operating our business we use and store certain materials that may be regarded as occupational hazards. Therefore, we are also required to maintain necessary filings with the local hygiene authority for use and storage of those occupational hazardous materials. We have made filings with the local hygiene authority for use of xylene in our production. However, any failure to maintain or update effective filings with the local hygiene authority may subject us to monetary fines or orders to cease operation at our manufacturing facilities.

We cannot completely eliminate the risks of contamination, injury to employees or others, or other harms related to our use, handling, storage and disposal of hazardous material. Although we have not experienced incidents in the past, there can be no assurance that we will not experience fires, leakages and other accidents. In the event of future incidents, we could be liable for any damages that may result, including potentially significant monetary damages for any civil litigation or government proceedings related to a personal injury claim, as well as fines, penalties and other consequences, including suspension or revocation of our licenses or permits, suspension of production, and cessation of operations at our manufacturing facilities, all of which would have a material adverse effect on our business, reputation, financial condition and results of operations. Furthermore, we currently do not carry any insurance coverage for potential liabilities relating to the release of hazardous materials.

Our holding company structure may limit the payment of dividends.

We have no direct business operations, other than our ownership of our subsidiaries. While we have no current intention of paying dividends, should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in debt financing agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions as discussed below. If future dividends are paid in RMB, fluctuations in the exchange rate for the conversion of RMB into U.S. dollars may reduce the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars.

Chinese regulations currently permit the payment of dividends only out of accumulated profits as determined in accordance with Chinese accounting standards and regulations. Our subsidiaries in China are also required to set aside a portion of their after tax profits according to Chinese accounting standards and regulations to fund certain reserve funds. Currently, our subsidiaries in China are the only sources of revenues or investment holdings for the payment of dividends. If they do not accumulate sufficient profits under Chinese accounting standards and regulations to first fund certain reserve funds as required by Chinese accounting standards, we will be unable to pay any dividends.

Risks Related to Doing Business in China

Changes in China's political or economic situation could harm us and our operating results.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some of the things that could have this effect are:

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Level of government involvement in the economy;

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Control of foreign exchange;

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Methods of allocating resources;

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Balance of payments position;

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International trade restrictions; and

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International conflict.

For example, in November 2008 the Chinese government announced an economic stimulus package in the amount of approximately $586 billion. It is uncertain whether the various macroeconomic measures, monetary policies and economic stimulus packages adopted by the Chinese government will be effective in sustaining the fast growth rate of the Chinese economy in the long term.

Although the Chinese economy has been transitioning from a planned economy to a more market-oriented economy, it still differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. For example, state-owned enterprises still constitute a large portion of the Chinese economy, and weak corporate governance and the lack of a flexible currency exchange policy still prevail in China. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy was similar to those of the OECD member countries.

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

We conduct substantially all of our business through our operating subsidiaries in the PRC. Our operating subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value. Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since the PRC legal system continues to evolve rapidly, the interpretations of many laws, regulations, and rules are not always uniform, and enforcement of these laws, regulations, and rules involve uncertainties, which may limit legal protections available to you and us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. As a result, it could be difficult for investors to affect service of process in the United States or to enforce a judgment obtained in the United States against our Chinese operations and subsidiaries.

You may have difficulty enforcing judgments against us or our directors and officers.

Most of our assets are located outside of the United States and most of our current operations are conducted in the PRC. In addition, most of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts judgments on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts. Our counsel as to PRC law has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. Courts in China may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates basic principles of PRC law or national sovereignty, security, or the public interest. Therefore, it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

The PRC government exerts substantial influence over the manner in which we must conduct our business activities.

The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property, and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Our legal right to certain leased properties could be challenged by governmental authorities or third parties due to our lessors' lack of proper land use rights or building ownership over such properties and mortgages on those properties.

We do not own the land or any building on which our production facilities are located. Instead, we lease land and buildings from related parties and a third party. Our lessors are required to comply with various land- and property-related laws and regulations to enable them to lease their properties for industrial use. For example, properties used for productive entities and the underlying land should be approved for industrial use purposes by competent governmental authorities and should have appropriate building ownership certificates. In addition, before any properties located on land owned by collective organizations may be leased to third parties, lessors are required to obtain appropriate approvals from the competent governmental authorities. We lease a parcel of land of approximately

3,328 square meters from Heshang Town Xiangheqiao Village Economic Cooperatives, but we were not provided with the land use right certificate in respect of the leased land or any other evidence issued by the proper and competent authority showing that Heshang Town Xiangheqiao Village Economic Cooperatives has obtained appropriate approvals to lease the land use rights to us. This failure may subject the lessor or us to monetary fines or other penalties and may lead to the invalidation or termination of our lease by the competent governmental authorities, thereby adversely affecting our ability to operate our manufacturing business. While Heshang Town Xiangheqiao Village Economic Cooperatives has agreed to indemnify us against any loss incurred by us related to the title or nature of the use of this land, we cannot assure you that we will be able to successfully enforce the indemnity of the lessor. As a result, we may suffer losses resulting from the lessor's failure to obtain the required approvals to the extent that we could not be fully indemnified by the lessor.

We lease buildings with a total area of approximately 23,568 square meters from SD Group, which does not hold any building ownership certificates related to these buildings. We were informed that SD Group is applying for building ownership certificates for those buildings. We also lease the buildings with total area of approximately 63,536 square meters from Hangzhou Xin Shengda Investment Co. Ltd., or Xin Shengda. Xin Shengda only has building ownership certificates covering approximately 53,180 square meters of the leased buildings. Xin Shengda has advised us that it is applying for building ownership certificates for the remaining areas. However, there can be no assurance that these two lessors will successfully obtain the requisite building ownership certificates. As a result, we cannot assure you that our rights under those leases will not be challenged by competent governmental authorities. Any challenge to our legal rights to the properties under the leases used for our manufacturing operations, if successful, could impair or adversely affect our business and operations in those properties.

The buildings we lease from Xin Shengda are also subject to a mortgage. Xin Shengda did not obtain the required consent to the lease from the mortgagee. As a result, the lease may not be binding on the mortgagee or a transferee who acquires the property upon any foreclosure under the mortgage. While Xin Shengda, as the lessor, has agreed to indemnify us for any loss incurred as a result of the mortgagee's foreclosure on the mortgage, we cannot assure you that we will be able to successfully enforce the lessor's indemnity to the full extent. As a result, we may suffer losses to the extent we are not fully indemnified by the lessor.

Under PRC laws, all lease agreements are required to be registered with the local housing bureau. We have registered the leases for an aggregate building area of approximately 105,400 square meters, while the rest have not been registered. This may expose both our lessors and our subsidiaries to potential monetary fines. Some of our rights under the unregistered leases may also be subordinated to the rights of third parties.

Covenants in certain PRC loan agreements entered into by Great Shengda restrict our ability to engage in or enter into a variety of transactions, which may cause disruption to our business operations and have a material adverse effect on our business operations.

Great Shengda has entered into loan agreements with banks in the PRC which contain various covenants that may limit our discretion in operating the business of our subsidiaries.

Our lenders have rights that include:

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restricting us during the term of the loan from undertaking any shareholding change or restructuring without obtaining prior approval of the lender;

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restricting us from undertaking mergers and acquisitions or any other joint venture arrangement without prior approval of the lender;

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restricting us from undertaking withdraw of capital, asset transfer, or equity transfer;

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restricting us from undertaking major investment, asset transfer, leasing, pledging or mortgaging its assets without obtaining prior approval of the lender; and

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restricting the distribution of dividends if after tax profit for a particular fiscal year (1) equals nil or less; (2) is insufficient to offset a deficit of prior years; or (3) is insufficient to pay off principal and interest due during the fiscal year.

There is no assurance that we will be able to obtain the lenders' approval for these transactions. These restrictions on our business may cause disruption in our business operations. Our lenders may restrict us from disposing of or restructuring the ownership of our operation facilities and limit our ability to undertake any acquisition or major investment. Even if we fail to obtain their approval for any such transaction, we must give timely notice of the transaction. In the event of such technical breach, the lender may have the right to rescind the loan, which would materially and adversely affect our operations, future prospects and results of operations.

Under the New Enterprise Income Tax Law, China Packaging or Evercharm may be classified as a "resident enterprise" of China. Such classification will likely subject China Packaging or Evercharm and our non-PRC stockholders to different tax treatment by the PRC tax authorities.

Under China's New Enterprise Income Tax Law and its implementing rules, or collectively the EIT Law, which became effective on January 1, 2008, an enterprise established outside of China with "de facto management bodies" within China is considered a "resident enterprise." That means the enterprise can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules define de facto management bodies as having "substantial and overall management and control over the production and operations, personnel, accounting, and properties" of the enterprise. On April 22, 2009, the State Administration of Taxation issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies, or the Notice, which became effective retroactively on January 1, 2008, further interpreting the application of the EIT Law to non-Chinese enterprise or group controlled offshore entities. Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a "non-domestically incorporated resident enterprise" if (1) its senior management in charge of daily operations reside or perform their duties mainly in China; (2) its financial or personnel decisions are made or approved by bodies or persons in China; (3) its substantial assets and properties, accounting books, corporate chops, board and stockholder minutes are kept in China; and (4) at least half of its directors with voting rights or senior management often reside in China. A resident enterprise would be subject to an enterprise income tax rate of 25% on its worldwide income and must pay a withholding tax at a rate of 10% when paying dividends to its non-PRC stockholders. However, it remains unclear as to whether the Notice is applicable to an offshore enterprise incorporated by a Chinese natural person. Nor are detailed measures on imposition of tax from non-domestically incorporated resident enterprises are available. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

If an offshore enterprise incorporated by a Chinese natural person were regarded as equivalent to a Chinese enterprise or group by Chinese tax authorities, China Packaging or Evercharm may be deemed by relevant tax authorities to be a resident enterprise for PRC enterprise income tax purposes. If the PRC tax authorities determined that China Packaging or Evercharm were a "resident enterprise," China Packaging or Evercharm may be subject to the enterprise income tax at a rate of 25% on its worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as interest on financing proceeds and non-China source income would be subject to PRC enterprise income tax at a rate of 25%, adjustable in accordance with any available tax treaties between China and the resident countries. Under the EIT Law, dividends paid to "resident enterprise" from Chinese subsidiaries would qualify as "tax-exempt income," but dividends paid by the "resident enterprise" in turn to non-PRC stockholders may be subject to a 10% withholding tax. However, the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that future guidance issued with respect to the new "resident enterprise" classification could result in a situation in which a 10% withholding tax is imposed on dividends China Packaging pays to our non-PRC stockholders and with respect to gains derived by our non-PRC stockholders from transferring our shares. We are actively monitoring the possibility of "resident enterprise" treatment for the 2010 tax year.

In the future, if China Packaging or Evercharm is treated as a "resident enterprise" by PRC tax authorities, China Packaging or Evercharm will be subject to taxation in both the United States and China, and their PRC tax may not be creditable against their U.S. tax.

The termination and expiration or unavailability of preferential tax treatments once available to us may have a material adverse effect on our operating results.

Prior to January 1, 2008, entities established in China were generally subject to a 30% state and 3% local enterprise income tax rate. However, entities that satisfied certain conditions enjoyed preferential tax treatment. In accordance with PRC Income Tax Law for Enterprises with Foreign Investment and Foreign Enterprises which was effective until December 31, 2007, both Great Shengda and Hangzhou Shengming enjoyed preferential income tax rates. Effective on January 1, 2008, the new EIT Law imposes a single uniform income tax rate of 25% on all Chinese enterprises, including foreign-invested enterprises, and eliminates or modifies most of the tax exemptions, reductions and preferential treatment available under the previous tax laws and regulations. The preferential tax treatment enjoyed by Great Shengda expired at the end of 2009 and that enjoyed by Hangzhou Shengming will end at the end of 2011. As a result, the tax rate applicable to Great Shengda increased from the rate of 12.5% to the uniform rate of 25% in 2010 and the tax rate applicable to Hangzhou Shengming will increase from 12.5% to 25% in 2012. The expiration and termination of such preferential tax treatment may have a material adverse effect on our financial conditions and operating results in 2010 and 2012.

Future inflation in China may inhibit our ability to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation. During the past ten years, the rate of inflation in China has been as high as 5.9% and as low as -0.8%. That has led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products and result in a material adverse effect on our business and results of operation.

Restrictions on currency exchange may limit our ability to receive and use our revenue effectively.

The majority of our sales are settled in RMB, and any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies, after providing valid commercial documents, at banks in China authorized to conduct foreign exchange business.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

The exchange rate of the RMB is currently managed by the Chinese government. On July 21, 2005, the People's Bank of China, or the People's Bank, with the authorization of the State Council of the PRC, announced that the RMB exchange rate would no longer be pegged to the U.S. Dollar and would float based on market supply and demand with reference to a basket of currencies. According to public reports, the governor of the People's Bank has stated that the basket is composed mainly of the U.S. Dollar, the European Union Euro, the Japanese Yen and the South Korean Won. Also considered, but playing smaller roles, are the currencies of Singapore, the United Kingdom, Malaysia, Russia, Australia, Canada and Thailand. The weight of each currency within the basket has not been announced.

The initial adjustment of the RMB exchange rate was an approximate 2% revaluation from an exchange rate of 8.28 RMB per U.S. Dollar to 8.11 RMB per U.S. Dollar. The People's Bank also announced that the daily trading price of the U.S. Dollar against the RMB in the inter-bank foreign exchange market would be allowed to float within a band of 0.3% around the central parity published by the People's Bank, while the trading prices of the non-U.S. Dollar currencies against the RMB would be allowed to move within a certain band announced by the People's Bank. The People's Bank has stated that it will make adjustments of the RMB exchange rate band when necessary according to market developments as well as the economic and financial situation. In a later announcement published on May 18, 2007, the band was extended to 0.5%. Since July 2008, the RMB has traded at 6.83 RMB per U.S. Dollar. Recent reports indicate an upward revaluation in the value of the RMB against the U.S. Dollar may be allowed. The People's Bank announced on June 19, 2010 its intention to allow the RMB to move more freely against the basket of currencies, which increases the possibility of sharp fluctuations in the value of the RMB in the near future and thus the unpredictability associated with the RMB exchange rate.

Despite this change in their exchange rate regime, the Chinese government continues to manage the valuation of the RMB. The value of our common stock will be indirectly affected by the foreign exchange rate between the U.S. dollar and the RMB. Appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue that will be exchanged into U.S. dollars, as well as earnings from, and the value of, any U.S. dollar-denominated investments we make in the future.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

SAFE regulations relating to offshore investment activities by PRC residents may increase our administrative burden and restrict our overseas and cross-border investment activity. If our stockholders and beneficial owners who are PRC residents fail to make any required applications and filings under such regulations, we may be unable to distribute profits and may become subject to sanction under PRC laws.

SAFE has promulgated several regulations, including Circular 75 issued in October 2005 and its implementation rules issued in May 2007, requiring PRC residents, including both legal entities and natural persons, to register with the competent local SAFE branch before establishing or controlling any company outside of the PRC, referred to as an offshore special purpose company, for the purpose of raising funds from overseas to acquire assets of, or equity interests in, PRC companies. Circular 75 applies retroactively. PRC residents who have established or acquired control of the special purpose vehicles which have completed a "round-trip investment" before the implementation of Circular 75 are required to register their ownership interests or control in such special purpose vehicles with the local offices of SAFE.

Under Circular 75, a special purpose vehicle refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or PRC entities for the purpose of seeking offshore equity financing using assets or interests owned by such PRC residents or PRC entities in onshore companies, and "round trip investment" refers to the direct investment in China by PRC residents through the special purpose vehicles, including establishing foreign invested enterprises and using such foreign invested enterprises to purchase or control (by way of contractual arrangements) onshore assets. In addition, any PRC resident that is the stockholder of an offshore special purpose company is required to amend his or her SAFE registration with the local SAFE branch, with respect to that offshore special purpose company in connection with any of its increase or decrease of capital, transfer of shares, merger, division, equity investment or creation of any security interest over any assets located in China.

To further clarify the implementation of Circular 75, SAFE issued Circular 106 on May 9, 2007. Under Circular 106, PRC subsidiaries of an offshore special purpose company are required to coordinate and supervise the filing of SAFE registrations by the offshore holding company's stockholders who are PRC residents in a timely manner. If these stockholders fail to comply, the PRC subsidiaries are required to report to the local SAFE authorities. If the PRC subsidiaries of the offshore parent company do not report to the local SAFE authorities, they may be prohibited from distributing to their offshore parent company their proceeds from any reduction in capital, share transfer or liquidation, and the offshore parent company may be restricted in its ability to contribute additional capital into its PRC subsidiaries. Moreover, failure to comply with the above SAFE registration requirements could result in liabilities under PRC laws for evasion of foreign exchange restrictions.

We attempt to comply, and attempt to ensure that our stockholders and beneficial owners of our shares who are subject to these rules comply, with the relevant requirements. Wuxiao Fang, Nengbin Fang and Congyi Fang, who are PRC residents and our stockholders, each has made SAFE 75 filings regarding his or her shareholding in China Packaging, Evercharm, Shengda Holdings and Wealthcharm Investments Limited with the Zhejiang Provincial Branch of SAFE. We have requested our other stockholders and beneficial owners who are PRC residents to make the necessary applications and filings as required under these regulations and under any implementing rules or approval practices that may be established under these regulations. However, as a result of the vagueness of these regulations and implementing rules, it remains unclear how these regulations, and any future legislation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by SAFE and its local branch. Furthermore, there is a risk that not all of our stockholders and beneficial owners who are PRC residents will in the future comply with our request to make or obtain any applicable registration or approvals.

Any failure by any of our stockholders or beneficial owners of our shares who are PRC domestic residents to comply with relevant requirements under this regulation could subject us to fines or sanctions imposed by the PRC government, including restrictions on our relevant subsidiary's ability to pay dividends or make distributions to us and our ability to increase our investment in China.

We may have difficulty establishing adequate management, legal and financial controls in the PRC. While we have certain internal procedures in our budgeting, forecasting, and management and allocation of funds, our internal controls may not be adequate.

China historically did not have Western-style management and financial reporting concepts and practices, as well as modern banking, computer and other control systems. Our operations, being based in China, may experience difficulties in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. We may also have difficulties in hiring and retaining a sufficient number of qualified employees to implement and maintain such internal control systems.

We strive to improve our internal controls and disclosure controls. We hope to develop an adequate internal accounting control to budget, forecast and manage our funds, and an adequate disclosure control that will enable us to disclose material events affecting our operations and prospects on a timely basis. There is no guarantee that these improvements will be adequate or successful, or be carried out on a timely basis. If we do not have adequate internal accounting controls, we may not be able to appropriately budget, forecast and manage our funds, or prepare accurate accounts on a timely basis to meet our continuing financial reporting obligations and satisfy our obligations under United States securities laws to maintain internal control over financial reporting and disclose control over material information.

We must comply with the Foreign Corrupt Practices Act and Chinese anti-corruption laws.

We are required to comply with the United States Foreign Corrupt Practices Act, or FCPA, which prohibits U.S. companies from engaging in bribery or making other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions. The PRC also strictly prohibits bribery of government officials. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time to time in China. If our competitors engage in these practices, they may receive preferential treatment from some companies and gain an advantage in securing business, or from government officials who might give them priority in obtaining new licenses, thus putting us at a disadvantage. Our employees, agents, representatives and consultants may not always be subject to our control. If any of them violates the FCPA or other anti-corruption laws, we might be held responsible, and we could be subject to severe penalties as a result. In addition, the U.S. government may seek to hold us liable for successor liability for FCPA violations committed by companies in which we invest or which we acquire.

PRC regulation of direct investment and loans by offshore holding companies to PRC entities may delay or limit our ability to use the proceeds of this offering to make additional capital contributions or loans to our PRC operating businesses.

Any capital contributions or loans that we, as an offshore company, make to our PRC operating businesses are subject to PRC regulations. For example, any of our loans to our PRC operating businesses cannot exceed the difference between the total amount of investment our PRC operating businesses are approved to make under relevant PRC laws and their respective registered capital, and must be registered with the local branch of SAFE as a procedural matter. In addition, our capital contributions to our PRC operating businesses must be approved by the NDRC and MOFCOM or their local counterpart and registered with the SAIC or its local counterpart. We cannot assure you that we will be able to obtain these approvals on a timely basis, or at all. If we fail to obtain such approvals, our ability to make equity contributions or provide loans to our PRC operating businesses or to fund their operations may be negatively affected, which could adversely affect their liquidity and their ability to fund their working capital and expansion projects and meet their obligations and commitments.

Furthermore, SAFE promulgated Circular 142 in August 2008 with respect to the administration of conversion of foreign exchange capital contribution of foreign invested enterprises into RMB. Pursuant to Circular 142, RMB converted from foreign exchange capital contribution can only be used for the activities within the approved business scope of such foreign invested enterprise and cannot be used for domestic equity investment or acquisition unless otherwise allowed by PRC laws or regulations. As a result, we may not be able to increase the capital contribution of our operating subsidiaries or equity investee and subsequently convert such capital contribution into RMB for equity investment or acquisition in China.

If the China Securities Regulatory Commission, or CSRC, or another PRC regulatory agency determines that its approval was required in connection with this offering, we may become subject to penalties.

On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the 2006 M&A Rule, which became effective on September 8, 2006. The 2006 M&A Rule, among other things, has certain provisions that require offshore special purpose vehicles, or SPVs, formed for the purpose of acquiring PRC domestic companies and controlled by PRC individuals, to obtain the approval of the CSRC prior to listing their securities on an overseas stock exchange. We believe that while the CSRC generally has jurisdiction over overseas listings of SPVs like us, CSRC's approval is not required for our overseas listing and any future offerings given the fact that our current corporate structure was established before the new regulation became effective. However, there remains some uncertainty as to how this regulation will be interpreted or implemented in the context of an overseas offering. If the CSRC or another PRC regulatory agency subsequently determines that its approval was required for our overseas listing and any future offerings, we may face sanctions by the CSRC or another PRC regulatory agency. If this happens, these regulatory agencies may impose fines and other penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the injection of proceeds from an offering into our PRC subsidiaries, restrict or prohibit payment or remittance of dividends by our PRC subsidiaries to us or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common stock.

We may be unable to complete a business combination transaction efficiently or on favorable terms due to complicated merger and acquisition regulations encompassed in the 2006 M&A Rule.

The 2006 M&A Rule, as amended on June 22, 2009, also governs the approval process by which a Chinese company may participate in an acquisition of assets or equity interests. Depending on the structure of the transaction, the 2006 M&A Rule will require the parties to the transaction to make a series of applications to certain government agencies. In some instances, the application process may require the presentation of economic data concerning a transaction, including appraisals of the target business and evaluations of the acquirer, which are designed to allow the government to assess the transaction. Government approvals will have expiration dates by which a transaction must be completed and reported to the government agencies. Compliance with the 2006 M&A Rule is likely to be more time consuming and expensive than in the past, and the government can now exert more control over the combination of two businesses. Accordingly, due to the 2006 M&A Rule, our ability to engage in business combination transactions has become significantly more complicated, time consuming and expensive, and we may not be able to negotiate a transaction that is acceptable to our stockholders or sufficiently protect their interests in a transaction. The 2006 M&A Rule allows Chinese government agencies to assess the economic terms of a business combination transaction. Parties to a business combination transaction may have to submit to the Ministry of Commerce and other relevant government agencies an appraisal report and the acquisition agreement, all of which form part of the application for approval, depending on the structure of the transaction. The 2006 M&A Rule also prohibits a transaction at an acquisition price obviously lower than the appraised value of the Chinese business or assets and, in certain transaction structures, requires that consideration must be paid within defined periods, generally not in excess of a year. The 2006 M&A Rule also limits our ability to negotiate various terms of the acquisition, including aspects of the initial consideration, contingent consideration, holdback provisions, indemnification provisions and provisions relating to the assumption and allocation of assets and liabilities. Transaction structures involving trusts, nominees and similar entities are prohibited. Therefore, the 2006 M&A Rule may impede our implementation of our growth strategy.

We face uncertainty from the Circular on Strengthening the Administration of Enterprise Income Tax on Non-resident Enterprises' Share Transfer released in December 2009 by China's State Administration of Taxation, effective as of January 1, 2008.

Pursuant to the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or Circular 698, issued by the State Administration of Taxation on December 10, 2009, where a foreign investor transfers the equity interests of a PRC resident enterprise indirectly via disposing of the equity interests of an overseas holding company, or Indirect Transfer, and such overseas holding company is located in a tax jurisdiction that: (1) has an effective tax rate less than 12.5% or (2) does not tax foreign income of its residents, the foreign investor shall report to the competent tax authority of the PRC resident enterprise this Indirect Transfer. The PRC tax authority will examine the true nature of the Indirect Transfer, and if the tax authority considers that the foreign investor has adopted an abusive arrangement in order to avoid PRC tax, they will disregard the existence of the overseas holding company and re-characterize the Indirect Transfer and as a result, gains derived from such Indirect Transfer may be subject to PRC withholding tax at the rate of up to 10%. Circular 698 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price lower than the fair market value, the competent tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

Since Circular 698 came into force on December 10, 2009, we cannot assure you our reorganization will not be subject to examination by the PRC Subsidiaries' tax authorities and any direct or indirect transfer of our equity interests in our PRC subsidiaries via our overseas holding companies will not be subject to a withholding tax of 10%.

The new provisions of the PRC Employment Contract Law may substantially increase our labor-related costs in the future.

The PRC Employment Contract Law, which became effective as of January 1, 2008, contains many more provisions favorable to employees than prior labor regulations in effect in China. This may substantially increase our labor-related costs in our future operations. According to the new law, an employee is entitled to terminate his or her employment relationship with his or her employer for certain causes, such as delay in payment of wages or social insurance contribution or dissatisfactory labor protection, and under such circumstances the employer is liable to pay compensation to the employee. The amount of such compensation payment shall be one month's salary for each year that the employee has served the employer. If the monthly wage of an employee is three times greater than the average monthly wage in the previous year for employees as announced by the people's government at the municipal level directly under the central government or at the city with district level authority where the employer is located, the rate for the financial compensations paid to him shall be three times the average monthly wage of employees and shall be for not more than 12 years of work. In contrast to at-will employment arrangements, most employment arrangements in China are for a fixed term. An employer may also be liable to compensate an employee when the employer decides to terminate an existing employment before its expiration. In addition, if the labor market tightens in China or in the YRD, our labor costs may experience further increase.

Our failure to fully comply with PRC labor laws exposes us to potential liability.

Companies operating in China must comply with a variety of labor laws, including social insurance, housing fund and other employee welfare payment obligations. Uncertainties exist as to the interpretation, implementation and enforcement of these obligations. If relevant governmental authorities determine that we have not complied fully with these obligations, we may be in violation of applicable PRC labor laws and we cannot assure you that PRC governmental authorities will not impose penalties on us for our failure to comply with these regulations. In addition, if any current or former employee files a complaint with the relevant governmental authorities, we may be subject to fulfilling employee welfare obligations as well as paying administrative fines.

Currently, we do not pay housing fund for our employees as required under the PRC law. The local Xiaoshan housing fund authority issued a certification to us on July 6, 2010, which certifies that the housing fund system is not fully implemented in Xiaoshan district, that the local Xiaoshan housing fund authority will extend the housing fund system to us in the near future and that the local Xiaoshan housing fund authority will not require us to fulfill our past housing fund contribution obligations retroactively. However, there can be no assurance that we will not be challenged by our employees for failure to pay housing fund as required by law and that we will not be punished by the local housing fund authority in the future.

We face risks related to health epidemics.

Our business could be materially and adversely affected by the effects of H1N1 flu (swine flu), avian flu, severe acute respiratory syndrome or other epidemics or outbreaks. In April 2009, an outbreak of H1N1 flu (swine flu) first occurred in Mexico and quickly spread to other countries, including the United States and China. China is a populous country and is susceptible to breakouts of major epidemics. In the last decade, China has suffered health epidemics related to the outbreak of avian influenza and severe acute respiratory syndrome. Any prolonged occurrence or recurrence of H1N1 flu (swine flu), avian flu, severe acute respiratory syndrome or other adverse public health developments in China may have a material adverse effect on our business and operations. These health epidemics could result in severe travel restrictions and closures that would restrict our ability to ship our products. Potential outbreaks could also lead to temporary closure of our manufacturing facilities, our suppliers' facilities or our customers' facilities, leading to reduced production, delayed or cancelled orders, and decrease in demand for our products. Any future health epidemic or outbreaks that could disrupt our operations or restrict our shipping abilities may have a material adverse effect on our business and results of operations.

Risks Related to the Market for our Stock

The price for shares of our common stock quoted on the Over-the-Counter Bulletin Board may not be indicative of their fair value.

The shares of our common stock are currently quoted on the Over-the-Counter Bulletin Board, or OTCBB. The trading volume for shares of our common stock historically has been limited. During the period from our completion of the reverse acquisition transaction with Evercharm on April 8, 2010 through October 7, 2010, the average daily trading volume of our shares of common stock has been approximately 9.4 shares. During this period, the market price per share of our common stock has ranged from $1.30 to $7.40. On October 7, 2010, the closing price per share of our common stock as quoted on the OTCBB was $7.40. The trading volume of our common stock has remained limited since we completed the reverse acquisition; therefore the prices at which our common stock has been quoted since that time may not be indicative of their fair value. If you purchase shares of our common stock, you may not be able to resell those shares at or above the public offering price.

In addition, an active public trading market may not develop after completion of this offering, or if developed, may not be sustained. The lack of a trading market may result in the loss of research coverage by securities analysts. Moreover, we cannot assure you that any securities analysts will initiate or maintain coverage of our company and our common stock.

If you purchase shares of our common stock in this offering, you will experience substantial and immediate dilution. Furthermore, future sales or perceived sales of our common stock could depress our stock price.

If you purchase shares of our common stock in this offering, you will experience substantial and immediate dilution of $          per share based on an assumed public offering price of $          per share, the midpoint of the price range shown on the cover of this prospectus, because the price that you pay will be substantially greater than the net tangible book value per share of the common stock you acquire. This dilution is due in large part to the fact that our earlier investors purchased their shares of our common stock at prices substantially less than the public offering price. See "Dilution."

All of our executive officers and directors and certain of our stockholders have agreed not to sell shares of our common stock for a period of 180 days following this offering, subject to extension under specified circumstances at the option of the underwriters. See "Underwriting." Shares of common stock subject to these lock-up agreements will become eligible for sale in the public market upon expiration of these lock-up agreements, subject to limitations imposed by Rule 144 under the Securities Act. A substantial number of shares of our common stock held by our current stockholders are freely tradable. See "Shares Eligible for Future Sale." If the holders of these shares were to attempt to sell a substantial amount of their holdings at once, the market price of our common stock could decline. Moreover, the perceived risk of the potential dilution of this offering could cause stockholders to attempt to sell their shares and investors to short the stock, a practice in which an investor sells shares that he or she does not own at prevailing market prices, hoping to purchase shares later at a lower price to cover the sale. As each of these events would cause the number of shares of our common stock being offered for sale to increase, our common stock's market price would likely further decline. All of these events could combine to make it very difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

There is currently no active trading market for our common stock; you may not be able to sell your shares; there is no guarantee that our shares will be listed on The NASDAQ Global Market.

Our shares are not currently traded on any exchange. We have applied to have our common stock listed on The NASDAQ Global Market under the symbol "CPGI." After the consummation of the public offering, we believe that we satisfy the listing requirements and expect that our common stock will be listed. Such listing, however, is not guaranteed. Our underwriters are not obligated to make a market in our securities and, even after making a market, can discontinue market making at any time without notice. Neither we nor our underwriters can provide any assurance that an active and liquid trading market in our securities will develop or, if developed, that the market will continue.

Our common stock is subject to price volatility related and unrelated to our operations.

The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

Our common stock may be delisted from The NASDAQ Global Market, which could negatively impact the price of our common stock and our ability to access the capital markets.

The listing standards of The NASDAQ Global Market provide that a company, in order to qualify for continued listing, must maintain a minimum stock price, satisfy standards relative to minimum stockholders' equity, minimum market value of publicly held shares and various additional requirements. If after listing we fail to comply with all listing standards applicable to issuers listed on The NASDAQ Global Market, our common stock may be delisted. If our common stock is delisted, it could reduce the price of our common stock and the levels of liquidity available to our stockholders. In addition, the delisting of our common stock could materially adversely affect our access to the capital markets and any limitation on liquidity or reduction in the price of our common stock could materially adversely affect our ability to raise capital. Delisting from The NASDAQ Global Market could also result in other negative consequences, including the potential loss of confidence by suppliers, customers and employees, the loss of institutional investor interest and fewer business development opportunities.

We are subject to penny stock regulations and restrictions.

The SEC has adopted regulations which generally define so-called "penny stocks" to be an equity security that has a market price less than $4.00 per share or an exercise price of less than $4.00 per share, subject to certain exemptions. If our common stock were delisted and became a "penny stock," we may become subject to Rule 15g-9 under the Exchange Act, or the Penny Stock Rule. This rule imposes additional sales practice requirements on broker-dealers. For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Provisions in our articles of incorporation and bylaws or Nevada law might discourage, delay or prevent a change of control of us or changes in our management and, therefore depress the trading price of the common stock.

Our articles of incorporation authorize our board of directors to issue up to 100,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our board of directors without further action by the stockholders. These terms may include voting rights including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

In addition, Nevada corporate law and our articles of incorporation and bylaws contain other provisions that could discourage, delay or prevent a change in control of our Company or changes in its management that our stockholders may deem advantageous. These provisions:

•
deny holders of our common stock cumulative voting rights in the election of directors, meaning that stockholders owning a majority of our outstanding shares of common stock will be able to elect all of our directors;

•
require any stockholder wishing to properly bring a matter before a meeting of stockholders to comply with specified procedural and advance notice requirements; and

•
allow any vacancy on the board of directors, however the vacancy occurs, to be filled by the directors.

We may use these proceeds in ways with which you may not agree.

We have considerable discretion in the application of the proceeds of this offering. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in a manner agreeable to you. You must rely on our judgment regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our profitability or increase the price of our shares. The net proceeds may also be placed in investments that do not produce income or that lose value.

We do not intend to pay dividends in the foreseeable future.

We intend to retain any earnings to finance the development and expansion of our business in the foreseeable future, and we do not anticipate paying any cash dividends on our common stock. Accordingly, investors must be prepared to rely on sales of their common stock after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our common stock. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board deems relevant.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Our Industry" and "Business." These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned "Risk Factors" above.

In some cases, you can identify forward-looking statements by terms such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "will," "would" and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements include, among other things, statements relating to:

•
our anticipated growth strategies and our ability to manage the expansion of our business operations effectively;

•
our dependence on the growth of the consumer products market in China; and

•
our ability to maintain or increase our market share in the competitive markets in which we do business.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus, or that we filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

 USE OF PROCEEDS

We estimate that the net proceeds from the sale of the                shares of common stock in the offering will be approximately $       million, after deducting the underwriting discounts and commissions and estimated offering expenses. Our net proceeds will be approximately $       million if the underwriters exercise their over-allotment option in full to purchase                additional shares of common stock from us. This calculation is based upon the assumed public offering price of $            per share, which is the midpoint of the range set forth on the cover page of this prospectus. Each $1.00 increase or decrease in the assumed public offering price of $             per share would increase or decrease, as applicable, the net proceeds to us by approximately $                , assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from the offering for the following purposes subject to our application for and obtaining of applicable registrations and approvals under PRC laws and regulations:

•
approximately $40 to 45 million to acquire a paper manufacturing company with an annual production capacity of 250,000 to 300,000 tonnes;

•
approximately $5 to 10 million to acquire one or more paper packaging companies; and

•
any remaining balance for upgrading existing equipment, purchasing new equipment, working capital and general corporate purposes.

We believe the net proceeds from this offering are sufficient to fund the currently contemplated acquisitions. We are in discussion with several paper manufacturing companies, which have annual production capacities ranging from 250,000 to 300,000 tonnes, and several paper packaging companies regarding possible acquisitions. We have not entered into any definitive agreement or commitment with respect to any such acquisition.

The amount and timing of our actual expenditures will depend on the progress of our negotiations with the acquisition targets. We may find it necessary or advisable to use portions of the proceeds for other purposes, and we will have broad discretion in the application of the net proceeds. We would consider reallocating the funds in the event that we were unable to locate any appropriate paper manufacturing or paper packaging companies or are not able to negotiate such acquisitions or agreements on terms that are acceptable to us. Important factors we will consider before acquisition are the quality of the companies, historical and future potential for profitability, environmental compliance and our ability to make the purchase at a price we deem acceptable. If we are unable to locate an appropriate target based on these factors, we would choose to reallocate our use of proceeds to upgrading existing equipment, purchasing new equipment, expanding production capacities, working capital and general corporate purposes. Pending these uses, the proceeds will be invested in short-term bank deposits.

 MARKET PRICE AND DIVIDENDS ON OUR COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the OTC Bulletin Board under the symbol "CPAK." Our common stock was previously quoted on the OTC Bulletin Board under the symbol "HLPL." There has never been an active public market for shares of our common stock. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices for our common stock as quoted on the OTC Bulletin Board. Prior to March 31, 2010, our common stock was not listed on an exchange or otherwise quoted on an automated quotation system and accordingly there is no historical information for such prior time periods.

Year	High	Low
2010
4th Quarter (through October 7, 2010)	$7.40	$7.40
3rd Quarter	7.40	1.30
2nd Quarter	5.99	3.00
1st Quarter (only for March 31, 2010)	2.00	2.00

On October 7, 2010, the last reported market price of our common stock was $7.40 per share.

We have applied to list our common stock on The NASDAQ Global Market under the symbol "CPGI." We cannot give you assurance that we will receive approval for listing on that NASDAQ market.

Approximate Number of Holders of Our Common Stock

As of October 1, 2010, there were approximately 135 stockholders of record of our common stock, as reported by our transfer agent. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms.

Securities Authorized for Issuance Under Equity Compensation Plans

We do not have in effect any compensation plans under which our equity securities are authorized for issuance and we do not have any outstanding stock options.

DIVIDEND POLICY

Great Shengda declared a dividend distribution to Evercharm in 2008, totaling RMB 45.0 million (approximately $6.6 million). Other than this dividend, we have never declared or paid a cash dividend. Any future decisions regarding dividends will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has complete discretion on whether to pay dividends, subject to compliance with Nevada law governing the payment of dividends and any applicable contractual restrictions on payments of dividends. See "Risk Factors—Risks Related to Our Business—Our holding company structure may limit the payment of dividends," "Risk Factors—Risks Related to Doing Business in China—Covenants in certain PRC loan agreements entered into by Great Shengda restrict our ability to engate in or enter into a variety of transactions, which may cause disruption to our business operations and have a material adverse effect on our business operations," "Risk Factors—Risks Related to Doing Business in China—SAFE regulations relating to offshore investment activities by PRC residents may increase our administrative burden and restrict our overseas and cross-border investment activity. If our stockholders and beneficial owners who are PRC residents fail to make any required applications and filings under such regulations, we may be unable to distribute profits and may become subject to sanction under PRC laws," "Business—Regulation—Dividend Distribution" and "PRC Income Tax Considerations—Dividends that Non-PRC Resident Investors Receive from Us; Gain on the Sale or Transfer of Our Common Stock" for more information regarding restrictions on our payment of dividends.

Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2010:

(i)
on an actual basis; and

(ii)
on an as adjusted basis to give effect to the receipt of estimated net proceeds of $             million from the sale of              shares of common stock in this offering at the assumed public offering price of $             per share, which is the midpoint of the range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated expenses payable by us.

You should read this table in conjunction with the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements, including the related notes, contained elsewhere in this prospectus.

	As of June 30, 2010
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$18,724	$
Restricted cash	2,210

Total cash	$20,934	$

Debt:
Short-term debt	$11,342	$
Long-term debt (including current portion)	–

Total debt	$11,342	$

Stockholders' equity:
Preferred stock, $0.001 par value per share, 100,000,000 shares authorized, nil issued and outstanding	–
Common stock, par value $0.001 per share, 100,000,000 authorized shares, 31,456,331 shares issued and outstanding, and shares issued and outstanding on an as adjusted basis(1)	$31	$
Additional paid in capital	13,063
Appropriated retained earnings	5,561
Unappropriated retained earnings	22,033
Accumulated other comprehensive income	3,186

Total stockholders' equity(2)	$43,873	$

Total capitalization(2)	$55,215	$

(1)
The number of our shares of common stock shown above to be outstanding after this offering is based on (i) 31,456,331 shares issued and outstanding as of June 30, 2010 and (ii)              shares to be issued in the public offering (excluding             shares underlying the underwriters' over-allotment option).

(2)
A $1.00 increase (decrease) in the assumed public offering price of $             per share, which is the midpoint of the range set forth on the cover page of this prospectus, would increase (decrease) each of total stockholders' equity and total capitalization by $             million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

 DILUTION

Our net tangible book value on June 30, 2010 was approximately $         million, or $        per share of common stock. "Net tangible book value" is total assets minus the sum of liabilities and intangible assets. "Net tangible book value per share" is net tangible book value divided by 31,456,311 shares of common stock issued and outstanding on June 30, 2010.

After giving effect to the sale by us of             shares of common stock in this offering (excluding shares underlying the underwriters' over-allotment option) at the assumed public offering price of $             per share, which is the midpoint of the range set forth on the cover page of this prospectus, and after deducting the underwriting discounts and commissions and estimated expenses related to this offering payable by us, our adjusted net tangible book value as of June 30, 2010 would have been $             million, or $             per share. This represents an immediate increase in net tangible book value of $             per share to our existing stockholders and an immediate decrease in the net tangible book value of $             per share to new investors. Dilution in the net tangible book value per share to new investors represents the difference between the offering price per share and the net tangible book value per share immediately after this offering. The following table illustrates this per share dilution:

Assumed public offering price per share	$
Net tangible book value per share as of June 30, 2010		$—
Increase in net tangible book value per share attributable to this offering	$
As adjusted net tangible book value per share as of June 30, 2010 after giving effect to this offering	$
Dilution per share to new investors in this offering	$

A $1.00 increase in the assumed public offering price of $             per share would increase our adjusted net tangible book value per share after this offering by $             per share and would increase the dilution per share to new investors in this offering by $             per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated expenses related to this offering payable by us.

If the underwriters exercise their over-allotment option to purchase up to             additional shares from us in full in this offering at the assumed public offering price of $             per share, the adjusted net tangible book value as of June 30, 2010 after giving effect to this offering would increase to $             per share, and dilution per share to new investors in this offering would be $             per share.

 EXCHANGE RATE INFORMATION

Our business is primarily conducted in China, and the financial records of our PRC subsidiaries are maintained in RMB, their functional currency. However, we use the U.S. dollar as our reporting currency. The assets and liabilities of our PRC subsidiaries are translated from RMB into U.S. dollars at the exchange rates on the balance sheet date, stockholders' equity is translated at the historical rates and the revenues and expenses are translated at the weighted average exchange rate for the period. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade.

The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated.

	Noon Buying Rate(1)
Fiscal Year Ended December 31,	Period End(2)	Weighted Average(3)
	(RMB per U.S. Dollar)
2007	7.2946	7.8806
2008	6.8224	6.9193
2009	6.8259	6.8295
2010
January	6.8268	6.8269
February	6.8258	6.8285
March	6.8258	6.8262
April	6.8247	6.8256
May	6.8305	6.8275
June	6.7815	6.8184
July	6.7735	6.7762
August	6.8069	6.7873
September	6.6905	6.7396
October (through October 1)	6.6895	6.6895

(1)
The exchange rates are based on the noon buying rate in the city of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York through December 31, 2008. For January 1, 2009 and all later dates and periods, the exchange rate refers to the exchange rate as set forth in the H.10 statistical release of the Federal Reserve Board.

(2)
All yearly periods end on December 31 of the stated year. All monthly periods end on the last day of the stated month, except for October 2010, which ends on October 1.

(3)
Weighted averages for a period are calculated by using the average of the exchange rates on the end of each month during the period; monthly averages are calculated using the average of the daily rates during the relevant period.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected historical financial information should be read in conjunction with our consolidated financial statements and related notes and the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" below. The selected consolidated statement of operations data, for the six-month periods ended June 30, 2009 and 2010, and the selected balance sheet data as of June 30, 2010 are derived from the unaudited consolidated financial statements of China Packaging for such periods included elsewhere in this prospectus. The selected consolidated statement of operations data for the fiscal years ended December 31, 2007, 2008 and 2009 and the selected balance sheet data as of December 31, 2008 and 2009 are derived from the audited consolidated financial statements of China Packaging for those fiscal years included elsewhere in this prospectus. The selected consolidated statement of operations data for the fiscal years ended December 31, 2005 and 2006 and the selected balance sheet data as of December 31, 2005, 2006 and 2007 are derived from the unaudited consolidated financial statements of China Packaging for those fiscal years and are not included in this prospectus.

The unaudited consolidated financial statements of China Packaging for the six-month periods ended June 30, 2009 and 2010, the audited consolidated financial statements for the fiscal years ended December 31, 2007, 2008, and 2009 and the unaudited consolidated financial statements of China Packaging for the fiscal years ended December 31, 2005 and 2006 are prepared and presented in accordance with U.S. GAAP. The selected financial data information is only a summary and should be read in conjunction with the historical consolidated financial statements and related notes of China Packaging contained elsewhere in this prospectus. The historical financial statements are not necessarily indicative of our future performance.

						Six Months Ended June 30,
	Fiscal Year Ended December 31,
U.S. dollars, except shares
	2005	2006	2007	2008	2009	2009	2010
	(Unaudited)	(Unaudited)				(Unaudited)	(Unaudited)
Statements of Operations Data
Revenues	$56,542,650	$62,614,680	$79,116,893	$92,289,406	$94,664,477	$45,008,666	$60,911,671
Cost of goods sold	42,443,165	46,413,190	59,593,160	68,834,379	69,227,722	33,195,306	43,598,999

Gross profit	14,099,485	16,201,490	19,523,733	23,455,027	25,436,755	11,813,360	17,312,672

Operating expenses
Selling expenses	3,161,074	3,792,441	5,796,808	7,102,250	6,986,769	3,304,650	2,193,232
General and administrative expenses	1,998,359	2,228,057	3,910,042	4,769,220	4,157,667	1,995,376	2,465,631

Other income (expenses)
Interest income	8,357	165,716	504,778	621,454	620,039	325,766	382,794
Interest expense	(460,408)	(726,527)	(901,384)	(995,707)	(856,618)	(419,578)	(285,999)

	452,051	560,811	(396,606)	(374,253)	(236,579)	(93,812)	96,795

Income before tax expense and noncontrolling interest	8,488,001	9,620,181	9,420,277	11,209,304	14,055,740	6,419,522	12,750,604
Income tax expense	—	—	1,194,505	1,836,315	1,698,064	781,526	3,034,276

Net income	8,488,001	9,620,181	8,225,772	9,372,989	12,357,676	5,637,996	9,716,328
Less: net income attributable to noncontrolling interest	—	—	(322,809)	(422,159)	(205,776)	(86,720)	(415,279)

Net income attributable to China Packaging common stockholders	8,488,001	9,620,181	7,902,963	8,950,830	12,151,900	5,551,276	9,301,409

Basic and diluted earnings per share	$0.31	$0.35	$0.29	$0.32	$0.44	$0.20	$0.32

Weighted-average number of shares outstanding — basic and diluted	27,600,000	27,600,000	27,600,000	27,600,000	27,600,000	27,600,000	29,194,958

Cash dividends declared per share	$—	$0.45	$0.35	$0.24	—	—	—

(1)
These data have been retrospectively adjusted giving effect to the reverse merger between China Packaging and Evercharm, completed on April 8, 2010. More information about the reverse merger in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments—Reverse Merger" and in our Consolidated Financial Statements.

	As of December 31,					As of June 30,
	2005	2006	2007	2008	2009	2010
	(Unaudited)	(Unaudited)	(Unaudited)			(Unaudited)
Balance Sheet Data
Cash and cash equivalents	$1,461,973	$10,586,580	$6,482,239	$6,856,250	$12,695,444	$18,724,271
Total assets	37,774,207	61,810,565	78,662,678	59,145,089	65,655,775	82,770,167
Total liabilities	19,864,931	40,266,586	60,450,036	36,719,865	31,554,582	34,866,031
Total equity	17,909,276	21,543,979	18,212,642	22,425,224	34,101,193	47,904,136

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

We are a leading paper packaging company in China. We are principally engaged in the design, manufacturing and sale of corrugated paperboards and flexo-printed and color-printed paper cartons in a variety of sizes and strengths.

We provide paper packaging solutions to a wide variety of industries, including food, beverage, cigarette, household appliance, consumer electronics, pharmaceuticals, chemicals, machinery and other consumer and industrial goods. Our major products are single-layer paper cartons for food, drinks and medicine, double-layer paper cartons for garments, chemicals, furniture, refrigerators and air-conditioners, and triple-layer paper cartons for electrical machinery, motorcycles, and other heavy-duty products.

We serve a broad base of reputable customers, including some of the Fortune 500 companies and Top 500 Chinese enterprises. Our major customers include Hangzhou Wahaha Group Co., Ltd., Nongfu Spring Co., Ltd., Hangzhou Cigarette Company, Samsung's Chinese subsidiary Suzhou Samsung Electrical Co., Ltd. and Panasonic's Chinese subsidiary Hangzhou Panasonic Home Electrical Appliance Company. We have developed long-term relationships with and loyalty from our customers, many of whom have been with us for over five years.

Our total revenues for the six months ended June 30, 2010 were approximately $60.9 million, an increase of $15.9 million, or 35.3%, compared to total revenues of $45.0 million for the six months ended June 30, 2009. Our total revenues for 2009 were $94.7 million, an increase of $2.4 million, or 2.6%, compared to total revenues of $92.3 million for 2008. Our net income for the six months ended June 30, 2010 was approximately $9.7 million, an increase of $4.1 million, or 73.2%, from approximately $5.6 million for the first six months of 2009. Our net income for 2009 was approximately $12.4 million, an increase of $3.0 million, or 31.9%, compared to net income of approximately $9.4 million for 2008.

Recent Developments

  Reverse Merger

On April 8, 2010, we completed a reverse acquisition transaction through a share exchange with Evercharm and its sole shareholder, Shengda Holdings, whereby we acquired 100% of the issued and outstanding capital stock of Evercharm, in exchange for 27,600,000 shares of our common stock, which constituted 92% of our issued and outstanding shares on a fully-diluted basis immediately after the consummation of the reverse acquisition. As a result of the reverse acquisition, Evercharm became our wholly-owned subsidiary and Shengda Holdings, the former shareholder of Evercharm, became our controlling stockholder.

Upon the closing of the reverse acquisition, Sha Chen, our then sole director and officer, resigned from all offices that she held and from the board immediately. Also upon the closing of the reverse acquisition, our board of directors increased its size from one to two members and appointed Nengbin Fang and Congyi Fang to fill the vacancies created by the resignation of Ms. Chen and such increase. In addition, our executive officers were replaced by the Great Shengda executive officers upon the closing of the reverse acquisition.

For accounting purposes, the share exchange transaction was treated as a reverse acquisition, with Evercharm as the accounting acquirer and China Packaging as the acquired party.

Subsequent to the reverse acquisition, on May 10, 2010 Shengda Holdings distributed the shares of the Company it received in the reverse acquisition to the family of Nengbin Fang, our Chairman, and certain other individuals. As a result, members of the Fang family, including Nengbin Fang, Wuxiao Fang and Congyi Fang, own approximately 66.76% of our common stock.

  Private Placement

On April 29, 2010, we entered into a Securities Purchase Agreement with certain accredited investors, collectively, the Investors, including Envision Capital Partners as lead investor. Pursuant to the Securities Purchase Agreement, the Company issued to the Investors 1,456,311 shares of the Company's common stock, representing 4.63% of the issued and outstanding capital stock of the Company on a fully-diluted basis immediately after consummation of the transactions contemplated by the Securities Purchase Agreement, for an aggregate purchase price of approximately $5.0 million, or $3.43 per share. On August 13, 2010, we entered into Amendment No. 1 to the Securities Purchase Agreement to reflect the mutual understanding of the parties that if we sell common stock or common stock equivalents at a per share price of less than $6.86, then Mr. Nengbin Fang, our chairman, shall transfer, from his existing shares, additional shares to the Investors for no additional consideration. Further, pursuant to Amendment No. 1, this right will automatically terminate upon the closing of an underwritten public offering with gross proceeds to the Company of greater than $30 million.

The Securities Purchase Agreement, as amended, provides that:

•
So long as Envision Capital Partners, the lead investor, holds at least 1/3 of the shares issued to it in the private placement, the Company shall not, without the lead investor's prior written consent: (a) acquire through stock or asset purchase, or through any business combination, including a merger, share exchange or other transaction, an entity that has net assets that are equal to or greater than 30% of the Company's net assets; (b) sell or otherwise dispose of assets of the Company, including through the sale of stock of a Subsidiary or through a business combination, including a merger, share exchange or other transaction, that are equal to or greater than 30% of the Company's net assets; and (c) issue any shares of preferred stock or issue any promissory notes or bonds that are convertible into common stock.

•
So long as Envision Capital Partners, the lead investor, holds at least 1/3 of the shares issued to it in the private placement, it shall be entitled to nominate one member of the Company's board of directors as an independent director.

•
The Company shall issue to Xin Shengda 3,750,000 shares of common stock in exchange for the transfer of certain real estate if Envision Capital Partners, the lead investor, makes a written request on or before the 180th day following the Company's next underwritten public offering.

•
If the Company fails to consummate an underwritten public offering within the 12 month period following the closing of the private placement, Envision Capital Partners, the lead investor, shall have the right to notify the Company in writing to terminate the Chief Financial Officer of the Company. No later than 90 days after receipt of such written notice, the Company will hire a new chief financial officer, whose appointment shall be subject to the veto right of the lead investor.

•
If the Company conducts any equity-related financing above $10,000,000, including this offering, the Investors shall have the right to sell 50% of their shares in such financing transaction. When Mr. Nengbin Fang, the Company's chairman, sells his shares, the Investors shall have the right to sell the same amount of shares.

•
If in connection with any financing transactions in which the Company sells common stock or common stock equivalents, the gross sales price per share of common stock or common stock equivalent sold in the equity financing is less than $6.86, then Mr. Nengbin Fang, the Company's chairman, shall be obligated to transfer to the investors on a pro rata basis, for no additional consideration that number of shares of Common Stock as is equal to ($5,000,000/(financing price per share/2)) – (1,456,311 + any shares previously issued to the Investors pursuant to the negative claw back provision). Such rights shall automatically terminate upon the closing of an underwritten public offering by the Company with gross proceeds of greater than $30 million.

On April 29, 2010, as a condition precedent to the consummation of the transactions contemplated by the Securities Purchase Agreement, the Company and the Investors also entered into a Registration Rights Agreement, pursuant to which the Company is obligated to file a registration statement under the Securities Act of 1933 at any time upon the request of the requisite investors after the 90th day following April 29, 2010 covering the resale of their shares. In addition, if the Company at any time proposes to register any of its securities under the Securities Act for sale to the public, whether for its own account or for the account of other security holders or both, the Company will use its best efforts to register the Investors' shares upon the Investors' request. If at any time (1) the Investors request that the Company file a registration statement on Form S-3 for a public offering of all or any portion of the Shares, and (2) the Company is eligible to use Form S-3 to register such shares, then the Company shall use its best efforts to register the Investors' shares under the Securities Act on Form S-3 for public sale.

  Acquisition of Remaining 25% Interest in Hangzhou Shengming

On July 1, 2010, Evercharm entered into a share transfer agreement with Cheng Loong (Hangzhou) Investment Co., Ltd., a Samoa corporation ("Cheng Loong"), to acquire the remaining 25% equity ownership interest in Hangzhou Shengming from Cheng Loong at a purchase price of $3.0 million. The purchase price was paid by the Company in one lump sum on July 28, 2010. Under applicable PRC law, the acquisition of the 25% equity interest in Hangzhou Shengming must be approved by the appropriate foreign investment approval authority, and then registered with a competent branch of the State Administration of Industry and Commerce. We are still awaiting regulatory approval of this acquisition. Subject to obtaining the required PRC regulatory approvals and registrations, we expect to consummate the acquisition as soon as practicable. Failure to obtain these necessary approvals may result in the unwinding of the acquisition.

  Acquisition of Suzhou Asian & American Paper Products Co., Ltd.

On August 16, 2010, Great Shengda entered into an equity transfer agreement to acquire 100% equity interest in Suzhou Asian & American Paper Products Co., Ltd., or Suzhou AA, a Suzhou-based company that is principally engaged in the manufacturing and sale of paper products. The purchase price was RMB 3,000,000 (approximately $441,436), of which RMB 1,853,100 (approximately $272,675) was paid to Meiying Dai for her 61.77% equity interest, and RMB 1,146,900 (approximately $168,761) was paid to Caocheng Qu for his 38.23% equity interest. We expect the acquisition to be consummated upon approval by the local administration for industry and commerce, expected to be issued within three months of the date of the equity transfer agreement. Caocheng Qu is the maternal uncle of our Chairman, Nengbin Fang. Meiying Dai is Caocheng Qu's wife. Except with respect to the equity transfer agreement and the parties' family relationship, there is no affiliate relationship between Suzhou AA and the Company or any of the Company's subsidiaries or other affiliates.

  Independent Registered Public Accounting Firm

Prior to May 24, 2010, our independent registered public accounting firm was Randall N. Drake, CPA PA, or Randall Drake, while Evercharm's independent registered public accounting firm was Bernstein & Pinchuk LLP, or B&P. On May 24, 2010, our board of directors approved the dismissal of Randall Drake as our independent auditor, effective immediately.

Randall Drake's reports on our financial statements as of the fiscal years ended June 30, 2009 and June 30, 2008 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that its report for the fiscal years ended June 30, 2009 and June 30, 2008 contained a going concern qualification as to the ability of us to continue.

During the years ended June 30, 2009 and 2008 and the subsequent interim period through the date of Randall Drake's dismissal on May 24, 2010, there were no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure which disagreement(s), if not resolved to the satisfaction of Randall Drake, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report as described in Item 304 (a)(1)(iv) of Regulation S-K. There have been no reportable events as provided in Item 304(a)(1)(v) of Regulation S-K during the Company's fiscal years ended June 30, 2009 and 2008, and any later interim period, including the interim period up to and including the date the relationship with Randall Drake ceased.

We furnished Randall Drake with a copy of this disclosure on May 24, 2010, providing Randall Drake with the opportunity to furnish us with a letter addressed to the SEC stating whether it agrees with the statement made by us herein in response to Item 304(a) of Regulation S-K and, if not, stating the respect in which it does not agree. A letter from Randall Drake dated May 24, 2010 was filed as Exhibit 16.1 to our current report on Form 8-K/A filed with the SEC on June 15, 2010.

Principal Factors Affecting Our Financial Performance

We believe that the following factors will continue to affect our financial performance:

•
Rising Consumer Purchasing Power and Growth of the Chinese Economy.  Rising consumer purchasing power in China and growth of the Chinese economy in the last few years have translated into an increasing demand for, and sales of, consumer products, such as food products, household electrical appliances and furniture. Our management believes this increase in demand for consumer products has led, and will continue to lead, to increasing demand for paper packaging products. Government spending on infrastructure in connection with the Beijing Olympic Games and Shanghai World Expo 2010 has also facilitated more dynamic development of commerce in the PRC. The World Bank forecasts that China's GDP will grow at an average rate of 8.4% from 2009 to 2014. While the export sector may not achieve growth rates as strong as those experienced in the past decade, we believe consumer spending in China will help keep the Chinese economy buoyant in view of the Chinese government's stated goal of stimulating domestic consumer spending.

•
Ability to Maintain High Margin.  We have flexibility in pricing our products. We negotiate prices with over 700 customers for their orders based on order size and product requirements. We believe most of our customers are willing to pay us higher prices for our high quality products, timely delivery and strong production capacity that meets their requirements, which we expect will allow us to maintain high profit margins for our products. We also strive to diversify our products and have started to develop high gross margin products such as color-printed carton and pre-printing paper. The trends favoring high-quality and environmentally friendly packaging solutions, as discussed below, also should allow us to maintain our high profit margins.

•
Fluctuation in Raw Material Costs.  Historically, approximately 70% of our cost of goods sold comprised of raw materials, mainly raw paper. Thus our cost of goods sold is sensitive to the price of raw paper. We have experienced fluctuation in raw material costs in the last couple of years as a result of world economic conditions. Raw paper price was higher in 2008, dropped significantly in 2009 and rose again in the first half of 2010. We normally can pass the cost increase to our customers, but there may be a time lag of about two months. In view of the anticipated continued growth in the Chinese economy and the gradual improvement in global economic conditions, demand for raw paper will likely remain strong. Therefore, we anticipate continued upward pressure on raw paper prices through 2010.

•
Dependence on the YRD Region.  The YRD, which includes Xiaoshan, the location of our subsidiaries, is an important manufacturing base in China with a highly developed transportation infrastructure. Given the relatively high cost of transporting paper, our sales have been limited to areas within 300-500 kilometers of our manufacturing facilities. Therefore, most of our customers are in the YRD region and we are dependent on the region's continued economic growth. The YRD accounts for approximately 20% of China's GDP and one-third of China's imports and exports. In August 2007, Xinhua News Agency reported that the region's GDP was forecasted to grow at an annual rate of approximately 11% and reach RMB 16.0 trillion (approximately $2.4 trillion) by 2020. We expect the economy of YRD to continue to grow rapidly throughout the rest of 2010 and all of 2011, which will provide a favorable macroeconomic environment for our business. We do not believe any of our key customers will relocate out of the region in the foreseeable future.

•
Industry Trends.  We believe we benefit from a number of favorable trends. According to S&P Consulting, market demand for corrugated paper cartons will grow from 2009 at a CAGR of 14.2% to 62.6 billion square meters in 2013, with China, according to the China Packaging Federation, overtaking the United States as the largest corrugated paper carton market in the world. With environmental concern becoming an increasingly important topic around the world, packaging materials are expected to be energy saving, toxic-free, reusable, degradable and multi-functional. Government mandate as well as consumer preference make paper a more environmentally-friendly substitute for metal, plastic or glass as packaging material. All of the foregoing translates into significant growth potential for the corrugated paper packaging industry in the PRC. Furthermore, as the standard of living rises, consumers are becoming more discerning about product image and presentation. The increased consumer sophistication translates into growing demand for high-quality and esthetically pleasing packaging. We are well positioned to take advantage of these market trends as we expand our capacity for color-printed cartons.

•
Expansion Plans.  We intend to grow our business through further penetration of existing markets, entry into new markets and acquisition of complementary businesses or competitors. We expect to use most of the proceeds from this offering to acquire a paper manufacturing company and one or more paper packaging companies. If we successfully acquire these target companies, we should be able to produce some of the raw paper we use and gain new customers in new markets. We recently entered into an equity transfer agreement dated August 16, 2010 to acquire Suzhou Asian & American Paper Products Co., Ltd. for RMB 3,000,000, which acquisition is expected to close within three months from the date of the equity transfer agreement. Suzhou AA is engaged in the manufacturing and sale of paper products and has the capacity to manufacture 18 million square meters of flexo cartons. We expect that Suzhou AA will contribute positively to our revenues and net income. We intend to leverage Suzhou AA's proximity to some of our major customers, including, among others, Suzhou Samsung Electronics Co. Ltd., to save freight costs and better serve these customers.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial conditions and results of operations and require management's difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management's current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements.

  Revenue Recognition

We recognize revenue in accordance with Staff Accounting Bulletin No. 104, "Revenue recognition," or ASC Topic 605. All of the following criteria must be met in order for us to recognize revenue: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) price to the buyer is fixed or determinable; and (4) collectability is reasonably assured.

Delivery does not occur until products have been shipped to the customers, risk of loss has transferred to the customers and customers' acceptance has been obtained, or we have objective evidence that the criteria specified in customers' acceptance provisions have been satisfied. The sales price is not considered to be fixed or determinable until all contingencies related to the sale have been resolved.

In the PRC, value added tax, or VAT, of 17% on the invoice amount is collected in respect of the sales of goods on behalf of tax authorities. The VAT collected is not revenue to us; instead, the amount is recorded as a liability on the balance sheet until such VAT is paid to the authorities.

  Accounts and Notes Receivable

Accounts receivable are recognized and carried at original sales amount less an allowance for uncollectible accounts, as needed.

Accounts receivable are reviewed periodically as to whether they are past due based on contractual terms and their carrying value has become impaired. An allowance for doubtful accounts is recorded in the period in which loss is determined to be probable based on an assessment of specific evidence indicating doubtful collection, historical experience, account balance aging and prevailing economic conditions. Accounts receivable balances are written off after all collection efforts have been exhausted. No significant account receivable balance was written off for the years ended December 31, 2009, 2008 and 2007 or for the six months ended June 30, 2010. Based on our collection experience, management does not believe that bad debt reserve is warranted at this time.

Notes receivable represent bankers' acceptances that have been arranged with third-party financial institutions by certain customers to settle their purchases from us. These bankers' acceptances are non-interest bearing and are collectible within six months. Such sales and purchasing arrangements are consistent with industry practices in the PRC.

There are no outstanding amounts from customers that individually represent greater than 10% of the total balance of accounts receivable for the years presented.

  Income Taxes

We follow Statement of Financial Accounting Standard, or SFAS, No. 109, "Accounting for Income Taxes," or ASC Topic 740, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates, applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

  Fair Value Measurements

Financial instruments include cash and cash equivalents, accounts and notes receivable, prepayments and other receivables, short-term loans, accounts and notes payable, other payables and amounts due to related parties. The carrying amounts of these financial instruments approximate their fair value due to the short term maturities of these instruments.

We adopted SFAS No. 157, "Fair Value Measurements," or ASC Topic 820-10, on January 1, 2008 for all financial assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis (at least annually). ASC Topic 820-10 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. We have not adopted ASC Topic 820-10 for non financial assets and non financial liabilities, as these items are not recognized at fair value on a recurring basis.

ASC Topic 820-10 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for an assets or liability required or permitted to be recorded at fair value, we consider the principal or most advantageous market in which it would be transacted and consider assumptions that market participants would use when pricing the asset or liability.

ASC Topic 820-10 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC Topic 820-10 establishes three levels of inputs that may be used to measure fair value:

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

  Concentration of Credit Risk

Assets that potentially subject us to significant concentration of credit risk primarily consist of cash and cash equivalents, accounts and notes receivable. As of December 31, 2009 and 2008, substantially all of our cash and cash equivalents were deposited in financial institutions located in the PRC, which management believes are of high credit quality. Accounts receivable are typically unsecured and are derived from revenue earned from customers in the PRC. The risk with respect to accounts receivable is mitigated by credit evaluations we perform on our customers and its ongoing monitoring process of outstanding balances.

  Concentration of Customers

No customer individually accounted for greater than 10% of the total revenues for the periods presented, except that in 2009, Hangzhou Wahaha Group, accounted for more than 10% of our total revenue for the year. The majority of our customers are, however, located in the YRD, therefore, we are very dependent on such region's continued economic growth.

Internal Control over Financial Reporting

In connection with the audit of our consolidated financial statements for the years ended December 31, 2009, 2008 and 2007, our independent auditors identified certain matters involving our internal controls and operations that constitute material weaknesses under standards of the Public Company Accounting Oversight Board, or PCAOB. The PCAOB defines a material weakness as a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis. Our independent auditors noted the following material weaknesses: (1) we have insufficient resources to prevent us from properly performing financial reporting functions and that we do not have sufficient personnel with an appropriate level of competency in the application of U.S. GAAP; and (2) we have not established an audit committee and do not have a fully functioning internal audit department to support our internal control structure. Our independent auditors have recommended that we prepare a financial reporting checklist to ensure all necessary procedures are performed when preparing our financial statements and that we hire additional personnel with adequate knowledge of U.S. GAAP. They also recommended that we establish an audit committee and an internal audit department. We intend to undertake these recommended measures to remedy these material weaknesses; however, there can be no assurance that these measures will be sufficient to remedy the material weaknesses identified or that additional material weaknesses or other control or significant deficiencies will not be identified in the future.

Taxation

United States.    China Packaging is subject to United States tax at a tax rate of 34%. No provision for income tax in the United States has been made as China Packaging had no U.S. taxable income for 2009, 2008 and 2007 and for the six months ended June 30, 2010.

British Virgin Islands.    Evercharm was incorporated in the BVI and under the current laws of the BVI, is not subject to income tax.

China.    Great Shengda was entitled to two years exemption followed by three years half deduction on its income tax rate from 2005. Thus it was subject to a 12% enterprise income tax, or EIT, and 1.2% local tax for the fiscal year of 2007, and favorable tax rate at 12.5% for the fiscal years of 2008 and 2009, and a 25% rate for the six months ended June 30, 2010. Hangzhou Shengming is also entitled to two years exemption followed by three years half deduction on income tax rate from 2007, thus it was exempt from EIT for 2007 and 2008 and was granted a 12.5% EIT rate for 2009, 2010 and 2011. Shengda Color was subject to a 25% EIT rate for 2008 and 2009 and the six months ended June 30, 2010.

China's Enterprise Income Tax Law and its implementing rules generally provide that a 10% withholding tax applies to China-sourced income derived by non-resident enterprises for PRC enterprise income tax purposes unless the jurisdiction of incorporation of such enterprises' shareholder has a tax treaty with China that provides for a different withholding arrangement.

We incurred income tax of $3.0 million for the six months ended June 30, 2010, an increase of $2.3 million, or 288.3%, from the income tax incurred in the same 2009 period, which was $0.8 million. This increase was mainly attributed to the termination of tax holiday for Great Shengda from 2010 and the increase of income before income tax expense in the six months ended June 30, 2010 as compared to the same period in 2009. We incurred income tax of $1.7 million for the year ended December 31, 2009, a decrease of $0.1 million, or 7.5%, from the tax we incurred in 2008, which was $1.8 million. This decrease in tax was due to the withholding tax for dividend distributed to Evercharm in 2008, while no such event occurred in 2009. Compared to income tax of $1.2 million incurred for the year ended December 31, 2007, income tax incurred increased by $0.6 million, or 57.7%, for 2008. The increase was due to growth in our revenue and operating profit in 2008 and the withholding tax for dividend distribution in 2008 mentioned above.

Our future effective income tax rate depends on various factors, such as tax legislation, the geographic composition of our pre-tax income and non-tax deductible expenses incurred. Our management carefully monitors legal and other developments and will make appropriate tax saving planning when necessary and available.

Results of Operations

	Six Months Ended June 30,
	2009		2010
	Amount (U.S. dollars)	Percent of Revenues	Amount (U.S. dollars)	Percent of Revenues
	(Unaudited)		(Unaudited)
Revenues	$45,008,666	100.00%	$60,911,671	100.00%
Cost of goods sold	33,195,306	73.75%	43,598,999	71.58%

Gross profit	11,813,360	26.25%	17,312,672	28.42%

Operating expenses
Selling expenses	3,304,650	7.34%	2,193,232	3.60%
General and administrative expenses	1,995,376	4.43%	2,465,631	4.05%

	5,300,026	11.78%	4,658,863	7.65%

Other income (expenses)
Interest income	325,766	0.72%	382,794	0.63%
Interest expense	(419,578)	(0.93)%	(285,999)	(0.47)%

	(93,812)	(0.21)%	96,795	0.16%

Income before income tax expense and noncontrolling interest	6,419,522	14.26%	12,750,604	20.93%
Income tax expense	781,526	1.74%	3,034,276	4.98%

Net income	5,637,996	12.53%	9,716,328	15.95%
Less: net income attributable to noncontrolling interest	(86,720)	(0.19)%	(415,279)	(0.68)%

Net income attributable to China Packaging common stockholders	$5,551,276	12.33%	$9,301,409	15.27%

Six Months Ended June 30, 2010 Compared to Six Months Ended June 30, 2009

Revenues.    Revenues increased $15.9 million, or 35.3%, to $60.9 million in the six months ended June 30, 2010 from $45.0 million in the same period of 2009. Higher selling prices, representing the primary reason for increased revenues, resulted in a $10.9 million increase in revenues. The average purchase price of raw materials increased by approximately 26% in the first half of 2010 as compared to the same period in 2009, which cost increase was partially passed on to customers through increased selling prices, ranging from approximately 15% to 30%, for our major products. We expect our selling prices to stabilize for the remainder of 2010 unless our raw material costs continue to increase, in which case we may decide to increase selling prices further. The remainder of our revenue increase was primarily a result of increased sales volume from strengthened demand for our products, including demand from our major customers in the food, beverage and cigarettes and home appliances and electronics sectors, brought about by the recovery of the economy, which accounted for $5.0 million of our revenue increase.

Our product mix, based on revenues, changed with color cartons accounting for a higher percentage of our revenues than in prior periods. For the six months ended June 30, 2010, color cartons accounted for 26.8% of our revenues, and flexo cartons accounted for the rest, compared to 24.2% and 75.8%, respectively, for the same period in 2009. Average per square meter prices for our color cartons and flexo cartons in the first half of 2010 were approximately $0.42 and $0.35, respectively, as compared to approximately $0.36 and $0.28, respectively, for the same period of 2009. We expect sales volume of color cartons will continue to increase and account for an increasing portion of our revenues as we intend to expand our production capacity for color cartons to meet anticipated rising demand arising from increased consumer emphasis on image and presentation.

Consumer and industrial goods manufacturing sectors are the principal markets we serve. Our major customers remained home appliances and electronics manufacturers and food, beverage and cigarette manufacturers in the YRD, accounting for 26.7% and 20.7% of our revenues in the six months ended June 30, 2010, respectively. We benefited from the economic recovery of the region since the financial crisis in 2008. According to Development Research Centre of the State Council of China, the YRD economy experienced significant growth in 2009 and 2010, representing a GDP growth rate of 7.3% from 2008 to 2009 and 20.6% from the first half of 2009 to the same period of 2010. We expect the economy of the YRD to continue to grow rapidly into the rest of 2010 and 2011, which should provide a favorable macroeconomic environment for our business.

Cost of Goods Sold.    Our cost of goods sold comprised raw materials, labor cost (production-related workers), depreciation and amortization of production-related equipment, utilities consumption costs and overhead allocation. Historically, approximately 70% of our cost of goods sold consisted of raw materials, mainly raw paper. Therefore, our cost of goods sold is particularly sensitive to the purchase price of raw paper. The next largest component of our cost of goods sold is labor cost, with other raw materials representing a relatively insignificant portion of our cost of goods sold. We expect minimal increases in labor costs in the YRD in the near future because wages in the region are already relatively high compared to other regions. Further, our production workers generally do not need to be particularly highly-skilled, as our production process is highly automated, resulting in an abundant supply of labor. If wages were to increase drastically, we may consider automating additional tasks to reduce labor costs.

Our cost of goods sold increased $10.4 million, or 31.3%, to $43.6 million in the six months ended June 30, 2010 from $33.2 million in the same period of 2009. This increase was mainly due to an increase in the cost of raw paper, which increased $8.9 million, or 34.8%, to $34.1 million in the six months ended June 30, 2010 from $25.3 million in the same period of 2009. The increase in our raw paper costs was primarily due to an increase in our sales volume and an increase in the average purchase price of raw materials. Labor costs also accounted for a portion of the increase in our cost of goods sold as such costs increased $0.3 million, or 13.2%, to $2.9 million in the six months ended June 30, 2010 from $2.6 million in the same period of 2009. Despite the increase in the absolute figure, our cost of goods sold as a percentage of revenues decreased from 73.8% in the six months ended June 30, 2009 to 71.6% in the same period of 2010. This decrease was due to our improved production process and equipment, which resulted in more efficient equipment utilization, reduced waste and reduced time to complete an activity from start to finish, as well as our passing on the cost increase of raw paper partially to our customers.

Gross Profit.    Our gross profit increased $5.5 million, or 46.6%, to $17.3 million during the six months ended June 30, 2010 from $11.8 million in the same period of 2009. Gross profit from flexo cartons increased by $3.7, or 42.5%, to approximately $12.3 million in the six months ended June 30, 2010 from $8.7 million in the same period of 2009. Gross profit from color cartons increased by $1.8, or 58.1%, to approximately $5.0 million in the six months ended June 30, 2010 from $3.1 million in the same period of 2009. Gross profit as a percentage of revenues was 28.4% during the six months ended June 30, 2010, as compared to 26.3% during the same period of 2009. Such percentage increase was mainly the result of the increase in revenues with a proportionately smaller increase in the cost of goods sold. The increase in our gross profit was also partially due to the addition of higher margin packaging products, including waterproof and extra heavy-duty packaging, to our product offering.

Selling Expenses.    Selling expenses include freight, salary and benefits for sales and marketing personnel, travelling and advertising expenses, of which freight represents the most significant factor, accounting on average for approximately 60% of selling expenses. Our selling expenses decreased $1.1 million, or 33.6%, to $2.2 million during the six months ended June 30, 2010, from $3.3 million in the same period of 2009 of which $0.3 million was accounted by the decrease in traveling and advertising expenses, from $0.4 million in the first half of 2009 to $0.1 million in the first half of 2010. As a percentage of revenues, selling expenses in the six months ended June 30, 2010 decreased to 3.6% from 7.3% for the same period of 2009. In the same period of 2009, we incurred higher selling expenses because we devoted more resources to develop, expand and explore the market in light of the unfavorable economic conditions in 2009. To date, we have not spent significant amounts on advertising as we mainly rely on long-term relationships with existing customers and our reputation as a quality packaging solutions provider in the YRD to attract new customers.

We engaged a logistics specialist in fiscal 2009 to evaluate how we may improve efficiency. As a result of the evaluation, we changed our delivery logistics to ship products when we can fill a truckload with products, to the extent no delay in delivery and no undue demand on storage capacity will result, rather than shipping when the products were manufactured. This has helped reduced freight cost in the first half of 2010. Freight as a percentage of revenues in the first half of 2010 was approximately 2.4%, reduced from approximately 4.7% in the same period last year. We intend to continue to optimize our delivery logistics in this manner to keep selling expenses down.

Freight costs in a region generally fluctuate with the region's level of economic activities. However, the fluctuations in freight costs generally do not have significant impact on our costs because the relatively short lead time (usually two weeks or less) for our products enables us to reflect freight costs in our selling prices.

General and Administrative Expenses.    General and administrative expenses comprise R&D expense, salary and benefits for administrative personnel, rental fee, depreciation and amortization for equipment used other than for production and miscellaneous expenses unrelated to production. Our administrative expenses increased $0.5 million, or 23.6%, to $2.5 million during the six months ended June 30, 2010 from $2.0 million in the same period of 2009. The increase was mainly attributable to business expansion and more bonuses paid in the first half of 2010 due to improving business performance over the period. The total amount of salary, traveling, office, depreciation, maintenance and advertising expenses increased to $1.0 million in the first half of 2010 from $0.4 million in the same period of 2009, while R&D expenses decreased by $0.3 million. R&D expenses decreased to $0.04 million in the first half of 2010 from $0.3 million in the same period in 2009. However, we will continue to invest in R&D throughout the year and we expect R&D expenses will reach approximately $1.0 million for the year ended December 31, 2010. As a percentage of revenues, administrative expenses in the six months ended June 30, 2010 decreased to 4.1%, as compared to 4.4% for the same period of 2009.

Interest Expense.    Our interest expenses decreased $0.1 million, or 31.9%, to $0.3 million during the six months ended June 30, 2010 from $0.4 million in the same period of 2009. As a percentage of revenues, interest expense in the six months ended June 30, 2010 decreased to 0.5%, as compared to 0.9% for the same period of 2009. The decrease is mainly attributable to a lower short-term loan balance in the six months ended June 30, 2010 as compared to the same period of 2009.

Income Before Income Tax Expense and Noncontrolling Interest.    Income before income tax expense and noncontrolling interest increased $6.3 million, or 98.6%, to $12.8 million in the six months ended June 30, 2010 from $6.4 million in the same period of 2009. Income before income tax expense and noncontrolling interest as a percentage of our revenues increased to 20.9% in the six months ended June 30, 2010, as compared to 14.3% in the same period in 2009, as a result of the factors described above.

Income Tax Expense.    Our income tax expense increased to $3.0 million from $0.8 million during the six months ended June 30, 2010 as compared to the same period of 2009. The increase in income tax expense was mainly attributable to the termination of the tax holiday for Great Shengda in 2010 and the increase of income before income tax expense in the six months ended June 30, 2010 as compared to the same period in 2009. Great Shengda enjoyed a 12.5% preferential EIT rate in 2009. Starting in 2010, Great Shengda is subject to the uniform income tax rate of 25%.

Net Income.    Our net income increased $4.1 million, or 72.3%, to $9.7 million in the six months ended June 30, 2010 from $5.6 million in the same period of 2009. The increase in our net income is the result of higher revenues, higher gross profit, and lower costs due to cost control of freight cost, as discussed above.

The following table sets forth key components of our results of operations for the periods indicated, in dollars and as a percentage of revenue.

	Year Ended December 31,
	2007		2008		2009
	Amount (U.S. dollars)	Percent of Revenues	Amount (U.S. dollars)	Percent of Revenues	Amount (U.S. dollars)	Percent of Revenues
Revenues	$79,116,893	100.00%	$92,289,406	100.00%	$94,664,477	100.00%
Cost of goods sold	59,593,160	75.32%	68,834,379	74.59%	69,227,722	73.13%

Gross profit	19,523,733	24.68%	23,455,027	25.41%	25,436,755	26.87%

Operating expenses
Selling expenses	5,796,808	7.33%	7,102,250	7.70%	6,986,769	7.38%
General and administrative expenses	3,910,042	4.94%	4,769,220	5.17%	4,157,667	4.39%

	9,706,850	12.27%	11,871,470	12.87%	11,144,436	11.77%

Other income (expenses)
Interest income	504,778	0.64%	621,454	0.67%	620,039	0.65%
Interest expense	(901,384)	(1.14)%	(995,707)	(1.08)%	(856,618)	(0.90)%

	(396,606)	(0.5)%	(374,253)	(0.41)%	(236,579)	(0.25)%
Income before income tax expense and noncontrolling interest	9,420,277	11.91%	11,209,304	12.15%	14,055,740	14.85%
Income tax expense	1,194,505	1.51%	1,836,315	1.99%	1,698,064	1.79%

Net income	8,225,772	10.40%	9,372,989	10.16%	12,357,676	13.05%
Less: net income attributable to noncontrolling interest	(322,809)	(0.41)%	(422,159)	(0.46)%	(205,776)	(0.22)%

Net income attributable to China Packaging common stockholders	$7,902,963	9.99%	$8,950,830	9.70%	$12,151,900	12.84%

Fiscal Year Ended December 31, 2009 Compared to Fiscal Year Ended December 31, 2008

Revenues.    Revenues increased $2.4 million, or 2.6%, to $94.7 million in 2009 from $92.3 million in 2008. Revenue growth remained relatively flat in 2009, as our customers and the YRD were not spared of the consequences brought by the global economic crisis that began in the latter part of 2008 and lasted until mid-2009. Our average pricing for our products decreased 8.0% in 2009, reflecting lower raw material costs; however, the financial crisis did not directly impact our sales volume, which increased by 9.6%. The small increase in revenues in 2009 was mostly due to an increase in sales of color cartons as the revenues from color cartons increased to $24.5 million in 2009 compared to $15.6 million in 2008. This increase in revenues from color cartons was partially offset by a decrease in revenues from sales of flexo cartons, which decreased to $70.2 million in revenues in 2009 from $76.7 million in 2008.

Our product mix, based on revenues, changed with color cartons accounting for a higher percentage of our revenues than in prior periods. Color cartons accounted for 25.9% of our revenues, and flexo cartons accounted for the rest, for the year ended December 31, 2009, compared to 16.9% and 83.1%, respectively, for 2008. Average per square meter prices for our color cartons and flexo cartons in fiscal year 2009 were $0.38 and $0.29, respectively, as compared to $0.46 and $0.31, respectively, for fiscal year 2008.

Our customer base remained stable from 2008 to 2009, and we were able to attract additional customers for our color-printed paper products. We continued to serve the consumer and industrial goods manufacturing sectors. Our major customers were home appliances and electronics manufacturers and food, beverage and cigarette manufacturers in the YRD, accounting for approximately 23% and 27% of our revenues in fiscal year 2009.

Cost of Goods Sold.    Our cost of goods sold comprised raw materials, labor costs (production-related workers), depreciation and amortization for production-related equipment, utilities consumption costs and overhead allocation. Historically, approximately 70% of our cost of goods sold consisted of the cost of raw materials, mainly raw paper. Other raw materials do not represent a significant portion of our cost of goods sold. The average purchase price of raw paper in 2009 decreased by approximately 19% from 2008, which led to the decrease of cost of goods sold. However, this impact was offset by an increase in sales volume, which in 2009 increased 9.6% from 2008 and resulted in an increase in our cost of goods sold by $0.4 million, or 0.6%, to $69.2 million in 2009 from $68.8 million in 2008.

The cost of goods sold, as a percentage of sales revenue, decreased from 74.6%, or $68.8 million, in 2008 to 73.1%, or $69.2 million, in 2009. The decrease was due to our improved production process and equipment, resulting in more efficient equipment utilization, reduced waste and reduced average production time.

Gross Profit.    Our gross profit increased $2.0 million, or 8.5%, to $25.4 million during 2009 from $23.5 million in 2008. This increase in gross profit was mostly attributable to increased sales of color cartons, which generally have higher profits margins than flexo cartons. Gross profit from color cartons increased by $3.0 million, or 68.1%, to $7.4 million in 2009 from $4.4 million in 2008. Gross profit as a percentage of sales revenue was 26.9% during 2009 as compared to 25.4% during 2008. The percentage increase was mainly attributable to the increase in revenues with a proportionately smaller increase in cost of goods sold. While we introduced new, higher margin packaging products, including waterproof and extra heavy-duty packaging, to our product offering in the second half of 2009, this did not have an immediate significant impact on our gross profit due to the time it takes to market and sell new products.

Selling Expenses.    Selling expenses include freight, salary and benefits for sales and marketing personnel, travelling and advertising expenses. Our selling expenses decreased $0.1 million, or 1.6%, to $7.0 million during 2009 from $7.1 million in 2008. The change in selling expenses in 2009 from 2008 was in line with the slight increase in our revenues in 2010.

Freight is the most significant component, accounting for 4.6% and 4.8% of revenues in fiscal 2009 and 2008, respectively. We engaged a logistics specialist during fiscal 2009 to assist us in evaluating ways in which we may reduce costs in future periods.

General and Administrative Expenses.    General and administrative expenses comprise R&D expense, salary and benefits for administrative personnel, rental fee, depreciation and amortization for equipment used other than for production and miscellaneous expenses unrelated to production. Our administrative expenses decreased $0.6 million, or 12.8%, to $4.2 million during 2009 from $4.8 million in 2008. As a percentage of sales revenue, administrative expenses in 2009 decreased to 4.4%, as compared to 5.2% for 2008. The decrease was mainly attributable to our strict expense controls and improved management efficiency. R&D expense in 2009 amounted to $414,128, compared to $6,453 in

2008. The substantial increase in R&D expense in 2009 was mainly due to the Company's investment in research on heavy equipment packaging and waterproof cartons.

Interest Expenses.    Our interest expenses decreased $0.1 million, or 14.0%, to $0.9 million in 2009 from $1.0 million in 2008. As a percentage of sales revenue, interest expenses in 2009 decreased to 0.9%, as compared to 1.1% in 2008. The fluctuation was mainly attributable to lower short term bank loan balances in 2009.

Income Before Income Tax Expense and Noncontrolling Interest.    Income before income tax expense and noncontrolling interest increased $2.9 million, or 25.4%, to $14.1 million in 2009 from $11.2 million in 2008. Income before income tax expense and noncontrolling interest as a percentage of sales revenue increased to 14.9% in 2009, as compared to 12.2% in 2008. The increase was mainly attributable to the slight increase in gross margin, which resulted from the lower raw material price in 2009.

Income Tax Expense.    Our income tax expense decreased to $1.7 million in 2009 from $1.8 million in 2008. In 2008, we incurred a 10% withholding tax, in accordance with the EIT Law, as a result of Great Shengda's RMB 45.0 million (approximately $6.6 million) dividend distribution to Evercharm. Excluding the 2008 withholding tax, our income tax expense increased by approximately $0.5 million in 2009 due primarily to our increase in profits.

Net Income.    Our net income increased $3.0 million, or 31.8%, to $12.4 million in 2009 from $9.4 million in 2008, as a result of the factors described above.

Fiscal Year Ended December 31, 2008 Compared to Fiscal Year Ended December 31, 2007

Revenues.    Revenues increased $13.2 million, or 16.7%, to $92.3 million in 2008 from $79.1 million in 2007. The significant increase was mainly attributable to expansion in the business of Hangzhou Shengming, whose revenues increased $8.1 million, or 43.1%, in 2008 over revenues in 2007, the year in which it commenced operations. Excluding revenues of Hangzhou Shengming, our revenues also increased about $5.0 million due to the increased demand for our products fueled by continued growth in the manufacturing sector, including in the food, beverage and cigarettes and home appliances and electronic sectors, in China.

Color cartons accounted for 16.9% of our revenues, and flexo cartons accounted for the rest, for the year ended December 31, 2008, compared to 17.8% and 82.2% respectively, for 2007. Average per square meter prices for our color cartons and flexo carton in fiscal year 2008 were $0.46 and $0.31, respectively, as compared to $0.39 and $0.26, respectively, for fiscal year 2007.

We continued to serve the consumer and industrial goods manufacturing sectors. Our major customers were home appliances and electronics manufacturers and food, beverage and cigarette manufacturers in the YRD, accounting for approximately 25% and 28% of our revenues in fiscal year 2008. Hangzhou Shengming also brought in new customers from the home appliances and electronics manufacturing and food, beverage and cigarette manufacturing sectors.

Cost of Goods Sold.    Our cost of goods sold comprised raw materials, labor costs (production-related workers), depreciation and amortization for production-related equipment, utilities consumption costs and overhead allocation. Historically, approximately 70% of our cost of goods sold consisted of the cost of raw materials, mainly raw paper. Our cost of goods sold increased $9.2 million, or 15.5%, to $68.8 million in 2008 from $59.6 million in 2007. The increase was mainly associated with Hangzhou Shengming's business expansion and increase in production – Hangzhou Shengming's cost of goods sold increased by $5.8 million, or 37.9%, in 2008, as compared with 2007 when it commenced operations. The cost of goods sold, as a percentage of sales revenue, slightly decreased to 74.6% in 2008 from 75.3% in 2007. The decrease was due to our improved production process and equipment resulting in more efficient equipment utilization and the benefit of economies of scale resulting from Hangzhou Shengming's business expansion in 2008.

Gross Profit.    Our gross profit increased $3.9 million, or 20.1%, to $23.5 million in 2008 from $19.5 million in 2007. The increase in profit was principally attributable to Hangzhou Shengming's business expansion. Gross profit as a percentage of revenues was 25.4% during 2008 and 24.7% during 2007.

Selling Expenses.    Selling expenses include freight, salary and benefits for sales and marketing personnel, travelling and advertising expenses. Our selling expenses increased $1.3 million, or 22.5%, to $7.1 million in 2008 from $5.8 million in 2007. The increase in selling expenses was mainly associated with Hangzhou Shengming's business expansion in 2008. As a percentage of sales revenue, selling expenses increased slightly to 7.7% in 2008 from 7.3% in 2007. Freight, the largest component of selling expenses, represented approximately 4.8% of revenues in both fiscal years 2008 and 2007.

General and Administrative Expenses.    General and administrative expenses comprise of R&D expense, salary and benefits for administrative personnel, rental fee, depreciation and amortization for equipment used other than for production, and miscellaneous expenses unrelated to production. Our administrative expenses increased $0.9 million, or 22.0%, to $4.8 million in 2008 from $3.9 million in 2007. As a percentage of revenues, administrative expenses increased to 5.2% in 2008 as compared to 4.9% in 2007. The increase was mainly attributable to the expansion of business, especially the business developed by Hangzhou Shengming, which only commenced business in 2007.

Interest Expenses.    Our interest expenses increased $0.1 million, or 10.5%, to $1.0 million in 2008 from $0.9 million in 2007. As a percentage of revenues, interest expenses slightly decreased to 1.1% in 2008 from 1.1% in 2007. The higher revenues generated in 2008 accounted for the decrease in interest expenses as a percentage of revenues.

Income Before Income Tax Expense and Noncontrolling Interest.    Income before income tax expense and noncontrolling interest increased $1.8 million, or 19.0%, to $11.2 million in 2008 from $9.4 million in 2007. Income before income tax expense and noncontrolling interest as a percentage of revenues increased to 12.2% in 2008 from 11.9% for 2007, as a result of the factors described above.

Income Tax Expense.    Our income taxes increased $0.6 million, or 53.7%, to $1.8 million in 2008 from $1.2 million in 2007. The increase in income taxes in 20008 was mainly attributable to the 10% withholding tax incurred, as required by the EIT Law, in 2008 in connection with Great Shengda's RMB 45.0 million (approximately $6.6 million) dividend distribution to Evercharm that year.

Net Income.    Our net income increased $1.2 million, or 14.0%, to $9.4 million in 2008 from $8.2 million for 2007 as a result of the factors described above.

Liquidity and Capital Resources

Cash generated from our operations and borrowing capacity under our lines of credit are used as our primary source of liquidity. As of June 30, 2010, we had cash and cash equivalents of $18.7 million, restricted cash of $2.2 million and $15.2 million of borrowing capacity under two lines of credit. As of December 31, 2009, we had cash and cash equivalents of $12.7 million, restricted cash of $4.4 million and $26.6 million of borrowing capacity under three lines of credit. We anticipate that cash generated from our operations and borrowing capacity under our lines of credit will be sufficient to satisfy our obligations. The following table provides detailed information about our net cash flow for all financial statement periods presented in this prospectus.

	Year Ended December 31,			Six Months Ended June 30,
	2007	2008	2009	2009	2010
				(Unaudited)	(Unaudited)
Net cash provided by operating activities	$9,923,470	$3,320,024	$16,829,943	$4,164,807	$2,634,230
Net cash used in investing activities	(7,592,585)	(6,657,641)	(3,561,399)	(1,763,706)	(1,009,383)
Net cash (used in) provided by financing activities	(6,978,510)	3,315,450	(7,432,932)	(1,125,369)	4,327,736
Effects of foreign currency exchange rate fluctuation on cash and cash equivalents	256,736	396,178	3,582	(9,956)	76,244
Net changes in cash and cash equivalents	(4,390,889)	374,011	5,839,194	1,265,776	6,028,827

Six Months Ended June 30, 2010 Compared to Six Months Ended June 30, 2009

  Operating Activities

Net cash provided by operating activities was $2.6 million for the six months ended June 30, 2010, as compared to $4.2 million in net cash provided by operating activities for the same period in 2009. We experienced significant growth in revenues due to high market demand and increased selling prices in the first half of 2010, which resulted in a $4.1 million increase in net income as compared to the first half in 2009. An increase in the balance of our accounts and notes payable from our suppliers also contributed to our net cash flow. However, the increase was off set by (1) an increase in the balances of our accounts and notes receivable, which was in line with the fast growth of our revenues in the six months ended June 30, 2010, and (2) an increase in the balance of our inventory due to the increased purchase price of raw materials and increased inventory for the expected business expansion in the second half of 2010.

We typically grant our customers credit periods ranging from 30 to 90 days. Our average accounts receivable turnover period was 66 days in the first half of 2010, compared to 76 days for the same period in 2009.

We have strict internal control on sales and collection of receivables. Our sales managers assess the background, reputation and liquidity of potential customers before granting credit, and sales managers and sales directors analyze, on a monthly basis, receivables balances and aging of customer accounts. To date, we have not experienced debt collection problems. Accordingly, we do not have a bad debt reserve. We do not anticipate further extending the credit periods to our customers. We believe it will be difficult, at least in the short term, to return to the shorter credit periods in place prior to the global financial and economic crisis during 2008 and 2009, although we did succeed in shortening the average accounts receivable turnover period in the first half of 2010, as compared to the first half of 2009.

Our suppliers generally allow us 45 to 60 days credit. All of our suppliers extend us credit, and our accounts and notes payable have grown with both our revenues and our inventory levels, increasing from $13.8 million at December 31, 2009 to $17.4 million at June 30, 2010. Increased accounts and notes payable in 2010 were also a result of extended average credit periods from our suppliers granted in light of our larger volumes of purchases. We have historically paid our accounts and notes payable on time and do not have past due accounts with our suppliers.

  Investing Activities

Net cash used in investing activities was $1.0 million for the six months ended June 30, 2010, as compared to $1.8 million in net cash used in investing activities for the same period in 2009. The decrease was mainly attributable to payment for the purchase of property, plant and equipment relating to the two new production lines in the six months ended June 30, 2009.

  Financing Activities

Net cash provided by financing activities was $4.3 million for the six months ended June 30, 2010, as compared to $1.1 million used in financing activities for the same period in 2009. The change was mainly due to the private placement in April 2010, which resulted in net proceeds of approximately $4.0 million.

The income of our PRC subsidiaries is distributable to their stockholders after appropriations to non-distributable reserves required by PRC law and the subsidiaries' respective articles of association. Statutory reserves of a subsidiary can be used to offset previous years' losses, if any, and may be converted into capital in proportion to the existing equity interests of the subsidiary's stockholders to the extent such conversion does not cause the balance of the reserves to fall below 25% of the subsidiary's registered capital. If the balance of the statutory reserves reaches 50% of a subsidiary's registered capital, no further appropriation is required. Under relevant PRC law and the respective articles of association of Great Shengda, Shengda Color and Hangzhou Shengming, the appropriation to the statutory and other reserves of the subsidiaries is 15% of the respective subsidiary's after-tax net profit, as determined by generally accepted accounting principles in PRC. As of June 30, 2010, Great Shengda's statutory reserve balance exceeded 50% of its registered capital; therefore, it is not required to appropriate future income to statutory reserves. As of June 30, 2010, the statutory reserve balances of Shengda Color and Hangzhou Shengming amounted to approximately 19.0% and 5.2%, respectively, of their registered capital, so these two subsidiaries are subject to further appropriation of future income to statutory reserves.

Fiscal Year Ended December 31, 2009 Compared to Fiscal Year Ended December 31, 2008

  Operating Activities

Net cash provided by operating activities was $16.8 million for 2009, as compared to $3.3 million for the same period in 2008. Compared with 2008, the increase in net cash provided by operating activities in 2009 was mainly attributable to the following reasons: (1) in 2009, our net income increased by approximately $3.0 million as compared to 2008; (2) in 2009, we collected $2.4 million, the amount due from SD Group, a related party; (3) we made a strong effort to control accounts and notes receivable during 2009 by increasing our collection efforts from customers with overdue payments, which resulted in approximately $5.5 million increase in net cash flow as compared to 2008; (4) we sought financing from our suppliers through accounts and notes payable in 2009, which resulted in an approximately $2.8 million increase in net cash flow as compared to 2008; and (5) less restricted cash deposited for notes payable as at December 31, 2009, which was mainly due to less notes payable issued at end of 2009, which contributed approximately $2.0 million increase in net cash flow. The increase in net cash provided by operating activities was partially offset by increase in inventory level and settlement of accrued expenses and other current liabilities in 2009.

For 2008 and 2009, our accounts receivable turnover days were 59 days and 71 days, respectively. Our receivable turnover days were higher in 2009 as compared to 2008 despite a minimal change in our accounts and notes receivable balances as our 2007 year-end accounts and notes receivable balance was comparatively low, and our 2008 turnover days is calculated taking into account the 2007 year-end balance. The global economic downturn and impact of the global financial crisis continued to adversely impact the cash flows of some of our customers in 2009. In response, we extended our credit periods for these customers in order to accommodate their cash flow concerns, which contributed to the increase in turnover days. In 2009, we further extended the same credit terms to our customers as in 2008 and, through increased collection efforts, were able to maintain a steady receivables balance and avoid any bad debts. Our accounts and notes payable balance decreased from December 31, 2008 to December 31, 2009, as our creditors also increased their collection efforts to shorten effective credit terms of their customers, and our revenues and inventory levels remained stable.

  Investing Activities

Net cash used in investing activities was $3.6 million for 2009, as compared to $6.7 million in net cash used in investing activities for 2008. The decrease in net cash used in investing activities was mainly attributable to payment for the acquisition of an additional 25% interest in Hangzhou Shengming from Cheng Loong in 2008, amounting to $3.0 million.

  Financing Activities

Net cash used in financing activities was $7.4 million for 2009, as compared to $3.3 million in net cash provided by financing activities for the same period in 2008. The increase was mainly due to dividend distribution and repayments of short-term loans, which was partially offset by the proceeds from and repayments of short-term loans and dividend distribution.

Fiscal Year Ended December 31, 2008 Compared to Fiscal Year Ended December 31, 2007

  Operating Activities

Net cash provided by operating activities was $3.3 million in 2008, as compared to $9.9 million in net cash provided by operating activities for the same period in 2007. The decrease in net cash provided by operating activities in 2008 was mainly attributable to the following reasons: (1) under the unfavorable global financial conditions, we financed significantly less of our working capital through our suppliers in 2008, which resulted in $13.6 million decrease on net cash flow as compared to 2007; (2) we granted longer credit terms to our customers in order to maintain and expand our sales level in the unfavorable economic conditions, resulting in a higher level of accounts and notes receivable in 2008. On the other hand, the above impact on net cash provided by operating activities was offset in part by a decrease in inventories in 2008.

For 2007 and 2008, our accounts receivable turnover days were 47 days and 59 days, respectively. Receivable turnover days were higher in 2008 as compared to 2007 due to our significantly higher level of revenues in 2008, the resulting higher year-end balance of accounts and notes receivable, and the impact of the global financial and economic crisis, which resulted in cash flow problems for some of our customers in 2008. In response, we extended our credit periods for these customers in order to accommodate their cash flow concerns, which contributed to the increase in turnover days. Our accounts and notes payable also decreased significantly in 2008 with the decrease in our inventories.

  Investing Activities

Net cash used in investing activities was $6.7 million in 2008 and the figure was $7.6 million in 2007. The change was mainly attributable to payment for the acquisition of an additional 25% interest in Hangzhou Shengming in 2008, amounting to $3.0 million, and the purchase of property, plant and equipment in 2007, amounting to $7.6 million, to ramp up the operations of Hangzhou Shengming. The

Company has negative cash flow in 2007 principally due to the investment in Hangzhou Shengming's property, plant and equipment.

  Financing Activities

Net cash provided by financing activities was $3.3 million in 2008 and net cash used in financing activities was $7.0 million in 2007. The change was mainly due to the proceeds from and repayments of short-term loans.

All of our short-term loans were denominated in RMB for working capital purposes and guaranteed by SD Group, with an average balance of $17.5 million and a weighted average interest rate of 4.8% for the year ended December 31, 2009. SD Group is an affiliate of Great Shengda in that it is under the common control of our Chairman, Mr. Fang, and his family. For bank financing, we rely mainly on short-term loans because in China longer-term loans are not as accessible to privately-owned enterprises as they are to state-owned enterprises and even if longer-term loans are accessible the terms may not be as favorable. In addition, our financing needs arise to a great extent from our accounts receivable. Given the relatively short credit period, we have found short-term credit a viable means of financing.

We believe that we maintain good relationships with the various banks we deal with, and based on current conditions we adequately manage our accounts receivable and accounts payables. We believe our current available working capital, and bank loans referenced above, should be adequate to sustain our operations at our current levels through at least the next twelve months.

Obligations Under Material Contracts

  Short-Term Loans

As of August 15, 2010, we were party to several loan agreements, including:

•
Loan Agreement, dated February 3, 2010, between Great Shengda, as borrower, and Xiaoshan Branch of Bank of China, or Xiaoshan BOC, pursuant to which Xiaoshan BOC provided a loan with a total amount of RMB 20.0 million (approximately $3.0 million) in principal amount. The agreement is for a term of six months. The interest rate is 4.86% per annum. The loan agreement contains restrictive covenants restricting us during the term of the loan from undertaking any shareholding change or restructuring from mergers and acquisitions or any other joint venture arrangement from withdrawal of capital, asset transfer, or equity transfer; from undertaking major investment, leasing, pledging or mortgaging the lender's assets in each case without obtaining prior approval of the lender. The loan agreement also contains covenants that restricts the lender from the distribution of dividends if after tax profit for a particular fiscal year (1) equals nil or less; (2) is insufficient to offset a deficit of prior years; or (3) is insufficient to pay off principal and interest due during the fiscal year.

•
Loan Agreement, dated March 5, 2010, between Hangzhou Shengming, as borrower, and Xiaoshan Branch of Agriculture Bank of China, or Xiaoshan ABC, pursuant to which Xiaoshan ABC provided a loan of RMB 20.0 million (approximately $3.0 million) in principal amount. The agreement is for a term of six months. The interest rate is 4.86% per annum. The loan agreement contains the same restrictive covenants applicable to the borrower as described above.

•
Loan Agreement, dated March 9, 2010, between Hangzhou Shengming and Xiaoshan ABC, pursuant to which Xiaoshan ABC provided a loan of RMB 19.0 million (approximately $2.8 million) in principal amount. The agreement is for a term of six months. The interest rate is 4.374% per annum, subject to quarterly adjustment based on the interest rates of the People's

  Bank of China. The loan agreement contains the same restrictive covenants applicable to the borrower as described above.

•
Commercial Bill Acceptance Agreement, dated May 13, 2010, between Great Shengda and Xiaoshan BOC, pursuant to which Xiaoshan BOC provided six commercial bills with a total amount of RMB 10.0 million (approximately $1.5 million). The commission is 0.05% of the bill amount. If Great Shengda engages in or effects any re-organization, IPO, disposal of material assets, change of shareholding structure and other events that may affect Great Shengda's financial status and ability to perform its obligations under the agreement, Great Shengda shall notify Xiaoshan BOC in a timely manner, if any such event materially and adversely affects Great Shengda's ability to repay outstanding balances, it must obtain Xiaoshan BOC's consent. See Exhibit 10.20 to the registration statement of which this prospectus is a part for an English summary of this agreement.

  Lines of Credit

The following table sets forth our outstanding lines of credit as of June 30, 2010 and December 31, 2009.

	December 31, 2009				June 30, 2010 (Unaudited)
Lender	Starting date	Maturity date	Facility amount	Unused facility	Starting date	Maturity date	Facility amount	Unused facility
Bank of China	September 10, 2009	August 28, 2010	$22,005,000	$11,295,900	September 10, 2009	August 28, 2010	$22,095,000	$13,551,600

Agricultural Bank of China	March 12, 2009	March 12, 2010	11,002,500	11,002,500	December 30, 2009	December 22, 2010	4,419,000	1,620,300

Agricultural Bank of China	December 30, 2009	December 22, 2010	4,401,000	4,254,300			—	—

Total			$37,408,500	$26,552,700			$26,514,000	$15,171,900

Each of the above lines of credit was guaranteed by SD Group.

Contractual Obligations

The following table reflects a summary of our contractual obligations as of December 31, 2009 and the future periods in which such obligations are expected to be settled.

	Total	Less than 1 Year	1-3 Years	3-5 Years
Short-term loans(1)	$11,342,100	$11,342,100

Minimum Lease payments	870,448	474,326	$254,275	$141,848

Future interest payment on short-term bank loans	67,385	67,385

Total	$12,279,933	$11,883,810	$254,275	$141,848

(1)
Under certain short term loan agreements, in the event that the Company undertakes any major mergers, acquisitions or reorganization, the lenders have the right to stop distribution of undistributed portion of the loan and demand accelerated repayment of all or part of the loan together with all accrued interest.

Inflation

Inflation and changing prices have not had a material effect on our business, and we do not expect that inflation or changing prices will materially affect our business in the foreseeable future. However, our management will closely monitor price changes in the Chinese economy and the real estate industry, and continually maintain effective cost controls in operations.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, sales or expenses, results of operations, liquidity or capital expenditures, or capital resources that is material to an investment in our securities.

Seasonality

Our operating results and operating cash flows historically have not been subject to dramatic seasonal variations.

Recently Issued Accounting Pronouncements

  The Financial Accounting Standards Board, or FASB, established the Accounting Standards Codification

In April 2010, the FASB issued ASU 2010-13, Compensation-Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades—a consensus of the FASB Emerging Issues Task Force. The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. Earlier application is permitted. The Company does not expect the provisions of ASU 2010-13 to have a material effect on the financial position, results of operations or cash flows of the Company.

The FASB issued ASU 2010-17, Revenue Recognition—Milestone Method (Topic 605): Milestone Method of Revenue Recognition. This ASU codifies the consensus reached in EITF Issue No. 08-9, "Milestone Method of Revenue Recognition." The amendments to the Codification provide guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research or development transactions. Consideration that is contingent on achievement of a milestone in its entirety may be recognized as revenue in the period in which the milestone is achieved only if the milestone is judged to meet certain criteria to be considered substantive. Milestones should be considered substantive in their entirety and may not be bifurcated. An arrangement may contain both substantive and nonsubstantive milestones, and each milestone should be evaluated individually to determine if it is substantive. ASU 2010-17 is effective on a prospective basis for milestones achieved in fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Early adoption is permitted. If a vendor elects early adoption and the period of adoption is not the beginning of the entity's fiscal year, the entity should apply 2010-17 retrospectively from the beginning of the year of adoption. Vendors may also elect to adopt the amendments in this ASU retrospectively for all prior periods. The Company does not expect the provisions of ASU 2010-17 to have a material effect on the financial position, results of operations or cash flows of the Company.

ASU 2010-18, Receivables (Topic 310): Effect of a Loan Modification When the Loan Is Part of a Pool That Is Accounted for as a Single Asset, codifies the consensus reached in EITF Issue No. 09-I, "Effect of a Loan Modification When the Loan Is Part of a Pool That Is Accounted for as a Single Asset."

The amendments to the Codification provide that modifications of loans that are accounted for within a pool under Subtopic 310-30 do not result in the removal of those loans from the pool even if the modification of those loans would otherwise be considered a troubled debt restructuring. An entity will continue to be required to consider whether the pool of assets in which the loan is included is impaired if expected cash flows for the pool change. ASU 2010-18 does not affect the accounting for loans under the scope of Subtopic 310-30 that are not accounted for within pools. Loans accounted for individually under Subtopic 310-30 continue to be subject to the troubled debt restructuring accounting provisions within Subtopic 310-40. ASU 2010-18 is effective prospectively for modifications of loans accounted for within pools under Subtopic 310-30 occurring in the first interim or annual period ending on or after July 15, 2010. Early application is permitted. Upon initial adoption of ASU 2010-18, an entity may make a one-time election to terminate accounting for loans as a pool under Subtopic 310-30. This election may be applied on a pool-by-pool basis and does not preclude an entity from applying pool accounting to subsequent acquisitions of loans with credit deterioration. The Company does not expect the provisions of ASU 2010-18 to have a material effect on the financial position, results of operations or cash flows of the Company.

In May 2010, the FASB issued ASU 2010-19, Foreign Currency (Topic 830): Foreign Currency Issues: Multiple Foreign Currency Exchange Rates. The amendments in this Update are effective as of the announcement date of March 18, 2010. The Company does not expect the provisions of ASU 2010-19 to have a material effect on the financial position, results of operations or cash flows of the Company.

In June 2009, the FASB issued Accounting Standards Update No. 2009-01, "Generally Accepted Accounting Principles," or ASC Topic 105, which established the FASB Accounting Standards Codification, or the Codification or ASC, as the official single source of authoritative U.S. GAAP. All of the then existing accounting standards were superseded. All other accounting guidance not included in the Codification is considered non-authoritative. The Codification also includes all relevant SEC guidance organized using the same topical structure in separate sections within the Codification.

Following the Codification, FASB no longer issues new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it issues Accounting Standards Updates, or ASUs, which will serve to update the Codification, provide background information about the guidance and provide the basis for conclusions on the changes to the Codification.

The Codification is not intended to change U.S. GAAP, but it changes the way U.S. GAAP is organized and presented. The Codification is effective for our 2009 annual consolidated financial statements and the principal impact on our financial statements is limited to disclosures as all future references to authoritative accounting literature are referenced in accordance with the Codification. In order to ease the transition to the Codification, we are providing the Codification cross-reference alongside the references to the standards issued and adopted prior to the adoption of the Codification.

  Fair Value Accounting

In April 2009, the FASB issued the following updates that provide additional application guidance and enhance disclosures regarding fair value measurements and impairments of securities:

FASB Staff Position, or FSP, FAS 157-4, "Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly," or ASC Topic 820-10-65. This update relates to determining fair values when there is no active market or where the price inputs being used represent distressed sales. It reaffirms the need to exercise judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive.

FSP FAS 115-2 and FAS 124-2, "Recognition and Presentation of Other-Than-Temporary Impairments," or ASC topic 320-10-65. This update applies to investments in debt securities for which other-than-temporary impairments may be recorded. If an entity's management asserts that it does not have the intent to sell a debt security and it is more likely than not that it will not have to sell the security before recovery of its cost basis, then an entity may separate other-than-temporary impairments into two components: (1) the amount related to credit losses (recorded in earnings), and (2) all other amounts (recorded in other comprehensive income).

FSP FAS 107-1 and APB 28-1, "Interim Disclosures about Fair Value of Financial Instruments," or ASC Topic 820-10-65. This update requires a public traded company to disclosure about the fair value of its financial instruments whenever it issues summarized financial information for interim reporting periods.

The above FSPs are effective for interim and annual reporting periods ending after June 15, 2009, and shall be applied prospectively. We believe the adoption of the above guidance does not have a material effect on our financial statements.

In August 2009, FASB issued ASU No. 2009-05 which amends ASC Topic 820-10, "Fair Value Measurements and Disclosures – Overall" to provide guidance on the fair value measurement of liabilities. This update requires clarification for circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques: (1) a valuation technique that uses either the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as an asset; or (2) another valuation technique that is consistent with the principles in ASC Topic 820 such as the income and market approach to valuation. The amendments in this update also clarify that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. This update further clarifies that if the fair value of a liability is determined by reference to a quoted price in an active market for an identical liability, that price would be considered a Level 1 measurement in the fair value hierarchy. Similarly, if the identical liability has a quoted price when traded as an asset in an active market, it is also a Level 1 fair value measurement if no adjustments to the quoted price of the asset are required. This authoritative guidance is effective for fiscal years beginning on or after June 15, 2010. We do not expect the adoption of this guidance to have a material effect on our Financial Statements.

  Business Combinations

In December 2007, the FASB issued SFAS No. 141 (revised 2007), "Business Combinations," or ASC Topic 805. This guidance requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date. That replaces cost-allocation process of SFAS No. 141, "Business Combinations" (SFAS 141), which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values. This guidance also requires the acquirer in a business combination achieved in stages to recognize the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, at the full amounts of their fair values. In a bargain purchase in which the total acquisition-date fair value of the identifiable net assets acquired exceeds the fair value of the consideration transferred plus any noncontrolling interest in the acquiree, this guidance requires the acquirer to recognize that excess in earnings as a gain attributable to the acquirer.

This guidance is required to be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after

December 15, 2008. There was no business combination occurred for the year ended December 31, 2009.

In April 2009, the FASB issued Staff Position No. FSP FAS 141(R)-1, "Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies," or ASC Topic 805-20. This updated guidance amended the accounting treatment for assets and liabilities arising from contingencies in a business combination and requires that pre-acquisition contingencies be recognized at fair value, if fair value can be reasonably determined. If fair value cannot be reasonably determined, measurement should be based on the best estimate in accordance with SFAS No. 5, "Accounting for Contingencies," or ASC Topic 450. We do not have any assets acquired or liabilities assumed in a business combination that arise from contingencies.

  Other Accounting Changes

In December 2007, the FASB issued SFAS No.160, "Noncontrolling Interests in Consolidated Financial Statements (as amended)" or ASC Topic 810-10. This guidance establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. It changes the way the consolidated income statement is presented and requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It eliminates the requirement to apply purchase accounting to a parent's acquisition of noncontrolling ownership interests in a subsidiary. It requires that the noncontrolling interest continue to be attributed its share of losses even if that attribution results in a deficit noncontrolling interest balance. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. This guidance shall be applied prospectively as of the beginning of the fiscal year in which this guidance is initially applied, except for the presentation and disclosure requirements. We have retrospectively apply the presentation and disclosure requirements for all periods presented and believes the adoption of this guidance had no material effect on its financial position and results of operations.

In May 2009, the FASB issued SFAS No. 165, "Subsequent Events," or ASC Topic 855, which is effective for interim or annual financial periods ending after June 15, 2009. ASC Topic 855 establishes general standards of accounting and disclosure of events that occur after the balance sheet but before financial statements are issued or are available to be issued. However, since we are a public entity, management is required to evaluate subsequent events through the date that financial statements are issued and disclose the date through which subsequent events have been evaluated, as well as the date the financial statements were issued. This authoritative guidance became effective for interim or annual periods ending after June 15, 2009. The adoption of this guidance did not have a material effect on the our financial statements.

In February 2010, FASB issued ASU No. 2010-09 which removes the requirement for an SEC filer to disclose a date in both issued and revised financial statements. This amendment shall be applied prospectively for interim or annual financial periods ending after June 15, 2010. We do not believe the adoption will have a material effect on our financial statements.

During 2009 and 2010, the FASB has issued several ASU's – ASU No. 2009-02 through ASU No. 2010-13. Except for ASU's No. 2009-05 discussed above, the ASU's entail technical corrections to existing guidance or affect guidance related to specialized industries or entities and therefore have minimal, if any, impact on our company.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Interest Rate Risk

We are exposed to interest rate risk primarily with respect to our short-term bank loans and long-term bank loans. Although the interest rates, which are based on the banks' prime rates with respect to our short-term loans are fixed for the terms of the loans, the terms are typically three to twelve months for short-term bank loans and interest rates are subject to change upon renewal. There were no material changes in interest rates for short-term bank loans renewed during the year ended December 31, 2009.

A hypothetical 1.0% increase in the annual interest rates for all of our credit facilities under which we had outstanding borrowings as of December 31, 2009 would decrease net income before provision for income taxes by approximately $0.2 million for the year ended December 31, 2009. Management monitors the banks' prime rates in conjunction with our cash requirements to determine the appropriate level of debt balances relative to other sources of funds. We have not entered into any hedging transactions in an effort to reduce our exposure to interest rate risk.

Foreign Exchange Risk

While our reporting currency is the U.S. Dollar, all of our consolidated sales and consolidated costs and expenses are denominated in the RMB. All of our assets are denominated in the RMB except for cash. As a result, we are exposed to foreign exchange risk as our sales and results of operations may be affected by fluctuations in the exchange rate between the U.S. Dollar and the RMB. If the RMB depreciates against the U.S. Dollar, the value of our RMB sales, earnings and assets as expressed in our U.S. Dollar financial statements will decline. Assets and liabilities are translated at exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders' equity is translated at historical exchange rates. Any resulting translation adjustments are not included in determining net income but are included in determining other comprehensive income, a component of stockholders' equity. We have not entered into any hedging transactions in an effort to reduce our exposure to foreign exchange risk.

The value of the RMB against the U.S. dollar and other currencies is affected by, among other things, changes in China's political and economic conditions. Since July 2005, the RMB has not been pegged to the U.S. dollar. Although the People's Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar or the Euro in the medium to long term. Moreover, it is possible that in the future, PRC authorities may lift restrictions on fluctuations in RMB exchange rate and lessen intervention in the foreign exchange market.

Inflation

Inflationary factors such as increases in the cost of our product and overhead costs may adversely affect our operating results. Although we do not believe that inflation has had a material effect on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross profit and selling, general and administrative expenses as a percentage of net sales if the selling prices of our products do not increase with these increased costs.

 OUR INDUSTRY

Overview

Since the mid-19th century, corrugated paperboards and paper cartons have undergone rapid development and their applications have widened significantly given their favorable properties, such as lighter weight, resistance to pressure, tearing and vibration, tolerance to puncture, ease in processing, flexibility in shape variations, recyclable and environmentally friendly materials, low cost and convenience of storage. According to China Packaging Federation, currently China boasts over 4,000 corrugation production lines, more than that of the United States, Japan and Europe combined. In China, corrugated paperboards and corrugated cartons have become one of the most widely used packaging materials for the transportation and sales of consumer and industrial products for both exports and domestic sales.

Supply Chain of the Corrugated Paper Packaging Industry

Manufacturers in the corrugated packaging industry are classified into three categories. First, specialized carton factories are engaged in the production of corrugated paper cartons only. They source corrugated paperboards from suppliers and process them into corrugated cartons. Most of these factories are small-sized, local operations located close to end customers. Secondly, traditional packaging manufacturers start the value chain one-step higher than the carton factories. They source raw paper, including Kraft paper and corrugating medium, from paper mills to produce corrugated paperboards. The corrugated paperboards are either sold to carton factories or undergo further printing and processing to produce corrugated cartons. We are currently a traditional packaging manufacturer that produces both corrugated paperboards and corrugated cartons. Thirdly, integrated packaging manufacturers start their value chain as early as papermaking all the way to producing corrugated cartons and providing packaging solutions to end users. From a global perspective, many paper packaging manufacturers in the developed countries are vertical integrators that have streamlined their production process and enjoy the resulting cost benefits. In China, currently, most of the players in the industry are traditional packaging manufacturers, but some large paper mills producing Kraft paper and corrugating medium are seeking to extend their supply chain to downstream packaging industries. Therefore, vertical integration is expected to be a future trend in China's thriving corrugated paper packaging industry.

Raw Material

The two main raw materials for corrugated paperboards are Kraft paper and corrugating medium, representing 70% to 80% of the manufacturing cost of paper cartons. Corrugating medium is sandwiched between two flat linerboards made of Kraft paper with a starch-based adhesive to form corrugated paperboards. More layers can be added to make multiple-layer paperboard. Fueled by the rapid growth of the paper packaging industry, the demand for Kraft paper and corrugated medium have experienced steady growth. According to China Paper Association, the consumption of Kraft paper reached 18.1 million tonnes in 2009, representing a CAGR of 12.9% from 2005 and the consumption of corrugated medium reached 17.6 million tonnes in 2009, representing a CAGR of 14.2% from 2005. Both of these consumption volumes exceeded China's domestic production volumes in the past five years, thus requiring the supplement of imports.

Kraft Paper Production and Consumption in China	Corrugating Medium Production and Consumption in China

  Source: China Paper Association

The prices for Kraft paper and corrugating medium have been volatile like other commodities. Prices for both types of raw paper soared in the first half of 2008, followed by a sharp decrease in the second half of 2008, primarily due to the global financial crisis. Prices have climbed back steadily since 2009 and been rising rapidly starting in 2010. As demand exceeded supply in the past, most of the paper mills implemented aggressive capacity expansion plans to significantly increase their raw paper production capacity in China. The expanded capacity will mitigate some of the price pressure faced by paper carton manufacturers.

End Customers

Customers of the corrugated paper packaging industry primarily consist of consumer and industrial goods manufacturers that use corrugated paper cartons for packaging and shipping of their products, including food and beverage, home appliances, IT and electronics, daily necessities, pharmaceuticals, chemicals and machinery. The size and growth of these manufacturing industries will affect both the size and the future directions to which the corrugated paper packaging industry can grow. The geographic layout of these manufacturers also has significant influence on the nationwide distribution of the corrugated carton market. The following figure sets forth the breakdown of the corrugated paper carton demand by industry in 2008:

Demand for Corrugated Carton by Industry in 2008

  Source: China Packaging Federation

Key Features and Future Trends

A number of key features and trends are associated with the development of the corrugated carton manufacturing industry in China.

•
Continuing Industry Consolidation.  The degree of concentration of the corrugated paper carton industry will depend on that of its customers. In developed countries, the paper packaging market has a high ratio of concentration as a result from the high concentration of the paper-packaging customers. According to China Packaging Federation and S&P Consulting, in China there are approximately 20,000 corrugated paper packaging companies with the top ten companies accounting for less than 10% of the market share, while in the United States, the top five companies account for 50% to 70% of the market share. The consumer goods sectors in China, such as food and beverage, home appliances, household products and pharmaceuticals, have undergone branding and consolidation due to the rapid economic growth. Based on the international experience, such trends will lead to a consolidation of the paper packaging industry. The fragmented paper packaging market with continuing consolidation momentum will offer good opportunities for industry leaders to gain market share through acquisitions.

•
Geographic Radius Limitation.  Paper products are heavy and bulky, making them expensive to ship from the production site to the end users. As unit price of corrugated carton is low and the transportation cost accounts for a significant portion of cost of goods sold, paper carton manufacturers generally limit their sales area to within a radius of 300 to 500 kilometers in order to compete economically. Due to this geographic limitation, the corrugated carton market is highly influenced by the regional supply and demand dynamics; however, the limitation also serves as an entry barrier to competitors from other regions.

•
Customer Orientation.  Corrugated carton manufacturers are often involved in the design, manufacturing, storage and shipment of the corrugated cartons for their customers. They customize products based on the specific needs of different customers. This product customization facilitates the establishment of close and long-term working relationships. Currently, the prevailing business model in China is "direct sales" and "production based on sales," which means that the key challenge to market entry is the acquisition of customer base. High customization of products, close working relationships and unique business model all contribute to strong customer loyalty for existing players in the industry.

•
Increasing Emphasis on High Quality Packaging.  As China's economy grows and individual purchasing power rises in China, consumers are placing more emphasis on better design and higher quality of products. Accordingly, consumer product manufacturers seek to differentiate their products by improving their packaging with color printing or pre-printing technologies. Moreover, as the competition in the consumer goods sectors becomes fiercer, consumer goods manufacturers are requiring their corrugated carton partners to provide higher quality printing, better logistics and easier storage to increase competitiveness. Only leading packaging manufacturers with economy of scale and advanced equipment can meet the rising requirements for high quality packaging. Thus, there is an opportunity for large-scale manufacturers to absorb the market shares of smaller-scale carton factories.

Market Size and Growth Potential

China's packaging industry has grown steadily since the mid-1980s with one of the highest growth rates in the international packaging market. According to China Packaging Federation, the Chinese packaging market grew at a CAGR of approximately 20% from 2004 to 2009 and reached over RMB 1.0 trillion (approximately $147.5 billion) in 2009. China is the second largest packaging market in the world in 2008. China's paper packaging industry accounts for approximately 40% of the total packaging industry, making it the largest subsector. Total paper packaging production value in 2009 was approximately RMB 400.0 billion (approximately $59.0 billion). According to Development Research Centre of the State Council, total production volume of paper products grew at a CAGR of 20.3% from 2005 to 2009, reaching 39.2 million tonnes in 2009.

Paper Products Production in China

    Source: China National Bureau of Statistics, Development Research Centre of the State Council

Corrugated packaging is the largest subsector of the paper packaging industry in China. According to China National Bureau of Statistics, corrugated paper cartons production in China amounted to over 55% of the total production of paper products in 2009. The production volume of corrugated paper cartons in China grew to 21.8 million tonnes in 2009 from 10.6 million tonnes in 2005, representing a CAGR of 19.8%. In the first six months of 2010, China has produced 12.7 million tonnes of corrugated paper cartons, representing a year-on-year growth of 28.8%. According to S&P Consulting, total

Chinese market demand for corrugated paper cartons reached 36.7 billion square meters with total sales revenue of RMB 154.9 billion (approximately $22.8 billion) in 2009.

Compared to other countries, current per capita paper packaging consumption in China is very low. According to China Packaging Federation, each person in China consumes on average 55 kg of paper packaging annually, which is one-sixth of that of the United States, one-fifth of Japan, a quarter of Europe and half of India. With per capita paper packaging consumption far below other large economies in the world, China's paper packaging industry has considerable potential for sustainable growth. According to S&P Consulting, the production volume of corrugated paper cartons will grow to 39.2 million tonnes in 2013, representing a CAGR of 15.9% from 2009, and the market demand will grow to 62.6 billion square meters in 2013, representing a CAGR of approximately 14.2% from 2009. According to China Packaging Federation, China is expected to overtake the United States as the largest corrugated paper carton market by 2013.

Corrugated Carton Production Volume in China

    Source: China National Bureau of Statistics, S&P Consulting

Corrugated Carton Sales Volume in China

    Source: China National Bureau of Statistics, S&P Consulting

Key Growth Drivers

  Rapid Economic Growth and Rising Disposable Income

The growth of the paper packaging industry is highly correlated with economic growth as the demand for packaging products is driven by improving demographic trends, including living standards and urbanization, as well as expanding industrial output. According to China National Bureau of Statistics, China is one of the fastest growing economies, its GDP having grown rapidly at a CAGR of 16.0% in the past five years. Per capita disposable income of urban households increased by a CAGR of 11.8% over the past ten years and per capita disposable income of rural households rose by a CAGR of 9.6%. China's economy is expected to continue its growth momentum in the next few years with an average GDP growth forecast of 8.4% from 2009 to 2014 by World Bank.

  High Growth of the Domestic Consumer Sectors

The main customers of the paper packaging industry are consumer and industrial goods manufacturers that use corrugated paper cartons for packaging and shipping of their products, including food and beverage, home appliances, IT and electronics, daily necessities, pharmaceuticals, chemicals and machinery. Catalyzed by the high growth of per capita disposable income and a series of favorable government policies, retail sales of consumer goods in China have grown rapidly and reached RMB 12.5 trillion (approximately $1.9 trillion) in 2009, representing a CAGR of 16.1% from 2004, according to China National Bureau of Statistics. The continued robust growth in retail sales of consumer goods has significant positive impacts on the demand for corrugated packaging products.

Total Retail Sales of Consumer Goods in China

    Source: China National Bureau of Statistics

  Recovery of Exports

The Chinese corrugated carton market benefits from its country being a manufacturing hub and a powerful exporter of the world, as corrugated paper cartons are usually used as the container to package export goods. Affected by the financial crisis in 2008, China's export hit rock bottom in the first quarter of 2009 on a quarterly basis, but is recovering and shows positive year-on-year growth since the last quarter of 2009 base on data published by General Administration of Customs of China. Exports grew at a year-on-year rate of 0.1% in the last quarter of 2009, compared to a 20.2% contraction in the third quarter of 2009, and further surged at a year-on-year rate of 28.8% in the first quarter of 2010. The recovery of the export sector is expected to help drive the demand for corrugated cartons in China.

China Exports Growth

    Source: General Administration of Customs of China

  Substitution to Other Packaging Materials Due to Environmental Concerns

With environmental concern becoming an increasingly important topic around the world, the Chinese government is demanding more environmentally friendly properties in packaging materials. Packaging materials are expected to be energy saving, toxic-free, reusable, degradable and multi-functional. Compared to packaging materials made of metal, plastic, wood or glass, corrugated paper has always been regarded as the "greener packaging" due to its lighter weight and ease of storage, shipment and processing. It is also degradable, reusable and recyclable. There has been, therefore, a trend towards "substitution of paper for metal" and "substitution of paper for plastic." Moreover, with rising pollution concerns and increasingly stringent environmental standards, the demand for corrugated paper packaging is expected to increase continually, replacing the use of glass, metal and plastic in packaging.

  Favorable Government Policies

Domestic consumption has always been considered by the Chinese government as one of the key drivers for national economic growth. Over the past several years, the Chinese government has released a number of industry policies and measures to encourage domestic consumption that would benefit the packaging industry. Some of these policies include:

•
"Home Appliances to the Countryside" Program. Since December 2007, the Chinese government has granted subsidies equivalent to approximately 13% of the sales price for color TVs, refrigerators and cell phones sold to rural consumers, and, as a result, the sales of these products have increased by approximately 40% according to the Ministry of Industry and Information Technology of the PRC. In 2009, the program was extended until 2011 and expanded nationwide to include more products, such as motorcycles, computers, water heaters (including solar, gas and electricity) and air conditioners. The local governments were also given the authority to increase the subsidy list as necessary. The increase in the sales of these consumer products will drive up the demand for the associated packaging.

•
"Replacement of Old Home Appliances with New Ones" Program. Since June 2009, the Chinese government has granted subsidies of over RMB 5.0 billion (approximately $737.3 million) to citizens in nine cities to encourage them to replace their old home appliances with new ones. In June 2010, the program was extended to 19 cities until 2011. The increase in the sales of home appliances products will drive up the demand for the associated packaging.

•
Economic Stimulus Policies. In November 2008, the central government established ten economic stimulus policies with an estimated aggregate investment of RMB 4.0 trillion (approximately $589.8 billion) to strengthen infrastructure development and promote industrial innovation and restructuring, and boost domestic consumption. These stimulus policies will ensure stable economic development and cultivate new growth sectors, which would provide a solid base for the sustainable growth of packaging industry. According to China Packaging Federation, the Chinese government's stimulus plan to encourage domestic consumption and increase sales of consumer goods will drive the demand for paper packaging in the future.

•
High-tech R&D Funding for the Packaging Industry. In July 2008, the Ministry of Finance of China established a fund to support the development of new and innovative products and technologies for the packaging industry, focusing on environmental protection, energy efficiency and renewable applications. New products and technologies that are certified by relevant governmental departments to have met the national standards will be given a subsidy or loan discount up to RMB 5.0 million (approximately $0.7 million).

Paper Packaging Market in East China

Our subsidiaries in Xiaoshan are located in the YRD of East China, which is the most affluent region amongst six major regions in China with the highest per capita GDP. The YRD consists of three areas, namely Shanghai, Jiangsu Province and Zhejiang Province, all ranked among top five in China in terms of per capita GDP. According to China National Bureau of Statistics, the per capita GDP for the YRD was approximately RMB 44,599 (approximately $6,576) compared to approximately RMB 25,012 (approximately $3,688) for all of China in 2008. The high per capita GDP will lead to strong purchasing power for various products, which in turn generates more demand for corrugated cartons within the region.

China GDP Breakdown by Region in 2008	China Corrugated Carton Production Breakdown by Region in 2009

    Source: China National Bureau of Statistics

According to China National Bureau of Statistics, East China is the largest corrugated carton-producing region of China, representing 46.9% of the total corrugated carton production in 2009. East China produced 10.2 million tonnes of corrugated paper cartons in 2009, representing a CAGR of 19.0% from 2005. YRD produced 6.2 million tonnes, accounting for 28.6% of China's total corrugated carton production, with a CAGR of 16.6% from 2005. Zhejiang Province and Jiangsu Province were the second and third largest provinces for corrugated carton production, only behind Guangdong Province. According to China Packaging Federation, currently there are approximately 400 corrugated production lines in each of Zhejiang Province and Jiangsu Province, and approximately 130 corrugated production lines in Shanghai.

Corrugated Carton Production Volume Growth in East China

    Source: China National Bureau of Statistics

Xiaoshan, Hangzhou is located in Zhejiang Province, which has a long established paper packaging industry. Zhejiang is one of the earliest Chinese provinces that underwent economic reform in the 1980s. According to China Packaging Federation and China National Bureau of Statistics, Zhejiang Province has undergone rapid and sustainable economic growth with its provincial GDP ranking increasing from seventh to fourth among all provinces, only behind Guangdong, Jiangsu and Shandong. The success of the corrugated carton industry in Zhejiang is also attributable to the prosperous papermaking industry in the province. In 2009, the province produced more than 14.2 million tonnes of paper and paperboards, ranking second only to Shandong Province, of which over 2.0 million tonnes were Kraft paper linerboards for packaging materials, thus making the province the largest paper packaging material supplier in China. Zhejiang Province also has the most diversified paper makers in terms of paper specifications and categories.

HISTORY AND CORPORATE STRUCTURE

General

We were incorporated in the State of Nevada on March 16, 2007 as a web-based service provider offering an online service where health practitioners (such as chiropractors, dentists, massage therapists, occupational therapists and counselors) could purchase products and services to improve their work and home lives, including books, CDs, clothing, and accessories geared towards the needs of these practitioners. However, we did not engage in any operations and were dormant from our inception until our reverse acquisition of Evercharm on April 8, 2010.

As a result of our reverse acquisition of Evercharm, we have assumed the business and operations of Evercharm and its Chinese subsidiaries. On April 8, 2010, we amended our articles of incorporation and changed our name from "Healthplace Corporation" to "China Packaging Group Inc." to more accurately reflect our new business.

Acquisition of Evercharm

On April 8, 2010, we completed a reverse acquisition transaction through a share exchange with Evercharm and its sole shareholder, Shengda Holdings, whereby we acquired 100% of the issued and outstanding capital stock of Evercharm, in exchange for 27,600,000 shares of our common stock, which constituted 92% of our issued and outstanding shares on a fully-diluted basis as of and immediately after the consummation of the reverse acquisition. As a result of the reverse acquisition, Evercharm became our wholly-owned subsidiary and Shengda Holdings, the former shareholder of Evercharm, became our controlling stockholder. The share exchange transaction with Evercharm was treated as a reverse acquisition, with Evercharm as the accounting acquirer and China Packaging Group Inc. as the acquired party. Unless the context suggests otherwise, when we refer in this prospectus to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Evercharm and its consolidated subsidiaries.

As a result of our acquisition of Evercharm, we now own all of the issued and outstanding capital stock of Evercharm, which owns the PRC Subsidiaries. Evercharm was incorporated in the British Virgin Islands on September 15, 2004 to serve as an investment holding company. Prior to the acquisition, Evercharm's shareholder was Shengda Holdings which was 100% owned by Wealthcharm Investments Limited, or Wealthcharm. Wealthcharm was owned by our Chairman, Mr. Nengbin Fang, and his family. On May 10, 2010, Shengda Holdings distributed all of the shares of the Company received by Shengda Holdings in the reverse acquisition to members of the Fang family and certain other individuals. As a result, members of the Fang family hold approximately 66.76% of our shares of common stock.

Corporate History of our Operating Subsidiaries

Great Shengda.    Great Shengda was incorporated in the PRC by Evercharm on November 22, 2004 as a wholly foreign owned enterprise. It is principally engaged in the design, manufacturing and sale of corrugated paperboards and paper cartons in a variety of sizes and strengths. As a wholly foreign owned enterprise, Great Shengda was granted a tax benefit and was subject to a 12% EIT and 1.2% local tax for the fiscal year of 2007, and favorable tax rate of 12.5% for the fiscal years of 2008 and 2009.

Prior to the formation of Great Shengda, Zhejiang New Shengda operated our paper packaging business. Since 1999, the business had been managed under the leadership of Nengbin Fang, Zhejiang

New Shengda's then general manager and currently our Chairman. In 2004 when Great Shengda was formed, Zhejiang New Shengda transferred all of its paper packaging assets to Great Shengda and became a dormant company, and Mr. Fang became the chairman of Great Shengda to continue to manage the business.

Shengda Color.    Shengda Color is wholly owned by Great Shengda and was incorporated in the PRC on August 8, 2005. Shengda Color is engaged in the design, manufacturing and sales of paper boxes, paperboards, packaging and printing products.

Hangzhou Shengming.    Hangzhou Shengming was incorporated in China as a joint venture on December 28, 2006 by Shengda Color and Cheng Loong, which is a Samoan company, 100% owned by Cheng Loong Group, a company listed in Taiwan. Shengda Color and Cheng Loong each holds 50% of Hangzhou Shengming's registered capital. Hangzhou Shengming is engaged in the design, manufacturing and sales of high grade paperboards and corrugated paper cartons. As a joint venture, Hangzhou Shengming was exempt from EIT for 2007 and 2008 and was granted a favorable tax rate of 12.5% for 2009, 2010 and 2011. On November 22, 2007, pursuant to a share purchase agreement, Shengda Color acquired 25% of Hangzhou Shengming's equity from Cheng Loong. On July 1, 2010, pursuant to a share purchase agreement, Evercharm agreed to purchase the remaining 25% equity interest in Hangzhou Shengming owned by Cheng Loong for $3 million. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations—Recent Development" for further details. Other than the equity ownership in Hangzhou Shengming, there is no affiliation among Cheng Loong Group and us or our stockholders.

Private Placement

On April 29, 2010, we entered into a Securities Purchase Agreement with the Investors. Pursuant to the Securities Purchase Agreement, we issued to the Investors 1,456,311 shares of our common stock, representing approximately 4.63% of the issued and outstanding capital stock of our company on a fully-diluted basis as of and immediately after consummation of the transactions contemplated by the Securities Purchase Agreement, for an aggregate purchase price of approximately $5.0 million, or $3.43 per share.

On April 29, 2010, as a condition precedent to the consummation of the transactions contemplated by the Securities Purchase Agreement, we and the Investors also entered into a Registration Rights Agreement, pursuant to which we are obligated to file a registration statement under the Securities Act at any time upon the request of the requisite investors after the 90th day following April 29, 2010 covering the resale of the shares purchased by the Investors. In addition, if we at any time propose to register any of our securities under the Securities Act for sale to the public, whether for our own account or for the account of other security holders or both, we must use our best efforts to register the shares sold to the investors. If at any time (1) the Investors request that we file a registration statement on Form S-3 for a public offering of all or any portion of their shares, and (2) we are eligible to use Form S-3 to register such shares, then must use best efforts to register such shares under the Securities Act on Form S-3 for public sale.

Essence Consulting Transaction

On April 5, 2010, pursuant to a stock purchase agreement of the same date, Richard Patterson, Lissette Valiente and Merlyn Rodriguez, holders of 2,200,000 shares (or 72.41%) of our common stock at the time, sold their shares to Essence Consulting & Management Co., Limited, or Essence Consulting, at a price of $100,000.

Prior to the closing of the transactions contemplated by the stock purchase agreement, Essence Consulting was not affiliated with the Company. Essence Consulting became an affiliate of the company after the closing as a result of its stock ownership interest in the company.

Concurrently with the closing of the sale of shares to Essence Consulting, each of Amber-Dawn Bear Robe and Lissette Valiente resigned as director and from all offices the individual held. At the closing, Sha Chen, the director and shareholder of the Essence Consulting, was appointed as the sole director and sole officer of the Company holding the positions of President, Treasurer and Secretary of the Company.

Our Corporate Structure

All of our business operations are conducted through our Chinese subsidiaries. The chart below presents our corporate structure prior to the consummation of the Share Transfer Agreement described under "Management's Discussion and Analysis of Financial Condition and Results of Operations – Recent Development":

BUSINESS

Business Overview

We are a leading paper packaging company in China. Through our wholly-owned subsidiaries, Great Shengda and Shengda Color, and our 75%-owned subsidiary Hangzhou Shengming, we are principally engaged in the design, manufacturing and sale of corrugated paperboards and flexo-printed and color-printed paper cartons in a variety of sizes and strengths. Based on 2009 sales revenues of corrugated paper packaging, we are one of the largest domestic paper packaging manufacturers in China and the largest in the YRD, which includes Shanghai, Zhejiang Province and Jiangsu Province, according to S&P Consulting. Based on a comprehensive set of criteria, including sales revenue, product quality, R&D and operational records, we were ranked first among the ten large-sized domestic paper packaging companies in China by the China Packaging Federation in 2009.

We provide paper packaging solutions to a wide variety of industries, including food, beverage, cigarette, household appliance, consumer electronics, pharmaceuticals, chemicals, machinery and other consumer or industrial sectors. Our major products are single-layer paper cartons for food, drinks and medicine, double-layer paper cartons for garments, chemicals, furniture, refrigerators and air-conditioners, and triple-layer paper cartons for electrical machinery, motorcycles, and other heavy-duty products. Our maximum annual production capacity of corrugated paperboards is approximately 438 million square meters as of June 30, 2010, and our sales volume in 2009 reached 307 million square meters with an annual production capacity of 408 million square meters in 2009.

Our production facilities are strategically located in the YRD, a manufacturing center in China, thus putting us in close proximity to a large number of paper carton customers. Due to the weight and bulk of paper products and the consequent high shipping costs, paper packaging companies are generally limited to servicing a geographic radius from their production site, usually between 300 and 500 kilometers, within which they can compete economically. The paper carton market, therefore, is highly influenced by regional supply and demand dynamics. Based from our three manufacturing facilities in Hangzhou, Zhejiang Province, we have established a sales network with five customer service centers that can service customers all over the YRD, which accounted for the majority of our revenues. As the leading paper packaging manufacturer in the YRD, we are well positioned to capitalize on the fast-growing demand for paper cartons driven by the concentration and success of the manufacturing companies in the region.

We serve a broad base of reputable customers, including some of the Fortune 500 companies and Top 500 Chinese enterprises. Our major customers include Hangzhou Wahaha Group Co., Ltd., Nongfu Spring Co., Ltd., Hangzhou Cigarette Company, Samsung's Chinese subsidiary Suzhou Samsung Electrical Co., Ltd. and Panasonic's Chinese subsidiary Hangzhou Panasonic Home Electrical Appliance Company. We have developed long-term relationships with and loyalty from our customers, many of which have been with us for over five years. We have also entered into strategic alliance agreements with ten customers as their preferred supplier. At the same time, we continue to attract new customers to generate higher demand for our products and increase market penetration. The number of our customers has increased substantially since 2004.

Our three operating subsidiaries, Great Shengda, Shengda Color and Hangzhou Shengming, boast state-of-the-art manufacturing facilities, which have a total gross production area of over 190,000 square meters. To meet the changing needs and quality demand of our customers, we continually invest in our production capabilities and furnish our facilities with advanced equipment. We have also implemented a stringent quality control system designed to meet our customers' high standards. We have received ISO9001:2000/GB/T 19001-2000 and ISO14001:2004 certifications.

Our growth has also been strengthened by our strong R&D team, which develops new products and technologies to meet our customers' ever changing requirements. Our R&D team consists of 30 research professionals, many of whom are certified engineers. There are several key experts in our R&D team that have extensive knowledge about and experience in the packaging industry. In addition to conducting our R&D work, we also enter into collaborative agreements with reputable academic and research institutions for our R&D projects. For example, we have worked with Zhejiang University, China Packaging Federation and Zhejiang Province Paper Packaging Industry Technology Centre. Our current collaborative partners include Zhejiang Sci-Tech University and Zhejiang University of Technology and Science. We have developed ten items of technical know-how, of which nine applications for patents have been approved by the Intellectual Property Office of China.

Our senior management has been involved in the paperboards and paper cartons business since 1999, when Zhejiang New Shengda, the company that sold to Great Shengda the assets that form the basis of our operations, was incorporated. We benefit from the industry connections and experience of our senior management, which enable us to develop a strong reputation among our customers and in our industry. Great Shengda was granted the "China Packaging Leading Enterprise Award" by the China Packaging Technology Association (the predecessor of China Packaging Federation), and was named a "Development and Production Base of Paper Packaging in the PRC" by the State Economic and Trade Commission and China Packaging Federation. Our Shengda trademark was recognized as Zhejiang Well-Known Trademark as a result of the market reputation we have built over the years.

Our revenues for the six months ended June 30, 2010 were $60.9 million, an increase of $15.9 million, or 35.3%, compared to revenues of $45.0 million for the six months ended June 30, 2009. Our revenues for 2009 were $94.7 million, an increase of $2.4 million, or 2.6%, compared to revenues of $92.3 million for 2008. Our net income attributable to common stockholders for the six months ended June 30, 2010 was approximately $9.7 million, an increase of $4.1 million, or 72.3%, from approximately $5.6 million for the first six months of 2009. Our net income attributable to common stockholders for 2009 was approximately $12.4 million, an increase of $3.0 million, or 31.9%, compared to net income attributable to common stockholders of approximately $9.4 million for 2008.

Our Competitive Strengths

We believe that the following strengths enable us to compete effectively and to capitalize on growth in the paper packaging industry in China:

•
A leading PRC paper packaging company with strong reputation.  We are a leading manufacturer of corrugated paperboards and paper cartons in China and supply custom-made paper cartons to users in a wide range of industries, including food, beverage, cigarette, household appliance, consumer electronics, pharmaceuticals, chemicals, machinery and other consumer and industrial goods. Currently our annual production capacity of corrugated paperboards is about 420 million square meters, and our sales volume in 2009 reached 307 million square meters. Based on 2009 sales revenues of corrugated paper packaging, we are one of the largest domestic paper packaging manufacturers in China and the largest in the YRD, according to S&P Consulting. Based on a comprehensive set of criteria, including sales revenue, product quality, R&D and operational records, we were ranked first among the ten large-sized domestic paper packaging companies in China by the China Packaging Federation in 2009.

  Our senior management has been involved in the paperboards and paper cartons business since 1999, having managed and operated Zhejiang New Shengda whose assets now form the basis of our operations. We believe that we have developed a good reputation among our customers and within our industry as an experienced and leading manufacturer that offers high-quality paper carton design, manufacturing and after-sales services. In 2006, Great Shengda was awarded the "China

  Packaging Leading Enterprise Award" by the China Packaging Technology Association (the predecessor of China Packaging Federation) and was also named the "Development and Production Base of Paper Packaging in the PRC" by the State Economic and Trade Commission and China Packaging Federation. In addition, our "Shengda ( )" trademark has been designated as a Zhejiang Well-Known Trademark.

•
Strategic Location in the Yangtze River Delta Economic Zone.  We are strategically located in the YRD, an important manufacturing base in China that accounted for 20% of China's GDP in 2008, according to the China National Bureau of Statistics. Due to its concentration of manufacturing companies, high GDP growth and robust demand for packaging products, the region is becoming an increasingly important market for the paper packaging industry in China. In 2009, YRD produced 6.2 million tonnes of corrugated paper cartons, representing a CAGR of 16.6% from 2005 and accounting for approximately 29% of the total production in China. Based from our three manufacturing facilities in Hangzhou, Zhejiang Province, we have established a sales network with five customer service centers in Hangzhou, Suzhou, Taizhou, Ningbo, and Shanghai, which enable us to service the entire YRD. In 2009, the majority of our sales were to customers in the YRD, and we believe are well positioned to capitalize on the fast-growing paper carton demand from this region.

The weight and bulk of paper products result in significant shipping costs from the production site to the customers. Paper packaging companies, therefore, generally limit their sales area to within 300 to 500 kilometers of their manufacturing facilities. We believe this geographic limitation will continue to be an entry barrier for competitors from other regions.

•
Established long-term relationship with reputable customers in diversified end markets.  We have been servicing the YRD since 1999 and have established an extensive customer base in a wide variety of industries, including food, beverage, cigarette, household appliance, consumer electronics, pharmaceuticals, chemicals, machinery and other consumer and industrial goods. We believe this wide range of end markets reflects the strength of our experience and reputation as a qualified paper carton producer, as well as the broad range of available markets for our products. Many of our customers are Fortune 500 companies and PRC's Top 500 enterprises, including Hangzhou Wahaha Group Co., Ltd., Nongfu Spring Co., Ltd., Hangzhou Cigarette Company, Samsung's Chinese subsidiary, Suzhou Samsung Electrical Co., Ltd., and Panasonic's Chinese subsidiary, Hangzhou Panasonic Home Electrical Appliance Company. Demand for paper cartons in these industries is projected to experience high growth, and we believe we are well positioned to benefit from such growth because of our established customer relationships.

We have earned the repeated business and loyalty of our customers by providing high-quality, custom-made products in a timely manner. Among our current customers, a significant number of them have been our customers since 2004. We believe our steady growth is partly attributable to our strong customer base. Furthermore, we have entered into strategic alliance agreements with ten customers, including our three major customers, Hangzhou Wahaha Group Co., Ltd., Nongfu Spring Co., Ltd. and Hangzhou Cigarette Company, and become their preferred supplier. Pursuant to these agreements, the customers give us priority as a supplier when they place an order, and, in exchange, we provide priority fulfillment of their orders. In addition to fostering stable supply relations with existing customers, we have also worked to attract new customers and generate new demand for our products. The number of our customers has increased substantially since 2004.

We believe providing quality customer service is a key in maintaining customer relations. Our sales and marketing department works with prospective customers to assess their specific requirements and develop customized packaging designs, and provides 24-hour after-sales support to existing customers. Further, we have five customer service centers in Hangzhou, Suzhou, Taizhou, Ningbo and Shanghai, which allow us to promptly respond to existing customers' needs and new sales opportunities.

•
Advanced production facilities and stringent quality control.  Our three operating subsidiaries, Great Shengda, Shengda Color and Hangzhou Shengming, boast state-of-the-art manufacturing facilities with a total gross production area of over 190,000 square meters. To meet our customers' changing needs and demand for high quality, we continually invest in our production capabilities and furnish our facilities with advanced equipment. For example, Great Shengda has installed a BHS2800 paperboards production line, which was imported from Germany and is among the world's most advanced paperboard production facilities. Our products have been ISO9001:2000/GB/T 19001-2000 accredited since July 2008, and our environmental control system has been ISO14001:2004 accredited since July 2008.

•
Strong research and development capabilities.  We have an experienced research and development team of 30 professionals, many of whom are certified engineers. Our R&D team includes key experts that have extensive knowledge about and experience in our industry. The team has successfully developed new products and technologies, which have led to nine patents and one pending patent application and will help us further meet our customers' needs. We also work with reputable academic institutions and research institutes, to undertake specific research and development projects. For example, we have worked with Zhejiang University, China Packaging Federation and Zhejiang Province Paper Packaging Industry Technology Centre. Our current collaborative partners include Zhejiang Sci-Tech University and Zhejiang University of Technology and Science. For example, we have entered into a memorandum of understanding on R&D collaboration with Zhejiang Sci-Tech University to establish a modern packaging development center, including the construction of packaging materials research center, packaging products design center, packaging products quality evaluation center, and human resources training center.

•
Experienced and capable management team with strong local knowledge and connections.  The growth and success of our business is attributable to our experienced and dedicated management team. Our management team is led by our Chairman, Nengbin Fang, and our CEO, Daliang Teng, who have been instrumental in spearheading our growth. Mr. Fang has approximately 21 years of experience in the paper packaging industry, and has received several prestigious awards such as the "China Prominent Packaging Entrepreneur," "Asia Brand Innovation Personality" and "Hangzhou Labor Model." Mr. Teng has 20 years of experience in the paper packaging industry, with extensive experience in R&D and product management. Both Nengbin Fang and Daliang Teng are well recognized in the paper packaging industry and hold key positions in various paper packaging associations in China. We believe our management team's in depth knowledge of and strong connections in China's paper packaging industry will enable us to formulate sound expansion strategies and take advantage of market opportunities.

Our Growth Strategy

Our goal is to maintain our market leading position and become the largest vertically integrated paper packaging company in China. To achieve this goal, we intend to leverage our existing strengths and pursue the following strategies:

•
Integrate upstream through acquisition of a paper manufacturing company.  We use Kraft paper and corrugating medium as raw materials to manufacture paperboards, which are then used to produce corrugated paper cartons. Currently, we do not manufacture Kraft paper or corrugated medium and purchase these materials from PRC suppliers. We are actively exploring opportunities to acquire a paper manufacturing company with an annual capacity of 250,000 to 300,000 tonnes to achieve vertical integration of our production process. As raw paper constitutes approximately 70%

  of our cost of goods sold, we expect such vertical integration will enable us to more effectively manage our production costs and control the supply and the quality of our raw materials.

•
Continue to expand our paperboard and paper carton production capacity with a focus on color printing capabilities.  We plan to increase our production capacity through potential acquisition or installation of new production lines or both to meet the expected increase in the demand for our products. We foresee industry consolidation and believe that we are well positioned to benefit from such market trends. We are in the position to acquire distressed competitors with working capital difficulties to expand our production capacity, if and when such opportunities are presented.

In addition, as consumers place greater emphasis on product image and packaging, consumer product manufacturers have increasingly sought to differentiate their products by focusing on the aesthetics of the packaging design and utilizing their product packaging as a medium for advertisement. We plan to significantly increase our color printing capacity to cater to this market trend. This will also help improve our margin profile as color-printed paper cartons have higher gross margins than flexo-printed cartons.

•
Increase our market share by expanding our sales network and enhancing customer service.  We believe that the paper packaging industry in the YRD has substantial growth potential. In order to penetrate the key markets within the YRD, we plan to set up a processing factory and warehouse in Suzhou. We also plan to attract new customers and increase our market share by increasing our existing sales and marketing activities and strengthening our customer service within and outside of the YRD. We plan to strengthen our customer service network by establishing two customer service centers, one in Nanjing, Jiangsu to enhance the sales in the north of Jiangsu Province and one in Wuhu, Anhui to tap into the potential market outside the YRD.

•
Strengthen our research and development capabilities, expand our product portfolio and improve our production efficiency.  In order to maintain our competitiveness, we will continue to strengthen our research and development capabilities through staff training, equipment upgrade and collaborative programs. We will focus our research and development efforts on the expansion of our product portfolio to meet the changing needs of our customers and the growing demands for packaging products. Moreover, we intend to develop technologies that will help us improve production efficiency and product quality while lowering production costs. For example, our ongoing research and development projects include waterproof paper cartons able to endure low-temperatures and high-strength corrugated paper agglutination.

Our Products

The corrugated paper cartons that we design, manufacture and sell are flexo-printed or color-printed paper boxes. Our corrugated paper cartons are used for a wide variety of products, such as food, beverage, cigarette, household appliance, consumer electronics, pharmaceuticals, chemicals, furniture, garments, machinery and other consumer and industrial goods. Our paper cartons are available in a wide range of sizes and strengths depending on the type, weight and size of the products and the manner in which these paper cartons are used. The following charts illustrate the sales revenue breakdown by paper carton type and end market for the first half of 2010:

Revenue Breakdown by Carton Type Six Months Ended June 30, 2010	Revenue Breakdown by End Market Six Months Ended June 30, 2010

The following table provides the percentage revenue breakdown by carton type for the periods indicated:

	2007		2008		2009
	Revenue	Percentage	Revenue	Percentage	Revenue	Percentage
Flexo	$65,008,486	82.2%	$76,663,531	83.1%	$70,179,053	74.1%

Color	$14,108,407	17.8%	$15,625,875	16.9%	$24,485,424	25.9%

Total	$79,116,893	100.0%	$92,289,406	100.0%	$94,664,477	100.0%

Our paper cartons are made of corrugated paperboards machine-cut to the designed dimensions and then folded into paper cartons. We use single-layer, double-layer and triple-layer corrugated paperboards sandwiched between Kraft paper sheets (Kraft paper is a type of paper, which is strong and relatively coarse, produced from the chemical pulp of softwood under the Kraft process). The thickness of the paperboards and the type of corrugated paper sheets used are key determinants of the strength of the paper cartons manufactured.

Our paperboards and paper cartons are summarized below:

Type of paperboards	Type of paper cartons	Recommended applications

	Single-layer paper cartons	Packaging for food, drinks and medicine
Single-layer paperboards comprising a single sheet of corrugated paper sandwiched between two sheets of Kraft paper.

	Double-layer paper cartons	Packaging for garments, furniture, refrigerators and air-conditioners
Double-layer paperboards comprising two sheets of corrugated paper sandwiched between three sheets of Kraft paper.

	Triple-layer paper cartons	Packaging for electrical machinery, motorcycles, and other heavy-duty products
Triple-layer corrugated paperboards comprising three sheets of corrugated paper sandwiched between four sheets of Kraft paper.

Our corrugated paper cartons deliver marketing and performance benefits at a competitive cost. We supply corrugated paper cartons designed to protect and contain products while providing:

•
Convenience through ease of carrying, storage, delivery and removal of the products by the end consumers;

•
A smooth surface printed with various resolutions of flexo- or multi-color graphic images that help improve brand awareness and visibility of products; and

•
Durability, stiffness and wet and dry tear strength; leak, abrasion and heat resistance; barrier protection.

Manufacturing

  Manufacturing Facilities

Our production is carried out at Great Shengda, Shengda Color and Hangzhou Shengming, all of which are strategically located within the YRD, the PRC manufacturing belt. Great Shengda, Shengda Color and Hangzhou Shengming do not own any manufacturing facilities. They lease all of their manufacturing facilities which contain administrative offices. They own all of their equipment and machines.

Great Shengda.    Great Shengda's production facilities are located on a land parcel of approximately 112,437 square meters. We had 989 employees at Great Shengda as of June 30, 2010. Great Shengda manufactures paperboards and both flexo-printed and color-printed paper cartons.

Great Shengda is equipped with (1) one BHS2800 paperboard production line from BHS, a German manufacturer; (2) one Taiwan XieXu 1800 paperboard production line; (3) nine flexo printing slotters; (4) two automatic gluing machines; (5) one computer-to-plate (CTP) system; (6) three Multi-Color off-set printers; and (7) four fully-automated machines for flexo printing and mould-cutting. The BHS2800 paperboard production line is among the world's most advanced paperboard production equipment.

Shengda Color.    The gross production area of Shengda Color's facility is approximately 30,661 square meters. We had 146 employees at Shengda Color as of June 30, 2010. Shengda Color is equipped with (1) one Taiwan XieXu 2500 paperboard production line; (2) one 7-color pre-printing production line; (3) one automatic die-cutting machines; and (4) two flexo printing slotters.

Hangzhou Shengming.    Hangzhou Shengming's production facilities are located on a land parcel of approximately 47,942 square meters. We had 341 employees at Hangzhou Shengming as of June 30, 2010. Hangzhou Shengming is equipped with (1) one BHS2500 paperboard production line; (2) five Taiwan Multi-Color printing slotters; (3) one 4-color printing slotter; (4) one Taiwan Multi-function automatic gluing machine; (5) one Taiwan Multi-function automatic packaging machine; and (6) one Taiwan automatic paperboard transmission system.

  Utilities

Electricity is the principal source of energy for our manufacturing operations. If a power shortage or stoppage were to occur, we have back-up power supply in the form of our two-way power supply and our own power generators at each of our manufacturing facilities, which we believe are able to provide sufficient back-up power to ensure that our manufacturing operations will not be disrupted. To date, we have not experienced any prolonged power shortages or stoppages.

  Maintenance

Our own staff carry out maintenance and servicing of our production equipment on a regular basis. As a result of our regular maintenance, we have not experienced any major shutdown or disruption to our manufacturing operations.

  Production Capacity and Utilization

Our production capacity is limited by our production floor area, production equipment and manpower.

The following table illustrates the maximum production capacity and the actual production volume for our production lines for the manufacture of paperboards, flexo-printed paper cartons and color-printed cartons as of June 30, 2010 and for 2009:

Unit: Million Square Meters	Paperboards	Flexo-Printed Paper Cartons	Color-Printed Paper Cartons
As of June 30, 2010
Annual Production Capacity(1)	438	321	117
Actual Production Volume	164	126	39
As of December 31, 2009
Annual Production Capacity(1)	408	307	101
Actual Production Volume	307	231	76

(1)
Our annual production capacity in respect of paperboards, flexo-printed paper cartons and color-printed paper cartons is, in each case, calculated as follows:

Annual production capacity =	{The approximate daily maximum production for paperboards, flexo-printed paper cartons or color-printed paper cartons} × 365 days

Manufacturing Processes

The production process for our paperboards and paper cartons is illustrated below:

  Product Design

After receiving orders from customers, we meet with our customers to understand their products and target consumer market, and then assist them in designing packaging that is suitable for their purposes and that appeals to their consumers.

While our customers typically provide us with their own packaging design and specifications, our production development team and design team have also designed paper cartons for many of our customers. Our team works closely with our customers to meet their requirements with regard to the structure and function as well as the graphic design.

Our production team then produces a sample product based on the designs. Tests will be conducted on this sample product at our in-house testing center to ensure that it meets the design specifications. Mass production begins once the sample is approved by the customer.

  Corrugated Paperboard Production

Pre-heating and drying.    The key raw materials used in the manufacture of our paperboards are Kraft paper and corrugating medium.

Corrugating medium is fed into corrugators production machines (such as our BHS2800 corrugated paperboard production line), and pre-heated to reduce the moisture level in the corrugating process.

Corrugating, compression and gluing.    The pre-heated paper is transformed into corrugated paper with different flute-depth through a corrugating process. Kraft paper is then glued to this corrugated paper to form a semi-completed paperboard.

Combination of layers of corrugated paperboards.    Glue adhesive is applied to combine semi-completed paperboards with Kraft paper or other semi-completed paperboards to form single-layer, double-layer or triple-layer paperboards.

Heating and drying.    The corrugated boards then pass through a heating process to dry the glue adhesive to improve the bonding strength between the layers of the corrugated boards before warehouse storage or the manufacture of paper cartons.

  Paper Carton Production

    Flexo-printing

Flexography (often abbreviated to flexo) is a printing process that utilizes a flexible relief plate and water based ink. It can be used for printing on almost any type of substrate including plastic, metallic films, cellophane, and paper. It is widely used for printing on the non-porous substrates required for various types of food packaging (it is also well suited for printing large areas of solid color).

Our customer's approved artwork is transferred to a flexible plate with a plate making machine. Then the flexible plate is installed into a water-based ink printing machine, and the artwork is directly transferred onto the surface of the corrugated boards from the printing machine.

  Color-printing

Offset color printing utilizes oil-based ink to print. The visual effect of color-printed artwork is superior to ink-printed artwork.

Artwork pre-approved by customers are either captured on film and transferred onto printing plates, or transferred directly onto printing plates from the computer using the computer-to-plate, or CTP, method.

CTP involves the transfer of digital images of artwork from computers directly onto printing plates without the use of film. CTP produces images that are closer to the customers' original artwork and produces cleaner and sharper results and saves time by eliminating the use of film.

Offset printing.    Offset printing involves the transfer of ink on paper via a printing plate. The image areas of the printing plates are rendered ink receptive and water repellent, while the non-image areas of the printing plates are rendered water receptive and ink repellent. The printing plates will be mounted onto a cylindrical drum on the printing machine. The printing plates are dampened, first by water rollers then by ink rollers. The image area of the printing plates picks up the ink and water keeps ink out of non-image areas of the printing plates. Each plate transfers its image onto a rubber blanket cylinder, which then transfers the image onto paper.

Lamination and varnishing.    Depending on the design specifications and the customer's requirements, the prints may need a layer of lamination or liquid varnishing. This makes the printed artwork water resistant and gives it a glossy appearance.

Gluing.    The printing paper (containing the printed artwork) is then glued onto the semi-completed paperboard.

  Post-Printing

Die-Cutting, slitting, slotting and scoring.    Flexo-printed and offset-printed paperboards undergo die-cutting and slitting to produce a pre-folded paper carton in accordance with the paper carton design, and also undergo slotting and scoring to create the fold-lines for folding.

Folding, and stapling or gluing.    The pre-folded paper carton is then stapled or glued by the automated stapling and gluing machines to produce semi-folded paper cartons. These finished products are then prepared for delivery.

Raw Materials and Suppliers

  Raw Materials

The key raw materials used in the manufacture of our paperboards are Kraft paper and corrugating medium. Raw materials are purchased only from pre-selected suppliers after evaluation by our purchasing, production and quality assurance departments based on stringent selection criteria such as pricing, the quality of raw materials and services, track record, financial condition and market reputation. Our major suppliers are all well-known PRC companies in the paper manufacturing industry with large capacities to satisfy our requirements. In 2009, only a minimal amount of our raw materials was imported.

  Suppliers and Supplier Arrangements

Our major suppliers who accounted for 5% or more of our purchases for 2008 and 2009 are as follows:

Supplier	2008	2009
Zhejiang Jingxing Paper Group Papermaking Co., Ltd.	12.15%	8.70%
Wuxi Rongcheng Paper Co., Ltd.	5.25%	6.66%
Zhejiang Ji An Paper Co., Ltd.	12.03%	9.43%
Jiangsu Chang Feng Paper Factory	7.48%	7.05%
Jiangsu Lee & Man Paper Manufacturing Co., Ltd.	11.90%	8.80%
Jiaxing Dahua Paper Industry Co., Ltd.	5.93%	<5%
Ningbo Dongteng Paper Industry Co. Ltd.	<5%	5.23%
Zhejiang Rongcheng Paper Co. Ltd.	<5%	6.09%

The typical term of a supply contract is less than six months. The purchase price are generally negotiated every month or every two to three months. In some cases, the prices for raw materials per tonne may be fixed in the contract. Our suppliers generally allow us 45 to 60 days credit.

Our Customers

We have a diversified customer base in a broad range of end markets. In 2009, we had more than 700 customers. Our three largest customers are Hangzhou Wahaha Group Co., Ltd., Nongfu Spring Co., Ltd. and Hangzhou Cigarette Company, all of whom are Top 500 Chinese Enterprises. We also have Fortune 500 company clients such as Hangzhou Panasonic Home Electrical Appliance Co., Ltd., Suzhou Samsung Electrical Co., Ltd., Zhejiang Shell Chemical Engineering Petroleum Co., Ltd. and Hangzhou Zhongcui Foods Co., Ltd., a major sales agent of The Coca Cola Company.

In 2008 and 2009, only one customer, Hangzhou Wahaha Group, accounted for more than 10% of our total revenues in 2009. We strive to continually increase and diversify our customer base. The following are our revenue breakdown by our end markets.

For the periods indicated, our major customers who accounted for 5% or more of our total revenue are as follows:

Customer	2008	2009	Six Months Ended June 30, 2009	Six Months Ended June 30, 2010
Hangzhou Wahaha Group Co., Ltd.	6.73%	11.00%	10.81%	3.34%
Nongfu Spring Co., Ltd.	5.94%	<5%	<5%	5.24%
Hangzhou Cigarette Company	6.38%	8.23%	5.83%	5.85%
Suzhou Samsung Electrical Co., Ltd	7.29%	6.89%	5.59%	7.23%
Hangzhou Panasonic Home Electrical Appliance	<5%	7.07%	5.28%	6.43%
Chuangcheng Package Design Co. Ltd	7.06%	<5%	5.21%	<5%

We generally provide customized products to our customers, so we negotiate individual contracts with our customers based on their particular requirements. We usually start with a base product price for the specific product category and quantity, then consider process requirements, technical difficulties, level of competition in the market and specific process required for the particular product to arrive at the final price for a product. We are responsible for delivery, and the transportation cost will be included in the price. We generally allow our customers 30 to 90 days credit. The normal payment collection cycle is approximately 45 days, with a longer cycle in 2009 when we allowed our customers more credit accommodation.

We have also entered into strategic alliance agreements with 10 customers, including our three major customers, namely, Hangzhou Wahaha Group Co., Ltd., Nongfu Spring Co., Ltd., and Hangzhou Cigarette Company. Pursuant to the terms of these agreements, we give these customers priority in fulfilling their orders. In exchange, these customers give us priority as a supplier when they place their orders. We also cooperate with these customers in the development of new packaging for their products. We believe that these strategic alliances will strengthen the reliability of our services and help us maintain our key customers.

We are not aware of any information or arrangements that would lead to a cessation or termination of our current relationship with any of our major customers.

  Backlog

We do not believe backlog is material to an understanding of our business as our backlog generally does not have a material impact on our revenues. Most customer orders are processed with a lead time of two weeks or less. Orders for existing customers are generally processed in one week and orders for new customer are generally processed within 15 days. Therefore, the amount of our backlog is generally very small. We generally enter into framework sales contracts with most major customers every year. Pursuant to these contracts, the customers contract us as a priority supplier when they place regular orders, and, in exchange, we provide priority fulfillment of their orders.

Sales and Marketing

Our sales and marketing department has 40 sales personnel and marketing executives as of June 30, 2010. Our sales and marketing department is responsible for setting sales and marketing strategies and promoting our products.

Our sales and marketing strategies include (1) direct sales and marketing activities, (2) advertisements and publications, and (3) participation in trade fairs and exhibitions.

  Direct sales and marketing activities

Our sales team regularly meets with our existing customers to better understand their requirements and promote our new products. The team also reaches out to prospective customers to promote our products.

  Advertisements and publications

We advertise through a variety of channels including billboards, industry publications, such as the China Packaging Industry and the Packaging World, our corporate website, www.cnpti.com, and industry websites, such as the China Packaging website, www.pack.cn. Because we principally rely on our long-term relationship and our reputation as an efficient producer of high-quality paper cartons in the YRD, we place less emphasis on advertising and have not spent significant sums on advertising.

  Participation in trade fairs and exhibitions

We participate regularly in trade fairs and exhibitions in the PRC such as the PRC Corrugated Paper Cartons and Machinery Exhibition and the PRC International Corrugated Exhibition. Those trade fairs and exhibitions provide us with a platform to showcase our new products, establish contact with potential customers and gather information on the latest products.

Customer Service

Our customer service department was comprised of 28 customer service personnel as of June 30, 2010. The department provides pre-sales services such as sample designs; sales services such as production monitoring to ensure timely delivery of products; and after-sales customer service such as feedback and guidance on product usage. Our after-sales customer service is available to our customers 24 hours a day throughout the year.

Our customer service department oversees our five customer service centers in Hangzhou, Suzhou, Taizhou, Ningbo and Shanghai, where many Fortune 500 companies and Top 500 Chinese enterprises are located. These customer services centers have enabled us to provide timely service to our existing customers and have increased our presence and facilitated our sales and marketing activities in these regions.

Research and Development

R&D is one of the key factors that has helped us maintain our competitive strengths and leading position in the industry. We have an experienced R&D team of 30 professionals, many of whom are certified engineers. Our R&D team includes several key experts who have extensive knowledge about and experience in our industry. In addition to conducting our own research, our R&D department enters collaborative agreements with reputable academic and research institutions, principally in the YRD, from time to time to carry out specific R&D projects. We have worked with Zhejiang University, China Packaging Federation and Zhejiang Province Paper Packaging Industry Technology Centre. Our current collaborative partners include Zhejiang Sci-Tech University and Zhejiang University of Technology and Science. Under such R&D collaborative partnerships, these institutions provide technical expertise to complement our existing R&D capabilities, while we provide the necessary funding for the R&D projects. We have ownership of the results of the research and the proprietary rights of the products and technology developed through these collaborative projects. We believe that we will continue to improve our research and development capabilities by leveraging our strong R&D platform and expertise of these institutions. With our in-house R&D capabilities and collaborative programs, we have developed ten items of technical know-how, of which nine applications for patents have been approved by the Intellectual Property Office of China.

We have expended more effort and resources on R&D activities in recent years. R&D costs amounted to $414,128, $6,453 and $3,735 for the years ended December 31, 2009, 2008 and 2007, respectively, and $38,466 and $208,053 for the six months ended June 30, 2010 and 2009, respectively. In order to maintain our competitiveness, we will continue to strengthen our R&D capabilities through staff training, equipment upgrade and collaborations with academic and research institutions. We will focus our efforts on the expansion of our product portfolio to meet the changing needs of our customers and the growing demand for packaging products. Moreover, we intend to develop technologies that would help us improve production efficiency and product quality, while lowering production costs. For example, our ongoing research and development projects include waterproof paper cartons with low-temperature endurance and high-strength corrugated paper agglutination technique.

Competition

The packaging market in China is highly fragmented and competitive. There are approximately 20,000 paperboard manufacturers in China, most of which are relatively small in size. The top ten manufacturers only have an aggregate of less than 10% of the Chinese market. The total sales volume of paper cartons in China was 36.7 billion square meters in 2009, and Great Shengda's production volume in 2009 was approximately 307 million square meters, accounting for approximately 0.8% of the PRC market. According to S&P Consulting, based on revenues of corrugated paper carton in 2009, we are one of the largest domestic corrugated paper carton companies in China and the largest in the YRD region.

Due to the geographic radius limitation, we currently only compete with domestic and international corrugated paper packaging companies located within the YRD region. Our major competitors include: Ningbo Asia Paper Tube Paper Carton Co., Ltd., Salfo Package Group Co., Ltd., Zhejiang Dahua Packaging Group Co., Ltd., Zhejiang Zhongbao Pactiv Packaging Co., Ltd., Yuen Foong Yu Paper Enterprise (Kunshan) Co., Ltd. and International Paper (Shanghai) Co., Ltd. We also face competition from upstream paper mills when they expand their business into paper carton manufacturing, and such companies include Zhejiang Jingxing Paper Co., Ltd, Anhui Shanying Paper Industry Co., Ltd, etc.

The primary barriers to enter the market include obtaining a printing license and significant capital investment in large-scale production facilities. We believe our competitive advantages over domestic players are better cost-efficiencies due to scale of economy and significant order volumes, early mover with long standing relationships with customers, advanced technologies and equipment deployed in our manufacturing process, high product quality with competitive cost structure and well-known brand name. Our competitive advantages over international players include significant production capacity, large amount of existing customer base, the flexibility to customize our products, better local knowledge and connections, lower price resulted from lower cost structure and competitive product quality. We believe we have better economy of scale, more experience and better market knowledge than most of the paper mill new entrants.

Intellectual Property

  Trademark

Great Shengda owns the following trademark:

Trademark	Place of Registration	Class	Trademark Number	Expiration Date	Registrant

	PRC	16 Applicable to paper goods and printed matter	1275491	May 20, 2019 (extendable)	Great Shengda

We believe that our trademark has significant value and is important for marketing and building brand recognition. We are not aware of any third party currently using a trademark similar to our Shengda trademark in the PRC for the same types of products.

  Patents and Patent Applications

We have been granted the following patents, each of which will expire on April 12, 2019:

Patent	Type	Application Date	Issue Date
Foldable water containing paper	Utility model	April 13, 2009	March 31, 2010
Corrugated paper boxes with preservation device	Utility model	April 13, 2009	March 31, 2010
Interior structure for circular packing	Utility model	April 13, 2009	March 31, 2010
Spraying device for hot board of corrugated machine	Utility model	April 13, 2009	March 31, 2010
Paper packing box for textiles	Utility model	April 13, 2009	March 31, 2010
Movable supermarket display shelf	Utility model	April 13, 2009	March 31, 2010
Structure of hand handler on packing box	Utility model	April 13, 2009	March 31, 2010
Paper display shelf	Utility model	April 13, 2009	March 31, 2010
Air abstractor box for corrugated machine	Utility model	April 13, 2009	March 31, 2010

We have applied for the following patent:

Patent	Type	Application Date
Securing key to use on dedusting board	Utility model	April 13, 2009

Environmental Matters

Our manufacturing facilities are subject to various pollution control regulations with respect to air, water, solid and noise pollution and the disposal of waste and hazardous materials. We also are subject to periodic inspections by local environmental protection authorities. Our operating subsidiaries have received certifications issued on February 22, 2010 by Hangzhou Xiaoshan Environmental Protection Bureau indicating that, as of the date of these certifications, their business operations are in material compliance with the relevant PRC environmental laws and regulations. We are not currently subject to any pending actions alleging any violations of applicable PRC environmental laws.

Each of Great Shengda, Shengda Color and Hangzhou Shengming holds a pollutant discharge permit issued by the local environmental protection bureau. The pollutants discharged by Great Shengda, Shengda Color and Hangzhou Shengming include solid waste, such as used printing ink containers, paper scraps and garbage, waste water, which contain chemicals such as resin, waste print ink and isopropyl alcohol, and waste chemicals, including waste print ink. Also, we produce noise during manufacturing. Some of the chemicals we use for printing may be classified as potential health hazards. However, our employees generally have minimal contact with these chemicals, and the chemicals are packaged in containers that we believe meet government safety standards and are dispensed directly from the containers in the printing process (much like the ink from ink-jet printing cartridges). Also, with respect to any noise pollution produced, we have made appropriate filings with the local bureaus of health. We believe our pollutant and waste discharge processes meet government standards.

Regulation

Because our operating subsidiaries are located in the PRC, we are subject to national and local laws of the PRC.

  Paper Packaging Industrial Laws and Regulations

We are subject to governmental regulations related to paper printing and packaging industry. The Regulations on the Administration of Printing Industry requires us to obtain a printing license before production. Great Shengda and Hangzhou Shengming each possesses a printing license for package decoration printing and Shengda Color has a printing license for package decoration printing and printing of other printed matters. The printing licenses are valid until December 31, 2012, and are renewable at expiration by application to the relevant authorities. Shengming is in the process of applying for printing license.

Other rules and regulations for the printing industry that impact the packaging industry include:

•
Administrative Regulations on Fulfilling Printing Orders, which were issued by the General Administration of Press and Publication together with the Ministry of Public Security. Under these regulations, companies engaged in the printing business are required to verify clients' legal documents, such as business licenses and trademark registration certificates, and to file the printing records kept by the companies with competent authorities. We believe we are in material compliance with such requirement;

•
Interim Provisions on the Establishment of Foreign-invested Printing Enterprises jointly issued by the General Administration of Press and Publication and the former Ministry of Foreign Trade and Economic Cooperation. Under these provisions, approvals by the press and publication administration are required for the establishment of foreign invested enterprises engaging in the printing business. In addition, foreign-invested printing enterprises are not allowed to set up branches; and

•
Interim Measures on the Qualifications of Printing Operators issued by the General Administration of Press and Publication. These measures specify the qualifications required for enterprises engaged in printing operations. Printing operators must satisfy such qualification requirements in order to obtain approval for their establishment and printing licences from the press and publication administration. The legal representative or major responsible person must obtain a Training Certificate in Printing Regulations issued by the municipal press and publication administration. The legal representative of Great Shengda, Shengda Color and Shengming, Wuxiao Fang, has obtained the Training Certificate in Printing Regulations (No.0820064) granted by Hangzhou Xiaoshan Culture, Radio, TV, Film, Press and Publication Bureau.

China also has a series of national standards regarding paper packaging production. Such national standards includes, but not limited to, National Standards on Single and Double Corrugated Paper Cartons for Transportation of Packages. These standards relate to the structure, material, size and quality requirement for classification of cartons for transporting different kinds of merchandise. These standards are not compulsory but are followed by many manufacturers.

As a paper packaging production company, we need to reproduce trademarks owned by our customers. As a consequence, the Trademark Printing Administration Measures are applicable to us which require us to examine the trademark registration certificates and other relevant documents of our customers to verify the trademark ownership. We believe we are in material compliance with such requirement.

  Environmental Regulations

Our production processes mainly generate noises, wastewater and solid wastes. The major PRC environmental regulations applicable to us include the Environmental Protection Law of the PRC, the Environmental Impact Appraisal Law of the PRC, the Law of the PRC on the Prevention and Control of Water Pollution, the Law of the PRC on Prevention and Control of Environmental Pollution Caused

by Solid Waste, the Law of the PRC on Prevention and Control of Air Pollution and the Law of the PRC on Prevention and Control of Environmental Noise Pollution.

The Environmental Protection Law of the PRC sets out the legal framework for environmental protection in the PRC. The Ministry of Environmental Protection of the PRC, or the MEP, is primarily responsible for the supervision and administration of environmental protection work nationwide and formulating national waste discharge limits and standards. Local environmental protection authorities at the county level and above are responsible for environmental protection in their jurisdictions.

Companies that discharge contaminants must report and register with the MEP or the relevant local environmental protection authorities. Companies discharging contaminants in excess of the discharge limits prescribed by the central or local authorities must pay discharge fees for the excess in accordance with applicable regulations and are also responsible for the treatment of the excessive discharge. Companies that directly or indirectly discharge industrial waste water into the water or are required by law to obtain the pollutant discharge permit before discharging waste water or sewage shall also obtain the pollutant discharge permit.

In addition, the Circular Economy Promotion Law and Law of Promoting Clean Production also apply to our business which requires paper packaging production companies to mitigate environmental pollutions by utilizing environmental friendly raw materials and designs. Where feasible we use recycled paper as raw material. In addition, all of our cartons are recyclable.

  Regulation on Labor Protection

The Labor Contract Law of the PRC was promulgated on June 29, 2007 and became effective on January 1, 2008. This law governs the establishment of employment relationships between employers and employees, and the conclusion, performance, termination of, and the amendment to employment contracts. To establish an employment relationship, a written employment contract must be signed. In the event that no written employment contract was signed at the time of establishment of an employment relationship, a written employment contract must be signed within one month after the date on which the employer starts engaging the employee.

  Foreign Currency Regulations

The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations promulgated by the State Council, as amended on August 5, 2008, or the Foreign Exchange Regulations. Under the Foreign Exchange Regulations, the RMB is freely convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions, but not for capital account items, such as direct investments, loans, repatriation of investments and investments in securities outside of China, unless the prior approval of the State Administration of Foreign Exchange, or the SAFE, is obtained and prior registration with the SAFE is made.

On October 21, 2005, the SAFE issued Relevant Issues Concerning Foreign Exchange Control on Domestic Residents' Corporate Financing and Roundtrip Investment through Offshore Special Purpose Vehicles, or Circular 75, which became effective as of November 1, 2005. Please refer to Risk Factors for introduction of Circular 75.

On August 29, 2008, the SAFE promulgated the Notice on Perfecting Practices Concerning Foreign Exchange Settlement Regarding the Capital Contribution by Foreign-invested Enterprises, or Circular 142, regulating the conversion by a foreign-invested company of foreign currency into RMB by restricting how the converted RMB may be used. Please refer to Risk Factors for introduction of Circular 142.

On December 25, 2006, the People's Bank of China issued the Administration Measures on Individual Foreign Exchange Control and its Implementation Rules were issued by SAFE on January 5, 2007, both of which became effective on February 1, 2007. Under these regulations, all foreign exchange matters involved in the employee stock ownership plan, stock option plan and other similar plans, participated by onshore individuals shall be transacted upon approval from SAFE or its authorized branch. On March 28, 2007, SAFE promulgated the Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Option Plan or Stock Option Plan of An Overseas Listed Company, or Circular 78. Under Circular 78, PRC citizens who participate in stock incentive plans or equity compensation plans by an overseas publicly listed company are required, through a PRC agent or PRC subsidiaries of such overseas publicly-listed company, to complete certain foreign exchange registration procedures with respect to the plans upon the examination by, and approval of, SAFE.

  Dividend Distribution

Under current PRC laws and regulations, foreign invested enterprises, or FIEs, and domestic companies may pay dividends only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserves until the cumulative amount of such reserves reaches 50% of their registered capital.

These reserves are not distributable as cash dividends. The board of directors of a FIE has the discretion to allocate a portion of the FIE's after-tax profits to reserve funds, bonus and welfare funds for staff and workers, and venture expansion funds as provided in the articles of association of FIE, which may not be distributed to equity owners except in the event of liquidation.

Our Employees

As of June 30, 2010, we had a total of 1,476 full-time employees. The following table sets forth the number of employees by function:

Function	Number of Employees
Senior Management	6
Sales and Marketing	40
Development Strategies Department	21
Engineering Department	33
Quality Control	79
Human Resources & Administration	7
Accounting	16
Manufacturing Staff	1,274

Total	1,476

As required by applicable PRC law, we have entered into employment contracts with most of our officers, managers and employees. We are working towards entering employment contracts with those employees who do not currently have employment contracts with us. We believe that we maintain a satisfactory working relationship with our employees, and we have not experienced any significant disputes or any difficulty in recruiting staff for our operations.

Our employees in China participate in a state pension scheme organized by PRC municipal and provincial governments. We are currently required to contribute to the scheme in accordance with government requirements.

In addition, companies operating in China must comply with a variety of labor laws, including certain social insurance, housing fund and other staff welfare-oriented payment obligations. While there exist uncertainties as to the interpretation, implementation and enforcement of such obligations, we believe that we are in material compliance with the relevant PRC laws.

We do not currently pay housing fund for our employees as required under the PRC law. The local Xiaoshan housing fund authority issued a certification to us on July 6, 2010, which certifies that the housing fund system is not fully implemented in Xiaoshan district, that the local Xiaoshan housing fund authority will extend the housing fund system to us in the near future and that the local Xiaoshan housing fund authority will not retrospect our past obligations in relation to the housing fund. See "Risk Factors—Our failure to fully comply with PRC labor laws exposes us to potential liability."

Insurance

We have purchased the following insurance policies:

•
Property all-risks insurance in respect of our existing fixed assets and properties under construction, and inventories; and

•
Insurance against damage of selected key equipment such as the BHS2800 paperboard production line and EMBA multi-purpose paper carton flexo-printing production lines.

All the policies are effective and the premiums have been paid. These insurance policies are reviewed annually to ensure that the coverage is adequate.

Our management believes that the coverage from these insurance policies is adequate for our present operations. However, significant damage to our operations or any of our properties, whether as a result of fire or other causes, may still have a material adverse impact on our results of operations or financial condition.

According to industry practice, we have not taken up any product liability insurance and business interruption insurance.

Litigation

From time to time, we may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business. We are currently not a party to any legal proceeding and are not aware of any legal claims that we believe will have a material adverse affect on our business, financial condition or operating results.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name and position of each of our current executive officers. Nengbin Fang and Congyi Fang also serve as our directors.

Name	Age	Position
Nengbin Fang	41	Chairman of the Board of Directors and President of Great Shengda
Congyi Fang	33	Director and Vice President and General Manager of Marketing of Great Shengda
Daliang Teng	42	Chief Executive Officer
Jiayao (TJ) Wu	31	Chief Financial Officer

Nengbin Fang.    Nengbin Fang became our Chairman on April 8, 2010, the day we consummated our reverse acquisition of Evercharm and has served as the Chief Executive Officer of Great Shengda since 2005, formulating the business strategies and overseeing the management and operation of Great Shengda. He resigned from his position as the Chief Executive Officer on April 8, 2010. Concurrently, Mr. Fang also serves as president of Great Shengda and as a director of Evercharm, Wealthcharm, Shengda Holdings, the SD Group, Great Shengda, Shengda Color and Hangzhou Shengming. Mr. Fang has approximately 21 years of experience in the paper packaging industry. From 1989 to 1999, Mr. Fang was a marketing manager at Xiaoshan Packaging Factory. Mr. Fang joined Zhejiang New Shengda as general manager where he was responsible for the management of that company's day-to-day operations from 1999 to 2004, when that company sold all of its assets to Great Shengda. Mr. Fang has received several prestigious awards such as the "China Prominent Packaging Entrepreneur," on April 20, 2006 from China Packaging Federation. "Asia Brand Innovation Personality" on September 9, 2008 at the Organizing Committee of Asia Brand Ceremony, and "Hangzhou Working Model" in April 2010 from Hangzhou Government. Mr. Fang holds a Bachelor's degree in Business Administration and a Master's degree in Packaging Engineering from Zhejiang University.

Congyi Fang.    Congyi Fang became our director on April 8, 2010, the day we consummated our reverse acquisition of Evercharm. She is also a director of Wealthcharm and Evercharm. She has been Great Shengda's Vice President and General Manager of Marketing since 2004 and is responsible for sales and marketing. Ms. Fang has 13 years of experience in the packaging industry. From 1999 to 2004, Ms. Fang was employed by Zhejiang New Shengda as vice manager in charge of daily operations.

Daliang Teng.    Daliang Teng became our Chief Executive Officer on April 8, 2010, the day we consummated our reverse acquisition of Evercharm. He is also the General Manager of Great Shengda. He is responsible for overseeing and managing our day-to-day operations as well as implementing our business strategies and policies. He joined Great Shengda in October 2004 as Vice President and General Manager and was responsible for product management, as well as technology and product development. From 1990 to 1995, Mr. Teng was employed by Shaoxing Xinhua Printing Co., Ltd. in various capacities, including as head of technology. In December 1995, Mr. Teng was promoted to vice general manager where he was responsible for production management until December 1998. From 1998 to 2004, Mr. Teng was employed by Zhejiang New Shengda. Mr. Teng holds a Bachelor's degree in Engineering majoring in Electronics Engineering from Beijing University of Aeronautics and Astronautics.

Jiayao (TJ) Wu.    Mr. Wu became our Chief Financial Officer on April 8, 2010, the day we consummated our reverse acquisition of Evercharm and had served as the Chief Financial Officer of Great Shengda, which he joined in April 2010. With eight years of experience in the accounting field, Mr. Wu is experienced and familiar with Chinese accounting standards, Hong Kong accounting standards, international accounting standards and US GAAP and the differences among these accounting systems. From February 2009 to January 2010, Mr. Wu was the director of internal control at China Valves Technology, Inc., a NASDAQ-listed company. From 2002 to 2008, he was senior auditor and audit manager at PricewaterhouseCoopers LLP. Mr. Wu holds a Bachelor's degree in Mathematics from Sun Yat-Sen University.

Pursuant to the Securities Purchase Agreement, dated April 29, 2010, as amended, we agreed that so long as Envision Capital Partners, the lead investor, holds at least 1/3 of the shares issued to it in the private placement, it shall be entitled to nominate one independent member of our board of directors. Further, pursuant to the same Securities Purchase Agreement, if we fail to consummate an underwritten public offering within 12 months after the closing of the private placement, which occurred on April 29, 2010, Envision Capital Partners shall have the right to notify the Company to terminate the Chief Financial Officer and the right to veto the appointment of the replacement Chief Financial Officer of the Company. There are no other agreements or understandings for any of our executive officers or directors to resign at the request of another person and no officer or director is acting on behalf of nor will any of them act at the direction of any other person.

Directors are elected annually and serve until their successors are duly elected and qualified.

Director Qualifications

Directors are responsible for overseeing the Company's business consistent with their fiduciary duty to stockholders. This significant responsibility requires highly-skilled individuals with various qualities, attributes and professional experience. The Board believes that there are general requirements for service on the Company's Board of Directors that are applicable to all Directors and that there are other skills and experience that should be represented on the Board as a whole but not necessarily by each Director. The Board considers the qualifications of Directors and Director candidates individually and in the broader context of the Board's overall composition and the Company's current and future needs.

  Qualifications for All Directors

In its assessment of each potential candidate, including those recommended by stockholders, the Board considers the nominee's judgment, integrity, experience, independence, understanding of the Company's business or other related industries and such other factors the Board determines are pertinent in light of the current needs of the Board. The Board also takes into account the ability of a Director to devote the time and effort necessary to fulfill his or her responsibilities to the Company.

The Board requires that each Director be a recognized person of high integrity with a proven record of success in his or her field. Each Director must demonstrate innovative thinking, familiarity with and respect for corporate governance requirements and practices, an appreciation of multiple cultures and a commitment to sustainability and to dealing responsibly with social issues. In addition to the qualifications required of all Directors, the Board assesses intangible qualities including the individual's ability to ask difficult questions and, simultaneously, to work collegially.

The Board does not have a specific diversity policy, but considers diversity of race, ethnicity, age, cultural background and professional experiences and opinions in evaluating candidates for Board membership. Diversity is important because a variety of points of view contribute to a more effective decision-making process.

  Qualifications, Attributes, Skills and Experience to be Represented on the Board as a Whole

The Board has identified particular qualifications, attributes, skills and experience that are important to be represented on the Board as a whole in light of our current needs and business priorities. The Board believes that a diversity of professional experiences in the paper packaging industry, specific knowledge of key geographic growth areas, and knowledge of U.S. capital markets and of U.S. accounting and financial reporting standards are important attributes on the Board.

The table below summarizes some of the specific qualifications, attributes, skills and experiences of our directors.

Director	Title	Material Qualifications
Nengbin Fang	Chairman	Mr. Nengbin Fang has 21 years of experience in the paper packaging industry and has received several prestigious awards from industry associations and local governments. Mr. Fang is also widely respected by employees, business partners and government officials within his community. Integrity and modesty are among the several personal attributes that have facilitated Mr. Fang's leadership success and we believe will continue to do so.
Congyi Fang	Director

Ms. Congyi Fang has 13 years experience in the packaging industry. Her professional knowledge of the industry and her hands-on experience enable her to facilitate effective management and communication.

Family Relationships

Mr. Nengbin Fang is the brother of Ms. Congyi Fang. There are no other family relationships between any of our directors or executive officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in "Transactions with Related Parties, Promoters and Certain Control Persons; Corporate Governance—Transactions with Related Parties," none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Board Composition and Committees

The board of directors is currently composed of two members, Mr. Nengbin Fang and Ms. Congyi Fang. All board action requires the approval of a majority of the directors in attendance at a meeting at which a quorum is present. The board may also take actions by unanimous written consent. In connection with our listing application with The NASDAQ Global Market, we intend to increase the size of our board of directors as soon as we have identified suitable candidates to serve as independent directors. We intend to nominate and appoint independent directors prior to the effectiveness of the registration statement of which this prospectus is a part. We will only nominate candidates who have consented to serve as directors.

We currently do not have standing audit, nominating or compensation committees. Our board of directors handles the functions that would otherwise be handled by each of the committees. We intend, however, to establish an audit committee, a nominating committee and a compensation committee of the board of directors as soon as practicable. We envision that the audit committee will be primarily responsible for reviewing the services performed by our independent auditors, evaluating our accounting policies and our system of internal controls. The nominating committee would be primarily responsible for nominating directors and setting policies and procedures for the nomination of directors. The nominating committee would also be responsible for overseeing the creation and implementation of our corporate governance policies and procedures. The compensation committee will be primarily responsible for reviewing and approving our compensation and benefit policies, including compensation of executive officers.

Our board of directors has not made a determination as to whether any member of our board is an audit committee financial expert. Upon the establishment of an audit committee, the board will determine whether any of the directors qualify as an audit committee financial expert. We plan to add three independent directors, as that term "independent" is defined by Rule 4200(a)(15) of the Marketplace Rules of The NASDAQ Stock Market, Inc., to our board as soon as practicable.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

  Background and Compensation Philosophy

Prior to our reverse acquisition of Evercharm in 2010, Evercharm was a privately-held corporation. Evercharm's operating subsidiaries were private limited companies organized under the laws of the PRC. In accordance with PRC regulations, the salary of the executive officers of the PRC operating subsidiaries was determined by the stockholders of those operating subsidiaries. Great Shengda, a wholly-owned subsidiary of Evercharm and the immediate parent of the PRC operating subsidiaries, therefore, determined the compensation of the executive officers of the PRC operating subsidiaries.

Following the reverse acquisition of Evercharm, our named executive officers included Daliang Teng, our Chief Executive Officer, and Jiayao (TJ) Wu, our Chief Financial Officer, Nengbin Fang, President of Great Shengda, and Congyi Fang, the Vice President and General Manager of Marketing of Great Shengda. From and after our reverse acquisition of Evercharm, our board of directors became responsible for determining the compensation of our named executive officers, based on our financial and operating performance and prospects and the contributions made by each of the executive officers to our success. In determining the compensation paid to our officers, our board of directors will make reference to similarly-sized manufacturing companies operating in our geographic region. As disclosed below, each of the named executive officers entered into an employment agreement and their employment agreements govern the amount of base salary the executives are paid.

We do not currently have a compensation committee. As the membership of our board of directors increases, our board of directors expects to form a compensation committee charged with the oversight of our executive compensation plans, policies and programs and the authority to determine and approve the compensation of our Chief Executive Officer and make recommendations with respect to the compensation of our other executive officers.

Our board of director's goal in determining compensation levels is to adequately reward the efforts and achievements of executive officers in the management of our company. The objective of our compensation program is to incentivize our employees and to retain employees and avoid employee turnover. We currently have no pension plan, stock option plan, non-equity incentive plan or deferred compensation arrangement. We have not used a compensation consultant in any capacity but believes that our executive compensation package is comparable to similar businesses in the area where we operate.

We anticipate our compensation committee to review the compensation of our executive officers, including our Chief Executive Officer and Chief Financial Officer, after our common stock is listed on The NASDAQ Global Market, to determine whether there is a need to bring the compensation to a level commensurate with the responsibilities of executive officers of comparable listed companies.

  Compensation Committee Interlocks and Insider Participation

During the last fiscal year, our company was a shell company and no material compensation was paid to any executive officers. No officer, employee, or any former officer of the Company participated in deliberations of the Company's board of directors concerning executive officer compensation. None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more executive officers who serve as members of our board of directors.

  Elements of Compensation

We provide our executive officers with a base salary and discretionary bonuses to compensate them for services rendered during the year. We believe that our policy of compensating our executives in this way has served the company well and does not encourage unreasonable risk-taking.

•
Base Salary.  The base salary we provide is intended to equitably compensate the named executive officers based upon their level of responsibility, complexity and importance of role, leadership and growth potential, and experience. The base salary paid to our named executive officers is governed by their respective employment agreements and is reflected in the Summary Compensation Table below.

•
Discretionary Bonus.  We did not pay bonus compensation to our executive officers in 2009. If, in the future, our board of directors determines to provide bonus compensation as a regular part of our executive compensation package, our compensation committee or our board if we do not yet have a compensation committee, may adopt a formal incentive bonus plan, which will establish performance goals for each of the executive officers and maximum amounts that may be earned upon attainment of such performance goals.

•
Equity Incentives.  Presently, we do not have an equity based incentive program and we did not grant stock based awards as a component of compensation in 2009. In the future, we may adopt and establish an equity incentive plan pursuant to which awards may be granted and which will provide us with the ability to provide to our eligible employees, including each of our named executive officers, grants of stock compensation awards based on our shares if our compensation committee determines that such awards are in our and our stockholders' best interests.

•
Retirement Benefits.  Our executive officers are not presently entitled to company-sponsored retirement benefits.

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Perquisites.  Historically, we have provided certain of our named executive officers with perquisites and other personal benefits that we believe are reasonable. We do not view perquisites as a significant element of our comprehensive compensation structure, but do believe they can be useful in attracting, motivating and retaining the executive talent for which we compete, especially for executives who perform services abroad as expatriates. We believe that these additional benefits assist our executives in performing their duties and provide time efficiencies for our executives. It is expected that our historical practices regarding perquisites will continue and will be subject to periodic review by our compensation committee.

Summary Compensation Table – Fiscal Years Ended December 31, 2009, 2008 and 2007

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No executive officer received total annual salary and bonus compensation in excess of $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Total ($)
Daliang Teng,	2007	8,785	—	8,785
Chief Executive Officer(1)	2008	8,785	—	8,785
	2009	8,785	—	8,785
Jiayao (TJ) Wu	2007	–	—	–
Chief Financial Officer(2)	2008	–	—	–
	2009	–	—	–
Nengbin Fang,	2007	7,305	25,097	32,402
President of Great Shengda(3)	2008	7,708	31,302	39,010
	2009	8,515	29,433	37,948
Congyi Fang,	2007	7,753	—	7,753
Vice President and General Manager of Marketing of Great Shengda(4)	2008 2009	6,021 8,276	20,104 18,230	26,125 26,506
Sha Chen,	2007	–	—	–
Former Chief Executive Officer(5)	2008	–	—	–
	2009	–	—	–
Amber-Dawn Bear Robe	2007	—	—	—
Former Principal Executive Officer(6)	2008	—	—	—
	2009	—	—	—
Richard Patterson,	2007	—	—	—
Former Principal Executive Officer(7)	2008	—	—	—
	2009	—	—	—

(1)
Mr. Teng became our Chief Executive Officer and President on the effective date of the reverse acquisition of Evercharm in April 2010. Prior to the effective date of the reverse acquisition, Mr. Teng served at Evercharm's wholly owned subsidiary Great Shengda as its General Manager. The compensation shown in this table includes the amount Mr. Teng received from Great Shengda prior to the consummation of the reverse acquisition. Mr. Teng's total salary and compensation for 2010 is expected to be $8,785.

(2)
Mr. Wu became our Chief Financial Officer upon the closing of the reverse acquisition of Evercharm in April 2010. From April 2010 to the effective date of the reverse acquisition, Mr. Wu served at Evercharm's wholly owned subsidiary Great Shengda as its CFO. The compensation shown in this table includes the amount Mr. Wu received from Great Shengda prior to the consummation of the reverse acquisition. Mr. Wu's total salary and compensation for 2010 is expected to be $96,000.

(3)
Mr. Fang previously served as Great Shengda's Chief Executive Officer, but resigned from such position on the effective date of the reverse acquisition of Evercharm in April 2010. Mr. Fang currently serves as the President Great Shengda. The compensation shown in this table reflects the compensation Mr. Fang received from Great Shengda. Mr. Fang's total compensation for 2010 is expected to be $38,841.

(4)
Ms. Fang has been Great Shengda's Vice President and General Manager of Marketing since 2004. The compensation shown in this table reflects the compensation Ms. Fang received from Great Shengda. Ms. Fang's total compensation for 2010 is expected to be $35,853.

(5)
Sha Chen resigned as our sole director and officer upon the closing of the reverse acquisition of Evercharm on April 8, 2010. Ms. Chen was not compensated as our director or officer.

(6)
Amber-Dawn Bear Robe resigned from here position as our President, Treasurer, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, and as a member of the Board of Directors on April 5, 2010, at which time Ms. Chen was appointed as our sole director and officer. Ms. Robe was not compensated as our director or officer.

(7)
Richard Patterson resigned from his position as our President, Treasurer, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, and as a member of the Board of Directors on February 26, 2010 and appointed Ms. Robe to those same positions. Mr. Patterson was not compensated as our director or officer.

Agreements with Executive Officers

All of our employees, including Mr. Daliang Teng, our Chief Executive Officer, Mr. Nengbin Fang, President of Great Shengda, and Ms. Congyi Fang, Vice President and General Manager of Marketing of Great Shengda, have executed our standard employment agreement. Most of our employment agreements with our employees provide the amount of each employee's salary and establish the employee's eligibility to receive a bonus. The employment agreements of Messrs. Teng and Fang and Ms. Fang do not provide for an annual salary; however, for 2009 our Board of Directors has established an annual salary of RMB 60,000 (approximately $8,852) for Mr. Teng, and total compensation, which includes cash bonus, of RMB 253,135 (approximately $37,948) for Mr. Fang and RMB 176,810 (approximately $26,506) for Ms. Fang. We expect our Compensation Committee, once formed, will review Mr. Teng's compensation and make any adjustments it deems necessary and appropriate. Jiayao (TJ) Wu, our Chief Financial Officer, has entered into an employment agreement with us, which provides for an annual salary of $96,000 and which may be terminated by either party upon giving the other party one month advance notice.

Each of our executive officers has entered into our form of non-disclosure and non-compete agreement. Such agreement provides that while employed by us and thereafter, the employee may not disclose our confidential information to any third party and within two years after termination of the employment, the employee may not compete in the same business in China (including Hong Kong, Macao and Taiwan) as us. In addition, the employee shall not solicit our employees. For an employee's performance of the non-compete obligation, we will pay monthly compensation to such employee for the post-employment period of the non-compete term. If the employee breaches the agreement, such employee shall be required to repay the amount of the compensation received and pay liquidated damages of up to two times of such total compensation.

Other than the salary and necessary social benefits required by the government, which are defined in the employment agreement, we currently do not provide other benefits to our officers at this time. Our executive officers are not entitled to severance payments upon the termination of their employment agreements or following a change in control.

Outstanding Equity Awards at Fiscal Year End

None of our executive officers received any equity awards, including, options, restricted stock or other equity incentives during the fiscal year ended December 31, 2009.

Compensation of Directors

During the 2009 fiscal year, no member of our board of directors received any compensation for his services as a director.

TRANSACTIONS WITH RELATED PARTIES, PROMOTERS
AND CERTAIN CONTROL PERSONS; CORPORATE GOVERNANCE

Transactions with Related Parties

The following includes a summary of transactions since the beginning of our 2007 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under "Executive Compensation"). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm's-length transactions.

A number of transactions described below are between one or another of our subsidiaries and SD Group. SD Group is owned 30.69% by Wuxiao Fang, our consultant, principal stockholder and the father of Nengbin Fang, our Chairman and our executive officer, 29.49% by Xinya Qu, the spouse of Wuxiao Fang, and 39.82% by Xin Shengda. Xin Shengda, in turn, is owned 55% by Xinya Qu, 25% by Nengbin Fang and 20% by Congyi Fang, one of our directors and our executive officer.

•
On January 1, 2007, Hangzhou Shengming entered into a lease agreement with SD Group under which SD Group leased to Hangzhou Shengming the land use right of 47,942 square meters at Xiang He Qiao Village, He Shang Town, Xiaoshan District, Hangzhou, Zhejiang. The lease is from January 1, 2007 to December 31, 2010 for RMB 1.0 million (approximately $147,454) per year.

•
On January 1, 2010, Great Shengda leased from Xin Shengda the land use rights of 112,437 square meters at No. 2 Beitang Road, Xiaoshan Economic and Technological Development Zone, Hangzhou, China. The lease is from January 1, 2010 to December 31, 2012 for RMB 1.0 million (approximately $147,454) per year.

•
On January 1, 2010, Shengda Color entered into a lease agreement with Shuang Ke Da Weaving Co., Ltd. to lease the building of 30,661 square meters at Xiang He Qiao Village, He Shang Town, Xiaoshan District, Hangzhou, China. The lease is from January 1, 2010 to December 31, 2012 for RMB 1.2 million (approximately $176,944) per year. Shuang Ke Da Weaving Co., Ltd. is a wholly-owned subsidiary of SD Group.

•
On March 12, 2009, SD Group entered into a Maximum Debt Guarantee Contract with Xiaoshan ABC, under which SD Group agreed to act as guarantor for loans borrowed by Great Shengda from Xiaoshan ABC. The maximum guaranteed amount is RMB 75.0 million (approximately $11.1 million) for any loans borrowed by Great Shengda from Xiaoshan ABC from March 12, 2009 to March 12, 2010.

•
On September 10, 2009, SD Group entered into a Maximum Debt Guarantee Contract with Xiaoshan BOC under which SD Group agreed to act as guarantor for loans borrowed by Great Shengda from Xiaoshan BOC. The maximum guaranteed amount is RMB 150.0 million (approximately $22.1 million) for any loans borrowed by Great Shengda from Xiaoshan BOC from September 10, 2009 to August 10, 2010.

•
On December 31, 2009, SD Group entered into a Maximum Debt Guarantee Contract with Xiaoshan ABC under which SD Group agreed to act as guarantor for loans borrowed by Hangzhou Shengming from Xiaoshan ABC. The maximum guaranteed amount is RMB 30.0 million (approximately $4.4 million) for any loans borrowed by Hangzhou Shengming from Xiaoshan ABC from December 30, 2009 to December 22, 2010.

•
On January 1, 2010, Great Shengda entered into a lease agreement with Xin Shengda under which Xin Shengda leased to Great Shengda the land use right of 8,888 square meters at No. 2 Beitang Road, Xiaoshan Economic and Technological Development Zone, Hangzhou, China. The lease is from January 1, 2010 to December 31, 2012 for RMB 26,000 (approximately $3,833).

•
On August 13, 2010, the Company, certain investors and Nengbin Fang, our Chairman, entered into Amendment No. 1 to Securities Purchase Agreement pursuant to which the parties corrected a mutual mistake whereby under such correction the additional shares to be issued upon a triggering event pursuant to the Securities Purchase Agreement's negative claw back provision would come from Nengbin Fang rather than jointly from Nengbin Fang and the Company. Pursuant to the negative claw back provision, if the Company, in connection with any financing, issues any equity securities with a gross sales price per share of common stock or common stock equivalent sold in such equity financing is less than $6.86, then the investors shall receive, on a pro rata basis, for no additional consideration, the number of shares of common stock equal to the following formula: ($5.0 million/(financing price per share/2))—(1,456311 + any shares already issued pursuant to the negative claw back provision). Under the Securities Purchase Agreement, the Company issued 1,456,311 shares of common stock for approximately $5.0 million.

•
On August 16, 2010, Great Shengda entered into an equity transfer agreement to acquire 100% equity interest in Suzhou Asian & American Paper Products Co., Ltd., a Suzhou-based company engaged in the manufacturing and sale of paper products, from Meiying Dai and Caocheng Qu at a purchase price of RMB 3,000,000 (approximately U.S. $441,436). Caocheng Qu is the maternal uncle of our Chairman, Nengbin Fang. Meiying Dai is Caocheng Qu's wife. We expect to consummate the acquisition within three months of the date of the equity transfer agreement.

•
During 2009 and the six months ended June 30, 2010, SD Group paid approximately $2.3 million and $1.5 million, respectively, for raw paper purchases for us. These amounts are owed to SD Group as interest-free short-term loans, payable within one year.

Other than as set forth above, none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates that are required to be disclosed pursuant to the rules and regulations of the SEC.

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

As we increase the size of our board of directors and gain independent directors, we expect to prepare and adopt a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of "related-persons transactions." For purposes of our policy only, a "related-person transaction" will be a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any "related person" are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person will not be covered by this policy. A related person will be any executive officer, director or a holder of more than five percent of our shares of common stock, including any of their immediate family members and any entity owned or controlled by such persons.

We anticipate that, where a transaction has been identified as a related-person transaction, the policy will require management to present information regarding the proposed related-person transaction to our audit committee (or, where approval by our audit committee would be inappropriate, to another independent body of our board of directors) for consideration and approval or ratification. Management's presentation will be expected to include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available.

To identify related-person transactions in advance, we are expected to rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, our board of directors will take into account the relevant available facts and circumstances including, but not limited to:

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the risks, costs and benefits to us;

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the effect on a director's independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

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the terms of the transaction;

•
the availability of other sources for comparable services or products; and

•
the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.

We also expect that the policy will require any interested director to excuse himself or herself from deliberations and approval of the transaction in which the interested director is involved.

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.

Director Independence

We currently do not have any independent directors, as the term "independent" is defined by the rules of The NASDAQ Stock Market, Inc., as we were not subject to listing standards of NASDAQ. In connection with our application to list on The NASDAQ Global Market, we are identifying candidates for independent directors in order to meet the listing requirements of the national securities exchange.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of October 7, 2010 (1) by each person who is known by us to beneficially own more than 5% of our common stock; (2) by each of our officers and directors; and (3) by all of our officers and directors as a group. Unless otherwise specified, the address of each of the persons set forth below is in care of Great Shengda, No. 2 Beitang Road, Xiaoshan Economic and Technological Development Zone, Hangzhou, Zhejiang Province, People's Republic of China.

Name and Address of Beneficial Owner	Office, If Any	Title of Class	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Officers and Directors
Nengbin Fang	Chairman	Common stock, $0.001 par value	5,250,000	16.69%
Congyi Fang	Director	Common stock, $0.001 par value	4,200,000	13.35%
Daliang Teng	Chief Executive Officer	Common stock, $0.001 par value	150,000	*
Jiayao (TJ) Wu	Chief Financial Officer	Common stock, $0.001 par value	0	*
All officers and directors as a group (4 persons)		Common stock, $0.001 par value	9,600,000	30.04%
5% Security Holders
Wuxiao Fang(3)		Common stock, $0.001 par value	11,550,000	36.72%

*
Less than 1%

(1)
Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.

(2)
A total of 31,456,311 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1) as of October 7, 2010.

(3)
Wuxiao Fang is the father of Nengbin Fang, our Chairman, and also serves as a consultant, for no compensation, to our company. Mr. Fang has approximately 27 years experience in the paper packaging industry and has been appointed as the vice chairman of the China Packaging Federation. He provides consulting service on our overall business strategies and policies.

Changes in Control

We do not currently have any arrangements which if consummated may result in a change of control of our Company.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue up to 190,000,000 shares of common stock, par value $0.001 per share. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that elections for directors shall be by a plurality of votes. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock. Our common stock is not subject to conversion or redemption. Our common stock is not subject to conversion or redemption. Upon our liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Great Shengda declared a dividend to Evercharm in 2008, totaling RMB 45.0 million (approximately $6.6 million). Other than this dividend, our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary and other holdings and investments. In addition, our operating subsidiary, from time to time, may be subject to restrictions on its ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, par value $0.001 per share, in one or more classes or series within a class as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof. Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock might tend to discourage or render more difficult a merger or other change of control. Our Board of Directors is granted the authority to issue preferred stock from time to time in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent permitted by the Nevada Revised Statutes.

No shares of our preferred stock are currently outstanding. The issuance of shares preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Anti-takeover Effects of Our Articles of Incorporation and By-laws

Our amended and restated articles of incorporation and bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of the Company or changing its board of directors and management. According to our bylaws and articles of incorporation, neither the holders of the Company's common stock nor the holders of the Company's preferred stock have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of the Company's issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace the Company's board of directors or for a third party to obtain control of the Company by replacing its board of directors.

Anti-takeover Effects of Nevada Law

  Business Combinations

The "business combination" provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or NRS, prohibit a Nevada corporation with at least 200 stockholders from engaging in various "combination" transactions with any interested stockholder: for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status; or after the expiration of the three-year period, unless:

•
the transaction is approved by the board of directors or a majority of the voting power held by disinterested stockholders, or

•
if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A "combination" is defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an "interested stockholder" having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (c) 10% or more of the earning power or net income of the corporation.

In general, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 10% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Our amended and restated articles of incorporation state that we have elected not to be governed by the "business combination" provisions, therefore such provisions currently do not apply to us.

  Control Share Acquisitions

The "control share" provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, which apply only to Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada, prohibit an acquirer, under certain circumstances, from voting its shares of a target corporation's stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation's disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become "control shares" and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters' rights.

Our amended and restated articles of incorporation state that we have elected not to be governed by the "control share" provisions, therefore, they currently do not apply to us.

Transfer Agent and Registrar

Our independent stock transfer agent is Signature Stock Transfer Inc. Its mailing address is 2632 Coachlight Court, Plano, TX 75093. Its phone number is (972) 612-4120.

 SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect market prices. Upon completion of this offering, we will have outstanding an aggregate of                        shares of common stock, assuming no exercise of the underwriters' over-allotment option. The                        shares sold in the offering and the 1,456,311 shares that we are concurrently registering under a separate prospectus for resale by the selling stockholders named in such prospectus, will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our "affiliates," as that term is defined in Rule 144 of the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.

All other outstanding shares not sold in this offering or registered under a separate resale prospectus will be deemed "restricted securities" under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration (under Rule 144 or otherwise) under the Securities Act. Rule 144 is described below.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours at the time of sale, or at any time during the preceding three months, and who has beneficially owned restricted shares for at least six months, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares or the average weekly trading volume of shares during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. A person who has not been our affiliate at any time during the three months preceding a sale, and who has beneficially owned his shares for at least six months, would be entitled under Rule 144 to sell such shares without regard to any manner of sale, notice provisions or volume limitations described above. Any such sales must comply with the public information provision of Rule 144 until our shares have been held for one year.

Because we were a shell company with no operations prior to the close of the share exchange transaction with Evercharm, none of our shares may be sold pursuant to Rule 144 until April 19, 2011, which is 12 months after the filing of a current report on Form 8-K reporting the closing of the share exchange transaction with Evercharm.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a general summary of certain material U.S. federal income tax consequences to an investor of the acquisition, ownership and disposition of our common stock purchased by an investor pursuant to this offering. This discussion applies only to investors that will hold each share of our common stock issued and purchased pursuant to this offering as a "capital asset" (generally, property held for investment) within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended, or the Code. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to an investor in light of that investor's particular circumstances. In addition, this discussion does not address (a) U.S. federal non-income tax laws, such as estate or gift tax laws, (b) state, local or non-U.S. tax consequences, or (c) the special tax rules that may apply to certain investors, including, without limitation, banks, insurance companies, financial institutions, broker-dealers, taxpayers that have elected mark-to-market accounting, taxpayers subject to the alternative minimum tax provisions of the Code, tax-exempt entities, governments or agencies or instrumentalities thereof, regulated investment companies, real estate investment trusts, U.S. persons whose functional currency is not the U.S. dollar, certain former U.S. citizens or long-term residents of the United States, or investors that acquire, hold, or dispose of our common stock as part of a straddle, hedge, wash sale, constructive sale or conversion transaction or other integrated transaction. Additionally, this discussion does not consider the tax treatment of entities treated as partnerships or other pass-through entities for U.S. federal income tax purposes or of persons who hold our common stock through such entities. The tax treatment of a partnership and each partner thereof will generally depend upon the status and activities of the partnership and such partner. Thus, partnerships, other pass-through entities (and partners in such partnerships or owners of such other pass-through entities) should consult their own tax advisors.

This discussion is based on current provisions of the Code, its legislative history, U.S. Treasury regulations promulgated under the Code, judicial opinions, and published rulings and procedures of the U.S. Internal Revenue Service, or the IRS, all as in effect on the date of this prospectus. These authorities are subject to differing interpretations or to change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed below, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained.

As used in this discussion, the term "U.S. person" means a person that is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized (or treated as created or organized) in or under the laws of the United States or of any state thereof or the District of Columbia, (2) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) it has in effect a valid election to be treated as a U.S. person under applicable U.S. Treasury regulations. As used in this discussion, the term "U.S. holder" means a beneficial owner of our common stock that is a U.S. person, and the term "non-U.S. holder" means a beneficial owner of our common stock (other than an entity that is treated as a partnership or other pass-through entity for U.S. federal income tax purposes) that is not a U.S. person.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR

COMMON STOCK. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR IN OUR COMMON STOCK SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS, AND ANY APPLICABLE TAX TREATY.

U.S. Holders

  Taxation of Distributions

A U.S. holder will be required to include in gross income as ordinary income the amount of any dividend paid on the shares of our common stock. A distribution on such shares will be treated as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder's adjusted tax basis in our common stock. Any remaining excess will be treated as gain from the sale or other taxable disposition of the common stock and will be treated as described under "Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock" below.

Any dividends we pay to a U.S. holder that is treated as a taxable corporation for U.S. federal income tax purposes generally will qualify for the dividends-received deduction if the applicable holding period and other requirements are satisfied. With certain exceptions, if the applicable holding period and other requirements are satisfied, dividends we pay to a non-corporate U.S. holder will constitute "qualified dividends" that will be subject to tax at the maximum tax rate accorded to long-term capital gains for tax years beginning on or before December 31, 2010, after which the tax rate applicable to dividends is scheduled to return to the tax rate applicable to ordinary income.

If PRC taxes apply to any dividends paid to a U.S. holder on our common stock, such taxes may be treated as foreign taxes eligible for credit against such holder's U.S. federal income tax liability (subject to certain limitations), and such U.S. holder may be entitled to certain benefits under the income tax treaty between the United States and the PRC. U.S. holders should consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the income tax treaty between the United States and the PRC.

  Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

In general, a U.S. holder must treat any gain or loss recognized upon a sale, taxable exchange, or other taxable disposition of our common stock as capital gain or loss. Any such capital gain or loss will be long-term capital gain or loss if the U.S. holder's holding period for the common stock so disposed of exceeds one year, and otherwise as short-term capital gain or loss. In general, a U.S. holder will recognize gain or loss in an amount equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. holder's adjusted tax basis in the common stock so disposed of. Long-term capital gain recognized by a non-corporate U.S. holder will generally be subject to a maximum tax rate of 15% for tax years beginning on or before December 31, 2010, after which the maximum long-term capital gains tax rate is scheduled to increase to 20%. The deduction of capital losses is subject to various limitations.

If PRC taxes apply to any gain from the disposition of our common stock by a U.S. holder, such taxes may be treated as foreign taxes eligible for credit against such holder's U.S. federal income tax liability (subject to certain limitations), and such U.S. holder may be entitled to certain benefits under the income tax treaty between the United States and the PRC. U.S. holders should consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the income tax treaty between the United States and the PRC.

  New Legislation Regarding Medicare Tax

For taxable years beginning after December 31, 2012, certain U.S. holders that are individuals, estates or trusts will be subject to a 3.8% tax on all or a portion of their "net investment income," which may include all or a portion of their dividends and net gains from the sale or other disposition of our common stock. If you are a U.S. holder that is an individual, estate or trust, you should consult your tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of your investment in our common stock.

Non-U.S. Holders

  Taxation of Distributions

In general, any distribution we make to a non-U.S. holder, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute a dividend for U.S. federal income tax purposes. Unless we are treated as an "80/20 company" for U.S. federal income tax purposes, as described below, any dividend paid to a non-U.S. holder with respect to shares of our common stock that is not effectively connected with the non-U.S. holder's conduct of a trade or business within the United States, as described below, generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividend, unless such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN). Any distribution not constituting a dividend will be treated first as reducing the non-U.S. holder's adjusted tax basis in its shares of our common stock (but not below zero) and, to the extent such distribution exceeds the non-U.S. holder's adjusted tax basis, as gain from the sale or other taxable disposition of the common stock, which will be treated as described under "Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock" below.

There is a possibility that we may qualify as an "80/20 company" for U.S. federal income tax purposes. In general, a U.S. corporation is an 80/20 company if at least 80% of its gross income earned directly or from subsidiaries during an applicable testing period is "active foreign business income." The 80% test is applied on a periodic basis. If we qualify as an 80/20 company, a percentage of any dividend paid by us generally will not be subject to U.S. federal withholding tax. You should consult with your own tax advisors regarding the amount of any such dividend subject to withholding tax in this circumstance. It should also be noted that there are currently legislative proposals to amend the rules pertaining to 80/20 companies.

Dividends we pay to a non-U.S. holder that are effectively connected with such non-U.S. holder's conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder) generally will not be subject to U.S. withholding tax, provided such non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate tax rates applicable to U.S. persons. If the non-U.S. holder is a corporation, dividends that are effectively connected income may also be subject to a "branch profits tax" at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

  Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a sale, exchange or other disposition of common stock, unless:

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the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder);

•
the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, and is not eligible for relief under an applicable income tax treaty; or

•
we are or have been a "United States real property holding corporation," or USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five year period ending on the date of disposition or the non-U.S. holder's holding period for the common stock disposed of, and, generally, in the case where our common stock is regularly traded on an established securities market, the non-U.S. holder has owned, directly or indirectly, more than 5% of the common stock disposed of, at any time during the shorter of the five year period ending on the date of disposition or the non-U.S. holder's holding period for the common stock disposed of.

There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable tax treaty provides otherwise, gain described in the first and third bullet points above generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated tax rates applicable to U.S. persons. Any gains described in the first bullet point above of a non-U.S. holder that is a foreign corporation may also be subject to an additional "branch profits tax" at a 30% rate (or a lower applicable tax treaty rate). Any U.S. source capital gain of a non-U.S. holder described in the second bullet point above (which may be offset by U.S. source capital losses during the taxable year of the disposition) generally will be subject to a flat 30% U.S. federal income tax (or a lower applicable tax treaty rate).

In connection with the third bullet point above, we generally will be classified as a USRPHC if the fair market value of our "United States real property interests" equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We believe that we currently are not a USRPHC, and we do not anticipate becoming a USRPHC (although no assurance can be given that we will not become a USRPHC in the future).

Information Reporting and Backup Withholding

Other than with respect to U.S. holders who are "exempt recipients," we generally must report annually to the IRS and to each holder the amount of dividends and certain other distributions we pay to such holder on our common stock and the amount of tax, if any, withheld with respect to those distributions. In the case of a non-U.S. holder, copies of the information returns reporting those distributions and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting is also generally required with respect to proceeds from the sales and other dispositions of our common stock to or through the U.S. office (and in certain cases, the foreign office) of a broker.

In addition, backup withholding of U.S. federal income tax, currently at a rate of 28%, generally will apply to distributions made on our common stock to, and the proceeds from sales and other dispositions of our common stock by, a non-corporate U.S. holder who:

•
fails to provide an accurate taxpayer identification number;

•
is notified by the IRS that backup withholding is required; or

•
in certain circumstances, fails to comply with applicable certification requirements.

A non-U.S. holder generally may eliminate the requirement for information reporting (other than with respect to distributions, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. holder's or a non-U.S. holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

Recently Enacted Legislation Relating to Foreign Accounts

On March 18, 2010, the President signed the Hiring Incentives to Restore Employment Act into law. Effective for payments made after December 31, 2012, this law imposes a 30% U.S. federal withholding tax on distributions and the gross proceeds of sale in respect of our shares of common stock to a foreign financial institution or non-financial foreign entity, unless (1) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) and to withhold on certain payments and (2) in the case of a non-financial foreign entity, such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. Under certain circumstances, a non-U.S. shareholder might be eligible for refunds or credits of such taxes. Prospective investors should consult with their own tax advisor regarding the possible implications of this recently enacted legislation on the ownership and disposition of our common stock.

 PRC INCOME TAX CONSIDERATIONS

The following discussion summarizes the material PRC income tax considerations relating to the ownership of our common stock following the consummation of this offering.

Resident Enterprise Treatment

As discussed under "Risk Factors —Risks Relating to Doing Business in China —Under the New Enterprise Income Tax Law, China Packaging or Evercharm may be classified as a "resident enterprise" of China. Such classification will likely subject China Packaging or Evercharm and our non-PRC stockholders to different tax treatment by the PRC tax authorities," we may be classified as a "resident enterprise" under the EIT Law.

The EIT Law provides that enterprises established outside of China whose "de facto management bodies" are located in China are considered "resident enterprise." The "de facto management body" is defined as the organizational body that effectively exercise overall management control over production and business operations, personnel, finance and accounting, and the properties of the enterprise. The State Administration of Taxation issued a notice setting forth specific standards for determining of the "de facto management body" of offshore companies directly owned by PRC enterprises, but whether this notice applies to us is uncertain. If the PRC tax authorities determined that China Packaging or Evercharm were a "resident enterprise," China Packaging or Evercharm may be subject to the enterprise income tax at a rate of 25% on its worldwide taxable income as well as PRC enterprise income tax reporting obligations. This would mean that income such as interest on financing proceeds and non-China source income would be subject to PRC enterprise income tax at a rate of 25%, adjustable in accordance with any available tax treaties between China and the resident countries. Under the EIT Law, dividends paid to "resident enterprise" from Chinese subsidiaries would qualify as "tax-exempt income," but dividends paid by the "resident enterprise" in turn to non-PRC stockholders may be subject to a 10% withholding tax. However, the PRC foreign exchange control authorities, which examine the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that future guidance issued with respect to the new "resident enterprise" classification could result in a situation in which a 10% withholding tax is imposed on dividends China Packaging pays to our non-PRC stockholders and with respect to gains derived by our non-PRC stockholders from transferring our shares. We are actively monitoring the possibility of "resident enterprise" treatment for the 2010 tax year. See also the above-mentioned risk factor.

Dividends from PRC Operating Companies

If we are not treated as a resident enterprise under the EIT Law, then dividends that we receive from our subsidiaries in China may be subject to PRC withholding tax. The EIT Law and its implementing rules provide that a withholding tax rate of 10% will normally be applicable to investors that are "non-resident enterprises" without any establishment or place within China or if the received dividends have no connection with the establishment or place of such investors within China (if any).

As described above, the PRC tax authorities may determine the resident enterprise status of entities organized under the laws of foreign jurisdictions, on a case-by-case basis. We are a holding company and substantially all of our income may be derived from dividends. Thus, dividends paid to us by our subsidiaries in China may be subject to the 10% withholding tax rate if we are considered a "non-resident enterprise" under the EIT Law.

The EIT Law and its implementing rules provide that the PRC "resident enterprise" are generally subject to the uniform 25% enterprise income tax rate on their worldwide income. Therefore, if we are treated as a PRC "resident enterprise," we will be subject to PRC income tax on our worldwide income at the uniform 25% tax rate.

Dividends that Non-PRC Resident Investors Receive From Us; Gain on the Sale or Transfer of Our Common Stock

If dividends payable to (or gains recognized by) our non-resident investors are treated as income derived from sources within the PRC, then the dividends that non-resident investors receive from us and any such gain on the sale or transfer of our common stock, may be subject to withholding tax at the rate of 10%.

Under the EIT Law and its implementing rules, PRC income tax at the rate of 10% is applicable to dividends payable to investors that are "non-resident enterprises," or non-resident investors, which (1) do not have an establishment or place of business in the PRC or (2) have an establishment or place of business in the PRC but the relevant income is not effectively connected with the establishment or place of business, to the extent that such dividends have their sources within the PRC. Similarly, any gain realized on the transfer of common stock by such investors is also subject to 10% PRC income tax if such gain is regarded as income derived from sources within the PRC.

The dividends paid by us to non-resident investors with respect to our common stock, or gain non-resident investors may realize from sale or the transfer of our common stock, may be treated as PRC-sourced income and, as a result, may be subject to PRC tax at a rate of 10% if such dividends or gains are deemed income derived from sources within the PRC. In such event, we also may be required to withhold a 10% PRC tax on any dividends paid to non-resident investors. In addition, non-resident investors in our common stock may be responsible for paying PRC tax at a rate of 10% on any gain realized from the sale or transfer of our common stock after the consummation of the offering if such non-resident investors and the gain satisfy the requirements under the EIT Law and its implementing rules. However, under the EIT Law and its implementing rules, we would not have an obligation to withhold income tax in respect of the gains that non-resident investors (including U.S. investors) may realize from the sale or transfer of our common stock from and after the consummation of this offering.

UNDERWRITING

We have entered into an underwriting agreement with the underwriters named below. Oppenheimer & Co. Inc. is acting as the representative of the underwriters, or the "Representative."

The underwriting agreement provides for the purchase of a specific number of shares of common stock by the underwriter. Subject to the terms and conditions of the underwriting agreement, the underwriter has agreed to purchase the number of shares of common stock set forth opposite its name below:

Underwriter	Number of Shares
Oppenheimer & Co. Inc.

Total

The underwriters have agreed to purchase all of the shares offered by this prospectus (other than those covered by the over-allotment option described below) if any are purchased.

The shares should be ready for delivery on or about                    , 2010 against payment in immediately available funds. The underwriters are offering the shares subject to various conditions and may reject all or part of any order. We have been advised that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the underwriters may offer some of the shares to other securities dealers at such price less a concession of $            per share. The underwriters may also allow, and such dealers may reallow, a concession not in excess of $            per share to other dealers. After the shares are released for sale to the public, the underwriters may change the offering price and other selling terms at various times.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriters to purchase a maximum of                additional shares from us to cover over-allotments. If the underwriters exercises all or part of this option, it will purchase shares covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to the public will be $            and the total proceeds to us will be $            .

The following table provides information regarding the amount of the discount to be paid by us:

	Per share	Total Without Exercise of Over-allotment Option	Total with Full Exercise of Over-allotment Option
Underwriting discounts and commissions paid by us	$	$	$
Expenses payable by us	$	$	$

We estimate that our total expenses of the offering, excluding the underwriting discount, will be approximately $            . In the event this public offering is not consummated, we have agreed to pay, or reimburse if paid by the underwriters, the underwriters' out-of-pocket accountable expenses (including the reasonable fees and disbursements of their counsel) actually incurred by the underwriters in connection with the proposed purchase and sale of the shares offered hereby, provided that such costs and expenses may not exceed $100,000.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

We, our officers, directors and stockholders have agreed to a 180 day "lock up" with respect to all of our common stock and any other securities that they beneficially own, including securities that are convertible into our common stock and securities that are exchangeable or exercisable for our common stock. This means that, for a period of 180 days following the date of this prospectus, we and such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of the Representative. If (i) during the last 17 days of the 180 day lock-up period, we issue an earnings release or material news or a material event occurs or (ii) before the expiration of the 180 day lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the 180 day lock-up period, the lock-up restrictions will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Prior to this offering, there has only been a limited market for the common stock, which is currently traded on the OTC Bulletin Board under the symbol "CPAK." We have applied to list our common stock on The NASDAQ Global Market and we anticipate that the shares offered pursuant hereto will be listed thereon by the time of delivery. Because there has not been an effective trading market of substance for the common stock, however, the offering price for shares offered hereby, which was negotiated by the Company and the underwriters, may not necessarily reflect the last reported sale price for the common stock or the market price of the common stock following the offering. In addition to recent sale prices for our common stock, the following factors were considered in determining the offering price:

•
the history and prospects for the industry in which we compete;

•
our past and present operations;

•
our historical results of operations;

•
our prospects for future business and earning potential;

•
our management;

•
the general condition of the securities markets at the time of this offering;

•
the recent market prices of securities of generally comparable companies;

•
the market capitalization and stages of development of other companies which we and the underwriters believe to be comparable to us; and

•
other factors deemed to be relevant.

We offer no assurance that the offering price corresponds to the price at which the common stock will trade in the public market subsequent to the offering or that an active trading market for the common stock will develop and continue after the offering.

Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

•
Stabilizing transactions – The underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

•
Over-allotments and syndicate covering transactions – The underwriters may sell more shares of our common stock in connection with this offering than the number of shares that it has committed to purchase. This over-allotment creates a short position for the underwriters. This short sales position may involve either "covered" short sales or "naked" short sales. Covered short sales are short sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in this offering described above. The underwriters may close out any covered short position either by exercising its over-allotment option or by purchasing shares in the open market. To determine how it will close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which it may purchase shares through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the shares that could adversely affect investors who purchase shares in this offering.

•
Penalty bids – If the underwriters purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, it may reclaim a selling concession from any selling group members who sold those shares as part of this offering.

•
Passive market making – Market makers in the shares who are underwriters or prospective underwriters may make bids for or purchases of shares, subject to limitations, until the time, if ever, at which a stabilizing bid is made.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on The NASDAQ Global Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

Electronic Delivery of Preliminary Prospectus: A prospectus in electronic format may be delivered to potential investors by the underwriters participating in this offering. The prospectus in electronic format will be identical to the paper version of such preliminary prospectus. Other than the prospectus in electronic format, the information on the underwriters' web site and any information contained in any other web site maintained by the underwriters is not part of the prospectus or the registration statement of which this prospectus forms a part.

Investors in the United Kingdom, Germany, Norway and The Netherlands

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), an offer to the public of any shares which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State other than the offers contemplated in this prospectus in the United Kingdom, Germany, Norway and The Netherlands once this prospectus has been approved by the competent authority in such Member State and published and passported in accordance with the Prospectus Directive as implemented in the United Kingdom, Germany, Norway and The Netherlands, except that an offer to the public in that Relevant Member State of shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)
to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)
to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)
by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters for any such offer; or

(d)
in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall result in a requirement for the publication by the Company or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The underwriters have represented, warranted and agreed that:

(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to the Company; and

(b)
it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Investors in Belgium

The offering is exclusively conducted under applicable private placement exemptions and therefore it has not been and will not be notified to, and this document or any other offering material relating to the shares has not been and will not be approved by, the Belgian Banking, Finance and Insurance Commission ("Commission bancaire, financière et des assurances/Commissie voor het Bank-, Financie- en Assurantiewezen"). Any representation to the contrary is unlawful. The underwriters have undertaken not to offer sell, resell, transfer or deliver directly or indirectly, any shares, or to take any steps relating/ancillary thereto, and not to distribute or publish this document or any other material relating to the shares or to the offering in a manner which would be construed as: (a) a public offering of shares to the public under Directive 2003/71/EC which triggers an obligation to publish a prospectus in Belgium. Any action contrary to these restrictions will cause the recipient and the Company to be in violation of the Belgian securities laws.

Investors in France

Neither this prospectus nor any other offering material relating to the shares offered hereby has been submitted to the clearance procedures of the Autorité des marchés financiers in France. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares offered hereby has been or will be: (a) released, issued, distributed or caused to be released, issued or distributed to the public in France; or (b) used in connection with any offer for subscription or sale of the shares to the public in France. Such offers, sales and distributions will be made in France only: (i) to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d'investisseurs), in each case investing for their own account, all as defined in and in accordance with Articles L.411-2, D.411-1,

D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier; (ii) to investment services providers authorised to engage in portfolio management on behalf of third parties; or (iii) in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des marchés financiers, does not constitute a public offer (appel public à l'épargne). Such shares may be resold only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Investors in Italy

The offering of the shares offered hereby in Italy has not been registered with the Commissione Nazionale perla Società e la Borsa ("CONSOB") pursuant to Italian securities legislation and, accordingly, the shares offered hereby cannot be offered, sold or delivered in the Republic of Italy ("Italy") nor may any copy of this prospectus or any other document relating to the shares offered hereby be distributed in Italy other than to professional investors (operatori qualificati) as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of 1 July, 1998 as subsequently amended. Any offer, sale or delivery of the shares offered hereby or distribution of copies of this prospectus or any other document relating to the shares offered hereby in Italy must be made:

(a)
by an investment firm, bank or intermediary permitted to conduct such activities in Italy in accordance with Legislative Decree No. 58 of 24 February 1998 and Legislative Decree No. 385 of 1 September 1993 (the "Banking Act");

(b)
in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy; and

(c)
in compliance with any other applicable laws and regulations and other possible requirements or limitations which may be imposed by Italian authorities.

Investors in Sweden

This prospectus has not been nor will it be registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this prospectus may not be made available, nor may the shares offered hereunder be marketed and offered for sale in Sweden, other than under circumstances which are deemed not to require a prospectus under the Financial Instruments Trading Act (1991: 980). This offering will be made to no more than 100 persons or entities in Sweden.

Investors in Switzerland

The shares offered pursuant to this prospectus will not be offered, directly or indirectly, to the public in Switzerland and this prospectus does not constitute a public offering prospectus as that term is understood pursuant to art. 652a or art. 1156 of the Swiss Federal Code of Obligations. The Company has not applied for a listing of the shares being offered pursuant to this prospectus on the SWX Swiss Exchange or on any other regulated securities market, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the relevant listing rules. The shares being offered pursuant to this prospectus have not been registered with the Swiss Federal Banking Commission as foreign investment funds, and the investor protection afforded to acquirers of investment fund certificates does not extend to acquirers of the shares.

Investors are advised to contact their legal, financial or tax advisers to obtain an independent assessment of the financial and tax consequences of an investment in the shares.

Investors in Israel

In the State of Israel, the shares offered hereby may not be offered to any person or entity other than the following:

(a)
a fund for joint investments in trust (i.e., mutual fund), as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or a management company of such a fund;

(b)
a provident fund as defined in Section 47(a)(2) of the Income Tax Ordinance of the State of Israel, or a management company of such a fund;

(c)
an insurer, as defined in the Law for Oversight of Insurance Transactions, 5741-1981, (d) a banking entity or satellite entity, as such terms are defined in the Banking Law (Licensing), 5741-1981, other than a joint services company, acting for their own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(d)
a company that is licensed as a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(e)
a company that is licensed as an investment advisor, as such term is defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account;

(f)
a company that is a member of the Tel Aviv Stock Exchange, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(g)
an underwriter fulfilling the conditions of Section 56(c) of the Securities Law, 5728-1968;

(h)
a venture capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above-average risk);

(i)
an entity primarily engaged in capital markets activities in which all of the equity owners meet one or more of the above criteria; and

(j)
an entity, other than an entity formed for the purpose of purchasing shares in this offering, in which the stockholders equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. generally accepted accounting rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 250 million.

Any offeree of the shares offered hereby in the State of Israel shall be required to submit written confirmation that it falls within the scope of one of the above criteria. This prospectus will not be distributed or directed to investors in the State of Israel who do not fall within one of the above criteria.

Investors in Hong Kong

The shares may not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance, or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside of Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Investors in Singapore

This prospectus has not been registered with the Monetary Authority of Singapore. Accordingly, the underwriters have not offered or sold any shares or caused the shares to be made the subject of an invitation for subscription or purchase and may not offer or sell any shares or cause the shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, the prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person, or any person pursuant to Section 257(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

The underwriters will notify (whether through the distribution of the prospectus or otherwise) each of the following relevant persons specified in Section 275 of the SFA which has subscribed or purchased shares from or through that underwriter, namely a person which is:

•
a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor.

Shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except:

•
to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA;

•
where no consideration is given for the transfer; or

•
by operation of law.

 LEGAL MATTERS

Certain legal matters as to United States federal and New York law will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, Washington, D.C. Certain legal matters as to United States federal and New York law in connection with the offering will be passed upon for the underwriters by DLA Piper Hong Kong. The validity of the shares offered in this offering and certain other legal matters as to Nevada law will be passed upon for us by Holland & Hart LLP, Las Vegas, Nevada. Legal matters as to PRC law will be passed upon for us by Global Law Office, Shanghai, PRC, and for the underwriters by Jun He Law Offices. Pillsbury Winthrop Shaw Pittman LLP may rely upon Global Law Office with respect to matters governed by PRC law.

EXPERTS

The audited consolidated financial statements for the fiscal years ended December 31, 2009, 2008, and 2007, appearing in this prospectus and registration statement have been audited by Bernstein & Pinchuk LLP, A Professional Corporation, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We filed with the SEC a registration statement under the Securities Act for the shares to be sold in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our shares, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the SEC at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Exchange Act, including annual, quarterly and special reports, and other information with the SEC. These periodic reports, and other information, are available for inspection and copying at the regional offices, public reference facilities and website of the SEC referred to above.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
CONSOLIDATED FINANCIAL STATEMENTS OF CHINA PACKAGING GROUP INC. FOR THE FISCAL YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009	F-2
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF CHINA PACKAGING GROUP INC. FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2009 AND 2010	F-32

CHINA PACKAGING GROUP INC.

Consolidated Financial Statements

December 31, 2007, 2008 and 2009

CHINA PACKAGING GROUP INC. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
China Packaging Group Inc.

We have audited the accompanying consolidated balance sheets of China Packaging Group Inc. and Subsidiaries ("the Company") as of December 31, 2008 and 2009, and the related consolidated statements of income and comprehensive income, changes in equity, and cash flows for the years ended December 31, 2007, 2008 and 2009. The Company's management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2008 and 2009, and the results of its operations and its cash flows for the years ended December 31, 2007, 2008 and 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/Bernstein & Pinchuk LLP

New York, New York
September 30, 2010

CHINA PACKAGING GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in US$)

	December 31,
	2008	2009
ASSETS
Current assets
Cash and cash equivalents	$6,856,250	$12,695,444
Restricted cash	5,721,300	4,401,000
Accounts and notes receivable	18,242,327	18,584,909
Inventories	8,201,127	8,505,911
Prepayments and other receivables	3,701,322	1,317,584

Total current assets	42,722,326	45,504,848

Non-current assets
Property, plant and equipment, net	14,570,566	18,693,488
Customers relationship, net	1,360,503	1,020,377
Deferred tax assets	491,694	437,062

	$59,145,089	$65,655,775

LIABILITIES AND EQUITY
Current liabilities
Short-term loans	$17,604,000	$10,855,800
Accounts and notes payable	14,896,300	13,845,023
Amounts due to related party	159,608	2,411,708
Accrued expenses and other payables	1,640,772	1,432,710
Taxes payable	2,079,059	2,754,247

Total current liabilities	36,379,739	31,299,488
Non-current liabilities
Deferred tax liability	340,126	255,094

	36,719,865	31,554,582

Commitment and contingencies	–	–
Equity
Stockholders' equity
Common stock (US$0.001 par value, 100,000,000 shares authorized, 27,600,000, shares issued and outstanding at December 31, 2008 and 2009)	27,600	27,600
Additional paid-in capital	9,047,506	9,047,506
Appropriated retained earnings	5,133,737	5,560,724
Unappropriated retained earnings	1,006,553	12,731,466
Accumulated other comprehensive income	2,982,457	2,989,496

Total equity for stockholders of China Packaging	18,197,853	30,356,792
Noncontrolling interest	4,227,371	3,744,401

Total equity	22,425,224	34,101,193

	$59,145,089	$65,655,775

See notes to the consolidated financial statements

CHINA PACKAGING GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amounts in US$)

	Year ended December 31,
	2007	2008	2009
Revenues	$79,116,893	$92,289,406	$94,664,477
Cost of goods sold	59,593,160	68,834,379	69,227,722

Gross profit	19,523,733	23,455,027	25,436,755

Operating expenses
Selling expenses	5,796,808	7,102,250	6,986,769
General and administrative expenses	3,910,042	4,769,220	4,157,667

	9,706,850	11,871,470	11,144,436

Other income (expenses)
Interest income	504,778	621,454	620,039
Interest expense	(901,384)	(995,707)	(856,618)

	(396,606)	(374,253)	(236,579)

Income before income tax expense and noncontrolling interest	9,420,277	11,209,304	14,055,740
Income tax expense	1,194,505	1,836,315	1,698,064

Net income	8,225,772	9,372,989	12,357,676
Less: net income attributable to noncontrolling interest	(322,809)	(422,159)	(205,776)

Net income attributable to China Packaging common stockholders	$7,902,963	$8,950,830	$12,151,900

Basic and diluted earnings per share	$0.39	$0.32	$0.44

Cash dividends declared per share	$0.35	$0.24	—

Weighted-average number of shares outstanding – basic and diluted	27,600,000	27,600,000	27,600,000

Comprehensive income:
Net income	8,225,772	9,372,989	12,357,676
Foreign currency translation adjustment	1,192,923	1,326,343	7,165

Comprehensive income	9,418,695	10,699,332	12,364,841
Less: comprehensive income attributable to noncontrolling interest	(546,877)	(680,494)	(205,902)

Comprehensive income attributable to China Packaging common stockholders	$8,871,818	$10,018,838	$12,158,939

See notes to the consolidated financial statements

CHINA PACKAGING GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(Amounts in US$, except shares)

		Total equity for stockholders of China Packaging Group Inc.
	Total equity	Shares	Common stock amount	Additional paid-in capital	Appropriated retained earnings	Unappropriated retained earnings	Accumulated other comprehensive income	Noncontrolling interest
Balance as of January 1, 2007	$21,537,527	27,600,000	$27,600,000	$9,047,506	$2,611,508	$2,905,319	$945,594	$6,000,000
Net income	8,225,772	–	–	–	–	7,902,963	–	322,809
Acquisition of noncontrolling interests	(3,000,000)	–	–	–	–	–	–	(3,000,000)
Transfer to statutory reserves	–	–	–	–	1,116,607	(1,116,607)	–	–
Dividend distribution	(9,743,580)	–	–	–	–	(9,743,580)	–	–
Foreign currency translation	1,192,923	–	–	–	–	–	968,855	224,068

Balance as of December 31, 2007	18,212,642	27,600,000	27,600,000	9,047,506	3,728,115	(51,905)	1,914,449	3,546,877
Net income	9,372,989	–	–	–	–	8,950,830	–	422,159
Transfer to statutory reserves	–	–	–	–	1,405,622	(1,405,622)	–	–
Dividend distribution	(6,486,750)	–	–	–	–	(6,486,750)	–	–
Foreign currency translation	1,326,343	–	–	–	–	–	1,068,008	258,335

Balance as of December 31, 2008	22,425,224	27,600,000	27,600,000	9,047,506	5,133,737	1,006,553	2,982,457	4,227,371
Net income	12,357,676	–	–	–	–	12,151,900	–	205,776
Transfer to statutory reserves	–	–	–	–	426,987	(426,987)	–	–
Dividend distribution	(688,872)	–	–	–	–	–	–	(688,872)
Foreign currency translation	7,165	–	–	–	–	–	7,039	126

Balance as of December 31, 2009	$34,101,193	27,600,000	$27,600,000	$9,047,506	$5,560,724	$12,731,466	$2,989,496	$3,744,401

Note: On March 10, 2009 and September 4, 2009, Hangzhou Shengming distributed dividend relating to its net profit in 2007 and 2008, totaling US$2,158,906, in which US$688,872 was distributed to Cheng Loong, a Samoa company who held 25% equity interest in Hangzhou Shengming (Cheng Loong held a 50% equity interest in Hangzhou Shengming before November 22, 2007), and the remaining was eliminated in consolidated financial statements as intercompany transaction.

See notes to the consolidated financial statements

CHINA PACKAGING GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in US$)

	Year ended December 31,
	2007	2008	2009
Cash flows from operating activities
Net income	$8,225,772	$9,372,989	$12,357,676
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expenses	1,579,593	2,240,175	2,661,668
Change in operating assets and liabilities:
Restricted cash	987,525	(648,675)	1,319,490
Accounts and notes receivable	(2,509,735)	(5,844,468)	(342,371)
Inventories	(6,034,637)	4,511,085	(304,597)
Prepayments and other receivables	232,474	(101,289)	(498,469)
Accounts and notes payable	9,714,124	(3,866,920)	(1,050,632)
Amount due from/to related party	(2,502,789)	(3,846,533)	2,250,718
Deferred tax	–	(29,870)	(30,380)
Accrued expenses and other payables	(38,856)	782,309	(207,934)
Tax payables	269,999	751,221	674,774

Net cash provided by operating activities	9,923,470	3,320,024	16,829,943

Cash flows from investing activities
Purchase of property, plant and equipment	(7,592,585)	(3,657,641)	(3,561,399)
Payment of acquisition of Hangzhou Shengming	–	(3,000,000)	–

Net cash used in investing activities	(7,592,585)	(6,657,641)	(3,561,399)

Cash flows from financing activities
Proceeds from short-term loans	35,155,890	31,280,550	27,416,070
Repayments of short-term loans	(42,134,400)	(27,965,100)	(34,160,130)
Dividends paid	–	–	(688,872)

Net cash (used in) provided by financing activities	(6,978,510)	3,315,450	(7,432,932)

Effect of foreign currency exchange rate fluctuation on cash and cash equivalents	256,736	396,178	3,582

Net changes in cash and cash equivalents	(4,390,889)	374,011	5,839,194
Cash and cash equivalents, beginning of year	10,873,128	6,482,239	6,856,250

Cash and cash equivalents, end of year	$6,482,239	$6,856,250	$12,695,444

Cash paid during the year for:
Interest paid	$504,778	$969,242	$839,226

Income taxes paid	$717,852	$1,231,774	$1,301,669

Non-cash transaction
Dividends netting off the balances due from related party	$9,743,580	$6,486,750	$–

See notes to the consolidated financial statements

CHINA PACKAGING GROUP INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, except shares and per share data)

1. PRINCIPAL ACTIVITIES AND ORGANIZATION

The accompanying consolidated financial statements include the financial statements of China Packaging Group Inc. (the "Company" or "China Packaging") and its subsidiaries, Evercharm Holdings Limited ("Evercharm") Zhejiang Great Shengda Packaging Co., Ltd ("Great Shengda"), Zhejiang Shengda Color Pre-printing Co. Ltd ("ShengdaColor") and Hangzhou Shengming Paper Co., Ltd ("Hangzhou Shengming"). The Company and its subsidiaries are collectively referred to as the "Group".

Principal activities

China Packaging was incorporated in the State of Nevada on March 16, 2007 as a web-based service provider offering an online service where health practitioners could purchase products and services to improve their work and home lives, including books, CDs, clothing, and accessories geared towards the needs of these practitioners. However, it did not engage in any operations and was dormant from its inception until its reverse acquisition of Evercharm on April 8, 2010.

On April 8, 2010, China Packaging completed a reverse acquisition transaction through a share exchange with Evercharm and its sole shareholder, Shengda (Hangzhou) Holdings Limited ("Shengda Holdings"), whereby China Packaging acquired 100% of the issued and outstanding capital stock of Evercharm, in exchange for 27,600,000 shares of China Packaging's common stock, which constituted 92% of its issued and outstanding shares on a fully diluted basis of China Packaging immediately after the consummation of the reverse acquisition. As a result of the reverse acquisition, Evercharm became China Packaging's wholly owned subsidiary and Shengda Holdings, the former shareholder of Evercharm, became China Packaging's controlling stockholder. The share exchange transaction with Evercharm was treated as a reverse acquisition, with Evercharm as the accounting acquirer and China Packaging as the acquired party.

On April 29, 2010, the Company completed a private placement of shares of its common stock with a group of accredited investors. Pursuant to a securities purchase agreement with the investors, the Company issued to the investors an aggregate of 1,456,311 shares at a price per share of $3.43 for $5.0 million. Net proceeds after deducting offering costs were approximately $4.0 million.

On April 8, 2010, China Packaging amended its articles of incorporation and changed the name from "Healthplace Corporation" to "China Packaging Group Inc." to more accurately reflect its new business.

Evercharm was incorporated in BVI on September 15, 2004, and is a holding company without any operations.

Great Shengda, Evercharm's wholly-owned subsidiary, was incorporated in Hangzhou city, Zhejiang province, People's Republic of China ("PRC") on November 22, 2004 with registered capital of US$6 million. Great Shengda is engaged in manufacturing and processing corrugated fibreboard boxes and paper board and package decoration printing and selling. Evercharm increased US$3 million capital through its related party, Shengda Group Co., Ltd. (the "SD Group") on December 28, 2008, and Evercharm still maintains 100% control on Great Shengda.

CHINA PACKAGING GROUP INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in US$, except shares and per share data)

1. PRINCIPAL ACTIVITIES AND ORGANIZATION (Continued)

Shengda Color, Great Shengda's wholly-owned subsidiary, was incorporated in Hangzhou city, Zhejiang province, PRC on August 8, 2005 with registered capital of RMB 10 million (approximately US$1.5 million). Shengda Color is 100% held by Great Shengda and is engaged in manufacturing and sale of paper boxes and paper board, and research and development of paper packing technology.

Hangzhou Shengmin was incorporated in Hangzhou city, Zhejiang province, PRC on December 28, 2006 with registered capital of US$12 million, 50% held by Shengda Color and 50% held by Cheng Loong (Hangzhou) Investment Co., Ltd., ("Cheng Loong"), a company incorporated in Samoa. According to a share purchase agreement between Cheng Loong and Shengda Color dated November 22, 2007, and the approval certificate issued on December 21, 2007 by Zhejiang Government, Shengda Color purchased 25% of the equity interest of Hangzhou Shengmin from Cheng Loong (the "Acquisition") with cash consideration of US$3 million. Hangzhou Shengmin became Shengda Color's 75% subsidiary after the Acquisition.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)
Basis of presentation and consolidation

The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP").

As a result of the share exchange on April 8, 2010, Evercharm became a wholly owned subsidiary of China Packaging. The former sole stockholder of Evercharm owned a majority of the common stock of the Company. The transaction was regarded as a reverse merger whereby Evercharm was considered to be the accounting acquirer as its sole stockholder retained control of the Company after the share exchange, although China Packaging is the legal parent company. The share exchange was treated as a recapitalization of the Company. As such, Evercharm is the continuing entity for financial reporting purposes. In a reverse acquisition the historical stockholders' equity of the accounting acquirer prior to the merger is retroactively reclassified (a recapitalization) for the equivalent number of shares received in the merger after giving effect to any difference in par value of the registrant's and the accounting acquirer's stock by an offset in paid in capital. Therefore, the consolidated financial statements have been prepared as if Evercharm had always been the reporting company and then on the share exchange date, had changed its name and reorganized its capital stock.

The accompanying consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation.

Noncontrolling interest represents the ownership interests in the subsidiary that are held by owners other than the parent and is part of the equity of the consolidated group. The noncontrolling interest is reported in the consolidated statement of financial position within equity, separately from the parent's equity. Net income or loss and comprehensive income or loss are attributed to the parent and the noncontrolling interest. If losses attributable to the parent and the noncontrolling interest in a subsidiary exceed their interests in the subsidiary's equity, the excess, and any further losses attributable to the parent and the noncontrolling interest, is attributed to those interests.

CHINA PACKAGING GROUP INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in US$, except shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(b)
Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Group to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

(c)
Cash and cash equivalents

Cash includes not only currency on hand but demand deposits with banks or other financial institutions. Cash equivalents are short-term, highly liquid investments that are readily convertible to known amounts of cash and have original maturities of three months or less. No cash and cash equivalents are restricted as to withdrawal or usage.

(d)
Restricted cash

Restricted cash represents the deposit held as compensating balances against bankers' acceptances issued, amounting to US$5,721,300 and US$4,401,000 as of December 31, 2008 and 2009, respectively.

(e)
Accounts and notes receivable

Accounts receivable are recognized and carried at original sales amounts less an allowance for uncollectible accounts, as needed.

Accounts receivable are reviewed periodically as to whether they are past due based on contractual terms and their carrying value has become impaired. An allowance for doubtful accounts is recorded in the period in which loss is determined to be probable based on an assessment of specific evidence indicating doubtful collection, historical experience, account balance aging and prevailing economic conditions. Accounts receivable balances are written off after all collection efforts have been exhausted. No significant account receivable balance was written off for the years ended December 31, 2007, 2008 and 2009.

Notes receivable represent bankers' acceptances that have been arranged with third-party financial institutions by certain customers to settle their purchases from us. These bankers' acceptances are non-interest bearing and are collectible within six months. Such sales and purchasing arrangements are consistent with industry practices in the PRC.

There are no outstanding amounts from customers that individually represent greater than 10% of the total balance of accounts receivable for the years presented.

(f)
Inventories

Inventories are stated at lower of cost or market. Cost is determined using weighted average method. Inventory embraces raw materials and supplies, work in process and finished goods. The variable production overheads are allocated to each unit of production on the basis of the actual use of the production facilities. The allocation of fixed production overheads to the costs of conversion is based on the normal capacity of the production facilities.

CHINA PACKAGING GROUP INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in US$, except shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Where there is evidence that the utility of inventories, in their disposal in the ordinary course of business, will be less than cost, whether due to physical deterioration, obsolescence, changes in price levels, or other causes, a provision is accrued for the difference with charges to cost of sales.

(g)
Property, plant and equipment

Other than those acquired in a business combination as described in note 3, property, plant and equipment are stated at historical cost less accumulated depreciation and impairment. The historical cost of acquiring an item of property, plant and equipment includes the costs necessarily incurred to bring it to the condition and location necessary for its intended use. If an item of property, plant and equipment requires a period of time in which to carry out the activities necessary to bring it to that condition and location, the interest cost incurred during that period as a result of expenditures for the item is a part of the historical cost. This item is categorized as construction in progress and is not depreciated until substantially all the activities necessary to bring it to the condition and location necessary for its intended use are completed.

Depreciation of property, plant and equipment is calculated using the straight-line method (after taking into account their respective estimated residual value) over the estimated useful lives of the assets as follows.

	Years	Residual value
Buildings and improvements	5 - 20	5% - 10%
Machinery	10	5% - 10%
Office equipment	3 - 5	5% - 10%
Motor vehicles	5	5% - 10%

Depreciation of property, plant and equipment attributable to manufacturing activities is capitalized as part of inventories, and expensed to cost of goods sold when inventories are sold.

Expenditure for maintenance and repairs is expensed as incurred.

The gain or loss on the disposal of property, plant and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the consolidated statements of operations.

Construction in progress represented capital expenditure in respect of direct costs of construction or acquisition and design fees incurred. Capitalization of these costs ceases and the construction in progress is transferred to the appropriate category of property, plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed. Construction in progress is not depreciated.

(h)
Impairment of long-lived assets

A long-lived asset (disposal group) classified as held for sale is measured at the lower of its carrying amount or fair value less cost to sell. A long-lived asset is not depreciated (amortized) while it is classified as held for sale. A gain or loss not previously recognized that results from the sale of a long-lived asset (disposal group) is recognized at the date of sale.

CHINA PACKAGING GROUP INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in US$, except shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

A long-lived asset (asset group) is tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. An impairment loss is recognized only if the carrying amount of a long-lived asset (asset group) is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset (asset group) is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset (asset group). The assessment is based on the carrying amount of the asset (asset group) at the date it is tested for recoverability, whether in use or under development. An impairment loss is measured as the amount by which the carrying amount of a long-lived asset (asset group) exceeds its fair value. There were no events or changes in circumstances that necessitated a review of impairment of long-lived assets as of December 31, 2008 and 2009, respectively.

(i)
Foreign currency translation and transactions

The Company's business is primarily conducted in China, and the financial records of its PRC subsidiaries are maintained in Renminbi ("RMB"). The Company's financial reporting currency is United States dollars (US$). Assets and liabilities of the PRC subsidiaries are translated at the current exchange rate at the balance sheet dates, and revenues and expenses are translated at the average exchange rates during the reporting periods. Translation adjustments are reported in other comprehensive income.

At the date a foreign currency transaction is recognized, each asset, liability, revenue, expense, gain, or loss arising from the transaction is measured initially in the functional currency of the recording entity by use of the exchange rate in effect at that date. The increase or decrease in expected functional currency cash flows upon settlement of a transaction resulting from a change in exchange rates between the functional currency and the currency in which the transaction is denominated is recognized as foreign currency transaction gain or loss that is included in determining net income for the period in which the exchange rate changes. At each balance sheet date, recorded balances that are denominated in a foreign currency are adjusted to reflect the current exchange rate.

(j)
Commitments and contingencies

In the normal course of business, the Group is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations, product and environmental liability, and tax matters. In accordance with SFAS No. 5, "Accounting for Contingencies" ("ASC Topic 450"), the Group records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Historically, the Group has not experienced any material service liability claims.

(k)
Appropriated retained earnings

The income of the Company's PRC subsidiaries is distributable to its shareholder after transfer to reserves as required by relevant PRC laws and regulations and the subsidiaries' articles of association. Appropriations to the reserves are approved by the respective boards of directors.

Reserves include statutory reserves and other reserves. Statutory reserves can be used to make good previous years' losses, if any, and may be converted into capital in proportion to the existing equity interests of stockholders, provided that the balance after such conversion is not less than 25% of the

CHINA PACKAGING GROUP INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in US$, except shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

registered capital. The appropriation of statutory reserve may cease to apply if the balance of the fund is equal to 50% of the entity's registered capital. Pursuant to relevant PRC laws and articles of association of Great Shengda, Shengda Color and Hangzhou Shengming, the appropriation to the statutory reserves and other reserves is 15% of net profit after taxation of respective entity, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the financial statements prepared in accordance with U.S. GAAP might differ from those reflected in the statutory financial statements of the Company's subsidiaries.

As of December 31, 2008 and 2009, the statutory reserve recorded by the Company's subsidiaries incorporated in the PRC amounted to US$5,133,737 and US$5,560,724, respectively.

The statutory reserve of Great Shengda exceeded 50% of its registered capital as of December 31, 2009, therefore it is not required to appropriate its future income to statutory reserve by the PRC laws and regulations.

As of December 31, 2009, the statutory reserve balances of Hangzhou Shengming and Shengda Color accounted for approximately 5% and 19% of their registered capital, respectively. Further statutory reserve appropriated from future income will be subject to statutory reserve.

(l)
Revenue recognition

The Group recognizes revenue in accordance with Staff Accounting Bulletin No. 104, "Revenue recognition" ("ASC Topic 605"). All of the following criteria must exist in order for the Group to recognize revenue: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) price to the buyer is fixed or determinable; and (4) collectability is reasonably assured.

Delivery does not occur until products have been shipped to the customers, risk of loss has transferred to the customers and customers' acceptance has been obtained, or the Company has objective evidence that the criteria specified in customers' acceptance provisions have been satisfied. The sales price is not considered to be fixed or determinable until all contingencies related to the sale have been resolved.

In the PRC, value added tax (the "VAT") of 17% on invoice amount is collected in respect of the sales of goods on behalf of tax authorities. Revenue is recognized on a net basis, and the VAT collected is not recognized as revenue of the Company.

(m)
Research and development costs

Research and development costs are expensed as incurred. These expenses consist of the costs of the Company's internal research and development activities and the costs of developing new products and enhancing existing products. Research and development costs amounted to US$3,735, US$6,453 and US$414,128 for the years ended December 31, 2007, 2008 and 2009, respectively, and were recorded in general and administrative expenses.

(n)
Advertising

Advertising which generally represents the cost of promotions to create or stimulate a positive image of the Group or a desire to buy the Group's products and services, are expensed as incurred. Advertising

CHINA PACKAGING GROUP INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in US$, except shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

costs amounted to nil, US$4,326 and US$21,886 for the years ended December 31, 2007, 2008 and 2009 respectively were recorded in the selling expenses.

(o)
Retirement and other postretirement benefits

Full-time employees of the Group in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require that the PRC subsidiaries of the Group make contributions to the government for these benefits based on certain percentages of the employees' salaries. The Group has no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits, which were expensed as incurred, were approximately US$354,363, US$348,276, and US$363,945 for the years ended December 31, 2007, 2008 and 2009, respectively.

(p)
Income taxes

The Group follows Statement of Financial Accounting Standard ("SFAS") No. 109, "Accounting for Income Taxes" ("ASC Topic 740"), which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates, applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

(q)
Uncertain tax positions

The Group follows Financial Accounting Standards Board Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" ("ASC Topic 740"). ASC Topic 740 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740 also provides guidance on recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. The Group did not have any interest and penalties associated with tax positions and did not have any significant unrecognized uncertain tax positions as of December 31, 2008 and 2009.

(r)
Earnings per share

Earnings per share are calculated in accordance with SFAS No. 128, "Earnings Per Share" ("ASC Topic 260"). Basic earnings per share is computed by dividing income attributable to holders of common shares by the weighted average number of common shares outstanding during the period. Diluted earnings per common share reflects the potential dilution that could occur if securities or other contracts to issue common shares were exercised or converted into common shares.

CHINA PACKAGING GROUP INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in US$, except shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(s)
Comprehensive income

The Group follows SFAS No. 130, "Reporting Comprehensive Income" ("ASC Topic 220"), which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, ASC Topic 220 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. During the periods presented, the Group's comprehensive income represents its net income and foreign currency translation adjustments.

(t)
Segment reporting

The Group operates and manages its business as a single segment. As the Group primarily generates its revenues from customers in the PRC, no geographical segments are presented.

(u)
Fair value measurements

Financial instruments include cash and cash equivalents, accounts and notes receivable, prepayments and other receivables, short-term loans, accounts and notes payable, other payables and amounts due to related party. The carrying amounts of these financial instruments approximate their fair value due to the short term maturities of these instruments.

The Group adopted SFAS No. 157, "Fair Value Measurements" ("ASC Topic 820-10") on January 1, 2008 for all financial assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis (at least annually). ASC Topic 820-10 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The Group has not adopted ASC Topic 820-10 for non-financial assets and non-financial liabilities, as these items are not recognized at fair value on a recurring basis.

ASC Topic 820-10 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

ASC Topic 820-10 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC Topic 820-10 establishes three levels of inputs that may be used to measure fair value:

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

CHINA PACKAGING GROUP INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in US$, except shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

(v)
Recently issued accounting standards

The Financial Accounting Standards Board ("FASB") establishes the Accounting Standards Codification ("ASC").

In June 2009, the FASB issued Accounting Standards Update No. 2009-01, "Generally Accepted Accounting Principles" ("ASC Topic 105") which establishes the FASB Accounting Standards Codification ("the Codification" or "ASC") as the official single source of authoritative U.S. GAAP. All then existing accounting standards were superseded. All other accounting guidance not included in the Codification then is considered non-authoritative. The Codification also includes all relevant Securities and Exchange Commission ("SEC") guidance organized using the same topical structure in separate sections within the Codification.

Following the Codification, FASB does not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it issues Accounting Standards Updates ("ASU") which will serve to update the Codification, provide background information about the guidance and provide the basis for conclusions on the changes to the Codification.

The Codification is not intended to change U.S. GAAP, but it changes the way U.S. GAAP is organized and presented. The Codification is effective for our 2009 annual consolidated financial statements and the principal impact on our financial statements is limited to disclosures as all future references to authoritative accounting literature are referenced in accordance with the Codification. In order to ease the transition to the Codification, we are providing the Codification cross-reference alongside the references to the standards issued and adopted prior to the adoption of the Codification.

  Fair Value Accounting

In April 2009, the FASB issued the following updates that provide additional application guidance and enhance disclosures regarding fair value measurements and impairments of securities:

FASB Staff Position ("FSP") FAS 157-4, "Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly" ("ASC Topic 820-10-65"). This update relates to determining fair values when there is no active market or where the price inputs being used represent distressed sales. It reaffirms the need to exercise judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive.

CHINA PACKAGING GROUP INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in US$, except shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

FSP FAS 115-2 and FAS 124-2, "Recognition and Presentation of Other-Than-Temporary Impairments" ("ASC topic 320-10-65"). This update applies to investments in debt securities for which other-than-temporary impairments may be recorded. If an entity's management asserts that it does not have the intent to sell a debt security and it is more likely than not that it will not have to sell the security before recovery of its cost basis, then an entity may separate other-than-temporary impairments into two components: 1) the amount related to credit losses (recorded in earnings) and 2) all other amounts (recorded in Other comprehensive income).

FSP FAS 107-1 and APB 28-1, "Interim Disclosures about Fair Value of Financial Instruments" ("ASC Topic 820-10-65"). This update requires a public traded company to disclose the fair value of its financial instruments whenever it issues summarized financial information for interim reporting periods.

The above FSPs are effective for interim and annual reporting periods ending after June 15, 2009, and shall be applied prospectively. The Group believes the adoption of the above guidance does not have a material effect on its financial statements.

In August 2009, FASB issued ASU No. 2009-05 which amends ASC Topic 820-10, "Fair Value Measurements and Disclosures – Overall" to provide guidance on the fair value measurement of liabilities. This update requires clarification for circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques: 1) a valuation technique that uses either the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities when traded as an asset; or 2) another valuation technique that is consistent with the principles in ASC Topic 820 such as the income and market approach to valuation. The amendments in this update also clarify that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. This update further clarifies that if the fair value of a liability is determined by reference to a quoted price in an active market for an identical liability, that price would be considered a Level 1 measurement in the fair value hierarchy. Similarly, if the identical liability has a quoted price when traded as an asset in an active market, it is also a Level 1 fair value measurement if no adjustments to the quoted price of the asset are required. This authoritative guidance is effective for fiscal years beginning on or after June 15, 2010. The Group does not expect the adoption of this guidance to have a material effect on its Financial Statements.

  Business Combinations

In December 2007, the FASB issued SFAS No. 141 (revised 2007), "Business Combinations" ("ASC Topic 805"). This guidance requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date. That replaces cost-allocation process of SFAS No. 141, "Business Combinations" (SFAS 141), which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values. This guidance also requires the acquirer in a business combination achieved in stages to recognize the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, at the full amounts of their fair values. In a bargain purchase in which the total acquisition-date fair value of the identifiable net assets acquired exceeds the fair value

CHINA PACKAGING GROUP INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in US$, except shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

of the consideration transferred plus any noncontrolling interest in the acquiree, this guidance requires the acquirer to recognize that excess in earnings as a gain attributable to the acquirer.

This guidance is required to be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. No business combination occurred during the year ended December 31, 2009.

In April 2009, the FASB issued Staff Position No. FSP FAS 141(R)-1,"Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies" ("ASC Topic 805-20"). This updated guidance amended the accounting treatment for assets and liabilities arising from contingencies in a business combination and requires that pre-acquisition contingencies be recognized at fair value, if fair value can be reasonably determined. If fair value cannot be reasonably determined, measurement should be based on the best estimate in accordance with SFAS No. 5, "Accounting for Contingencies" ("ASC Topic 450"). The Group does not have any assets acquired or liabilities assumed in a business combination that arise from contingencies.

  Other Accounting Changes

In December 2007, the FASB issued SFAS No.160, "Noncontrolling Interests in Consolidated Financial Statements (as amended)" ("ASC Topic 810-10"). This guidance establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. It changes the way the consolidated income statement is presented and requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It eliminates the requirement to apply purchase accounting to a parent's acquisition of noncontrolling ownership interests in a subsidiary. It requires that the noncontrolling interest continue to be attributed its share of losses even if that attribution results in a deficit noncontrolling interest balance. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. This guidance shall be applied prospectively as of the beginning of the fiscal year in which this guidance is initially applied, except for the presentation and disclosure requirements. The Group has retrospectively applied the presentation and disclosure requirements for all periods presented and believes the adoption of this guidance had no material effect on its financial position and results of operations.

In May 2009, the FASB issued SFAS No. 165, "Subsequent Events" ("ASC Topic 855"), which is effective for interim or annual financial periods ending after June 15, 2009. ASC Topic 855 establishes general standards of accounting and disclosure of events that occur after the balance sheet but before financial statements are issued or are available to be issued. However, since the Group is a public entity, management is required to evaluate subsequent events through the date that financial statements are issued and disclose the date through which subsequent events have been evaluated, as well as the date the financial statements were issued. This authoritative guidance became effective for interim or annual periods ending after June 15, 2009. The adoption of this guidance did not have a material effect on the Group's financial statements.

CHINA PACKAGING GROUP INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in US$, except shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In February 2010, FASB issued ASU No. 2010-09 ("ASC Topic 855"), which removes the requirement for an SEC filer to disclose a date in both issued and revised financial statements. This amendment shall be applied prospectively for interim or annual financial periods ending after June 15, 2010. The management does not believe the adoption will have a material effect on the Group's financial statements.

During 2009 and 2010, the FASB has issued several ASU's – ASU No. 2009-02 through ASU No. 2010-11. Except for ASU's No. 2009-05 discussed above, the ASU's entail technical corrections to existing guidance or affect guidance related to specialized industries or entities and therefore have minimal, if any, impact on the Group.

(w)
Concentration of Risks

  Concentration of Credit Risk

Assets that potentially subject the Group to significant concentration of credit risk primarily consist of cash and cash equivalents, accounts and notes receivable. As of December 31, 2008 and 2009, substantially all of the Group's cash and cash equivalents were deposited in financial institutions located in the PRC, which management believes are of high credit quality. Accounts receivable are typically unsecured and are derived from revenue earned from customers in the PRC. The risk with respect to accounts receivable is mitigated by credit evaluations the Group performs on its customers and its ongoing monitoring process of outstanding balances.

  Concentration of Customers

Except for one customer that accounted for 11% of the total revenue in the year ended December 31, 2009, there are no revenues from any other customers which individually represent greater than 10% of the total revenues for the periods presented.

  Current vulnerability due to certain other concentrations

The Group's operations may be adversely affected by significant political, economic and social uncertainties in the PRC. Although the PRC government has been pursuing economic reform policies for more than 30 years, no assurance can be given that the PRC government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC's political, economic and social conditions. There is also no guarantee that the PRC government's pursuit of economic reforms will be consistent or effective.

The Group transacts all of its business in RMB, which is not freely convertible into foreign currencies. On January 1, 1994, the PRC government abolished the dual rate system and introduced a single rate of exchange as quoted daily by the People's Bank of China (the "PBOC"). However, the unification of the exchange rates does not imply that RMB may be readily convertible into US$ or other foreign currencies. All foreign exchange transactions continue to take place either through the PBOC or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the PBOC.

CHINA PACKAGING GROUP INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in US$, except shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Approval of foreign currency payments by the PBOC or other institutions requires submitting a payment application form together with suppliers' invoices, shipping documents and signed contracts.

Additionally, the value of RMB is subject to changes in central government policies and international economic and political developments affecting supply and demand in the PRC foreign exchange trading system market.

3. BUSINESS COMBINATION

On November 22, 2007, Shengda Color signed an equity purchase agreement with Cheng Loong to acquire 25% of the equity interests of Hangzhou Shengming from Cheng Loong ("Acquisition"). The consideration was US$3 million in cash, which was paid to Cheng Loong in March 2008. The closing date of the Acquisition was December 21, 2007, on which the Certificate of Approval was issued by Zhejiang province government. After the closing date of the Acquisition, Shengda Color owned 75% equity interests of Hangzhou Shengming and became the parent company of Hangzhou Shengming. Therefore, the Acquisition was accounted for as a business combination in accordance with SFAS No. 141, "Business Combinations" (SFAS 141).

According to SFAS 141, intangible assets were recognized as assets apart from goodwill if they arose from contractual or other legal rights or they were separable. The cost of acquisition of Hangzhou Shengming was allocated to the assets acquired and liabilities assumed based on their estimated fair values at date of acquisition. The sum of the amounts assigned to assets acquired and liabilities assumed exceeded the cost of acquisition, which was allocated as a pro rata reduction of the amounts that otherwise would have been assigned to all of the acquired assets except (a) financial assets, (b) deferred tax assets, and (c) any other current assets.

Deferred tax liability and asset were recognized for the deferred tax consequences of differences between the tax bases and the recognized values of assets acquired and liabilities assumed in the business combination in accordance with SFAS No. 109, "Accounting for Income Taxes" ("ASC Topic 740-10").

In accordance with SEC Regulation S-X Rule 3-05, Hangzhou Shengming was not a significant subsidiary as of the acquisition date, therefore no separate audited financial statements are presented. The results of operations of Hangzhou Shengming for the year ended December 31, 2007 had been consolidated as though it had been acquired at the beginning of the year.

CHINA PACKAGING GROUP INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in US$, except shares and per share data)

3. BUSINESS COMBINATION (Continued)

The following condensed balance sheet summarizes the amounts assigned to each major asset and liability caption of Hangzhou Shengming at the acquisition date:

Current assets	$12,814,387
Tangible non-current assets	6,177,159
Customer relationship	1,589,340
Deferred tax asset	510,576

Total assets acquired	21,091,462

Current liabilities	5,855,663
Deferred tax liability	207,131

Total liabilities assumed	6,062,794

Net identifiable assets acquired	$15,028,667

4. ACCOUNTS AND NOTES RECEIVABLE, NET

Accounts and notes receivable consist of the following:

	December 31,
	2008	2009
Notes receivable	$3,722,677	$3,771,286
Accounts receivable	14,519,650	14,813,623

Less: Allowance for doubtful accounts	–	–

	$18,242,327	$18,584,909

5. INVENTORIES

Inventories consist of the following:

	December 31,
	2008	2009
Raw materials	$6,506,104	$7,539,464
Finished goods	1,695,023	966,447

	$8,201,127	$8,505,911

CHINA PACKAGING GROUP INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in US$, except shares and per share data)

6. PREPAYMENTS AND OTHER RECEIVABLES

Prepayments and other receivables consist of the following:

	December 31,
	2008	2009
Prepayments	$3,624,509	$1,128,591
Other receivables	76,813	188,993

	$3,701,322	$1,317,584

7. PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment consist of the following:

	December 31,
	2008	2009
Buildings and improvements	$795,784	$1,339,277
Machinery	18,282,734	23,777,896
Office equipment and furnishing	273,003	445,153
Motor vehicles	826,630	930,799
Construction in progress	156,407	157,674

	20,334,558	26,650,799
Less: Accumulated depreciation	(5,763,992)	(7,957,311)

	$14,570,566	$18,693,488

The Group recorded depreciation expenses of US$1,579,593, US$1,905,961 and US$2,321,752 for the years ended December 31, 2007, 2008 and 2009, respectively.

No property, plant and equipment were pledged as collateral for bank loans as of December 31, 2008 and 2009.

8. CUSTOMER RELATIONSHIP, NET

Customer relationship acquired as part of a business combination is accounted for in accordance with SFAS No. 141, "Business Combinations", and is amortized using straight-line method over its estimated useful life of five years.

CHINA PACKAGING GROUP INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in US$, except shares and per share data)

8. CUSTOMER RELATIONSHIP, NET (Continued)

The customer relationship is summarized as follows:

	December 31,
	2008	2009
Customer relationship	$1,700,629	$1,700,629
Less: Accumulated amortization	(340,126)	(680,252)

	$1,360,503	$1,020,377

Total amortization expenses were nil, US$334,214 and US$339,916 for the years ended December 31, 2007, 2008 and 2009, respectively. At December 31, 2009 customer relationship has a remaining useful life of three years, and will be amortized at US$339,916 in 2010, 2011 and 2012, respectively.

9. SHORT-TERM LOANS

Short-term loans consist of the following:

	December 31,
	2008			2009
Lender	Interest rate	Maturity date	Balance	Interest rate	Maturity date	Balance
Bank of China	6.57%	Feb 29, 2009	$2,640,600	4.860%	Jan 22, 2010	$2,640,600
	6.12%	Apr 14, 2009	2,200,500	4.860%	Apr 19, 2010	1,467,000
	6.03%	May 04, 2009	2,200,500	4.860%	May 11, 2010	4,401,000
	6.03%	May 26, 2009	1,026,900	4.860%	Jun 21, 2010	2,200,500
	5.04%	May 28, 2009	4,401,000
	5.04%	Jun 08, 2009	2,200,500

Subtotal			$14,670,000			$10,709,100
Agricultural Bank of China	7.20%	Sep 25, 2009	2,934,000	4.374%	Jun 30, 2010	146,700

Total			$17,604,000			$10,855,800

All of short-term loans were denominated in RMB for working capital purpose and were guaranteed by SD Group, with average balances of US$14,212,328, US$15,570,320 and US$17,464,155 and weighted average interest rates of 5.962%, 6.225% and 4.805% for the years ended December 31, 2007, 2008 and 2009, respectively.

CHINA PACKAGING GROUP INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in US$, except shares and per share data)

9. SHORT-TERM LOANS (Continued)

The following table summarizes the unused lines of credit:

	December 31,
	2008				2009
Lender	Starting date	Maturity date	Facility amount	Unused facility	Starting date	Maturity date	Facility amount	Unused facility
Bank of China	August 28, 2007	August 28, 2009	$19,071,000	$4,401,000	September 10, 2009	August 28, 2010	$22,005,000	$11,295,900
Agricultural Bank of China	January 15, 2008	January 14, 2009	7,335,000	7,335,000	March 12, 2009	March 12, 2010	11,002,500	11,002,500
Agricultural Bank of China	September 27, 2008	September 27, 2009	4,401,000	1,467,000	December 30, 2009	December 22, 2010	4,401,000	4,254,300

Total			$30,807,000	$13,203,000			$37,408,500	$26,552,700

The above lines of credit were guaranteed by SD Group for working capital and general corporate purposes. The unused credit facilities can be withdrawn upon demand.

10. ACCOUNTS AND NOTES PAYABLE

Accounts and notes payable consist of the following:

	December 31,
	2008	2009
Notes payable	11,442,600	5,868,000
Accounts payable	3,453,700	7,977,023

	14,896,300	13,845,023

Notes payable represent commercial bills that have been arranged with third-party financial institutions to settle the Company's purchases from its suppliers. These notes payable are non-interest bearing and are payable within six months. Such sales and purchasing arrangements are consistent with industry practices in the PRC.

CHINA PACKAGING GROUP INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in US$, except shares and per share data)

11. ACCRUED EXPENSES AND OTHER PAYABLES

Accrued expenses and other payables as of the end of the periods presented consist of the following:

	December 31,
	2008	2009
Advance from customers	$541,285	$276,801
Payroll and welfare payable	169,837	184,601
Other payables	420,544	367,562
Accrued expenses	421,177	505,495
Other current liabilities	87,929	98,251

	$1,640,772	$1,432,710

12. RELATED PARTY TRANSACTION

Related party balances are as follows:

	December 31,
	2008	2009
Amounts due to SD Group	$159,608	$2,411,708

The related party balances represented purchases paid by SD Group on behalf of the Group, which will be settled in short term. SD Group paid US$2.0 million, US$2.9 million and US$2.3 million for raw material purchase on behalf of the Group in 2007, 2008 and 2009, respectively. They are recorded as "amount due to related party" in the consolidated balance sheets, non-interest bearing and are repayable within one year.

Other than the transaction described above, significant related party transaction also includes lease of lands and offices from related parties as follows:

		Year ended December 31,
Related parties	Relationship	2007	2008	2009
Hangzhou New Shengda Investment Limited	Controlled by the same ultimate stockholders	$221,640	$242,648	$246,789
Zhejiang Shuang Ke Da Weaving Co., Ltd	Controlled by the same ultimate stockholders	—	—	175,932
SD Group	Controlled by the same ultimate stockholders	237,006	259,470	263,898

		$458,646	$502,118	$686,619

The lease prices were determined with reference to market prices.

CHINA PACKAGING GROUP INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in US$, except shares and per share data)

13. RESTRICTED NET ASSETS

The Company's ability to pay dividends is primarily dependent on the Company receiving distributions of dividends from its PRC subsidiaries. As described in note 2(k), the net income of the Company's PRC subsidiaries is distributable only after sufficient appropriation of reserves.

Amounts restricted include paid-in capital and reserve funds of the Company's PRC subsidiaries as determined pursuant to the PRC accounting standards and regulations, totaling approximately US$14,208,843 and US$14,635,830 as of December 31, 2008 and 2009, respectively.

14. TAXATION

Taxes payable are composed of the following:

	December 31,
	2008	2009
VAT payable	$767,244	$1,065,498
Income tax payable	648,577	1,024,269
Withholding tax payable	660,150	660,150
Other taxes payable	3,088	4,330

	$2,079,059	$2,754,247

The Company and its consolidated entities each files tax returns separately.

1)
Value Added Tax ("VAT")

Pursuant to the Provisional Regulation of the PRC on VAT and their implementing rules, all entities and individuals ("taxpayers") that are engaged in the sale of products in the PRC are generally required to pay VAT at a rate of 17% of the gross sales proceeds received, less any deductible VAT already paid or borne by the taxpayers. Further, when exporting goods, the exporter is entitled to a portion of or all the refund of VAT that it has already paid or incurred.

The Group's PRC subsidiaries are subject to VAT at 17% for their revenues.

2)
Income tax

BVI

Incorporated in BVI, the Company is governed by the income tax law of BVI. According to current BVI income tax law, the applicable income tax rate for the Company is 0%.

PRC

In accordance with the relevant tax laws and regulations of the PRC, a company registered in the PRC is subject to state and local income taxes within the PRC at the applicable tax rate on the taxable income. On March 16, 2007, the National People's Congress of the PRC enacted a new Enterprise Income Tax Law ("Enterprise Income Tax Law") under which foreign invested enterprises and domestic

CHINA PACKAGING GROUP INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in US$, except shares and per share data)

14. TAXATION (Continued)

companies would be subject to Enterprise Income Tax Law at a uniform rate of 25%. The Enterprise Income Tax Law became effective on January 1, 2008.

In accordance with relevant tax laws and regulations of the PRC, Great Shengda is qualified as a manufacturing foreign-invested enterprise and thus was entitled to a tax holiday of two years full-exemption beginning with the first profitable year net of all loss carryforwards from the previous five years, followed by three years of taxation at half of the normal tax rate. Great Shengda's first tax profitable year is 2005, therefore it did not have to pay income tax for calendar years of 2005 and 2006, and was subject to income tax at a rate of 13.2%, 12.5% and 12.5% for calendar years 2007, 2008 and 2009.

Shengda Color is a manufacturing domestic enterprise and was not entitled to any tax holiday. Shengda Color's first tax profitable year is 2009 and started to pay income tax in calendar year 2009. No income tax was provided for in calendar years 2007 and 2008 due to tax losses carryforwards.

Hangzhou Shengming is qualified as a manufacturing foreign-invested enterprise and thus was entitled to a tax holiday of two years full-exemption beginning with the first profitable year net of all loss carryforwards from the previous five years, followed by three years of taxation at half of the normal tax rate. Hangzhou Shengming's first tax profitable year is 2007, therefore it did not have to pay income tax for calendar years 2007 and 2008, and was subject to income tax at a rate of 12.5% for calendar years 2009, 2010 and 2011.

Under the Enterprise Income Tax Law, dividends, interests, rent, royalties and gains on transfers of property payable by a foreign-invested enterprise in the PRC to their foreign investors who are a non-resident enterprises will be subject to a 20% withholding tax, unless such non-resident enterprise's jurisdiction of incorporation has a tax treaty with the PRC that provides for a reduced rate of withholding tax. BVI, where Evercharm was incorporated and Samoa, where Chengloong was incorporated, have a tax treaty with the PRC and a reduced rate of 10% withholding tax is applicable to dividends paid out of the net profits generated since January 1, 2008 by the Company's PRC subsidiaries, to the Company and Chengloong. Great Shengda declared a dividend distribution to Evercharm in 2008, totaling RMB 45 million (US$6.6 million) and withholding tax of RMB 4.5 million (US$0.66 million) was accrued accordingly.

The following table reconciles the Group's effective tax for the periods presented:

	Year ended December 31,
	2007	2008	2009
Expected enterprise income tax at statutory tax rate	$3,108,691	$2,802,326	$3,513,935
Effect of tax holiday	(2,050,364)	(1,596,133)	(1,708,786)
Expenses non-deductable for tax purpose	21,746	40,578	53,404
Additional deductable expenses	(25,209)	(3,175)	(33,746)
Income tax on the dividend from PRC subsidiary	–	648,675	–
Others	139,641	(55,956)	(126,743)

Effective enterprise income tax	$1,194,505	$1,836,315	$1,698,064

CHINA PACKAGING GROUP INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in US$, except shares and per share data)

14. TAXATION (Continued)

The significant components of income tax expense are as follows:

	Year ended December 31,
	2007	2008	2009
Current tax expenses	$1,194,505	$1,866,185	$1,728,444
Deferred tax benefits	–	(29,870)	(30,380)

Income tax expenses	$1,194,505	$1,836,315	$1,698,064

Deferred tax assets and deferred tax liabilities reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purpose and the tax bases used for income tax purpose. The following represents the tax effect of each major type of temporary difference:

	December 31,
	2008	2009
Effect of deductible temporary differences between assigned value of property, plant and equipment and their tax bases in a business combination	$491,694	$437,062

Effect of taxable temporary differences between assigned value of customer relationship and its tax base in a business combination	$(340,126)	$(255,092)

15. COMMITMENTS AND CONTINGENCIES

The Group did not have any significant capital commitment as of December 31, 2008 and 2009.

The Group has entered into operating lease agreements for offices and plants. The estimated annual rental expense for lease commitment is as follows:

Year	Amount
2010	$694,375
2011	254,275
2012	254,275
2013	7,355
2014 and thereafter	7,355

$1,217,635

None of the lease agreements contain renewal or purchase options or escalation provisions. Management believes that the Company will be able to renew each of the lease agreements at market prices with the lessor upon expiration. We estimate that annual rent expense will increase by approximately 5% to 10% for each operating lease agreement after renewal.

CHINA PACKAGING GROUP INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in US$, except shares and per share data)

15. COMMITMENTS AND CONTINGENCIES (Continued)

The Group is not currently a party to any legal proceeding, investigation or claim which, in the opinion of the management, is likely to have a material adverse effect on the business, financial condition or results of operations.

The Group did not record any contingencies as of December 31, 2008 and 2009.

16. SUBSEQUENT EVENT

As of September 30, 2010, which is the consolidated financial statements issuance date, Management identified the following subsequent events:

On April 8, 2010, Evercharm entered into a Share Exchange Agreement with Healthplace and Shengda Holdings, the sole shareholder of Evercharm. As a result of the share exchange, Evercharm became a wholly owned subsidiary of Healthplace. (Note 1)

On April 29, 2010, the Company completed a private placement of shares of its common stock with a group of accredited investors. (Note 1)

On July 1, 2010, Evercharm entered into a share transfer agreement relating to the acquisition of the remaining 25% equity interest in Hangzhou Shengming from Cheng Loong, with cash consideration amounting to US$3 million. After the acquisition, Hangzhou Shengming became a wholly-owned subsidiary of the Company. Resulting from the acquisition, the noncontrolling interest amounting to US$4 million as of June 30, 2010 will be reversed and the difference between the cash consideration and noncontrolling interest amounting to $1 million will be charged into additional paid-in capital.

On August 12, 2010, Great Shengda entered into an acquisition agreement with Suzhou Asian & American Paper Products Company Limited, ("Suzhou AA"), which is incorporated in Suzhou city, Jiangsu province, PRC, on June 22, 2010, with registered capital of RMB 1.58 million, and its shareholders Ms. Meiying Dai and Mr. Caocheng Qu, who held 61.77% and 38.32% equity interest respectively. Shuzhou AA is engaged in the manufacturing and sales of paper products. According to the acquisition agreement, Great Shengda acquired 100% equity interest of Suzhou AA from Ms. Meiying Dai and Mr. Caocheng Qu, for cash consideration amounting to RMB3 million (US$0.44 million).

The allocation of Suzhou AA's purchase price among the assets acquired and liabilities assumed is based on estimates of the fair value. Under the purchase method of accounting, the total purchase price is allocated to the tangible and intangible assets acquired and liabilities assumed based on their

CHINA PACKAGING GROUP INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in US$, except shares and per share data)

16. SUBSEQUENT EVENT (Continued)

estimated fair values with the excess charged to goodwill. The following table provides the allocation of the purchase price based upon Suzhou AA's balance sheet on the acquisition date:

US$ in thousand
Assets
Cash and cash equivalents	$233
Property, plant and equipment, net	1,970
Identifiable intangible assets
—Customer relationship	312
Deferred tax assets	63
Goodwill	164
Liabilities
Current liabilities	2,221
Deferred tax liability	78

Purchase price	$443

Pursuant to the ASC Topic 350 (formerly SFAS No. 142, "Goodwill and Other Intangible Assets"), goodwill is not amortized; rather, impairment tests are performed at least annually or more frequently if circumstances indicate impairment may have occurred. If impairment exists, goodwill is immediately written off to its fair value through a current charge to income. Accordingly, goodwill arising from the Acquisition will be subject to impairment testing annually.

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF
CHINA PACKAGING GROUP INC.

JUNE 30, 2009 AND 2010

 CHINA PACKAGING GROUP INC. AND SUBSIDIARIES

CHINA PACKAGING GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in US$)

	December 31, 2009	June 30, 2010
		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$12,695,444	$18,724,271
Restricted cash	4,401,000	2,209,500
Accounts and notes receivable	18,584,909	25,754,690
Inventories	8,505,911	15,030,646
Prepayments and other receivables	1,317,584	1,414,668

Total current assets	45,504,848	63,133,775

Non-current assets
Property, plant and equipment, net	18,693,488	18,371,179
Customer relationship, net	1,020,377	853,792
Deferred tax assets	437,062	411,421

	$65,655,775	$82,770,167

LIABILITIES AND EQUITY
Current liabilities
Accounts and notes payable	$13,845,023	$17,367,702
Amounts due to related party	2,411,708	269,089
Accrued expenses and other payables	1,432,710	1,497,679
Taxes payable	2,754,247	4,176,013
Short-term loans	10,855,800	11,342,100

Total current liabilities	31,299,488	34,652,583
Non-current liabilities
Deferred tax liability	255,094	213,448

	31,554,582	34,866,031

Commitment and contingencies	—	—
Equity
Stockholders' equity
Common stock (US$0.001 par value, 100,000,000 shares authorized, 27,600,000 shares issued and outstanding at December 31, 2009) and 31,456,331 shares issued and outstanding at June 30, 2010	27,600	31,456
Additional paid-in capital	9,047,506	13,062,585
Appropriated retained earnings	5,560,724	5,560,724
Unappropriated retained earnings	12,731,466	22,032,515
Accumulated other comprehensive income	2,989,496	3,186,317

Total equity for stockholders of China Packaging	30,356,792	43,873,597
Noncontrolling interest	3,744,401	4,030,539

Total equity	34,101,193	47,904,136

	$65,655,775	$82,770,167

See notes to the consolidated financial statements

CHINA PACKAGING GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amounts in US$)

	Three months ended June 30,		Six months ended June 30,
	2009	2010	2009	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$22,808,037	$33,313,020	$45,008,666	$60,911,671
Cost of goods sold	16,828,544	23,927,120	33,195,306	43,598,999

Gross profit	5,979,493	9,385,900	11,813,360	17,312,672

Operating expenses
Selling expenses	1,622,024	1,154,933	3,304,650	2,193,232
General and administrative expenses	1,045,921	1,559,210	1,995,376	2,465,631

	2,667,945	2,714,143	5,300,026	4,658,863

Other income (expenses)
Interest income	174,753	287,045	325,766	382,794
Interest expense	(195,348)	(133,131)	(419,578)	(285,999)

	(20,595)	153,914)	(93,812)	96,795)

Income before income tax expense and noncontrolling interest	3,290,953	6,825,671	6,419,522	12,750,604
Income tax expense	403,522	1,670,263	781,526	3,034,276

Net income	2,887,431	5,155,408	5,637,996	9,716,328
Less: net income attributable to noncontrolling interest	(46,446)	(163,670)	(86,720)	(415,279)
Net income attributable to China Packaging common stockholders	2,840,985	4,991,738	5,551,276	9,301,049
Basic and diluted earnings per share	0.10	0.16	0.20	0.32

Weighted-average number of shares outstanding—basic and diluted	27,600,000	30,789,917	27,600,000	29,194,958

Comprehensive income:
Net income	2,887,431	5,155,408	5,637,996	9,716,328
Foreign currency translation adjustment	468	189,830	294,427	195,123

Comprehensive income	2,887,899	5,345,238	5,932,423	9,911,451
Less: comprehensive income attributable to noncontrolling interest	(46,487)	(161,663)	(86,761)	(413,581)

Net comprehensive income attributable to China Packaging common stockholders	$2,841,412	$5,183,575	$5,845,662	$9,497,870

See notes to the consolidated financial statements

CHINA PACKAGING GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Amounts in US$, except shares)

	Total equity for stockholders of China Packaging Group Inc.
	Total equity	Shares	Common stock Amount	Additional paid-in capital	Appropriated retained earnings	Unappropriated retained earnings	Accumulated other comprehensive income	Noncontrolling interest
Balance as of January 1, 2009	$22,425,224	27,600,000	$27,600	$9,047,506	$5,133,737	$1,006,553	$2,982,457	$4,227,371
Net income	12,357,676	—	—	—	—	12,151,900	—	205,776
Transfer to statutory reserves	—	—	—	—	426,987	(426,987)	—	—
Dividend distribution	(688,872)	—	—	—	—	—	—	(688,872)
Foreign currency translation	7,165	—	—	—	—	—	7,039	126

Balance as of December 31, 2009	$34,101,193	27,600,000	$27,600	$9,047,506	$5,560,724	$12,731,466	$2,989,496	$3,744,401

Net income	9,716,328	—	—	—	—	9,301,049	—	415,279
Reverse acquisition between China Packaging and Evercharm (Note 1)	3,856	3,856,331	3,856	—	—	—	—	—
Net proceeds from private placement	4,015,079	—	—	4,015,079	—	—	—	—
Dividend distribution	(127,443)	—	—	—	—	—	—	(127,443)
Foreign currency translation	195,123	—	—	—	—	—	196,821	(1,698)

Balance as of June 30, 2010 (unaudited)	$47,904,136	31,456,331	$31,456	$13,062,585	$5,560,724	$22,032,515	$3,186,317	$4,030,539

Note: On April 1, 2010, Hangzhou Shengming distributed its dividend relating to its net profit in 2009 and the first quarter of 2010, totaling $509,772, in which US$127,443 was distributed to Cheng Loong, a Samoa company which held 25% equity interest in Hangzhou Shengming, and the remaining was eliminated in consolidated financial statements as intercompany transaction.

CHINA PACKAGING GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in US$)

	Six months ended June 30,
	2009	2010
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income	$5,637,996	$9,716,328
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expenses	1,581,176	1,576,588
Change in operating assets and liabilities:
Restricted cash	2,638,260	2,200,500
Accounts and notes receivable	(1,640,274)	(7,064,875)
Inventories	(2,220,893)	(6,463,511)
Prepayments and other receivables	(128,021)	(79,545)
Accounts and notes payable	(1,035,243)	3,448,275
Amount due to related party	(472,617)	(2,143,715)
Deferred tax	(15,186)	(15,200)
Accrued expenses and other payables	(282,970)	54,629
Tax payables	102,579	1,404,756

Net cash provided by operating activities	4,164,807	2,634,230

Cash flows from investing activities
Purchase of property, plant and equipment	(1,763,706)	(1,009,383)

Net cash used in investing activities	(1,763,706)	(1,009,383)

Cash flows from financing activities
Proceeds from short-term loans	—	5,574,600
Repayment of short-term loans	(1,025,990)	(5,134,500)
Net proceeds from private placement	—	4,015,079
Dividend paid to Cheng Loong	(99,379)	(127,443)
Net cash flows provided by (used in) financing activities	(1,125,369)	4,327,736

Effect of foreign currency exchange rate fluctuation on cash and cash equivalents	(9,956)	76,244

Net changes in cash and cash equivalents	1,265,776	6,028,827
Cash and cash equivalents, beginning of period	6,856,250	12,695,444
Cash and cash equivalents, end of period	$8,122,026	$18,724,271

Cash paid during the period for:
Interest paid	$478,206	$285,999
Income taxes paid	$620,408	$1,185,722

See notes to the consolidated financial statements

CHINA PACKAGING GROUP INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(Amounts in US$)

1. PRINCIPAL ACTIVITIES AND ORGANIZATION

The accompanying consolidated financial statements include the financial statements of China Packaging Group Inc. (the "Company" or "China Packaging") and its subsidiaries, Evercharm Holdings Limited ("Evercharm"), Zhejiang Great Shengda Packaging Co., Ltd ("Great Shengda"), Zhejiang Shengda Color Pre-printing Co. Ltd ("Shengda Color") and Hangzhou Shengming Paper Co., Ltd ("Hangzhou Shengming"). The Company and its subsidiaries are collectively referred to as the "Group".

Principal activities

China Packaging was incorporated in the State of Nevada on March 16, 2007 as a web-based service provider offering an online service where health practitioners could purchase products and services to improve their work and home lives, including books, CDs, clothing, and accessories geared towards the needs of these practitioners. However, it did not engage in any operations and was dormant from its inception until its reverse acquisition of Evercharm on April 8, 2010.

On April 8, 2010, China Packaging completed a reverse acquisition transaction through a share exchange with Evercharm and its sole shareholder, Shengda (Hangzhou) Holdings Limited ("Shengda Holdings"), whereby China Packaging acquired 100% of the issued and outstanding capital stock of Evercharm, in exchange for 27,600,000 shares of China Packaging's common stock, which constituted 92% of its issued and outstanding shares on a fully-diluted basis of China Packaging immediately after the consummation of the reverse acquisition. As a result of the reverse acquisition, Evercharm became China Packaging's wholly-owned subsidiary and Shengda Holdings, the former shareholder of Evercharm, became China Packaging's controlling stockholder. The share exchange transaction with Evercharm was treated as a reverse acquisition, with Evercharm as the accounting acquirer and China Packaging as the acquired party.

On April 29, 2010, the Company completed a private placement of shares of its common stock with a group of accredited investors. Pursuant to a securities purchase agreement with the investors, the Company issued to the investors an aggregate of 1,456,311 shares at a price per share of $3.43 for $5 million. Net proceeds after deducting offering costs were approximately $4.0 million.

On April 8, 2010, China Packaging amended its articles of incorporation and changed the name from "Healthplace Corporation" to "China Packaging Group Inc." to more accurately reflect its new business.

Evercharm was incorporated in BVI on September 15, 2004, and is a holding company without any operation.

Great Shengda, Evercharm's wholly-owned subsidiary, was incorporated in Hangzhou city, Zhejiang province, People's Republic of China ("PRC") on November 22, 2004. Its registered capital was US$9 million as of June 30, 2010. Great Shengda is engaged in manufacturing and processing corrugated fibreboard boxes and paper board and package decoration printing and selling.

Shengda Color, Great Shengda's 100% wholly-owed subsidiary, was incorporated in Hangzhou city, Zhejiang province, PRC on August 8, 2005 with registered capital of RMB10 million. Shengda Color is

CHINA PACKAGING GROUP INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)
(Amounts in US$)

1. PRINCIPAL ACTIVITIES AND ORGANIZATION (Continued)

engaged in the manufacturing and sale of paper boxes and paper board, as well as the research and development of paper packing technology.

Hangzhou Shengmin,was incorporated in Hangzhou city, Zhejiang province, PRC on December 28, 2006 with registered capital of US$12 million. It is 50% held by Shengda Color and 50% held by Cheng Loong (Hangzhou) Investment Co., Ltd., ("Cheng Loong"), a company incorporated in Samoa. According to a share purchase agreement between Cheng Loong and Shengda Color dated November 22, 2007, and the approval certificate issued on December 21, 2007 by Zhejiang Government, Shengda Color purchased 25% of the equity interest of Hangzhou Shengmin from Cheng Loong (the "Acquisition") with cash consideration of US$3 million. Hangzhou Shengmin became Shengda Color's 75% subsidiary after the Acquistion.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)
Change of reporting entity and basis of presentation

As a result of the Share Exchange on April 8, 2010, Evercharm became a wholly owned subsidiary of China Packaging. The former Evercharm's stockholders owned a majority of the common stock of the Company. The transaction was regarded as a reverse merger whereby Evercharm was considered to be the accounting acquirer as its stockholders retained control of the Company after the Share Exchange, although China Packaging is the legal parent company. The Share Exchange was treated as a recapitalization of the Company. As such, Evercharm is the continuing entity for financial reporting purposes. In a reverse acquisition the historical stockholders' equity of the accounting acquirer prior to the merger is retroactively reclassified (a recapitalization) for the equivalent number of shares received in the merger after giving effect to any difference in par value of the registrant's and the accounting acquirer's stock by an offset in paid in capital. Therefore, the consolidated financial statements have been prepared as if Evercharm had always been the reporting company and then on the Share Exchange date, had changed its name and reorganized its capital stock.

The accompanying consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation.

The consolidated interim financial information as of June 30, 2010 and for the three and six-month periods ended June 30, 2010 and 2009 have been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information and footnote disclosures, which are normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America, have been condensed or omitted pursuant to such rules and regulations, although we believe that the disclosures made are adequate to provide for fair presentation. The interim financial information should be read in conjunction with the Financial Statements and the notes thereto, included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, previously filed with the SEC.

In the opinion of management, all adjustments (which include normal recurring adjustments) necessary to present a fair statement of the Company's consolidated financial position as of June 30, 2010, its

CHINA PACKAGING GROUP INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)
(Amounts in US$)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

consolidated results of operations for the three and six-month periods ended June 30, 2010 and 2009 and its cash flows for the six-month periods ended June 30, 2010 and 2009, as applicable, have been made. The interim results of operations are not necessarily indicative of the operating results for the full fiscal year or any future periods.

Noncontrolling interest represents the ownership interests in the subsidiary that are held by owners other than the parent and is part of the equity of the consolidated group. The noncontrolling interest is reported in the consolidated statement of financial position within equity, separately from the parent's equity. Net income or loss and comprehensive income or loss are attributed to the parent and the noncontrolling interest. If losses attributable to the parent and the noncontrolling interest in a subsidiary exceed their interests in the subsidiary's equity, the excess, and any further losses attributable to the parent and the noncontrolling interest, is attributed to those interests.

(b)
Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Group to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

(c)
Business combination

For a business combination with acquisition date on or before December 31, 2008, intangible assets were recognized as assets apart from goodwill if they arose from contractual or other legal rights or they were separable. The cost of acquisition was allocated to the assets acquired and liabilities assumed based on their estimated fair values at date of acquisition. The sum of the amounts assigned to assets acquired and liabilities assumed exceeded the cost of acquisition, which was allocated as a pro rata reduction of the amounts that otherwise would have been assigned to all of the acquired assets except (a) financial assets, (b) deferred tax assets, and (c) any other current assets.

For a business combination with acquisition date on or after January 1, 2009, the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree were recognized at the acquisition date, measured at their fair values as of that date. In a business combination achieved in stages, the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, were recognized at the full amounts of their fair values. In a bargain purchase in which the total acquisition-date fair value of the identifiable net assets acquired exceeds the fair value of the consideration transferred plus any noncontrolling interest in the acquiree, that excess in earnings was recognized as a gain attributable to the Group.

Deferred tax liability and asset were recognized for the deferred tax consequences of differences between the tax bases and the recognized values of assets acquired and liabilities assumed in a business combination in accordance with SFAS No. 109, "Accounting for Income Taxes" ("ASC Topic 740-10").

CHINA PACKAGING GROUP INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)
(Amounts in US$)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(d)
Cash and cash equivalents

Cash includes not only currency on hand but demand deposits with banks or other financial institutions. Cash equivalents are short-term, highly liquid investments that are readily convertible to known amounts of cash and have original maturities of three months or less. No cash and cash equivalents are restricted as to withdrawal or usage.

(e)
Restricted cash

Restricted cash represents the deposit held as compensating balances against banks' acceptances issued, mounting to US$4,401,000 and US$2,209,500 as of December 31, 2009 and June 30, 2010, respectively.

(f)
Accounts and notes receivable

Accounts receivable are recognized and carried at original sales amounts less an allowance for uncollectible accounts, as needed.

Accounts receivable are reviewed periodically as to whether they are past due based on contractual terms and their carrying value has become impaired. An allowance for doubtful accounts is recorded in the period in which loss is determined to be probable based on an assessment of specific evidence indicating doubtful collection, historical experience, account balance aging and prevailing economic conditions. Accounts receivable balances are written off after all collection efforts have been exhausted. No significant account receivable balance was written off for six months ended June 30, 2009 and 2010, respectively.

Notes receivable represent banks' acceptances that have been arranged with third-party financial institutions by certain customers to settle their purchases from us. These banks' acceptances are non-interest bearing and are collectible within six months. Such sales and purchasing arrangements are consistent with industry practices in the PRC.

There are no outstanding amounts from customers that individually represent greater than 10% of the total balance of accounts receivable for six months ended June 30, 2010 and year ended December 31, 2009.

(g)
Inventories

Inventories are stated at lower of cost or market. Cost is determined using weighted average method. Inventory includes raw materials and finished goods. The variable production overheads are allocated to each unit of production on the basis of the actual use of the production facilities. The allocation of fixed production overheads to the costs of conversion is based on the normal capacity of the production facilities.

Where there is evidence that the utility of inventories, in their disposal in the ordinary course of business, will be less than cost, whether due to physical deterioration, obsolescence, changes in price levels, or other causes, a provision is accrued for the difference with charges to cost of sales.

CHINA PACKAGING GROUP INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)
(Amounts in US$)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(h)
Property, plant and equipment

Other than those acquired in a business combination as described in note 2(c), property, plant and equipment are stated at historical cost less accumulated depreciation and impairment. The historical cost of acquiring an item of property, plant and equipment includes the costs necessarily incurred to bring it to the condition and location necessary for its intended use. If an item of property, plant and equipment requires a period of time in which to carry out the activities necessary to bring it to that condition and location, the interest cost incurred during that period as a result of expenditures for the item is a part of the historical cost. This item is categorized as construction in progress and is not depreciated until substantially all the activities necessary to bring it to the condition and location necessary for its intended use are completed.

Depreciation of property, plant and equipment is calculated using the straight-line method (after taking into account their respective estimated residual value) over the estimated useful lives of the assets as follows.

	Years	Residual value
Buildings and improvements	5 - 20	5% - 10%
Machinery	10	5% - 10%
Office equipment	3 - 5	5% - 10%
Motor vehicles	5	5% - 10%

Depreciation of property, plant and equipment attributable to manufacturing activities is capitalized as part of inventories, and expensed to cost of goods sold when inventories are sold.

Expenditures for maintenance and repairs are expensed as incurred.

The gain or loss on the disposal of property, plant and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the consolidated statements of operations.

Construction in progress represented capital expenditure in respect of direct costs of construction or acquisition and design fees incurred. Capitalization of these costs ceases and the construction in progress is transferred to the appropriate category of property, plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed. Construction in progress is not depreciated.

(i)
Impairment of long-lived assets

A long-lived asset (disposal group) classified as held for sale is measured at the lower of its carrying amount or fair value less cost to sell. A long-lived asset is not depreciated (amortized) while it is classified as held for sale. A gain or loss not previously recognized that results from the sale of a long-lived asset (disposal group) is recognized at the date of sale.

A long-lived asset (asset group) is tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. An impairment loss is recognized only if the

CHINA PACKAGING GROUP INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)
(Amounts in US$)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

carrying amount of a long-lived asset (asset group) is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset (asset group) is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset (asset group). The assessment is based on the carrying amount of the asset (asset group) at the date it is tested for recoverability, whether in use or under development. An impairment loss is measured as the amount by which the carrying amount of a long-lived asset (asset group) exceeds its fair value. There were no events or changes in circumstances that necessitated a review of impairment of long-lived assets as of June 30, 2010 and December 31, 2009, respectively.

(j)
Foreign currency translation and transactions

The Company's business is primarily conducted in China, and the financial records of its PRC subsidiaries are maintained in Renminbi ("RMB"). The Company's financial reporting currency is United States dollars (US$). Assets and liabilities of the PRC subsidiaries are translated at the current exchange rate at the balance sheet dates, and revenues and expenses are translated at the average exchange rates during the reporting periods. Translation adjustments are reported in other comprehensive income.

At the date a foreign currency transaction is recognized, each asset, liability, revenue, expense, gain, or loss arising from the transaction is measured initially in the functional currency of the recording entity by use of the exchange rate in effect at that date. The increase or decrease in expected functional currency cash flows upon settlement of a transaction resulting from a change in exchange rates between the functional currency and the currency in which the transaction is denominated is recognized as foreign currency transaction gain or loss that is included in determining net income for the period in which the exchange rate changes. At each balance sheet date, recorded balances that are denominated in a foreign currency are adjusted to reflect the current exchange rate.

(k)
Commitments and contingencies

In the normal course of business, the Group is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations, product and environmental liability, and tax matters. In accordance with ASC Topic 450 (formerly SFAS No. 5, "Accounting for Contingencies"),the Group records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Historically, the Group has not experienced any material service liability claims.

(l)
Appropriated retained earnings

The income of the Company's PRC subsidiaries is distributable to its shareholder after transfer to reserves as required by relevant PRC laws and regulations and the subsidiaries' articles of association. Appropriations to the reserves are approved by the respective boards of directors.

Reserves include statutory reserves and other reserves. Statutory reserves can be used to make good previous years' losses, if any, and may be converted into capital in proportion to the existing equity interests of stockholders, provided that the balance after such conversion is not less than 25% of the

CHINA PACKAGING GROUP INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)
(Amounts in US$)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

registered capital. The appropriation of statutory reserve may cease to apply if the balance of the fund is equal to 50% of the entity's registered capital. Pursuant to relevant PRC laws and articles of association of Great Shengda, Shengda Color and Hangzhou Shengming, the appropriation to the statutory reserves and other reserves is 15% of net profit after taxation of respective entity, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the financial statements prepared in accordance with U.S. GAAP might differ from those reflected in the statutory financial statements of the Company's subsidiaries.

As of June 30, 2010 and December 31, 2009, the statutory reserve recorded by the Company's subsidiaries incorporated in the PRC amounted to US$5,560,724 and US$5,560,724, respectively.

The statutory reserve of Great Shengda exceeded 50% of its registered capital as of June 30, 2010, therefore it is not required to appropriate its future income to statutory reserve by the PRC laws and regulations unless the board of directors is willing and approves to do so.

As of June 30, 2010, the statutory reserve balances of Hangzhou Shengming and Shengda Color accounted for approximately 5.2% and 19.0% of their registered capital, respectively. Further statutory reserve appropriated from future income will be subject to statutory reserve.

(m)
Revenue recognition

The Group recognizes revenue in accordance with ASC Topic 605 (formerly Staff Accounting Bulletin No. 104, "Revenue recognition"). All of the following criteria must exist in order for the Group to recognize revenue:

(1)
persuasive evidence of an arrangement exists;

(2)
delivery has occurred or services have been rendered;

(3)
price to the buyer is fixed or determinable; and

(4)
collectability is reasonably assured.

Delivery does not occur until products have been shipped to the customers, risk of loss has transferred to the customers and customers' acceptance has been obtained, or the Group has objective evidence that the criteria specified in customers' acceptance provisions have been satisfied. The sales price is not considered to be fixed or determinable until all contingencies related to the sale have been resolved.

In the PRC, value added tax (the "VAT") of 17% on invoice amount is collected in respect of the sales of goods on behalf of tax authorities. Revenue is recognized on a net basis, and the VAT collected is not recognized as revenue of the Company.

(n)
Research and development costs

Research and development costs are expensed as incurred. These expenses consist of the costs of the Company's internal research and development activities and the costs of developing new products and enhancing existing products. Research and development costs amounted to US$208,053 and US$38,466 were recorded in general and administrative expenses for the six months ended June 30, 2009 and 2010, respectively.

CHINA PACKAGING GROUP INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)
(Amounts in US$)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(o)
Advertising

Advertising which generally represents the cost of promotions to create or stimulate a positive image of the Group or a desire to buy the Group's products and services, are expensed as incurred. Advertising costs amounted to US$3,665 and US$25,188, were recorded in the administrative expenses for the six months ended June 30, 2009 and 2010, respectively.

(p)
Retirement and other postretirement benefits

Full-time employees of the Group in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require that the PRC subsidiaries of the Group make contributions to the government for these benefits based on certain percentages of the employees' salaries. The Group has no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits, which were expensed as incurred, were approximately US$182,841 and US$189,824 for the six months ended June 30, 2009 and 2010, respectively.

(q)
Income taxes

The Group follows ASC Topic 740, (formerly SFAS No. 109, "Accounting for Income Taxes") which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates, applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

(r)
Uncertain tax positions

The Group follows ASC Topic 740 (formerly Financial Accounting Standards Board Interpretation No. 48, "Accounting for Uncertainty in Income Taxes"). ASC Topic 740 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740 also provides guidance on recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. The Group did not have any interest and penalties associated with tax positions and did not have any significant unrecognized uncertain tax positions as of June 30, 2010 and December 31, 2009.

(s)
Earnings per share

Earnings per share are calculated in accordance with ASC Topic 260 (formerly SFAS No. 128, "Earnings Per Share"). Basic earnings per share is computed by dividing income attributable to holders of common shares by the weighted average number of common shares outstanding during the period.

CHINA PACKAGING GROUP INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)
(Amounts in US$)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Diluted earnings per common share reflects the potential dilution that could occur if securities or other contracts to issue common shares were exercised or converted into common shares.

(t)
Comprehensive income

The Group follows ASC Topic 220 (formerly SFAS No. 130, "Reporting Comprehensive Income"), which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, ASC Topic 220 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. During the periods presented, the Group's comprehensive income represents its net income and foreign currency translation adjustments.

(u)
Fair value measurements

Financial instruments include cash and cash equivalents, accounts and notes receivable, prepayments and other receivables, short-term loans, accounts and notes payable, other payables and amounts due to related party. The carrying amounts of these financial instruments approximate their fair value due to the short term maturities of these instruments.

The Group adopted ASC Topic 820-10 (formerly SFAS No. 157, "Fair Value Measurements") on January 1, 2008 for all financial assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis (at least annually). ASC Topic 820-10 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The Group has not adopted ASC Topic 820-10 for non-financial assets and non-financial liabilities, as these items are not recognized at fair value on a recurring basis.

ASC Topic 820-10 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

ASC Topic 820-10 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC Topic 820-10 establishes three levels of inputs that may be used to measure fair value:

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or

CHINA PACKAGING GROUP INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)
(Amounts in US$)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

(v)
Recently issued accounting standards

In April 2010, the FASB issued ASU 2010-13, Compensation-Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades—a consensus of the FASB Emerging Issues Task Force. The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. Earlier application is permitted. The Company does not expect the provisions of ASU 2010-13 to have a material effect on the financial position, results of operations or cash flows of the Company.

The FASB issued ASU 2010-17, Revenue Recognition—Milestone Method (Topic 605): Milestone Method of Revenue Recognition. This ASU codifies the consensus reached in EITF Issue No. 08-9, "Milestone Method of Revenue Recognition." The amendments to the Codification provide guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research or development transactions. Consideration that is contingent on achievement of a milestone in its entirety may be recognized as revenue in the period in which the milestone is achieved only if the milestone is judged to meet certain criteria to be considered substantive. Milestones should be considered substantive in their entirety and may not be bifurcated. An arrangement may contain both substantive and nonsubstantive milestones, and each milestone should be evaluated individually to determine if it is substantive.

ASU 2010-17 is effective on a prospective basis for milestones achieved in fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Early adoption is permitted. If a vendor elects early adoption and the period of adoption is not the beginning of the entity's fiscal year, the entity should apply 2010- 17 retrospectively from the beginning of the year of adoption. Vendors may also elect to adopt the amendments in this ASU retrospectively for all prior periods. The Company does not expect the provisions of ASU 2010-19 to have a material effect on the financial position, results of operations or cash flows of the Company

In May 2010, the FASB issued ASU 2010-19, Foreign Currency (Topic 830): Foreign Currency Issues: Multiple Foreign Currency Exchange Rates. The amendments in this Update are effective as of the announcement date of March 18, 2010. The Company does not expect the provisions of ASU 2010-19 to have a material effect on the financial position, results of operations or cash flows of the Company.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

CHINA PACKAGING GROUP INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)
(Amounts in US$)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(w)
Concentration of Risks

  Concentration of Credit Risk

Assets that potentially subject the Group to significant concentration of credit risk primarily consist of cash and cash equivalents, accounts and notes receivable. As of June 30, 2010 and December 31, 2009, substantially all of the Group's cash and cash equivalents were deposited in financial institutions located in the PRC, which management believes are of high credit quality. Accounts receivable are typically unsecured and are derived from revenue earned from customers in the PRC. The risk with respect to accounts receivable is mitigated by credit evaluations the Group performs on its customers and its ongoing monitoring process of outstanding balances.

  Concentration of Customers

There are no revenues from other customers which individually represent greater than 10% of the total revenues for the periods presented.

  Current vulnerability due to certain other concentrations

The Group's operations may be adversely affected by significant political, economic and social uncertainties in the PRC. Although the PRC government has been pursuing economic reform policies for more than 30 years, no assurance can be given that the PRC government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC's political, economic and social conditions. There is also no guarantee that the PRC government's pursuit of economic reforms will be consistent or effective.

The Group transacts all of its business in RMB, which is not freely convertible into foreign currencies. On January 1, 1994, the PRC government abolished the dual rate system and introduced a single rate of exchange as quoted daily by the People's Bank of China (the "PBOC"). However, the unification of the exchange rates does not imply that RMB may be readily convertible into US$ or other foreign currencies. All foreign exchange transactions continue to take place either through the PBOC or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the PBOC. Approval of foreign currency payments by the PBOC or other institutions requires submitting a payment application form together with suppliers' invoices, shipping documents and signed contracts.

Additionally, the value of RMB is subject to changes in central government policies and international economic and political developments affecting supply and demand in the PRC foreign exchange trading system market.

CHINA PACKAGING GROUP INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)
(Amounts in US$)

3. ACCOUNTS AND NOTES RECEIVABLE, NET

Accounts and notes receivable consist of the following:

	December 31, 2009	June 30, 2010
		(Unaudited)
Notes receivable	$3,771,286	$4,083,234
Accounts receivable	14,813,623	21,671,456

	$18,584,909	$25,754,690

No allowance for doubtful amounts was provided as of June 30, 2010 and December 31, 2009.

4. INVENTORIES

Inventories consist of the following:

	December 31, 2009	June 30, 2010
		(Unaudited)
Raw materials	7,539,464	13,782,491
Finished goods	966,447	1,248,155

	8,505,911	15,030,646

5. PREPAYMENTS AND OTHER RECEIVABLES

Prepayments and other receivables consist of the following:

	December 31, 2009	June 30, 2010
		(Unaudited)
Prepayments	$1,128,591	$1,147,137
Other receivables	188,993	267,531

	$1,317,584	$1,414,668

CHINA PACKAGING GROUP INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)
(Amounts in US$)

6. PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment consist of the following:

	December 31, 2009	June 30, 2010
		(Unaudited)
Buildings and improvements	$1,339,277	$1,403,388
Machinery	23,777,896	23,908,577
Office equipment and furnishing	445,153	499,010
Motor vehicles	930,799	1,377,933
Construction in progress	157,674	363,374
	26,650,799	27,552,282
Less: accumulated depreciation	(7,957,311)	(9,181,103)

	$18,693,488	$18,371,179

The Group recorded depreciation expenses of US$1,411,229 and US$1,406,525 for the six months ended June 30, 2009 and 2010, respectively.

No property, plant and equipment were pledged as collateral for bank loans as of June 30, 2010 and December 31, 2009.

7. CUSTOMER RELATIONSHIP, NET

Customer relationship recognized in the acquisition of Hangzhou Shengming on November 22, 2007 is amortized using straight-line method over its estimated useful life of five years.

The customer relationship is summarized as follows:

	December 31, 2009	June 30, 2010
		(Unaudited)
Customer relationship	$1,700,629	$1,700,629
Less: accumulated amortization	(680,252)	(846,837)

	$1,020,377	$853,792

Total amortization expenses were US$169,947 and US$170,063 for the six months ended June 30, 2009 and 2010, respectively. At June 30, 2010 customer relationship has a remaining useful life of two and a half years, and will be amortized at US$170,063 in the second half year of 2010 and US$339,916 in 2011 and 2012, respectively.

CHINA PACKAGING GROUP INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)
(Amounts in US$)

8. SHORT-TERM LOANS

Short-term loans consist of the following:

	December 31, 2009			June 30, 2010
Lender	Interest rate	Maturity date	Balance	Interest rate	Maturity date	Balance
				(Unaudited)
Bank of China	4.860%	Jan 22, 2010	2,640,600	4.860%	Jul. 15, 2010	2,651,400
	4.860%	Apr 19, 2010	1,467,000	4.860%	Aug 03, 2010	2,946,000
	4.860%	May 11, 2010	4,401,000	4.860%	Sep 05, 2010	2,946,000
	4.860%	Jun 21, 2010	2,200,500

Subtotal			10,709,100			8,543,400
Agricultural Bank of China	4.374%	Jun 30, 2010	146,700	4.374%	Sep 05, 2010	2,798,700

Total			$10,855,800			$11,342,100

All short-term loans were denominated in RMB for working capital purpose and were guaranteed by Shengda Holdings, with weighted average balances of US$17,464,155 and US$12,151,650 and weighted average interest rates of 4.805% and 4.707% for the six months ended June 30, 2009 and 2010. The weighted average balances were US$17,091,005 and US$11,266,039 and the weighted average interest rates were 4.806% and 4.708% for the three months ended June 30, 2009 and 2010, respectively.

The following table summarizes the unused lines of credit:

	December 31, 2009				June 30, 2010
Lender	Starting date	Maturity date	Facility amount	Unused facility	Starting date	Maturity date	Facility amount	Unused facility
					(Unaudited)
Bank of China	September 10, 2009	August 28, 2010	$22,005,000	$11,295,900	September 10, 2009	August 28, 2010	$22,095,000	$13,551,600
Agricultural Bank of China	March 12, 2009	March 12, 2010	11,002,500	11,002,500	December 30, 2009	December 22, 2010	$4,419,000	$1,620,300
Agricultural Bank of China	December 30, 2009	December 22, 2010	4,401,000	4,254,300			—	—

Total			$37,408,500	$26,552,700			$26,514,000	$15,171,900

The above lines of credit were guaranteed by Shengda Group for working capital and general corporate purposes. The unused credit facilities can be withdrawn upon demand.

CHINA PACKAGING GROUP INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)
(Amounts in US$)

9. ACCOUNTS AND NOTES PAYABLE

Accounts and notes payable consist of the following:

	December 31, 2009	June 30, 2010
		(Unaudited)
Notes payable	$5,868,000	$4,419,000
Accounts payable	7,977,023	12,948,702

	$13,845,023	$17,367,702

10. ACCRUED EXPENSES AND OTHER PAYABLES

Accrued expenses and other payables as of the end of the periods presented consist of the following:

	December 31, 2009	June 30, 2010
		(Unaudited)
Advance from customers	$276,801	$338,639
Payroll and welfare payable	184,601	220,950
Other payables	367,562	280,097
Accrued expenses	505,495	564,559
Other current liabilities	98,251	93,434

	$1,432,710	$1,497,679

11. RELATED PARTY TRANSACTION

Related party balances are as follows:

	June 30, 2010	December 31, 2009
	(Unaudited)
Amounts due to SD Group	$269,089	$2,411,708

The related party balances represented purchases paid by SD Group on behalf of the Group, which will be settled in short term. SD Group paid US$1.5 million and nil for raw material purchase on behalf of the Group in six months ended June 30, 2009 and 2010, respectively. They are recorded as "amount due to related party" in the consolidated balance sheets, non-interest bearing and are repayable within one year.

CHINA PACKAGING GROUP INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)
(Amounts in US$)

11. RELATED PARTY TRANSACTION (Continued)

Other than the transaction described above, significant related party transaction also includes lease of lands and offices from related parties as follows:

		Three months ended June 30,		Six months ended June 30,
Related parties	Relationship	2009	2010	2009	2010
		(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Hangzhou New Shengda Investment Limited	Controlled by the same ultimate stockholders	$61,647	$62,316	$123,361	$123,975
Zhejiang Shuang Ke Da Weaving Co., Ltd	Controlled by the same ultimate stockholders	43,947	44,424	87,942	88,380
SD Group	Controlled by the same ultimate stockholders	65,920	66,636	131,913	132,570

		$171,514	$173,376	$343,216	$344,925

The lease prices were determined with reference to market prices.

12. RESTRICTED NET ASSETS

The Company's ability to pay dividends is primarily dependent on the Company receiving distributions of dividends from its PRC subsidiaries. As described in note 2(k), the net income of the Company's PRC subsidiaries is distributable only after sufficient appropriation of reserves.

Amounts restricted include paid-in capital and reserve funds of the Company's PRC subsidiaries as determined pursuant to the PRC accounting standards and regulations, totaling approximately US$18,654,765 and US$14,635,830 as of June 30, 2010 and December 31, 2009, respectively.

13. TAXATION

Taxes payable are composed of the following:

	December 31, 2009	June 30, 2010
		(Unaudited)
VAT payable	$1,065,498	$625,931
Income tax payable	1,024,269	2,884,573
Witholding tax payable	660,150	662,850
Other taxes payable	4,330	2,659

	$2,754,247	$4,176,013

The Company and its consolidated entities each files tax returns separately.

CHINA PACKAGING GROUP INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)
(Amounts in US$)

13. TAXATION (Continued)

1)
Value Added Tax ("VAT")

Pursuant to the Provisional Regulation of the PRC on VAT and their implementing rules, all entities and individuals ("taxpayers") that are engaged in the sale of products in the PRC are generally required to pay VAT at a rate of 17% of the gross sales proceeds received, less any deductible VAT already paid or borne by the taxpayers. Further, when exporting goods, the exporter is entitled to a portion of or all the refund of VAT that it has already paid or incurred.

The Group's PRC subsidiaries are subject to VAT at 17% for their revenues.

2)
Income tax

United States

China Packaging is subject to United States tax at a tax rate of 34%. No provision for income tax in the United States has been made as China Packaging had no U.S. taxable income for six months ended June 30, 2009 and 2010.

BVI

Incorporated in BVI, the Company is governed by the income tax law of BVI. According to current BVI income tax law, the applicable income tax rate for the Company is 0%.

PRC

In accordance with the relevant tax laws and regulations of the PRC, a company registered in the PRC is subject to state and local income taxes within the PRC at the applicable tax rate on the taxable income. On March 16, 2007, the National People's Congress of the PRC enacted a new Enterprise Income Tax Law ("Enterprise Income Tax Law") under which foreign invested enterprises and domestic companies would be subject to Enterprise Income Tax Law at a uniform rate of 25%. The Enterprise Income Tax Law became effective on January 1, 2008.

In accordance with relevant tax laws and regulations of the PRC, Great Shengda is qualified as a manufacturing foreign-invested enterprise and thus was entitled to a tax holiday of two years full-exemption beginning with the first profitable year net of all loss carryforwards from the previous five years, followed by three years of taxation at half of the normal tax rate. Great Shengda's first tax profitable year is 2005, therefore it was subject to income tax at a rate of 12.5% and 25% for calendar years 2009 and 2010, respectively.

Shengda Color is a manufacturing domestic enterprise and was not entitled to any tax holiday. It was subject to income tax at a rate of 25% for calendar years 2009 and 2010.

Hangzhou Shengming is qualified as a manufacturing foreign-invested enterprise and thus was entitled to a tax holiday of two years full-exemption beginning with the first profitable year net of all loss carryforwards from the previous five years, followed by three years of taxation at half of the normal tax rate. Hangzhou Shengming's first tax profitable year is 2007, therefore it was subject to income tax at a rate of 12.5% for calendar years 2009, 2010 and 2011.

CHINA PACKAGING GROUP INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)
(Amounts in US$)

13. TAXATION (Continued)

Under the Enterprise Income Tax Law, dividends, interests, rent, royalties and gains on transfers of property payable by a foreign-invested enterprise in the PRC to their foreign investors who are a non-resident enterprises will be subject to a 20% withholding tax, unless such non-resident enterprise's jurisdiction of incorporation has a tax treaty with the PRC that provides for a reduced rate of withholding tax. BVI, where Evercharm was incorporated and Samoa, where Chengloong was incorporated, have a tax treaty with the PRC and a reduced rate of 10% withholding tax is applicable to dividends paid out of the net profits generated since January 1, 2008 by the Company's PRC subsidiaries, to the Company and Chengloong.

The following table reconciles the Group's effective tax for the periods presented:

	Three months ended June 30,		Six months ended June 30,
	2009	2010	2009	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Expected enterprise income tax at statutory tax rate	897,271	1,803,374	1,679,414	3,284,607
Effect of tax holiday	(404,936)	(117,911)	(779,764)	(235,131)
Additional deductable expenses	—	—	(33,753	—
Others	(88,813)	(15,200)	(84,371)	(15,200)

Effective enterprise income tax	403,522	1,670,263	781,526	3,034,276

The significant components of income tax expense are as follows:

	Six months ended June 30,
	2009	2010
	(Unaudited)	(Unaudited)
Current tax expenses	796,707	3,049,476
Deferred tax benefits	(15,181)	(15,200)

Income tax expenses	781,526	3,034,276

CHINA PACKAGING GROUP INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)
(Amounts in US$)

13. TAXATION (Continued)

Deferred tax assets and deferred tax liabilities reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purpose and the tax bases used for income tax purpose. The following represents the tax effect of each major type of temporary difference:

	December 31, 2009	June 30, 2010
		(Unaudited)
Effect of deductible temporary differences between assigned value of property, plant and equipment and their tax bases in a business combination	437,062	411,421

Effect of taxable temporary differences between assigned value of customer relationship and its tax base in a business combination	(255,094)	(213,448)

14. COMMITMENTS AND CONTINGENCIES

The Group did not have any significant capital commitment as of June 30, 2010 and December 31, 2009.

The Group has entered into operating lease agreements for offices and plants. The estimated annual rental expense for lease commitment is as follows:

Year	Amount
2010	$347,188
2011	254,275
2012	254,275
2013	7,355
2014 and thereafter	7,355

Total	$870,448

None of the lease agreements contain renewal or purchase options or escalation provisions. Management believes that the Company will be able to renew each of the lease agreements at market prices with the lessor upon expiration. We estimate that annual rent expense will increase by approximately 5% to 10% for each operating lease agreement after renewal.

The Group is not currently a party to any legal proceeding, investigation or claim which, in the opinion of the management, is likely to have a material adverse effect on the business, financial condition or results of operations.

The Group did not record any contingencies as of June 30, 2010 and December 31, 2009

15. SEGMENT REPORTING

The management has determined that the Group, as defined by ASC 280-10, "Segment Reporting", has only one operating segment of the Group.

CHINA PACKAGING GROUP INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)
(Amounts in US$)

16. SUBSEQUENT EVENT

The Company has evaluated subsequent events through the issuance of the interim consolidated financial statements, which occurred on September 30, 2010, and identified the following subsequent events.

On July 1, 2010 Evercharm entered into a share transfer agreement relating to the acquisition of the remaining 25% equity interest in Hangzhou Shengming from Cheng Loong, with cash consideration amounting to US$3 million. After the acquisition, Hangzhou Shengming became a wholly-owned subsidiary of the Company. Resulting from the acquisition, the noncontrolling interest amounting to US$4 million as of June 30, 2010 will be reversed and the difference between the cash consideration and noncontrolling interest amounting to $1 million will be charged into additional paid-in capital.

On August 12, 2010 Great Shengda entered into an acquisition agreement with Suzhou Asian & American Paper Products Company Limited, ("Suzhou AA"), which is incorporated in Suzhou city, Jiangsu province, PRC on June 22, 2010, with registered capital of RMB1.58 millions, and its shareholders Ms. Meiying Dai and Mr. Caocheng Qu held 61.77% and 38.32% equity interest in Suzhou AA, respectively, on August 12, 2010. Shuzhou AA is engaged in the manufacturing and sales of paper products. According to the acquisition agreement, Great Shengda acquired 100% equity interest from Ms. Meiying Dai and Mr. Caocheng Qu, for cash consideration amounting to RMB3 millions (US$0.44 million).

The allocation of Suzhou AA's purchase price among the assets acquired and liabilities assumed is based on estimates of the fair value. Under the purchase method of accounting, the total purchase price is allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values with the excess charged to goodwill. The following table provides the allocation of the purchase price based upon Suzhou AA's balance sheet on the acquisition date:

US$ in thousand
Assets
Cash and cash equivalents	$233
Property, plant and equipment, net	1,970
Identifiable intangible assets
—Customer relationship	312
Deferred tax assets	63
Goodwill	164
Liabilities
Current liabilities	2,221
Deferred tax liability	78

Purchase price	$443

Pursuant to the ASC Topic 350 (formerly SFAS No. 142, "Goodwill and Other Intangible Assets"), goodwill is not amortized; rather, impairment tests are performed at least annually or more frequently if circumstances indicate impairment may have occurred. If impairment exists, goodwill is immediately written off to its fair value through a current charge to income. Accordingly, goodwill arising from the Acquisition will be subject to impairment testing annually.

                        Shares

CHINA PACKAGING GROUP INC.

Common Stock

PROSPECTUS

                        , 2010

     Oppenheimer & Co.

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

[RESALE PROSPECTUS ALTERNATE PAGE]

Subject to Completion, Dated October 8, 2010

1,456,311 Shares

CHINA PACKAGING GROUP INC.

Common Stock
$            per share

This prospectus relates to 1,456,311 shares of common stock that may be sold from time to time by the selling stockholders named in this prospectus.

The selling stockholders may sell shares of common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. We will not receive any proceeds from the sales of outstanding shares of common stock by the selling stockholders, but we will receive funds from the exercise of warrants held by the selling stockholders, if exercised for cash.

Our common stock is quoted on the OTC Bulletin Board and trades under the symbol "CPAK." The last reported market price of our common stock on October 7, 2010 was $7.40 per share. We have applied to list our common stock on The NASDAQ Global Market under the symbol "CPGI."

The purchase of the securities involves a high degree of risk. See section entitled "Risk Factors" beginning on page 13.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of anyone's investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                  , 2010.

[RESALE PROSPECTUS ALTERNATE PAGE]

Page
PROSPECTUS SUMMARY
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
MARKET PRICE AND DIVIDENDS ON OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
DIVIDEND POLICY
EXCHANGE RATE INFORMATION
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK
OUR INDUSTRY
HISTORY AND CORPORATE STRUCTURE
BUSINESS
MANAGEMENT
EXECUTIVE COMPENSATION
TRANSACTIONS WITH RELATED PARTIES, PROMOTERS AND CERTAIN CONTROL PERSONS; CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DESCRIPTION OF SECURITIES
SHARES ELIGIBLE FOR FUTURE SALE
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
ADDITIONAL INFORMATION

i

[RESALE PROSPECTUS ALTERNATE PAGE]

The Offering

Shares of common stock offered by selling stockholders	1,456,311 shares held by the selling stockholders. This number represents 4.63% of our current outstanding common stock, on a fully diluted basis(1).
Shares of common stock outstanding after the offering(2)	31,456,311 shares.
Use of proceeds	We will not receive any proceeds from the sale of common stock by the selling stockholders.
Risk factors	See "Risk Factors" and other information included in this prospectus for a discussion of the risks you should carefully consider before deciding to invest in our common stock.
Trading market

We have applied to list our common stock on The NASDAQ Global Market under the symbol "CPGI." There can, however, be no assurance that our common stock will be accepted for listing on The NASDAQ Global Market.

(1)
Based on 31,456,311 shares of common stock issued and outstanding as of October 7, 2010.

(2)
Excludes            shares of common stock (excluding an underwriters' option to purchase an additional            shares to cover over-allotments) to be offered by us in a firm commitment public offering concurrently herewith.

1A

[RESALE PROSPECTUS ALTERNATE PAGE]

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling stockholders.

2A

[RESALE PROSPECTUS ALTERNATE PAGE]

SELLING STOCKHOLDERS

This prospectus relates to the resale by the selling stockholders named below from time to time of up to a total of 1,456,311 shares of common stock that were issued or are issuable to selling stockholders pursuant to transactions exempt from registration under the Securities Act. All of the common stock offered by this prospectus is being offered by the selling stockholders for their own accounts.

On April 29, 2010, we completed a private placement transaction with a group of accredited investors. Pursuant to the Securities Purchase Agreement with the investors, we issued to the investors an aggregate of 1,456,311 shares of our common stock, par value $0.001, for an aggregate purchase price of $5,000,000, or $3.433 per share. The foregoing securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Rule 506 of Regulation D promulgated thereunder.

Pursuant to a registration rights agreement that we entered into with the investors in connection with the private placement, we are obligated to file a registration statement covering the resale of the shares of common stock sold to the investors.

Selling Stockholders

The following table sets forth certain information regarding the selling stockholders and the shares offered by them in this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC. Each selling stockholder's percentage of ownership in the following table is based upon 31,456,311 shares of common stock outstanding as of October 7, 2010.

None of the selling stockholders has held a position as an officer or director of the Company, nor has any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the selling stockholders. The shares being offered are being registered to permit public secondary trading of the shares and the selling stockholders may offer all or part of the shares owned for resale from time to time. In addition, none of the selling stockholders has any family relationships with our officers, directors or controlling stockholders. Furthermore, no selling stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer.

The term "selling stockholders" also includes any transferees, pledges, donees, or other successors in interest to the selling stockholders named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name. We will file a supplement to this

3A

prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling stockholder who is able to use this prospectus to resell the securities registered hereby.

Name and Address	Number of Shares Beneficially Owned Prior to the Offering(1)	Number of Shares Included in Prospectus for Resale	Beneficial Ownership After the Offering(2)	Percentage of Shares Beneficially Owned After Offering(3)
Beekman 514, Ltd.(1)	145,631	145,631	0	*
China Seed Ventures, L.P.(2)	291,262	291,262	0	*
Envision Capital Partners, L.P.(3)	669,898	669,898	0	*
Newberg Road Partners, L.P.(4)	145,631	145,631	0	*
Straus Partners, L.P.(5)	145,631	145,631	0	*
Wei Mao	8,800	8,800	0	*
Kangda Dong	6,600	6,600	0	*
Feng Zhang	5,800	5,800	0	*
Tong Xin	5,800	5,800	0	*
Yongping Xia	3,000	3,000	0	*
Jian Sun	3,000	3,000	0	*
Lu Chen	6,986	6,986	0	*
Xiaohua Tang	4,300	4,300	0	*
Changrong Lu	6,986	6,986	0	*
Qun Yang	6,986	6,986	0	*

TOTAL:	1,456,311	1,456,311	0	*

*
Less than 1%.

(1)
Leland C. Ackerley is the president of LCA Interests LLC and the sole general partner of Beekman 514, Ltd. and has sole voting power and investment power of securities held by Beekman 514, Ltd.

(2)
Earl Yen is the managing director of China Seed Ventures, L.P. and has voting power and investment power of securities held by China Seed Ventures, L.P.

(3)
Kevin Wang is the managing partner of Envision Capital Partners, L.P. and has voting power and investment power of securities held by Envision Capital Partners, L.P.

(4)
Robert G. Ackerley is the president of RGA Ventures, LLC and the sole general partner of Newberg Road Partners, L.P. and has sole voting power and investment power of securities held by Newberg Road Partners, L.P.

(5)
Melville Straus is the managing principal of Straus Partners L.P. and has voting power and investment power of securities held by Straus Partners L.P.

We will not receive any proceeds from the sale of any shares by the selling stockholders but we will receive funds from the exercise of the warrants held by the selling stockholders if and when those warrants are exercised for cash. We have agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares being offered and sold by the selling stockholders, including the SEC registration fee and legal, accounting, printing and other expenses of this offering.

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[RESALE PROSPECTUS ALTERNATE PAGE]

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares or interests in the shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•
block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•
an exchange distribution in accordance with the rules of the applicable exchange;

•
privately negotiated transactions;

•
short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•
broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

•
a combination of any such methods of sale.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of our shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our shares or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The selling stockholders may also sell shares short and deliver these securities to close out their short positions, or loan or pledge the shares to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

5A

The aggregate proceeds to the selling stockholders from the sale of the shares offered by them will be the purchase price of the shares less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares to be made directly or through agents. We will not receive any of the proceeds from this offering.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The broker-dealers or agents that participate in the sale of the shares or interests therein and the selling stockholders who are affiliates of broker-dealers may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We know of no existing arrangements between any of the selling stockholders and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation. See "Selling Stockholders" for description of any material relationship that a stockholder has with us and the description of such relationship.

In order to comply with the securities laws of some states, if applicable, the shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states, the shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

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[RESALE PROSPECTUS ALTERNATE PAGE]

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus and certain other legal matters as to Nevada law will be passed upon for us by Holland & Hart LLP, Las Vegas, Nevada. Legal matters as to PRC law will be passed upon for us by Global Law Office, Shanghai, PRC.

EXPERTS

The audited consolidated financial statements for the fiscal years ended December 31, 2009, 2008, and 2007, appearing in this prospectus and registration statement have been audited by Bernstein & Pinchuk LLP, Certified Public Accountants and Advisors, A Professional Corporation, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We filed with the SEC a registration statement under the Securities Act for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the SEC at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Exchange Act, including annual, quarterly and special reports, and other information with the SEC. These periodic reports, and other information, are available for inspection and copying at the regional offices, public reference facilities and website of the SEC referred to above.

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[RESALE PROSPECTUS ALTERNATE PAGE]

1,456,311 Shares

CHINA PACKAGING GROUP INC.

Common Stock, Par Value $0.001 Per Share

PROSPECTUS

                        , 2010

Part II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.    Other Expenses of Issuance and Distributions

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of shares of common stock being registered. All amounts, other than the SEC registration fee and FINRA filing fee, are estimates.

Amount to be Paid
SEC Registration Fee	$4,900
Financial Industry Regulatory Authority, Inc. filing fee	7,372
NASDAQ Stock Market listing fee	(1)
Printing Fees and Expenses	(1)
Legal Fees and Expenses	(1)
Accounting Fees and Expenses	(1)
Transfer Agent and Registrar Fees	(1)
Miscellaneous	(1)
Total	$(1)

(1)
To be added by amendment.

Item 14.   Indemnification of Directors and Officers

Our bylaws provide for the indemnification of our present and prior directors and officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor, against expenses actually and reasonably incurred by them in connection with the defense of any actions, suits or proceedings in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of us or of such other corporation, in the absence of negligence or misconduct in the performance of their duties. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling the company pursuant to provisions of our articles of association, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding, which may result in a claim for such indemnification.

Item 15.    Recent Sales of Unregistered Securities

On April 8, 2010, we issued 26,962,000 shares of common stock and transferred 638,000 existing shares to Shengda Holdings, the sole shareholder of Evercharm. The total consideration for the 27,600,000 shares was 6,435,000 shares of Evercharm, which is all the issued and outstanding capital stock of Evercharm. The number of our shares issued to Shengda Holdings was determined based on an arms-length negotiation. The issuance of our shares to these stockholders was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

On April 29, 2010, we also completed a private placement transaction with a group of accredited investors, pursuant to which we issued to the investors an aggregate of 1,456,311 shares for a purchase price of $5,000,000, or $3.433 per share. The foregoing securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Rule 506 of Regulation D promulgated thereunder.

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act. Each of the stockholders who received the securities in such instances made representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in instances where we relied on Regulation D are accredited investors (as defined in Regulation D) based upon management's inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

Item 16.    Exhibits and Financial Statement Schedules

The following exhibits are included as part of this Form S-1.

Exhibit No.	Description
1.1	Form of Underwriting Agreement.**
2.1
Share Exchange Agreement, dated April 8, 2010, among the Company, Evercharm Holdings Limited and its sole shareholder (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation of the Company, as amended (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
3.2	Amended and Restated Bylaws of the Company, as amended (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
4.1	Form of Registration Rights Agreement, dated April 29, 2010 (incorporated herein by reference to our Current Report on Form 8-K filed on May 5, 2010).
4.2	Specimen Common Stock Certificate.*
5.1	Opinion of Holland & Hart.**
10.1
Sales Contract (English summary), dated January 1, 2008, between Great Shengda and Hangzhou Panasonic Home Electronics Co., Ltd (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
10.2
Purchase Agreement (English summary), dated April 12, 2009, between Great Shengda and Creo Prepress (Shanghai) Co., Ltd (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
10.3
Sales Contract (English summary), dated May 25, 2009, between Great Shengda and Suzhou Samsung Electronic Import Factory (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
10.4
Sales Contract (English summary), dated December 30, 2009, between Great Shengda and Nongfu Shanquan Co., Ltd (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
10.5	Form of Sales Contract (English summary), between Great Shengda and Hangzhou Wahaha Group Co., Ltd (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
10.6	Form of Purchase Agreement (English summary), between Great Shengda and Wuxi Rongcheng Paper Co., Ltd (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
10.7
Form of Purchase Agreement (English summary), between Great Shengda and Jiangsu Lee & Man Paper Manufacturing Co., Ltd (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
10.8
Form of Purchase Agreement (English summary), by and among Great Shengda, Anhui Shanying Paper Ltd. and Ma'anshan Tianfu Paper Products Co., Ltd (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
10.9	Form of Purchase Agreement (English summary), between Great Shengda and Jiulong Paper (Taicang) Co., Ltd (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
10.10	Form of Purchase Agreement (English summary), between Great Shengda and Hangzhou Changgang Paper Co., Ltd (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).

Exhibit No.	Description
10.11	Form of Purchase Agreement (English summary), between Shengda Color and Wuxi Rongcheng Paper Co., Ltd (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
10.12
Form of Purchase Agreement (English summary), between Shengda Color and Jiangsu Lee & Man Paper Manufacturing Co., Ltd (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
10.13
Form of Purchase Agreement (English summary), by and among Shengda Color, Anhui Shanying Paper Ltd. and Ma'anshan Tianfu Paper Products Co., Ltd (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
10.14
Form of Purchase Agreement (English summary), by and among Hangzhou Shengming, Anhui Shanying Paper Ltd. and Ma'anshan Tianfu Paper Products Co., Ltd (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
10.15
Form of Purchase Agreement (English summary), between Hangzhou Shengming and Jiangsu Lee & Man Paper Manufacturing Co., Ltd (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
10.16
Commercial Bill Acceptance Agreement (English summary), dated September 21, 2009, between Great Shengda and Xiaoshan Branch of Bank of China (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
10.17
Commercial Bill Acceptance Agreement (English summary), dated October 15, 2009, between Great Shengda and Xiaoshan Branch of Bank of China (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
10.18
Commercial Bill Acceptance Agreement (English summary), dated December 28, 2009, between Great Shengda and Xiaoshan Branch of Bank of China (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
10.19
Commercial Bill Acceptance Agreement (English summary), dated January 12, 2010, between Great Shengda and Xiaoshan Branch of Bank of China (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
10.20	Commercial Bill Acceptance Agreement (English summary), dated May 13, 2010, between Great Shengda and Xiaoshan Branch of Bank of China.†
10.21
Maximum Debt Guarantee Contract (English summary), dated March 12, 2009, by and among Great Shengda, SD Group and Xiaoshan Branch of Bank of China (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
10.22
Maximum Debt Guarantee Contract (English summary), dated September 10, 2009, by and among Great Shengda, SD Group and Xiaoshan Branch of Bank of China (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
10.23
Maximum Debt Guarantee Contract (English summary), dated December 30, 2009, by and among Hangzhou Shengming, SD Group and Xiaoshan Branch of Bank of Agricultural Bank of China (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
10.24	Lease Agreement (English summary), dated January 1, 2007, between Hangzhou Shengming and SD Group (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).

Exhibit No.	Description
10.25	Lease Agreement (English summary), dated March 7, 2007, between Hangzhou Shengming and Xiang He Qiao Village (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
10.26
Lease Agreement (English summary), dated January 1, 2010, between Shengda Color and Zhejiang Shuang Ke Da Weaving Co., Ltd (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
10.27	Lease Agreement (English summary), dated January 1, 2010, between Great Shengda and Xin Shengda (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
10.28	Employment Agreement (English translation), dated March 28, 2010, between Great Shengda and Daliang Teng (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
10.29	Amended and Restated Employment Agreement (English translation), dated April 8, 2010, between Great Shengda and Jiayao (TJ) Wu.†
10.30	Form of Securities Purchase Agreement, dated April 29, 2010, by and between China Packaging Group Inc. and the Investors thereto (incorporated herein by reference to our Current Report on Form 8-K filed on May 5, 2010).
10.31	Amendment Number 1 to Securities Purchase Agreement, dated as of August 13, 2010, by and among China Packaging Group Inc., the Investors thereto and Nengbin Fang (incorporated herein by reference to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010).
10.32	Form Stock Purchase Agreement, dated April 5, 2010 (incorporated herein by reference to our Quarterly Report on Form 10-Q for the quarter ended on March 31, 2010 filed on May 12, 2010).
10.33	The joint venture agreement dated December 28, 2008 concerning acquisition of 25% equity interest of Shengming by Shengda Color.††
10.34	Share Transfer Agreement (English translation), dated as of July 1, 2010, by and between Evercharm Holdings Limited and Cheng Loong (Hangzhou) Investment Co., Ltd (incorporated herein by reference to our Current Report on Form 8-K filed on July 7, 2010).
10.35	Equity Transfer Agreement (English summary), dated August 16, 2010, by and among Meiying Dai, Caocheng Qu, Zhejiang Great Shengda Packaging Co., Ltd. and Suzhou Asian & American Paper Products Co., Ltd (incorporated herein by reference to our Current Report on Form 8-K filed on August 19, 2010).
10.36	Form of Non-Disclosure and Non-Compete Agreement executive officers and other employees.†††
10.37	Employment Agreement (English translation), effective as of April 8, 2010, between Great Shengda and Nengbin Fang.*
10.38	Employment Agreement (English translation), effective as of November 22, 2004, between Great Shengda and Congyi Fang.*
16	Letter regarding change in certifying accountant (incorporated herein by reference to our Current Report on Form 8-K filed on June 15, 2010).

Exhibit No.	Description
21	Subsidiaries of the Company (incorporated herein by reference to our Current Report on Form 8-K filed on April 19, 2010).
23.1	Consent of Bernstein & Pinchuk, Certified Public Accountants and Advisors, A Professional Corporation.*
23.2	Consent of Holland & Hart (contained in Exhibit 5.1).**
24.1	Power of Attorney (included in the signature page of this Registration Statement initially filed on July 29, 2010).

†
Previously filed as exhibit under the same exhibit number to the original Registration Statement on Form S-1 filed on July 29, 2010.

††
Previously filed as exhibit 10.32 to the original Registration Statement on Form S-1 filed on July 29, 2010.

†††
Previously filed as exhibit 10.34 to the original Registration Statement on Form S-1 filed on July 29, 2010.

*
Filed herewith

**
To be filed by amendment

Item 17.   Undertakings

(A)
The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
For the purpose of determining liability under the Securities Act to any purchaser, the undersigned registrant undertakes that

(i)
If the undersigned registrant is relying on Rule 430B:

(a)
each prospectus filed by the undersigned registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)
If the undersigned registrant is subject to Rule 430C:

(a)
Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to the purchaser:

(i)
In any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(7)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)
For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(B)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hangzhou, People's Republic of China, on the 8th day of October, 2010.

China Packaging Group Inc.
By:	/s/ DALIANG TENG
Name:	Daliang Teng
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ NENGBIN FANG* Nengbin Fang	Chairman	October 8, 2010
/s/ DALIANG TENG Daliang Teng	Chief Executive Officer (Principal Executive Officer)	October 8, 2010
/s/ THOMAS JIAYAO WU Thomas Jiayao Wu	Chief Financial Officer and Vice President (Principal Financial and Accounting Officer)	October 8, 2010
/s/ CONGYI FANG* Congyi Fang	Director	October 8, 2010

*/s/ Daliang Teng Daliang Teng Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement.**
2.1
Share Exchange Agreement, dated April 8, 2010, among the Company, Evercharm Holdings Limited and its sole shareholder (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
3.1	Amended and Restated Articles of Incorporation of the Company, as amended (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
3.2	Amended and Restated Bylaws of the Company, as amended (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
4.1	Form of Registration Rights Agreement, dated April 29, 2010 (incorporated herein by reference to our Current Report on Form 8-K filed on May 5, 2010).
4.2	Specimen Common Stock Certificate.*
5.1	Opinion of Holland & Hart.**
10.1
Sales Contract (English summary), dated January 1, 2008, between Great Shengda and Hangzhou Panasonic Home Electronics Co., Ltd (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
10.2
Purchase Agreement (English summary), dated April 12, 2009, between Great Shengda and Creo Prepress (Shanghai) Co., Ltd (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
10.3
Sales Contract (English summary), dated May 25, 2009, between Great Shengda and Suzhou Samsung Electronic Import Factory (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
10.4
Sales Contract (English summary), dated December 30, 2009, between Great Shengda and Nongfu Shanquan Co., Ltd (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
10.5	Form of Sales Contract (English summary), between Great Shengda and Hangzhou Wahaha Group Co., Ltd (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
10.6	Form of Purchase Agreement (English summary), between Great Shengda and Wuxi Rongcheng Paper Co., Ltd (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
10.7
Form of Purchase Agreement (English summary), between Great Shengda and Jiangsu Lee & Man Paper Manufacturing Co., Ltd (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
10.8
Form of Purchase Agreement (English summary), by and among Great Shengda, Anhui Shanying Paper Ltd. and Ma'anshan Tianfu Paper Products Co., Ltd (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
10.9	Form of Purchase Agreement (English summary), between Great Shengda and Jiulong Paper (Taicang) Co., Ltd (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).

Exhibit No.	Description
10.10	Form of Purchase Agreement (English summary), between Great Shengda and Hangzhou Changgang Paper Co., Ltd (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
10.11	Form of Purchase Agreement (English summary), between Shengda Color and Wuxi Rongcheng Paper Co., Ltd (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
10.12
Form of Purchase Agreement (English summary), between Shengda Color and Jiangsu Lee & Man Paper Manufacturing Co., Ltd (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
10.13
Form of Purchase Agreement (English summary), by and among Shengda Color, Anhui Shanying Paper Ltd. and Ma'anshan Tianfu Paper Products Co., Ltd (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
10.14
Form of Purchase Agreement (English summary), by and among Hangzhou Shengming, Anhui Shanying Paper Ltd. and Ma'anshan Tianfu Paper Products Co., Ltd (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
10.15
Form of Purchase Agreement (English summary), between Hangzhou Shengming and Jiangsu Lee & Man Paper Manufacturing Co., Ltd (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
10.16
Commercial Bill Acceptance Agreement (English summary), dated September 21, 2009, between Great Shengda and Xiaoshan Branch of Bank of China (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
10.17
Commercial Bill Acceptance Agreement (English summary), dated October 15, 2009, between Great Shengda and Xiaoshan Branch of Bank of China (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
10.18
Commercial Bill Acceptance Agreement (English summary), dated December 28, 2009, between Great Shengda and Xiaoshan Branch of Bank of China (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
10.19
Commercial Bill Acceptance Agreement (English summary), dated January 12, 2010, between Great Shengda and Xiaoshan Branch of Bank of China (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
10.20	Commercial Bill Acceptance Agreement (English summary), dated May 13, 2010, between Great Shengda and Xiaoshan Branch of Bank of China.†
10.21
Maximum Debt Guarantee Contract (English summary), dated March 12, 2009, by and among Great Shengda, SD Group and Xiaoshan Branch of Bank of China (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
10.22
Maximum Debt Guarantee Contract (English summary), dated September 10, 2009, by and among Great Shengda, SD Group and Xiaoshan Branch of Bank of China (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
10.23
Maximum Debt Guarantee Contract (English summary), dated December 30, 2009, by and among Hangzhou Shengming, SD Group and Xiaoshan Branch of Bank of Agricultural Bank of China (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
10.24	Lease Agreement (English summary), dated January 1, 2007, between Hangzhou Shengming and SD Group (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).

Exhibit No.	Description
10.25	Lease Agreement (English summary), dated March 7, 2007, between Hangzhou Shengming and Xiang He Qiao Village (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
10.26
Lease Agreement (English summary), dated January 1, 2010, between Shengda Color and Zhejiang Shuang Ke Da Weaving Co., Ltd (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
10.27	Lease Agreement (English summary), dated January 1, 2010, between Great Shengda and Xin Shengda (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
10.28	Employment Agreement (English translation), dated March 28, 2010, between Great Shengda and Daliang Teng (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).
10.29	Amended and Restated Employment Agreement (English translation), dated April 8, 2010, between Great Shengda and Jiayao (TJ) Wu.†
10.30
Form of Securities Purchase Agreement, dated April 29, 2010, by and between China Packaging Group Inc. and the Investors thereto (incorporated herein by reference to our Current Report on Form 8-K filed on May 5, 2010).
10.31
Amendment Number 1 to Securities Purchase Agreement, dated as of August 13, 2010, by and among China Packaging Group Inc., the Investors thereto and Nengbin Fang (incorporated herein by reference to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010).
10.32	Form Stock Purchase Agreement, dated April 5, 2010 (incorporated herein by reference to our Quarterly Report on Form 10-Q for the quarter ended on March 31, 2010 filed on May 12, 2010).
10.33	The joint venture agreement dated December 28, 2008 concerning acquisition of 25% equity interest of Shengming by Shengda Color.††
10.34
Share Transfer Agreement (English translation), dated as of July 1, 2010, by and between Evercharm Holdings Limited and Cheng Loong (Hangzhou) Investment Co., Ltd (incorporated herein by reference to our Current Report on Form 8-K filed on July 7, 2010).
10.35
Equity Transfer Agreement (English summary), dated August 16, 2010, by and among Meiying Dai, Caocheng Qu, Zhejiang Great Shengda Packaging Co., Ltd. and Suzhou Asian & American Paper Products Co., Ltd (incorporated herein by reference to our Current Report on Form 8-K filed on August 19, 2010).
10.36	Form of Non-Disclosure and Non-Compete Agreement executive officers and other employees.†††
10.37	Employment Agreement (English translation), effective as of April 8, 2010, between Great Shengda and Nengbin Fang.*
10.38	Employment Agreement (English translation), effective as of November 22, 2004, between Great Shengda and Congyi Fang.*
16	Letter regarding change in certifying accountant (incorporated herein by reference to our Current Report on Form 8-K filed on June 15, 2010).
21	Subsidiaries of the Company (incorporated herein by reference to our Current Report on Form 8-K filed on April 13, 2010).

Exhibit No.	Description
23.1	Consent of Bernstein & Pinchuk, Certified Public Accountants and Advisors, A Professional Corporation.*
23.2	Consent of Holland & Hart (contained in Exhibit 5.1).**
24.1	Power of Attorney (included in the signature page of this Registration Statement initially filed on July 29, 2010).

†
Previously filed as exhibit under the same exhibit number to this Registration Statement on Form S-1 initially filed on July 29, 2010.

††
Previously filed as exhibit 10.32 to this Registration Statement on Form S-1 initially filed on July 29, 2010.

†††
Previously filed as exhibit 10.34 to this Registration Statement on Form S-1 initially filed on July 29, 2010.

*
Filed herewith

**
To be filed by amendment